Exhibit 10.1

Execution Version

DATED __ May 2021

SUPER SENIOR REVOLVING CREDIT FACILITIES AGREEMENT

relating to

MULTI-CURRENCY REVOLVING FACILITIES

provided to

INSPIRED ENTERTAINMENT, INC.

as Company

arranged by

BARCLAYS BANK PLC

and

MACQUARIE CORPORATE HOLDINGS PTY LIMITED (UK BRANCH)

as Arrangers

GLOBAL LOAN AGENCY SERVICES LIMITED

as Agent

GLAS TRUST CORPORATION LIMITED

 as Security Agent

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26.	Information Undertakings	151

27.	Financial Covenant	156

28.	General Undertakings	161

29.	Events of Default	165

30.	Changes to the Lenders	168

31.	Restriction on Debt Purchase Transactions	179

32.	Changes to the Obligors	183

33.	Role of the Agent, The Arrangers, The Issuing Bank and Others	187

34.	Conduct of Business by the Finance Parties	200

35.	Sharing among the Finance Parties	200

36.	Payment Mechanics	202

37.	Contractual Recognition of Bail-In	207

38.	Set-Off	207

39.	Notices	208

40.	Calculations and Certificates	211

41.	Partial Invalidity	212

42.	Remedies and Waivers	212

43.	Amendments and Waivers	212

44.	Confidentiality	231

45.	Counterparts	235

46.	Governing Law	235

47.	Enforcement	235

Schedule 1 The Original Parties		237

	Part 1 The Original Obligors	238

	Part 2 The Original Lenders	239

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Date ___________________ 2021

PARTIES

(1)	INSPIRED ENTERTAINMENT, INC., a Delaware corporation located at 250 West 57th Street, Suite 415, New York, New York 10107, United States of America with file number 5542653 (the “Company”);

(2)	THE ENTITIES listed in Part 1 of Schedule 1 (The Original Parties) as original borrowers (the “Original Borrowers”);

(3)	THE ENTITIES listed in Part 1 of Schedule 1 (The Original Parties as original guarantors (the “Original Guarantors”);

(4)	BARCLAYS BANK PLC and MACQUARIE CORPORATE HOLDINGS PTY LIMITED (UK BRANCH) as mandated lead arrangers (whether acting individually the “Arranger” or together, the “Arrangers”);

(5)	THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 1 (The Original Parties) as original lenders (the “Original Lenders”);

(6)	GLOBAL LOAN AGENCY SERVICES LIMITED as agent of the other Finance Parties (the “Agent”); and

(7)	GLAS TRUST CORPORATION LIMITED as security agent and trustee of the other Secured Parties (the “Security Agent”).

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

	(a)	a bank or financial institution which is rated at least BBB by S&P or Fitch or at least Baa2 by Moody’s or a comparable rating from an internationally recognized credit rating agency;

	(b)	any Finance Party or any Affiliate of a Finance Party; or

	(c)	any other bank or financial institution approved by the Agent (acting reasonably).

“Accession Date” means, in relation to an accession of an Incremental Facility Lender to this Agreement as a Lender and an Issuing Bank to this Agreement in such capacity, the later of:

	(a)	the proposed accession date specified in the applicable Incremental Facility Lender Accession Notice or the Issuing Bank Accession Agreement; and

	(b)	the date on which the Agent executes the relevant Incremental Facility Lender Accession Notice or the Issuing Bank Accession Agreement.

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“Accession Deed” means a document substantially in the form set out in Schedule 6 (Form of Accession Deed) or any other form agreed by the Agent and the Company (in each case acting reasonably).

“Accounting Principles” means, in respect of the Company or any other member of the Group, US GAAP or the accounting principles applicable to it in its jurisdiction of incorporation (including generally accepted accounting principles in the jurisdiction of incorporation of any member of the Group (if applicable)), in each case to the extent applicable to the relevant financial statements and as applied by the Company from time to time.

“Additional Borrower” means a person which becomes a Borrower in accordance with Clause 32 (Changes to the Obligors).

“Additional Business Day” means any day specified as such in the applicable References Rate Terms.

“Additional Guarantor” means a person which becomes a Guarantor in accordance with Clause 32 (Changes to the Obligors).

“Additional Intercreditor Agreement” has the meaning given to that term in the Indenture.

“Additional Notes” means any additional notes issued from time to time under the Indenture.

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Affiliate Designation Notice” means a notice substantially in the form set out in Schedule 20 (Form of Affiliate Designation Notice) or any other form agreed between the Agent and the Company (each acting reasonably).

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in London or other relevant foreign exchange market at or about 11:00 a.m. local time on a particular day.

“Agreed Certain Funds Obligor” means the Company and any member of the Group designated as an “Agreed Certain Funds Obligor” by the Company and the Lenders under the relevant Facility who have agreed to provide an Agreed Certain Funds Utilisation in accordance with the provisions of Clause 4.5 (Utilisations of Facility/Incremental Facility during the Agreed Certain Funds Period).

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“Agreed Certain Funds Period” means:

(a)	in respect of the Initial Facility, if all of the relevant Lenders providing the Initial Facility have agreed that it shall be provided on a “certain funds basis” in accordance with the provisions of Clause 4.5 (Utilisations of Facility/Incremental Facility during the Agreed Certain Funds Period), the period specified in a notice delivered by the Company and the relevant Lenders providing the Initial Facility to the Agent; and

(b)	in respect of an Incremental Facility which all of the Incremental Facility Lenders providing such Incremental Facility have agreed shall be provided on a “certain funds basis” in accordance with the provisions of Clause 4.5 (Utilisations of Facility/Incremental Facility during the Agreed Certain Funds Period), the period specified in the relevant Incremental Facility Notice.

“Agreed Certain Funds Utilisation” means:

(a)	in respect of the Initial Facility, if all of the relevant Lenders providing the Initial Facility have agreed that it shall be provided on a “certain funds basis” in accordance with the provisions of Clause 4.5 (Utilisations of Facility/Incremental Facility during the Agreed Certain Funds Period), a Utilisation made or to be made under the Initial Facility during the Agreed Certain Funds Period solely for any of the purposes agreed with the Lenders providing the Initial Facility; and

(b)	in respect of an Incremental Facility which all of the Incremental Facility Lenders providing such Incremental Facility have agreed shall be provided on a “certain funds basis” in accordance with the provisions of Clause 4.5 (Utilisations of Facility/Incremental Facility during the Agreed Certain Funds Period), a Utilisation made or to be made under such Incremental Facility during the Agreed Certain Funds Period solely for any of the purposes agreed with the relevant Incremental Facility Lenders providing such Incremental Facility.

“Agreed Security Principles” means the security principles set out in Schedule 12 (Agreed Security Principles).

“Alternative Term Rate” means any rate specified as such in the applicable Reference Rate Terms.

“Alternative Term Rate Adjustment” means any rate which is either:

(a)	specified as such in the applicable Reference Rate Terms; or

(b)	determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology specified in the applicable Reference Rate Terms.

“Ancillary Commencement Date” means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the relevant Facility.

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“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 9 (Ancillary Facilities), in each case as notified by the Ancillary Lender to the Agent pursuant to Clause 9.2 (Availability) to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility and does not exceed that Ancillary Lender’s Commitment.

“Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility.

“Ancillary Facility” means any ancillary facility made available by an Ancillary Lender in accordance with Clause 9 (Ancillary Facilities).

“Ancillary Facility Request” means a notice substantially in the form set out in Part 3 of Schedule 3 (Requests and Notices) or any other form agreed by the Agent and the Company (in each case acting reasonably).

“Ancillary Lender” means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 9 (Ancillary Facilities).

“Ancillary Outstandings” means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility:

(a)	the principal amount under each overdraft facility and on demand short term loan facility (provided that, for the purposes of this definition, any amount of any outstanding utilisation under any BACS facility, other intra-day exposure facilities (or similar) made available by an Ancillary Lender shall be excluded, unless, in relation to that Ancillary Facility, otherwise agreed between the Company and the relevant Ancillary Lender);

(b)	the principal amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(c)	the amount fairly representing the aggregate exposure or equivalent outstanding (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case net of any credit balances on any account of any Borrower of an Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that the credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility and in each case as determined by such Ancillary Lender, acting reasonably and in accordance with the relevant Ancillary Document, or (if not provided for in the relevant Ancillary Document), after consultation with the relevant Borrower, in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

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For the purposes of this definition:

(i)	in relation to any Utilisation denominated in the Base Currency, the amount of that Utilisation (determined as described in paragraphs (a) to (c) above) shall be used; and

(ii)	in relation to any Utilisation not denominated in the Base Currency, the equivalent (calculated as specified in the relevant Ancillary Document or, if not so specified, as the relevant Ancillary Lender may specify, in each case in accordance with its usual practice at that time for calculating that equivalent in the Base Currency (acting reasonably)) of the amount of that Utilisation (determined as described in paragraphs (a) to (c) above) shall be used.

“Annual Accounting Date” means the annual financial year-end of the Company from time to time.

“Annual Financial Statements” means the annual audited financial statements for a Financial Year delivered pursuant to paragraph (a) of Section 1 of Schedule 14 (Information Undertakings) in accordance with the provisions of Clause 26.1 (Information Undertakings).

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to an Obligor and each other member of the Group from time to time concerning or relating to bribery or corruption, including, without limitation, the UK Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

“Anti-Terrorism Laws” means, as applicable, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA Patriot Act, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), any other equivalent applicable law or regulation including, without limitation, any law or regulation administered by (or in force in) OFAC, the US, the United Kingdom and/or the European Union and its member states after the date of this Agreement.

“Approved List” means the list of lenders and potential lenders agreed by the Company and the Arrangers before the Closing Date and held by the Agent (as the same may be amended from time to time pursuant to Clause 30.3 (Conditions of assignment or transfer)).

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee and the Company, provided that if that other form does not contain the undertaking set out in the form set out in Schedule 5 (Form of Assignment Agreement) it shall not be a Creditor/Creditor Representative Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

“Auditors” means any firm of independent accountants appointed by the Company as its auditors from time to time.

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“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration in each case required by any applicable law or regulation.

“Availability Period” means:

(a)	in relation to the Initial Facility, the period from (and including) the Closing Date to (and including) the date falling one (1) Month prior to the Termination Date applicable to the Initial Facility; and

(b)	in relation to any Incremental Facility, the period specified in the Incremental Facility Notice delivered by the Company in accordance with Clause 2.3 (Incremental Facility) for that Incremental Facility.

“Available Ancillary Commitment” means, in relation to an Ancillary Facility, an Ancillary Lender’s Ancillary Commitment (which, in the case of a multi-account overdraft, for the purpose of this definition, shall be the Designated Net Amount, unless, in relation to any Ancillary Commitment, otherwise agreed between the Company and the relevant Ancillary Lender) less the Ancillary Outstandings in relation to that Ancillary Facility.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus (subject to Clause 9.8 (Affiliates of Lenders as Ancillary Lenders) and as set out below):

(a)	the Base Currency Amount of its participation in any outstanding Utilisations (including Letters of Credit and L/C Loans) and the Base Currency Amount of the aggregate of its (and its Affiliates) Ancillary Commitments under that Facility; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date and the Base Currency Amount of its (and its Affiliates’) Ancillary Commitment (which, in the case of a Multi- Account Overdraft, for the purposes of this definition, shall be the Designated Net Amount) in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date, provided that for the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation under a Facility only, the following amounts shall not be deducted from a Lender’s Commitment under that Facility:

(i)	that Lender’s (or its Affiliate’s) participation in any Utilisations under that Facility that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii)	that Lender’s (or its Affiliate’s) Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

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“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation;

(c)	in relation to the United Kingdom, the UK Bail-In Legislation.

“Bank Levy” means any amount payable by any Finance Party or any of its Affiliates on the basis of, or in relation to, its balance sheet or capital base or any part of that person or its liabilities or minimum regulatory capital or any combination thereof, including, without limitation: (a) the UK bank levy as set out in the Finance Act 2011 and (b) any other levy or tax of a similar nature in force (or formally announced) as at the date of this Agreement or (if applicable) in respect of any New Lender, as at the date that New Lender accedes as a Lender to this Agreement and imposed in any jurisdiction by reference to the assets or liabilities of a financial institution or other entity carrying out financial transactions.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto.

“Base Currency” means:

(a)	in relation to the Initial Facility or in relation to any amount where paragraph (b) below is not applicable, Sterling; and

(b)	in relation to any Incremental Facility, as agreed between the Company and the applicable Incremental Facility Lenders as set out in the relevant Incremental Facility Notice.

“Base Currency Amount” means:

(a)	in relation to a Utilisation, for an amount in the Base Currency, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement and, in the case of a Letter of Credit, subject to the operation of Clause 6.8 (Revaluation of Letters of Credit) at six-monthly intervals);

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(b)	in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Company pursuant to Clause 9.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement); and

(c)	in relation to an Incremental Facility Commitment, the amount specified as such in the Incremental Facility Notice delivered to the Agent by the Company pursuant to Clause 2.3 (Incremental Facility) (or, if the amount specified is not denominated in the Base Currency, that amount of the Incremental Facility converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the Incremental Facility Commencement Date for that Incremental Facility or, if later, the date the Agent receives the notice of the Incremental Facility in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation, or (as the case may be) cancellation or reduction of an Ancillary Facility.

“Baseline CAS” means, in relation to a Compounded Rate Loan in a Compounded Rate Currency, any rate which is either:

(a)	specified as such in the applicable Reference Rate Terms; or

(b)	determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology specified in the applicable Reference Rate Terms.

“Borrower” means:

(a)	in the case of the Initial Facility, an Initial Facility Borrower;

(b)	in the case of an Incremental Facility, an Incremental Facility Borrower; and

(c)	in respect of an Ancillary Facility only, any Affiliate of a Borrower that becomes a borrower of that Ancillary Facility pursuant to the provisions of Clause 9.10 (Affiliates of Borrowers).

“Break Costs” means any amount specified as such in the applicable Reference Rate Terms.

“Budget” means any budget delivered by the Company to the Agent pursuant to Clause 26.8 (Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City and London, and:

(a)	(in relation to any date for payment or purchase of euro) any TARGET day;

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(b)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; and

(c)	(in relation to:

	(i)	the fixing of an interest rate in relation to a Term Rate Loan;

	(ii)	any date for payment or purchase of an amount relating to a Compounded Rate Loan; or

	(iii)	the determination of the first day or the last day of an Interest Period for a Compounded Rate Loan, or otherwise in relation to the determination of the length of such an Interest Period),

which is an Additional Business Day relating to that Loan or Unpaid Sum.

“Cash Equivalents” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Central Bank Rate” has the meaning given to that term in the applicable Reference Rate Terms.

“Central Bank Rate Adjustment” has the meaning given to that term in the applicable Reference Rate Terms.

“CFO” means the chief financial officer of the Company or, if no chief financial officer is appointed, such other person fulfilling the functions of chief financial officer of the Group.

“Change of Control has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Closing Date” means the date on which the Notes (other than any Additional Notes) are issued.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means an Initial Facility Commitment or an Incremental Facility Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 18 (Form of Compliance Certificate) or such other form as agreed by the Agent and the Company.

“Compounded Rate Currency” means any currency which is not a Term Rate Currency.

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“Compounded Rate Interest Payment” means the aggregate amount of interest that:

(a)	is, or is scheduled to become, payable under any Finance Document; and

(b)	relates to a Compounded Rate Loan.

“Compounded Rate Loan” means any Loan or, if applicable, Unpaid Sum which is not a Term Rate Loan, including, for the avoidance of doubt, all Loans made available in GBP.

“Compounded Reference Rate” means, in relation to any RFR Banking Day during the Interest Period of a Compounded Rate Loan, the percentage rate per annum which is the aggregate of:

(a)	the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day; and

(b)	the applicable Baseline CAS, or Rate Switch CAS (if any).

“Compounding Methodology Supplement” means, in relation to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate, a document which:

(a)	is agreed in writing by the Company, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Lenders);

(b)	specifies a calculation methodology for that rate; and

(c)	has been made available to the Company and each Finance Party.

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the businesses and activities of any of the foregoing entities, the Finance Documents, the Transaction Documents, or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	the Company, any member of the Group or any of their respective advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from the Company, any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party or any of its Affiliates of Clause 44 (Confidentiality);

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(ii)	is identified in writing at the time of delivery as non-confidential by the Company, any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Company or the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA on the date of this Agreement or in any other form agreed between the Company and the Agent which, in each case, is addressed to, or otherwise capable of being relied upon by, the Company without requiring its signature by virtue of reliance on the Third Parties Act and is not capable of being materially amended without the Company’s prior written consent.

“Consolidated EBITDA” has the meaning given to that term in Clause 27.1 (Financial definitions).

“Consolidated Net Leverage Ratio” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Consolidated Senior Secured Net Debt” has the meaning given to that term in Clause 27.1 (Financial definitions).

“Consolidated Senior Secured Net Leverage Ratio” has the meaning given to that term in Clause 27.1 (Financial definitions).

“Conversion of a Non-Voting Sub-Participation” means the exercise of any option under a Non-Voting Sub-Participation whereby voting rights under the Finance Documents pass (as a result of and at the time of exercise of that option) from a Lender to the relevant non-voting sub-participant.

“COO” means the chief operating officer of the Company or, if no chief operating officer is appointed, such other person fulfilling the functions of chief operating officer of the Group.

“Credit Facilities Basket” means the basket available for incurring Indebtedness under and in accordance with the provisions of paragraph (b)(i) of Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings).

“CSO” means the chief strategy officer of the Company or, if no chief strategy officer is appointed, such other person fulfilling the functions of chief strategy officer of the Group.

“CTA” means the United Kingdom Corporation Tax Act 2009.

“Cumulative Compounded RFR Rate” means, in relation to an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 23 (Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

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“Daily Non-Cumulative Compounded RFR Rate” means, in relation to any RFR Banking Day during an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 22 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

“Daily Rate” means the rate specified as such in the applicable Reference Rate Terms.

“Cure Amount” has the meaning given to that term in paragraph (a) of Clause 27.4 (Equity Cure).

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Declared Default” means the earlier of (i) an Event of Default has occurred and is continuing and in respect of which the Agent has served a notice on the Company in accordance with the provisions of Clause 29.9 (Acceleration) for the immediate repayment and cancellation of all or any part of a Facility (and the notice in relation to such demand for immediate repayment has not been withdrawn, cancelled or otherwise ceased to have effect) or (ii) with respect to any US Borrower or the Company, the occurrence of an Event of Default under paragraph (f) of Section 1 of Schedule 16 (Events of Default) with respect to such US Borrower or, as applicable, the Company.

“Default” means an Event of Default or any event or circumstance specified in Clause 29 (Events of Default) including those listed in Schedule 16 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default, provided that for the avoidance of doubt any such event or circumstance which requires any determination as to materiality to be made before it may become an Event of Default shall not be a Default until such determination is made.

“Defaulting Lender” means any Lender (other than a Lender which is a member of the Group):

(a)	which has failed to make its participation in a Loan available or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation) or has failed to provide cash collateral (or has notified the relevant Issuing Bank or the Company (which has notified the Agent) that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender);

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(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which (or any Holding Company of which) an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

	(A)	administrative or technical error; or

	(B)	a Disruption Event; and

(ii)	payment is made within three (3) Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Designated Gross Amount” has the meaning given to that term in paragraph (b)(i)(E) of Clause 9.2 (Availability).

“Designated Net Amount” has the meaning given to that term in paragraph (b)(i)(E) of Clause 9.2 (Availability).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

	(i)	from performing its payment obligations under the Finance Documents; or

	(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

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“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation binding upon a member of the Group in the jurisdiction in which it operates and which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Obligor, is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean:

(a)	the failure of any Plan to comply with any provisions of ERISA and/or the Code (and applicable regulations under either) or with the terms of such Plan;

(b)	the existence with respect to any Plan of a non-exempt Prohibited Transaction;

(c)	any Reportable Event;

(d)	the failure of any Obligor or ERISA Affiliate to make by its due date a required instalment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived;

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(e)	a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA);

(f)	the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan;

(g)	the termination of, or the appointment of a trustee to administer, any Pension Plan under Section 4042 of ERISA or the incurrence by any Obligor or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan (other than for PBGC premiums due but not delinquent under Section 4007 of ERISA), including but not limited to the imposition of any Security in favor of the PBGC or any Pension Plan;

(h)	the receipt by any Obligor or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice to terminate any Pension Plan under Section 4041 of ERISA or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA;

(i)	the failure by any Obligor or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan;

(j)	the incurrence by any Obligor or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (within the meaning of Section 4001(a)(2) of ERISA), or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or the complete or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA) from any Multiemployer Plan;

(k)	the receipt by any Obligor or any of its ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or

(l)	the failure by any Obligor or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any instalment payment with respect to Withdrawal Liability under Section 4201 of ERISA.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Event of Default” means any event or circumstance specified as such in Clause 29 (Events of Default) and Schedule 16 (Events of Default).

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“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of a guarantee granted in accordance with Clause 24 (Guarantees and Indemnity) of such Guarantor of, or the grant under a Finance Document by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such guaranty or security interest becomes illegal.

“Exclusion Date” has the meaning given to that term in Clause 43.7 (Non-Responding Lender (“Snooze you lose”)).

“Executive Chairman” means the executive chairman of the Company or, if no executive chairman is appointed, such other person fulfilling the functions of an executive chairman of the Group.

“Existing Debt” means certain outstanding indebtedness of the Group existing immediately prior to the Closing Date under certain existing debt financings, notes and hedging agreements which are to be refinanced and terminated pursuant to the Transaction as set out in the Funds Flow Statement.

“Existing Lender” has the meaning given to that term in Clause 30.2 (Assignments and Transfers by Lenders).

“Expiry Date” means, for a Letter of Credit, the last day of its Term.

“Facility” means the Initial Facility or an Incremental Facility.

“Facility Office” means the office or offices notified by a Finance Party to the Agent in writing on or before the date it becomes a Finance Party (or, following that date, by not less than five (5) Business Days written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

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“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” means:

(a)	the fee letter dated on or about the date of this Agreement between the Arrangers and the Company (as amended from time to time);

(b)	any letter or letters entered into by reference to this Agreement between one or more Finance Parties and a member of the Group setting out the fees payable in relation to the Facility including, without limitation, any of the fees referred to in Clause 2.2 (Increase), Clause 2.3 (Incremental Facility) or Clause 18 (Fees); and

(c)	any agreement setting out fees payable to a Finance Party referred to in paragraph (e) of Clause 2.2 (Increase), paragraph (o) of Clause 2.3 (Incremental Facility), Clause 18.3 (Agency and Security Agent fee) or Clause 18.5 (Interest, commission and fees on Ancillary Facilities) of this Agreement or under or in relation to any other Finance Document.

“Finance Document” means this Agreement, any Accession Deed, any Ancillary Document, any Fee Letter, any Intercreditor Accession Deed, the Intercreditor Agreement, any Compliance Certificate, any Reference Rate Supplement, any Compounding Methodology Supplement, any Resignation Letter, any Transaction Security Document, any Utilisation Request, each Incremental Facility Notice and Incremental Facility Lender Accession Notice, each Increase Confirmation and any other document designated as a “Finance Document” by the Agent and the Company.

“Finance Party” means the Agent, the Arrangers, the Security Agent, a Lender, any Issuing Bank or any Ancillary Lender.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Statements” means the Annual Financial Statements or Quarterly Financial Statements.

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“Financial Year” means the annual accounting period of the Group ending on or about 31 December in each year.

“Fitch” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Funds Flow Statement” means a funds flow statement delivered to the Agent under Clause 4.1 (Initial conditions precedent).

“Group” means the Company and each of its Restricted Subsidiaries from time to time.

“Group Structure Chart” means the structure chart delivered to the Agent under Clause 4.1 (Initial conditions precedent).

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless, in each case, it has ceased to be a Guarantor in accordance with Clause 32 (Changes to the Obligors).

“Guarantor Coverage Level” has the meaning given to it in Clause 28.7 (Guarantees and Security).

“Holding Company” means, in relation to any person, any other company, body corporate or other entity in respect of which it is a Subsidiary.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraphs (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

	(A)	administrative or technical error; or

	(B)	a Disruption Event; and

payment is made within three (3) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 13 (Form of Increase Confirmation) or any other form agreed between the Agent and the Company (in each case acting reasonably).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

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“Increased Costs Lender” means a Lender or an Issuing Bank to whom any Obligor becomes obligated to any amount pursuant to Clause 11.1 (Illegality), Clause 17.3 (Market disruption), Clause 19 (Tax) or Clause 20 (Increased Costs).

“Incremental Facility” means one or more incremental facilities made available pursuant to Clause 2.3 (Incremental Facility) which are documented under this Agreement including as new or existing facility commitment(s) and/or as an additional tranche or class of, or an increase of, or an extension of, any existing Facility or a previously incurred Incremental Facility.

“Incremental Facility Borrower” means:

(a)	an Original Borrower;

(b)	any member of the Group which is specified as a borrower under an Incremental Facility in the applicable Incremental Facility Notice and which is a Borrower under this Agreement or will accede as an Additional Borrower in accordance with Clause 32 (Changes to the Obligors); or

(c)	any member of the Group which accedes as an Additional Borrower under the relevant Incremental Facility in accordance with Clause 32 (Changes to the Obligors)

unless in each case, it has ceased to be a Borrower in accordance with Clause 32 (Changes to the Obligors)).

“Incremental Facility Commencement Date” means, in respect of an Incremental Facility, the date specified as the Incremental Facility Commencement Date (being the date when the relevant Incremental Facility is available for utilisation) in the relevant Incremental Facility Notice relating to that Incremental Facility.

“Incremental Facility Commitment” means:

(a)	in relation to an Incremental Facility Lender, the Base Currency Amount of the amount set out in each Incremental Facility Notice signed by that Incremental Facility Lender and the amount of any other Incremental Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Incremental Facility); and

(b)	in relation to any other Lender, the Base Currency Amount of the amount of any Incremental Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Incremental Facility),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Incremental Facility Lender” means any Lender or other bank, trust, financial institution, fund, entity or other person which signs an Incremental Facility Notice and confirms its willingness to provide all or a part of an Incremental Facility.

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“Incremental Facility Lender Accession Notice” means a notice substantially in the form set out in Part 1 of Schedule 19 (Incremental Facility) or any other form agreed between the Agent and the Company (each acting reasonably).

“Incremental Facility Loan” means a loan made or to be made under any Incremental Facility or the principal amount outstanding for the time being of that loan (including any amount which is outstanding prior to the Incremental Facility Commencement Date).

“Incremental Facility Notice” means, in respect of an Incremental Facility, a notice substantially in the form set out in Part 2 of Schedule 19 (Incremental Facility) (or any other form agreed between the Agent and the Company (each acting reasonably)) delivered by the Company to the Agent in accordance with Clause 2.3 (Incremental Facility).

“Incremental Facility Utilisation” means an Incremental Facility Loan or a Letter of Credit issued or to be issued under an Incremental Facility.

“Initial Facility” means the multicurrency revolving credit facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Initial Facility), all or any part of which may be designated as Ancillary Facilities in accordance with Clause 9 (Ancillary Facilities).

“Initial Facility Borrower” means an Original Borrower or any member of the Group which accedes as an Additional Borrower under the Initial Facility in accordance with Clause 32 (Changes to the Obligors), unless it has ceased to be an Initial Facility Borrower in accordance with Clause 32 (Changes to the Obligors).

“Initial Facility Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment – Initial Facility Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Initial Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Incremental Facility); and

(b)	in relation to any other Lender, the amount in the Base Currency of the Initial Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Incremental Facility), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Initial Facility Loan” means a loan made or to be made under the Initial Facility or the principal amount outstanding for the time being of that loan.

“Initial Facility Utilisation” means an Initial Facility Loan or a Letter of Credit issued or to be issued under the Initial Facility.

“Indebtedness” has the meaning given to that term in Schedule 17 (New York Law Definitions).

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“Indenture” means the senior secured notes indenture to be entered into between the Company as issuer and the Notes Trustee relating to the terms of the issue of the Notes.

“Industry Competitor” means any person or entity (or any of its Affiliates) which is a trade competitor of a member of the Group and any controlling shareholder of a trade competitor of a member of the Group, provided that this shall not include any person or entity (or any of its Affiliates) which is a bank, financial institution or trust, fund or other entity whose principal business or a material activity of whom is arranging, underwriting or investing in debt.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding- up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding- up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made by, a person or entity described in paragraph (d) above);

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(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Intellectual Property” means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).

“Intercreditor Accession Deed” has the meaning given to such term in Part 2 of Schedule 2 (Conditions Precedent).

“Intercreditor Agreement” means the intercreditor agreement dated on or after the date of this Agreement between, among others, the Lenders, the Obligors, the Security Agent, the Agent and the Notes Trustee.

“Intercreditor Class” means, in respect of any Indebtedness permitted under this Agreement which is subject to the terms of the Intercreditor Agreement, the applicable intercreditor ranking that applies to such Indebtedness by reference to the Intercreditor Agreement in effect at such time.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 16 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 15.4 (Default interest).

“Interpolated Alternative Term Rate” means, in relation to any Term Rate Loan, the rate (rounded to the same number of decimal places as the two relevant Alternative Term Rates) which results from interpolating on a linear basis between:

(a)	the applicable Alternative Term Rate for the longest period (for which that Alternative Term Rate is available) which is less than the Interest Period of that Loan; and

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(b)	the applicable Alternative Term Rate for the shortest period (for which that Alternative Term Rate is available) which exceeds the Interest Period of that Loan, each as of the Quotation Time.

“Interpolated Primary Term Rate” means, in relation to any Term Rate Loan, the rate (rounded to the same number of decimal places as the two relevant Primary Term Rates) which results from interpolating on a linear basis between:

(a)	the applicable Primary Term Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Primary Term Rate for the shortest period (for which that Primary Term Rate is available) which exceeds the Interest Period of that Loan,

each as of the Quotation Time.

“Issuer” means the Inspired Entertainment (Financing) PLC as issuer under the Note Documents.

“Issuing Bank” means any Lender which has notified the Agent that it has agreed to the Company’s request to be an Issuing Bank pursuant to the terms of this Agreement (and if more than one Lender has so agreed, such Lenders shall be referred to, whether acting individually or together, as the “Issuing Bank”) provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the “Issuing Bank” shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit.

“Issuing Bank Accession Agreement” means an agreement substantially in the form set out in Schedule 8 (Form of Issuing Bank Accession Agreement) or any other form agreed by the Agent and the relevant Issuing Bank (in each case acting reasonably).

“ITA” means the United Kingdom Income Tax Act 2007.

“L/C Loan” is defined in paragraph (c) of Clause 7.2 (Claims under a Letter of Credit).

“L/C Proportion” means in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the relevant Available Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 32 (Changes to the Obligors).

“Legal Reservations” means:

(a)	the principle that certain remedies may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors;

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(b)	the time barring of claims under applicable limitation laws (including the Limitation Acts) and defences of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void;

(c)	the principle that in certain circumstances Security granted by way of fixed charge may be recharacterised as a floating charge or that Security purported to be constituted as an assignment may be recharacterised as a charge;

(d)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e)	the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(f)	the principle that the creation or purported creation of Security over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Security has purportedly been created;

(g)	the principle that a court may not give effect to any parallel debt provisions, covenants to pay the Security Agent or other similar provisions;

(h)	similar principles, rights and defences under the laws of any relevant jurisdiction;

(i)	the principles of private and procedural laws of any Relevant Jurisdiction which affect the enforcement of a foreign court judgment; and

(j)	any other matters which are set out as qualifications or reservations (however described) as to matters of law in the Legal Opinions.

“Lender” means:

(a)	any Original Lender;

(b)	any Incremental Facility Lender; and

(c)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Increase) or Clause 30 (Changes to the Lenders),

which, in each case, has not ceased to be a Lender in accordance with the terms of this Agreement and provided that (among other things as provided by this Agreement) upon (i) termination in full of all Commitments of any Lender in relation to a Facility and (ii) payment in full of all amounts which then are due and payable to such Lender under that Facility, such Lender shall not be regarded as a Lender for that Facility for the purpose of determining whether any provision which requires consultation, consent, agreement or vote with any Lender (or any class thereof) has been complied with.

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“Letter of Credit” means:

(a)	a letter of credit, substantially in the form set out in Schedule 11 (Form of Letter of Credit) or in any other form requested by the relevant Borrower (or the Company on its behalf) and agreed by the relevant Issuing Bank; or

(b)	any guarantee, indemnity, documentary credit, performance bond or other instrument in a form requested by the relevant Borrower (or the Company on its behalf) and agreed by the relevant Issuing Bank.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under a Facility (including an Incremental Facility Loan and/or an Initial Facility Loan) or the principal amount outstanding for the time being of that loan.

“Loan-to-Own Investor” means any person whose principal business or material activity is in investment strategies whose primary purpose is the purchase of loans or other debt securities with the intention of owning the equity or gaining control of a business (directly or indirectly) provided that:

(a)	any Affiliates of such persons which are deposit-taking financial institutions authorised by a financial services regulator to carry out the business of banking and which have a long-term credit rating of BBB- or higher by S&P or Fitch or Baa3 or higher by Moody’s which are managed and controlled independently where any information made available under the Finance Documents is not disclosed or otherwise made available to other Affiliates; and

(b)	any Original Lenders,

shall not, in each case, be a Loan-to-Own Investor.

“Lookback Period” means the number of days specified as such in the applicable Reference Rate Terms.

“Major Default” means with respect to any Permitted Acquisition, the Agreed Certain Funds Obligor(s) (and excluding any procurement obligations on the part of the Agreed Certain Funds Obligor with respect to any other member of the Group or the target entity and its Subsidiaries) in relation to any Event of Default that has occurred and is continuing in relation to:

(a)	paragraph (a) of Section 1 of Schedule 16 (Events of Default);

(b)	paragraph (b) or (c) of Section 1 of Schedule 16 (Events of Default) but only to the extent it consists of a breach of any of the other Major Undertakings in any material respect;

(c)	Clause 29.2 (Financial covenant) but only to the extent it consists of a breach of any of the Major Representations in any material respect;

(d)	Clause 29.4 (Unlawfulness and invalidity); or

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(e)	paragraph (f) of Section 1 of Schedule 16 (Events of Default).

“Major Representation” means with respect to any Permitted Acquisition, the Agreed Certain Funds Obligor(s) (and excluding any procurement obligations on the part of the Agreed Certain Funds Obligor with respect to any other member of the Group or the target entity and its subsidiaries) in relation to a representation and warranty under Clauses 25.1 (Status) to 25.5 (Validity and admissibility in evidence) (each inclusive) and Clause 25.15 (Anti-corruption and sanctions).

“Major Undertaking” means with respect to any Permitted Acquisition, the Agreed Certain Funds Obligor(s) (and excluding any procurement obligations on the part of the Agreed Certain Funds Obligor with respect to any other member of the Group or the target entity and its subsidiaries) in relation to any undertaking set out in:

(a)	Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings);

(b)	Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings);

(c)	Section 3 (Limitation on Liens) of Schedule 15 (General Undertakings);

(d)	Section 6 (Limitation on Affiliate Transactions) of Schedule 15 (General Undertakings);

(e)	Section 9 (Merger and Consolidation) of Schedule 15 (General Undertakings); and

(f)	Clause 28.5 (Anti-Corruption law and Sanction).

“Majority Lenders” means at any time subject to Clause 43.7 (Non-Responding Lender (“Snooze you lose”)) and Clause 43.9 (Disenfranchisement of Defaulting Lenders):

(a)	in the context of a proposed amendment or waiver in relation to a proposed Utilisation of the Initial Facility of any of the conditions to funding set out in Clause 4.2 (Further conditions precedent), an Original Lender or Original Lenders whose Initial Facility Commitments aggregate more than sixty six and two thirds (66 2/3) per cent. of the Total Initial Facility Commitments (or, if the Total Initial Facility Commitments have been reduced to zero, aggregated more than sixty six and two thirds (66 2/3) per cent. of the Total Initial Facility Commitments immediately prior to that reduction);

(b)	in the context of a proposed amendment or waiver in relation to a proposed Utilisation of an Incremental Facility of any of the conditions to funding set out in Clause 4.2 (Further conditions precedent), an Incremental Facility Lender or Incremental Facility Lenders whose Incremental Facility Commitments in that Incremental Facility aggregate more than sixty six and two thirds (66 2/3) per cent. of the Incremental Facility Commitments in that Incremental Facility (or if such Incremental Facility Commitments in that Incremental Facility have been reduced to zero, aggregated more than sixty six and two thirds (66 2/3) per cent. of the Incremental Facility Commitments for that Incremental Facility immediately prior to that reduction); and

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(c)	otherwise a Lender or Lenders whose Commitments aggregate more than sixty six and two thirds (66 2/3) per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than sixty six and two thirds (66 2/3) per cent. of the Total Commitments immediately prior to that reduction) (and for this purpose the amount of an Ancillary Lender’s Commitments under a Facility shall not be reduced by the amount of its Ancillary Commitment).

“Margin” means:

(a)	in relation to the Initial Facility Loan, 4.75 per cent. per annum;

(b)	in relation to any Incremental Facility Loan, the percentage rate per annum specified by the Company (or the relevant Incremental Facility Borrower) in the relevant Incremental Facility Notice; and

(c)	in relation to any Unpaid Sum relating or referable to a Facility, the rate per annum specified above for that Facility; and

(d)	in relation to any other Unpaid Sum, the highest rate specified above but if:

(i)	no Event of Default has occurred and is continuing;

(ii)	the third full Financial Quarter since the Closing Date has expired; and

(iii)	the Consolidated Senior Secured Net Leverage Ratio in respect of the most recently completed Relevant Period is within a range set out below,

then the Margin for each Loan:

(A)	under the Initial Facility will be the percentage per annum set out below in the column opposite that range:

Consolidated Senior Secured Net Leverage Ratio	Margin (per cent. per annum)

Greater than 3.00:1	4.75%

Equal to or less than 3.00:1 but greater than 2.50:1	4.50%

Equal to or less than 2.50:1	4.25%

(B)	under an Incremental Facility will be the percentage per annum agreed with the Incremental Facility Lenders and as indicated for that range in the Incremental Facility Notice for those Incremental Facility Commitments.

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However:

(1)	any increase or decrease in the Margin for a Facility shall take effect on the date on which the Agent receives the Compliance Certificate for that Relevant Period pursuant to Clause 26.3 (Provision and contents of Compliance Certificate) (or, if such date does not fall on a Business Day, on the Business Day immediately following such date);

(2)	if, following receipt by the Agent of the Annual Financial Statements and related Compliance Certificate, those statements and Compliance Certificate demonstrate that (I) the Margin should have been reduced in accordance with the above table or (II) the Margin should not have been reduced or should have been increased in accordance with the above table, the next payment of interest under the relevant Facility following receipt of the relevant Annual Financial Statements by the Agent shall be increased or reduced (as the case may be) by such amount as is necessary to put the Agent and the Lenders in the position they should have been in had the appropriate rate of Margin been applied at the time (provided that any such reduction shall only apply by netting off against the next payment of interest in respect of each applicable Loan and only to the extent the Lender which received the overpayment of interest remains a Lender as at the date of such adjustment and, with respect to payments to Lenders, such payments shall only apply to Lenders who were participating in the relevant Facility both at the time to which the adjustments relate and the time when the adjustments are actually made). The Agent’s determination of the adjustments payable shall be prima facie evidence of such adjustments and the Agent shall, if so requested by the Company, provide the Company with reasonable details of the calculation of such adjustments;

(3)	while an Event of Default is continuing, the Margin for each Loan shall be the highest percentage per annum set out above for a Loan under that Facility. Once that Event of Default has been remedied or waived, the Margin for each Loan will be re-calculated on the basis of the most recently delivered Compliance Certificate and the terms of this definition “Margin” shall apply (on the assumption that on the date of the most recently delivered Compliance Certificate, no Event of Default had occurred or was continuing) with any reduction in Margin resulting from such recalculation taking effect from the date of such remedy or waiver (or, if such date does not fall on a Business Day, on the Business Day immediately following such date); and

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(4)	for the purpose of determining the Margin, the Consolidated Senior Secured Net Leverage Ratio and Relevant Period shall be determined in accordance with Clause 27.1 ( Financial definitions) provided that no amounts contemplated in Clause 27.4 ( Equity Cure) shall be taken in account for this purpose.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Market Disruption Rate” means the rate (if any) specified as such in the applicable Reference Rate Terms.

“Material Adverse Effect” means any event or circumstance which, in each case, after taking into account all mitigating factors or circumstances including, any warranty, indemnity or other resources available to the Group or right of recourse against any third party with respect to the relevant event or circumstance and any obligation of any person in force to provide any additional equity investment:

(a)	has a material adverse effect on:

	(i)	the consolidated business, assets or financial condition of the Group (taken as a whole); or

	(ii)	the ability of the Group (taken as a whole) to perform its payment obligations under the Finance Documents; or

(b)	subject to the Legal Reservations and any Perfection Requirements, affects the validity or the enforceability of any of the Finance Documents to an extent which is materially adverse to the interests of the Lenders under the Finance Documents taken as a whole and, if capable of remedy, is not remedied within twenty (20) Business Days of the earlier of (i) the Company becoming aware of the issue and (ii) the giving of written notice of the issue by the Agent.

but excluding in each case any event or circumstance arising as a result of or otherwise in connection with the Pandemic in existence on the Closing Date.

“Material Subsidiary” means, at any time:

(a)	each Original Obligor;

(b)	each member of the Group which has earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) (calculated on an unconsolidated basis and excluding intra-Group items) representing five (5) per cent. or more of the Consolidated EBITDA as determined by reference to the most recent Compliance Certificate supplied by the Company in respect of the latest Annual Financial Statements delivered to the Agent or, if no Compliance Certificate has yet been delivered under this Agreement, by reference to the Original Financial Statements, in each case provided that, any entity having negative earnings before interest, tax, depreciation and amortisation shall be deemed to have zero earnings before interest, tax, depreciation and amortisation.; and

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(c)	any direct Holding Company of a Material Subsidiary pursuant to paragraphs (a) or (b) above or an Obligor, provided such Holding Company is also a member of the Group.

A report by the Auditors of the Company that a Subsidiary is or is not a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all Parties

“Member of the Office of the Executive Chairman” means each of the CFO, the CSO, the COO, the President and the Executive Chairman.

“MNPI” means information which constitutes material non-public information in respect of the Group, the disclosure of which would prevent the recipient of such information continuing to trade publicly traded instruments issued by a member of the Group that are outstanding and held by such recipient pursuant to securities laws applicable to such member of the Group and/or such publicly traded instruments.

“Month” means, in relation to an Interest Period (or any other period for the accrual of commission or fees in a currency), a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, subject to adjustment in accordance with the rules specified as Business Day Conventions in the applicable Reference Rate Terms.

“Moody’s” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“New Equity” means the proceeds of a subscription for shares in, or contribution to, the capital of the Company.

“Monthly Financial Statements” has the meaning given to it in Clause 26.2 (Financial Statements).

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the five preceding calendar years, has made or been obligated to make contributions.

“New Lender” has the meaning given to that term in Clause 30 (Changes to the Lenders).

“New Shareholder Injections” means the aggregate amount of New Equity and/or Subordinated Shareholder Liabilities.

“Non-Acceptable L/C Lender” means a Lender (other than an Original Lender) which:

(a)	is not an Acceptable Bank within the meaning of paragraphs (a) or (b) of the definition of “Acceptable Bank” (other than a Lender which each relevant Issuing Bank (acting reasonably) has agreed is acceptable to it notwithstanding that fact);

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(b)	is a Defaulting Lender; or

(c)	has failed to make (or has notified the Agent that it will not make) a payment to be made by it under Clause 7.3 (Indemnities) or Clause 33.11 (Lenders’ indemnity to the Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at sub-paragraphs (i) and (ii) of the definition of Defaulting Lender.

“Non-Consenting Lender” means any Lender which does not agree to a consent to a departure from, or waiver or amendment of, any provision of the Finance Documents which has been requested by the Company directly or through the Agent where the requested consent, waiver or amendment is one which requires either unanimous, Super Majority Lender, or Lenders forming part of an affected class (as applicable) consent pursuant to this Agreement and has been approved by the Majority Lenders or a majority of the required Lenders being part of an affected class of Lenders or is a Structural Change.

“Non-U.S. Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the US by an Obligor or one or more Subsidiaries of the Obligor primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the US, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Non-Voting Sub-Participation” means any sub-participation or sub-contract where no voting rights under the Finance Documents are transferred as a result of such sub-participation or sub-contract as at the time of entry into such sub-participation or sub-contract.

“Notes” means the aggregate principal amount of 7.875% senior secured notes due 2026 and any Additional Notes issued from time to time under the Indenture.

“Note Documents” means the Indenture, the Notes (including any Additional Notes), the Proceeds Loan Agreement, the Intercreditor Agreement, any Additional Intercreditor Agreement, any Note Guarantee (as defined in the Indenture) and the Transaction Security Documents.

“Notes Trustee” means GLAS Trustees Limited or any successor trustee appointed in accordance with the Indenture.

“Notifiable Debt Purchase Transaction” has the meaning given to that term in paragraph (h) of Clause 31 (Restriction on Debt Purchase Transactions).

“Obligor” means a Borrower or a Guarantor.

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“Obligors’ Agent” means the Company or such other person, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.6 (Obligors’ Agent).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury (or any successor thereto).

“Offering Memorandum” means the offering memorandum for the Notes.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means the audited consolidated financial statements of the Company for its Financial Year ended 31 December 2020.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Pandemic” means the viral pandemic widely recognised as being in global circulation as at the date of this agreement and commonly referred to as COVID-19 and any mutation thereof.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, but excluding any Multiemployer Plan) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, in respect of which any Obligor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA, be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Perfection Requirements” means the making or the procuring of the appropriate registrations, filing, endorsements, notarisation, stampings and/or notifications of the Transaction Security Documents and/or the Security created thereunder.

“Permitted Acquisition” means any acquisition or investment not prohibited by (or otherwise approved under) the terms of this Agreement.

“Permitted Debt” has the meaning given to that term in Schedule 15 (General Undertakings).

“Permitted Disposal” means any disposal permitted by (or otherwise approved under) the terms of this Agreement.

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“Permitted Financing” means any Incremental Facility or any existing, additional, supplemental or new financing arrangement permitted to be incurred under the terms of this Agreement (including by way of refinancing, replacement, exchange, set-off, discharge or increase of any such Incremental Facility or existing additional, supplemental or new financing arrangement) permitted to be secured by the Transaction Security.

“Permitted Liens” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Permitted Payment” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Permitted Reorganisation” means any amalgamation, demerger, merger, voluntary liquidation, consolidation, reorganization, winding up or corporate reconstruction involving a member of the Group (a “Reorganisation”) that is made on a solvent basis and permitted by the terms of this Agreement, provided that:

(a)	any payments or assets distributed in connection with such Reorganisation remain within the Group; and

(b)	if any shares or other assets are subject to Transaction Security, equivalent Transaction Security must be granted over such shares or assets of the recipient.

“Permitted Structural Adjustment” means:

(a)	any increase in a Facility pursuant to Clause 2.2 (Increase) or Clause 2.3 (Incremental Facility);

(b)	any Structural Change which has received the necessary approvals under paragraph (b) of Clause 43.4 (Structural Change); or

(c)	any amendment, waiver, consent or release of a Finance Document made in accordance with (or required to implement or effect the provisions of) Clause 2.2 (Increase) or Clause 2.3 (Incremental Facility) or, Clause 43.8 (Replacement of Lender) and Clause 43.10 (Implementation of Incremental Facilities and other Permitted Financings and amendment of Transaction Security and Guarantees).

“Permitted Transaction” means:

(a)	the Transaction;

(b)	any step, circumstance, payment or transaction contemplated by or relating to the Transaction Documents, the Funds Flow Statement, the Structure Memorandum (other than any exist steps described therein) and any intermediate steps or actions necessary to implement the steps, circumstances, payments or transactions described in each such document shall be regarded as a Permitted Transaction;

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(c)	any step, circumstance or transaction which is mandatorily required by law (including arising under an order of attachment or injunction or similar legal process);

(d)	any step, circumstance or transaction permitted or contemplated by any Major Undertaking (which, for the avoidance of doubt, in each case will thereby be a “Permitted Transaction” for all Major Undertakings);

(e)	any transfer of the shares in, or issue of shares by, the Company or any step, action or transaction including share issue or acquisition or consumption of debt, for the purpose of creating the group structure set out in the Structure Memorandum (other than any exit steps described therein), including inserting another Holding Company directly above the Company, and including in connection therewith, provided that, after completion of such steps, no Change of Control shall have occurred;

(f)	any closure of bank accounts in the ordinary course of business provided that if such bank account is subject to any Transaction Security (a “Pledged Account”), prior to such release, the relevant Obligor has transferred the balance standing to the credit of such Pledged Account to another bank account held by such Obligor (or another member of the Group) (a “Recipient Account”) and the Security Agent is satisfied (acting reasonably) that the relevant Obligor has granted valid and effective Transaction Security over such Recipient Account consistent with the Agreed Security Principles or is not prohibited from transferring the balance standing to the credit of such Pledged Account to another member of the Group or there is no credit balance on such Pledged Account; and

(g)	any transaction to which the Agent (acting on the instructions of the Majority Lenders) shall have given prior written consent.

“President” means the president of the Company or, if no president is appointed, such other person fulfilling the functions of a president of the Group.

“Primary Term Rate” means the rate specified as such in the applicable Reference Rate Terms.

“Priority Indebtedness” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Proceeds Loan Agreement” means that certain loan agreement made on or about the Closing Date by and between Gaming Acquisitions Limited, as borrower, and the Issuer, as lender

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, any entity that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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“Qualified Receivables Financing” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Quarterly Financial Statements” means the financial statements for a financial quarter delivered pursuant to paragraph (b) of Section 1 of Schedule 14 (Information Undertakings) in accordance with the provisions of Clause 26.1 (Information Undertakings).

“Quotation Day” means the day specified as such in the applicable Reference Rate Terms.

“Quotation Time” means the relevant time (if any) specified as such in the applicable Reference Rate Terms.

“Quoted Tenor” means, in relation to a Primary Term Rate or an Alternative Term Rate, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

“Rate Switch CAS” means, in relation to any Loan or Unpaid Sum in a Rate Switch Currency which is or becomes a “Compounded Rate Loan” pursuant to Clause 14 (Rate Switch), any rate which is either:

(a)	specified as such in the applicable Reference Rate Terms; or

(b)	determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology specified in the applicable Reference Rate Terms.

“Reference Rate Supplement” means, in relation to any currency, a document which:

(a)	is agreed in writing by the Company and the Agent (acting on the instructions of the Majority Lenders);

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(b)	specifies for that currency the relevant terms which are expressed in this Agreement to be determined by reference to Reference Rate Terms;

(c)	specifies whether that currency is a Compounded Rate Currency or a Term Rate Currency; and

(d)	has been made available to the Company and each Finance Party.

“Reference Rate Terms” means, in relation to:

(a)	a currency;

(b)	a Loan or an Unpaid Sum in that currency;

(c)	an Interest Period for that Loan or Unpaid Sum (or other period for the accrual of commission or fees in a currency); or

(d)	any term of this Agreement relating to the determination of a rate of interest in relation to such a Loan or Unpaid Sum,

the terms set out for that currency, and (where such terms are set out for different categories of Loan, Unpaid Sum or accrual of commission or fees in that currency) for the category of that Loan, Unpaid Sum or accrual, in Schedule 21 (Reference Rate Terms) or in any Reference Rate Supplement.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Market” means the market specified as such in the applicable Reference Rate Terms.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation; and

(b)	the jurisdiction whose laws govern any of the Transaction Security Documents entered into by it.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Renewal Request” means a written notice delivered to the Agent in accordance with Clause 6.6 (Renewal of a Letter of Credit).

“Repeating Representations” has the meaning given to it in Clause 25.32 (Repetition).

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“Replacement Amount” has the meaning given to that term in paragraph (a)(A) of Clause 43.8 (Replacement of Lender).

“Reportable Event” shall mean any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to PBGC Reg. § 4043.

“Reporting Day” means the day (if any) specified as such in the applicable Reference Rate Terms.

“Reporting Time” means the relevant time (if any) specified as such in the applicable Reference Rate Terms.

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter) or in any other form agreed between the Agent and the Company (in each case acting reasonably).

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Restricted Subsidiary” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“RFR” means the rate specified as such in the applicable Reference Rate Terms.

“RFR Banking Day” means any day specified as such in the applicable Reference Rate Terms.

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that:

	(i)	a maturing Loan is due to be repaid; or

	(ii)	a demand by the Issuing Bank pursuant to a drawing in respect of a Letter of Credit or payment of outstandings under an Ancillary Facility is due to be met;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan or the relevant claim in respect of that Letter of Credit or Ancillary Facility Utilisation;

(c)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)) or the relevant claim in respect of that Letter of Credit or Ancillary Facility Utilisation; and

(d)	made or to be made to the same Borrower for the purpose of:

	(i)	refinancing that maturing Loan or Ancillary Facility Utilisation; or

	(ii)	satisfying the relevant claim in respect of that Letter of Credit.

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“Rollover Utilisation” means a Rollover Loan, Utilisation of a Facility which is to be used to refinance an Ancillary Outstanding, or to fund a claim under a Letter of Credit or an extension or renewal of a Letter of Credit (including, in accordance with Clause 6.6 (Renewal of a Letter of Credit)).

“Sanctioned Country” means, at any time, a country or territory which itself is, or whose government is, the target of comprehensive Sanctions (as of the date of this Agreement, being the Crimea region of Ukraine, Cuba, Iran, North Korea, (North) Sudan and Syria).

“Sanctioned Person” means any person that is (or persons that are):

(a)	listed on, or owned or controlled (as such terms are defined and interpreted by the relevant Sanctions) by a person listed on any Sanctions List;

(b)	a government of a Sanctioned Country;

(c)	an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of a Sanctioned Country; or

(d)	resident or located in, or incorporated under the laws of any Sanctioned Country, or to the best of the Company’s knowledge otherwise a target of Sanctions.

“Sanctions” means any economic, trade or financial sanctions laws, regulations, embargoes or restrictive measures imposed, enacted, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means (a) the US, (b) the United Nations Security Council, (c) the European Union and any EU member state, (d) the United Kingdom and (e) the respective governmental institutions of any of the foregoing which administer Sanctions, including OFAC, the US State Department, the US Department of Commerce, Her Majesty’s Treasury and the US Department of the Treasury.

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the Consolidated List of Financial Sanctions Targets issued by Her Majesty’s Treasury, or any similar list issued or maintained and made public by any of the Sanctions Authorities as amended, supplemented or substituted from time to time.

“Secured Obligations” has the meaning given to that term in the Intercreditor Agreement.

“Secured Parties” has the meaning given to that term in the Intercreditor Agreement.

“Security” means a mortgage, land charge, charge, pledge, lien, security assignment, security transfer of title, retention of title arrangements, submission to enforcement, or other security interest having a similar effect.

“Separate Loan” has the meaning given to that term in Clause 10.3 (Loans provided by a Defaulting Lender).

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“Solvent” shall mean, after giving effect to the consummation of the Transaction, on a particular date, that on such date:

(a)	the sum of the liabilities (including contingent liabilities) of the Company and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Company and its Subsidiaries, on a consolidated basis;

(b)	the fair saleable value of the present assets of the Company and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Company and its Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured;

(c)	the capital of the Company and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof;

(d)	the Company and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they become due (in the ordinary course of business); and

(e)	the Company and its Subsidiaries, on a consolidated basis, is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.

For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Time” means a time determined in accordance with Schedule 9 (Timetables).

“Structural Change” has the meaning given to that term in paragraph (a) of Clause 43.4 (Structural Change).

“Structure Memorandum” means the tax structure memorandum prepared by the Company’s tax, regulatory and financial advisers entitled “Inspired Entertainment, Inc. – Proposed steps for refinancing” (including, for the avoidance of doubt, the appendices to such structure memorandum which include tax, regulatory and other technical analysis) and delivered pursuant to Part 1 of Schedule 2 (Conditions Precedent).

“Subordinated Shareholder Liabilities” means any loan or other indebtedness owed by the Company to any of its direct shareholders provided that such loan or indebtedness is subordinated pursuant to the provisions of the Intercreditor Agreement as “Subordinated Liabilities” or on substantially the same terms as the provisions of the Intercreditor Agreement as “Subordinated Liabilities” or otherwise on terms satisfactory to the Agent (acting on the instructions of the Majority Lenders (acting reasonably)).

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“Subsidiary” means, in relation to any person, any entity which is controlled directly or indirectly by that person and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time, and “control” for this purpose means the direct or indirect ownership of the majority of the voting share capital of such entity or the right or ability to direct management to comply with the type of material restrictions and obligations contemplated in this Agreement or to determine the composition of a majority of the board of directors (or like board) of such entity, in each case, whether by virtue of ownership of share capital, contract or otherwise provided that, notwithstanding anything to the contrary no Unrestricted Subsidiary shall be deemed to be a Subsidiary of a member of the Group.

“Sub-Participation” means any Voting Sub-Participation, Non-Voting Sub-Participation or Conversion of Non-Voting Sub-Participation.

“Super Majority Lenders” means at any time subject to Clause 43.7 (Non-Responding Lender (“Snooze you lose”)) and Clause 43.9 (Disenfranchisement of Defaulting Lenders), a Lender or Lenders whose Commitments aggregate eighty (80) per cent. or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated eighty (80) per cent. or more of the Total Commitments immediately prior to that reduction) (and for this purpose the amount of an Ancillary Lender’s Commitment shall not be reduced by the amount of its Ancillary Commitment).

“Swap Contract” means:

(a)	any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and

(b)	any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“S&P” has the meaning given to that term in Schedule 17 (New York Law Definitions).

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“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” or “Taxes” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty, interest or other additional amount payable in connection with any failure to pay or any delay in paying any of the same).

“Term” means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.

“Term Rate Currency” means:

(a)	euro; and

(b)	any currency specified as such in a Reference Rate Supplement relating to that currency,

to the extent, in any case, not specified otherwise in a subsequent Reference Rate Supplement.

“Term Rate Loan” means any Loan or, if applicable, Unpaid Sum in a Term Rate Currency to the extent that it is not, or has not become, either:

(a)	a “Compounded Rate Loan” for its then current Interest Period pursuant to Clause 17.1 (Interest calculation if no Primary Term Rate); or

(b)	a “Compounded Rate Loan” pursuant to Clause 14 (Rate Switch).

“Term Reference Rate” means, in relation to a Term Rate Loan:

(a)	the applicable Primary Term Rate as of the Quotation Time for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 17.1 (Interest calculation if no Primary Term Rate),

and if, in either case, that rate is less than zero, the Term Reference Rate shall be deemed to be zero.

“Termination Date” means:

(a)	in respect of the Initial Facility, the date falling 54 Months after the Closing Date; and

(b)	in respect of any Incremental Facility, the date specified in the relevant Incremental Facility Notice.

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“Third Parties Act” has the meaning given to that term in paragraph (a) of Clause 1.5 (Third party rights).

“Total Incremental Facility Commitments” means the aggregate amount of the applicable and designated Incremental Facility Commitments under any applicable Incremental Facility Notice, being zero at the date of this Agreement

“Total Commitments” means the Total Initial Facility Commitments and the Total Incremental Facility Commitments.

“Total Initial Facility Commitments” means the aggregate of the Initial Facility Commitments being GBP 20,000,000 at the date of this Agreement.

“Transaction” means the refinancing of the Group’s Existing Debt including the steps set out in the Structure Memorandum together with any associated, facilitating, intermediate or implementing payments, actions, steps or events.

“Transaction Documents” means the Note Documents and the Finance Documents.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent or the Secured Parties (represented by the Security Agent, as the case may be) pursuant to the Transaction Security Documents.

“Transaction Security Documents” means:

(a)	each of the security documents listed as being a Transaction Security Document in Part 1 of Schedule 2 (Conditions Precedent and Conditions Precedent required to be delivered by an Additional Obligor);

(b)	any security document required to be executed under Clause 28.7 (Guarantees and Security) together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

(c)	any “Transaction Security Document” (as defined in the Intercreditor Agreement); and

(d)	any other document designated a Transaction Security Document by the Company and the Agent (or the Security Agent) in writing.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company (each acting reasonably).

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

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“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Unrestricted Subsidiary” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“US” means the United States of America.

“US Borrower” means a Borrower whose jurisdiction of organisation is a state of the US or the District of Columbia.

“US Guarantor” means a Guarantor whose jurisdiction of organisation is a state of the US or the District of Columbia.

“US Obligor” means any US Borrower or US Guarantor.

“Utilisation” means an Initial Facility Utilisation or an Incremental Facility Utilisation or an Ancillary Utilisation.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made or the relevant Letter of Credit is to be issued.

“Utilisation Request” means a notice substantially in the relevant form set out in Part 1 or Part 2 of Schedule 3 (Requests and Notices).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112, as amended from time to time); and

(b)	any other tax of a similar nature whether imposed in a member state of the European Union or any other jurisdiction in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed.

“Voting Sub-Participation” means any sub-participation or sub contract where any voting rights under the Finance Documents are transferred as a result of such sub-participation or sub contract as at the time of entry into such sub-participation or sub-contract.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

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“Write-down and Conversion Powers” means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail- In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:

(i) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii) any similar or analogous powers under that Bail-In Legislation; and

(c)	in relation to the UK Bail-In Legislation any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

1.2	Construction

	(a)	Unless a contrary indication appears, a reference in this Agreement to:

		(i)	any “Ancillary Lender”, the “Agent”, any “Arrangers”, any “Finance Party”, any “Issuing Bank”, any “Lender”, any “Obligor”, the “Company”, any “Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees (including the surviving entity of any merger involving that person) and, in the case of the Security Agent, any person for the time being appointed as security agent or security agents in accordance with the Finance Documents;

		(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Company and the Agent;

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(iii)	an “agency” of a state includes any local or other authority or other recognised body or agency, central or federal bank, department, government, legislature, minister, ministry, official or public or statutory person (whether autonomous or not) of, or of the government of, that state or any political sub-division in or of that state;

(iv)	an “agreement” includes any legally binding arrangement, contract, deed or instrument (in each case whether oral, written or entered into by way of a written offer and implicit acceptance);

(v)	an “amendment” includes any amendment, supplement, variation, novation, modification, replacement, restatement or amendment and restatement (however fundamental) and “amend” and “amended” shall be construed accordingly;

(vi)	“assets” includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present and future, actual or contingent and any interest in any of the foregoing;

(vii)	a “consent” includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(viii)	a Lender’s “cost of funds” in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan;

(ix)	a “disposal” includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary, and “dispose” will be construed accordingly;

(x)	the “European interbank market” means the interbank market for euro;

(xi)	the “equivalent” in any currency (the “first currency”) of any amount in another currency (the “second currency”) shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the Agent’s Spot Rate of Exchange for the purchase of the first currency with the second currency in the London foreign exchange market at or about 11:00 a.m. on a particular day (or at or about such time and on such date as the Agent may from time to time reasonably determine to be appropriate in the circumstances);

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(xii)	“financial indebtedness” means any indebtedness for or in respect of: (i) moneys borrowed and debit balances at banks or other financial institutions; (ii) any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent); (iii) any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument other than performance bonds or documentary letters of credit issued in respect of obligations of the Group arising under the ordinary course of trading; (iv) the amount of any liability in respect of finance leases; (v) receivables sold or discounted; (vi) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of such transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close out of such transaction, that amount) shall be taken into account); (vii) any counter indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of payment obligations; (viii) any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the date which is six (6) months after the maturity date of the Notes; (ix) any amount of any liability under an advance or deferred purchase agreement if the primary reason behind entering into the agreement is to raise finance; (x) any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing and classified as borrowings under the Accounting Principles; and (xi) the amount of any liability in respect of any guarantee for any of the items referred to in (i) to (x);

(xiii)	a “Finance Document” or a “Transaction Document” or any other agreement or instrument, is (unless expressed to be a reference to such document, agreement or instrument in its original form or form as at a particular date) a reference to that Finance Document or Transaction Document or other agreement or instrument as amended and includes any increase in, addition to or extension of or other change to any facility under such agreement or instrument, in each case to the extent not prohibited by the terms of this Agreement;

(xiv)	a “guarantee” includes (other than in Clause 24 (Guarantees and Indemnity)):

	(A)	an indemnity, counter-indemnity, guarantee or similar assurance against loss in respect of any indebtedness of any other person; and

	(B)	any other obligation of any other person, whether actual or contingent, to pay, purchase, provide funds (whether by the advance of money to, the purchase of or subscription for shares or other investments in, any other person, the purchase of assets or services, the making of payments under an agreement or otherwise) for the payment of, to indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person;

and “guaranteed” and “guarantor” shall be construed accordingly;

(xv)	“including” means including without limitation, and “includes” and “included” shall be construed accordingly;

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	(xvi)	“indebtedness” includes any obligation (whether incurred as principal, guarantee or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

	(xvii)	“losses” includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind, and loss shall be construed accordingly;

	(xviii)	the “Interest Period” of a Letter of Credit shall be construed as a reference to the Term of that Letter of Credit;

	(xix)	a Lender’s “participation” in relation to a Letter of Credit, shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit;

	(xx)	a “transaction” includes the making of acquisitions, reorganisations, disposals, incurring financial indebtedness, granting loans and granting guarantees, the granting of Security, the making of payments and taking any other action contemplated by the restrictions and otherwise in Clause 28 (General Undertakings) or Schedule 15 (General Undertakings);

	(xxi)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

	(xxii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law (but if not having force of law, which is binding or customarily complied with)) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation; and

	(xxiii)	a “sub-participation” means any sub-participation or sub-contract (whether written or oral) or any other agreement or arrangement having an economically substantially similar effect, including any credit default or total return swap or derivative (whether disclosed, undisclosed, risk or funded) by a Lender of or in relation to any of its rights or obligations under, or its legal, beneficial or economic interest in relation to, the Facilities and/or Finance Documents to a counterparty, and “sub- participate” shall be construed accordingly.

(b)	In this Agreement, unless a contrary intention appears:

	(i)	a reference to a Party includes a reference to that Party’s successors and permitted assignees or permitted transferees but does not include that Party if it has ceased to be a Party under this Agreement;

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	(ii)	references to paragraphs, Clauses, Sections and Schedules are references to, respectively, paragraphs, sections and clauses of, and schedules to, this Agreement and references to this Agreement include its Schedules;

	(iii)	a reference to (or to any specified provision of) any agreement (including any of the Finance Documents) (unless expressed to be a reference to such agreement in its original form or the form as at a particular date) is to that agreement (or that provision) as amended or novated (however fundamentally) and includes any increase in, extension of or change to any facility made available under any such agreement (unless such amendment or novation is contrary to the terms of any Finance Document);

	(iv)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;

	(v)	a reference to a time of day is, unless otherwise specified, to London time;

	(vi)	the index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement;

	(vii)	references to any action, matter or thing being “permitted” under this Agreement or any other Finance Document or other agreement shall include references to such action, matter or thing not being prohibited or otherwise being approved under this Agreement, such Finance Document or such other agreement; and

	(viii)	the singular includes the plural (and vice versa).

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default or an Event of Default is “continuing” if it has not been remedied or waived. In addition, (i) if a Default (including an Event of Default) occurs for a failure to deliver a required certificate, notice or other document in connection with another default (an “Initial Default”) then, at the time such Initial Default is remedied or waived, such Default (including an Event of Default) for a failure to report or deliver a required certificate, notice or other document in connection with the Initial Default will also be cured without any further action and (ii) any Default for the failure to comply with the time periods prescribed in Clause 26 (Information Undertakings), Schedule 14 (Information Undertakings) or otherwise to deliver any notice, certificate or other document, as applicable, even though such delivery is not within the prescribed period specified in this Agreement or any other Finance Document shall be deemed to be cured upon the delivery of any such report required by such covenant or notice, certificate or other document, as applicable, even though such delivery is not within the prescribed period specified in this Agreement or any other Finance Document.

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(e)	A Declared Default is “continuing” if the notice of acceleration (or demand) provided by the Agent under Clause 29.9 (Acceleration) in connection therewith has not been revoked, withdrawn or cancelled by the Agent (acting on the instructions of the Majority Lenders) or otherwise ceases to have effect.

(f)	A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

	(i)	any replacement page of that information service which displays that rate; and

	(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Company.

(g)	A Borrower providing “cash cover” for a Letter of Credit or an Ancillary Facility means a Borrower paying an amount in the currency of the Letter of Credit (or, as the case may be, Ancillary Facility) to an interest-bearing account (which shall accrue interest at a rate normally offered to corporate depositors on similar deposits by Finance Parties) in the name of the Borrower and the following conditions being met:

	(i)	the account is with the Security Agent, or the relevant Issuing Bank (if the cash cover is to be provided in respect of a Letter of Credit), or with the relevant Ancillary Lender (if the cash cover is to be provided in respect of an Ancillary Facility);

	(ii)	subject to Clause 7.5 (Cash cover by Borrower), until no amount is or may be outstanding under that Letter of Credit or Ancillary Facility (as the case may be), withdrawals from the account (other than in respect of accrued interest) may only be made to pay the relevant Issuing Bank or Ancillary Facility Lender (as applicable) amounts due and payable to it under this Agreement in respect of that Letter of Credit or Ancillary Facility as the case may be, and for the purposes of this Agreement, a Letter of Credit or Ancillary Outstanding (as applicable) shall be deemed to be cash covered to the extent of any such provision of cash cover in respect of that Letter of Credit or Ancillary Outstanding (as applicable); and

	(iii)	if required by the Security Agent, Issuing Bank or Ancillary Lender (as the case may be) the Borrower has executed and delivered a security document (in accordance with the Agreed Security Principles and in substantially the same form as an existing Transaction Security Document) over that account, in form and substance satisfactory to the Security Agent or the Issuing Bank or Ancillary Lender with which that account is held (each acting reasonably), creating a first ranking security interest, but in any event, on terms no more onerous than the existing Transaction Security Documents, over that account.

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Unless a Declared Default has occurred and is “continuing”, any interest accruing on any such account will be paid to the order of the relevant Borrower.

(h)	A Letter of Credit or Ancillary Outstandings are repaid or prepaid (or any derivative form thereof) to the extent that:

	(i)	a Borrower or any other Obligor provides cash cover for that Letter of Credit or in respect of the Ancillary Outstandings;

	(ii)	in the case of a Letter of Credit, a Borrower has made a payment of that amount under paragraph (b) of Clause 7.2 (Claims under a Letter of Credit) in respect of that Letter of Credit or a Borrower has made a reimbursement of that amount in respect of that Letter of Credit under Clause 7.3 (Indemnities);

	(iii)	the maximum amount payable under the Letter of Credit or Ancillary Facility (as the case may be) is reduced or cancelled in accordance with its terms in a manner satisfactory to the Issuing Bank in respect of such Letter of Credit or Ancillary Lender in respect of such Ancillary Facility (as the case may be), in each case, acting reasonably;

	(iv)	the Letter of Credit or relevant Ancillary Facility (as the case may be) expires in accordance with its terms or is otherwise returned by the beneficiary with its written confirmation that it is released and cancelled;

	(v)	the Issuing Bank or Ancillary Lender (as the case may be) (acting reasonably) is satisfied that it has no further or a reduced liability under that Letter of Credit or Ancillary Facility (as the case may be) and accordingly all of (or such proportion of) the obligations are released or reduced, and has confirmed the same to the Agent accordingly; or

	(vi)	a bank or financial institution having a long-term credit rating from any of Moody’s, S&P or Fitch at least equal to BBB-/Baa3 (as applicable), or by any other institution satisfactory to the applicable Issuing Bank having issued an unconditional and irrevocable guarantee, indemnity, counter-indemnity or similar assurance against financial loss in respect of all amounts due under that Letter of Credit or Ancillary Facility, in each case, unless it is otherwise agreed between the Company and the Issuing Bank or the Ancillary Lender (as applicable) that such Letter of Credit or Ancillary Facility will remain outstanding on a bilateral basis and, in each case, such Letter of Credit or Ancillary Facility (as applicable) will be treated as repaid for the purpose of the Finance Documents and no Lender will be required to provide any counter indemnity in respect thereof.

(i)	The amount by which a Letter of Credit is, or Ancillary Outstandings are, repaid or prepaid under paragraphs (h)(i) to (h)(vi) above is the amount of the relevant cash cover, payment, release, cancellation, reduction or assurance.

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(j)	Notwithstanding any other provision of this Agreement (including any definition set out herein), when establishing whether any action, transaction and/or incurrence of a liability is permitted under the terms of the Finance Documents, the Group shall be entitled to rely on the fact that such action, transaction and/or incurrence was permitted at the time the relevant member of the Group entered into a legally binding commitment in respect of such action, transaction and/or incurrence (or, for the avoidance of doubt, in respect of debt incurrence the purpose of which is in whole or in part to finance an acquisition transaction or any other investment, the date of entry into a legally binding commitment in respect of such relevant acquisition transaction or other investment).

(k)	An amount borrowed includes any amount utilised by way of Letter of Credit or under an Ancillary Facility.

(l)	A Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit.

(m)	Amounts outstanding under this Agreement include amounts outstanding under or in respect of any Letter of Credit.

(n)	The outstanding or principal amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Issuing Bank or the Lenders in respect of that Letter of Credit at that time less any amount repaid or prepaid in respect of that Letter of Credit.

(o)	A Letter of Credit is completely cancelled, discharged and released in accordance with its terms:

(i) upon the Issuing Bank having paid the amount available under the Letter of Credit;

(ii) upon return of the original Letter of Credit to the Issuing Bank together with the beneficiary’s letter of release, or, if such original Letter of Credit has been lost, stolen, mutilated or destroyed, confirmation from the beneficiary of such Letter of Credit that this is the case and indemnities are provided satisfactory to the Issuing Bank (acting reasonably) from the beneficiary and other satisfactory assurances are provided as the Issuing Bank may reasonably require; or

(iii) upon lapse of its Expiry Date and no demand having been received by the Issuing Bank on or before such Expiry Date.

(p)	A Borrower’s obligation on Utilisations becoming due and payable includes the Borrower repaying any Letter of Credit in accordance with paragraph (h) above.

(q)	Any corporation into which the Agent or Security Agent may be merged or converted, or any corporation with which the Agent or Security Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Agent or Security Agent shall be a party, or any corporation, including affiliated corporations, to which the Agent or Security Agent shall sell or otherwise transfer:

(i) all or substantially all of its assets; or

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(ii) all or substantially all of its corporate trust business,

shall, on the date when the merger, conversion, consolidation or transfer becomes effective and to the extent permitted by any applicable laws and subject to any credit rating requirements set out in this Agreement become the successor Agent or Security Agent under this Agreement without the execution or filing of any paper or any further act on the part of the parties to this Agreement, unless otherwise required by the Company, and after the said effective date all references in this Agreement to the Agent or Security Agent shall be deemed to be references to such successor corporation. Written notice of any such merger, conversion, consolidation or transfer shall immediately be given to the Company by the Agent or Security Agent.

(r)	Any reference in a Finance Document to the Agent or Security Agent providing approval or consent or making a request or direction, or to an item or a person being acceptable to, satisfactory to, to the satisfaction or approved by or specified by the Agent or the Security Agent, or requiring certain steps or actions to be taken, or the Agent or Security Agent exercising its discretion to permit or waive any action, or the Agent or Security Agent disagreeing with any calculation, are to be construed, unless otherwise specified, as references to that Agent or Security Agent taking such action or refraining from acting on the instructions of the Lenders, the Majority Lenders or other Finance Party, as applicable, and reference in the Finance Documents to (i) the Agent or Security Agent, as the case may be, acting reasonably, (ii) a matter being in the reasonable opinion of the Agent or the Security Agent, (iii) the Agent’s or Security Agent’s approval or consent not being unreasonably withheld or delayed or (iv) any document, report, confirmation or evidence being required to be reasonably satisfactory to the Agent or the Security Agent, are to be construed, unless otherwise specified in the relevant Finance Document, as the Agent or the Security Agent, as the case may be, acting on the instructions of the Lenders, the Majority Lenders or other Finance Party, as applicable, (and each of such Parties hereby agree to act reasonably in circumstances where the Agent or the Security Agent would otherwise be required to act reasonably if this paragraph (r) did not apply). Where the Agent or Security Agent is obliged to consult under the terms of the Finance Documents, unless otherwise specified, the Lenders, the Majority Lenders or other Finance Party, as applicable, must instruct the Agent or the Security Agent, as applicable, to consult in accordance with the terms of the relevant Finance Document and the Agent or the Security Agent must carry out that consultation in accordance with the instructions it receives from the Lenders, the Majority Lenders or other Finance Party, as applicable. The Agent or Security Agent, as the case may be, should be under no obligation to determine the reasonableness of such circumstances or whether in giving such instructions the Lenders, the Majority Lenders or other Finance Party, as applicable, are acting in a reasonable manner.

(s)	A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.

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	(t)	Any Reference Rate Supplement relating to a currency overrides anything relating to that currency in:

(i) Schedule 21 (Reference Rate Terms); or

(ii) any earlier Reference Rate Supplement.

	(u)	A Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate overrides anything relating to that rate in:

(i) Schedule 22 (Daily Non-Cumulative Compounded RFR Rate) or Schedule 23 (Cumulative Compounded RFR Rate), as the case may be; or

(ii) any earlier Compounding Methodology Supplement.

1.3	Currency Symbols and Definitions

	(a)	“€”, “euro”, “Euro” and “EUR” mean the single currency unit of the Participating Member States.

	(b)	“£”, “GBP” and “Sterling” means the lawful currency for the time being of the United Kingdom.

	(c)	“$”, “USD” and “US Dollars” means the lawful currency for the time being of the United States.

1.4	Defined terms

	(a)	For the purposes of Schedule 14 (Information Undertakings), Schedule 15 (General Undertakings) and of Schedule 16 (Events of Default), capitalised words and expressions used in those schedules shall have the meaning ascribed to them in Schedule 17 (New York Law Definitions).

	(b)	For the purposes of interpreting Schedule 14 (Information Undertakings), Schedule 15 (General Undertakings) and of Schedule 16 (Events of Default), in the event of a conflict between the defined terms set out in Clause 1.1 (Definitions) and the defined terms set out in Schedule 17 (New York Law Definitions), the defined terms set out in Schedule 17 (New York Law Definitions) shall prevail.

1.5	Third party rights

	(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement or any other Finance Document.

	(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party to this Agreement, or, as the case may be, a Finance Document, is not required to amend, rescind or vary this Agreement or any other Finance Document at any time.

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1.6	Personal Liability

No personal liability shall attach to any director, officer or employee of any member of the Group (or any Affiliate of any member of the Group) for any representation or statement made by that member of the Group or its Affiliate in any Finance Document, certificate or other document signed by a director, officer or employee which is required to be delivered under a Finance Document save in the case of fraud in which case liability (if any) will be determined in accordance with applicable law.

1.7	Intercreditor Agreement

This Agreement is subject to, and has the benefit of, the Intercreditor Agreement. In the event of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall prevail.

1.8	Baskets, Exceptions and Exchange Rate Fluctuations

(a) When applying any monetary limits or baskets, thresholds and other exceptions to the representations, warranties, undertakings and Events of Default, the equivalent to an amount in the Base Currency shall be calculated under this Agreement and the other Finance Documents at the rate for the conversion of the Base Currency into the relevant currency of the non-Base Currency monetary limit, threshold and other exception which the Company (acting reasonably and in good faith) has used and has notified to the Agent or at the option of the Company at the Agent’s Spot Rate of Exchange, in each case, as at the date of the Group incurring or making the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking any other relevant action. No Event of Default or breach of any representation and warranty or undertaking under this Agreement or the other Finance Documents shall arise merely as a result of a subsequent change in the Base Currency equivalent or any other currency specified for any basket due to fluctuations in exchange rates.

(b) Unless a contrary indication appears, a reference to a basket amount, threshold or limit expressed in the Base Currency includes the equivalent of such amount, threshold or limit in other currencies.

(c) In ascertaining the Majority Lenders or the Super Majority Lenders or whether any given percentage of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents or for the purpose of the allocation of any repayment or prepayment or for the purposes of taking any step, decision, direction or exercise of discretion which is calculated by reference to drawn amounts any Commitments not denominated in the applicable Base Currency (“Non-Base Currency Commitments”) shall be deemed to be converted into the applicable Base Currency at the Agent’s Spot Rate of Exchange on the date on which that Commitment was provided under this Agreement or, if earlier, the date the aggregate amount of the Non-Base Currency Commitment of the Incremental Facility was determined.

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2.	The Facility

2.1	The Initial Facility

	(a)	Subject to the terms of this Agreement the Lenders under the Initial Facility make available a multicurrency revolving credit facility in an aggregate amount the Base Currency Amount of which is equal to the Total Initial Facility Commitments.

	(b)	The Initial Facility will be available to the Initial Facility Borrowers.

	(c)	Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make available an Ancillary Facility to any of the Initial Facility Borrowers under the Initial Facility in place of all or part of its Commitment under the Initial Facility.

2.2	Increase

	(a)	Subject to Clause 31 (Restriction on Debt Purchase Transactions), the Company may by giving prior notice to the Agent after the effective date of a cancellation of:

		(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 11.6 (Right of cancellation in relation to a Defaulting Lender);

		(ii)	the Commitments of a Lender in accordance with:

			(A)	Clause 11.1 (Illegality); or

			(B)	paragraph (a) of Clause 11.5 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank)

		(iii)	any Commitments of a Lender in accordance with Clause 43.8 (Replacement of Lender),

request that the Commitments relating to any Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount in the applicable currency of up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled as follows:

			(A)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other persons (each an “Increase Lender”) selected by the Company (each of which shall not be a member of the Group and which satisfies all the Agent’s “know your customer” or similar checks referred to in paragraph (b)(ii)(B)and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender (for the avoidance of doubt, no Party shall be obliged to assume the obligations of a Lender pursuant to this Clause 2.2 (Increase) without the prior consent of that Party));

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(B)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(C)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(D)	the Commitments of the other Lenders shall continue in full force and effect; and

(E)	any increase in the Commitments relating to a Facility shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Commitments relating to a Facility will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender which the Agent shall, if all the applicable conditions set out in this Clause 2.2 have been satisfied, execute promptly on request;

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)	the Increase Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(B)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Company, the Increase Lender and the Issuing Bank upon being so satisfied; and

(iii)	in the case of an increase in the Total Commitments, the relevant Issuing Bank consenting to the identity of the relevant Increase Lender (unless that Increase Lender is a person with a long term corporate credit rating equal to or better than BBB- or Baa3 (as applicable) according to at least two of Moody’s, S&P and Fitch).

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(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 30.5 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 30.7 (Procedure for transfers) and if the Increase Lender was a New Lender.

(e)	The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a Fee Letter.

(f)	Clause 30.6 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

(g)	The Finance Parties shall be required to enter into any amendment to the Finance Documents (including, without limitation, in relation to any changes to, the taking of, or the release coupled with the retaking of, Transaction Security) required by the Company in order to facilitate or reflect any of the matters contemplated by this Clause 2.2. The Agent and the Security Agent are each authorised and instructed by each Finance Party (without any consent, sanction, authority or further confirmation from them) to execute any such amended or replacement Finance Documents (and shall do so on the request of and at the cost of the Company).

(h)	Nothing in this Clause 2.2 shall operate to increase the Total Commitments in effect at that time.

2.3	Incremental Facility

(a)	Subject to this Clause 2.3, the Company may, at any time and from time to time following the Closing Date, by delivering to the Agent and the Security Agent a duly completed Incremental Facility Notice signed by an authorised signatory and complying with paragraphs (b) and (c) below, establish an Incremental Facility by way of (i) the introduction of a new additional commitment or facility as a Facility under this Agreement or (ii) as an additional tranche of or increase in a Facility (including the Initial Facility and any previously incurred Incremental Facility) under this Agreement.

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(b)	No consent of any Finance Party is required to establish an Incremental Facility at any time (other than, in relation to an Incremental Facility, the relevant Incremental Facility Lenders) provided that (unless otherwise agreed by the Majority Lenders) each of the following applicable conditions are met:

(i)	after giving pro forma effect to the borrowing, issuance or incurrence of the principal or equivalent amount of the proposed Incremental Facility as if drawn in full on that Incremental Facility Commencement Date, such borrowing, issuance or incurrence would not be prohibited under this Agreement;

(ii)	no Event of Default is continuing at the time the applicable Incremental Facility is committed; and

(iii)	such Incremental Facility constitutes increasing an existing “Facility” (including the Initial Facility or a previously incurred Incremental Facility) or as a standalone “Incremental Facility” for the purposes of this Agreement and designated as “Super Senior Liabilities”, “Senior Secured Liabilities” or as “Future Senior Subordinated Liabilities” (as applicable) as defined in and for the purposes of the Intercreditor Agreement.

(iv)	such Incremental Facility:

(A)	ranks pari passu with or junior to the Initial Facility; and

(B)	if secured, subject to the Finance Parties complying with all relevant obligations under paragraph (g) below, that any Security granted by any member of the Group in respect of obligations of the Group under an Incremental Facility constitutes Transaction Security for the purposes of this Agreement and the Intercreditor Agreement.

(c)	The Incremental Facility Notice shall not be regarded as having been duly completed unless it is signed by the Company and each party thereto and specifies the following matters in respect of such Incremental Facility:

(i)	the proposed borrower(s) and guarantor(s) in respect of the Incremental Facility;

(ii)	the person(s) to become Incremental Facility Lenders in respect of the Incremental Facility and the amount of the commitments of such Incremental Facility allocated to each Incremental Facility Lender;

(iii)	the aggregate amount of the commitments of the Incremental Facility and the currency being made available and any other or optional currency or currencies which are available for utilisation under such Incremental Facility;

(iv)	the purpose and permitted usage of such Incremental Facility and any additional conditions to drawdown of such Incremental Facility (which may be as agreed between the Company and the Incremental Facility Lenders (each acting reasonably) providing that Incremental Facility), including any Agreed Certain Funds Period and related conditions;

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(v)	the rate of interest applicable to the Incremental Facility (including any applicable margin, basis, floor and/or margin ratchet) and commitment fee and other fees payable in respect of that Incremental Facility;

(vi)	the Incremental Facility Commencement Date and Availability Period for the Incremental Facility;

(vii)	the Termination Date, repayment profile, amortisation schedule and any mandatory prepayment provisions; and
(viii)	each of the requirements of paragraph (b) above and confirmation of each of the conditions set out in paragraph (b) above are satisfied,

such Incremental Facility Notice shall be deemed to have been duly completed if it is signed by each party thereto and specifies the matters in paragraphs (c)(i) to (c)(viii) above in respect of such Incremental Facility and, prior to the applicable Incremental Facility Commencement Date, without prejudice to the rights of the Agent to request any other information which the Agent or Security Agent may reasonably require in relation to such Incremental Facility.

(d)	Subject to the conditions set out in paragraph (b) of this Clause 2.3 being satisfied, following receipt by the Agent of a duly completed Incremental Facility Notice and with effect from the relevant Incremental Facility Commencement Date (or any later date on which the conditions set out in paragraph (e) below are satisfied) the relevant Incremental Facility shall come into effect and be established in accordance with its terms and:

(i)	the Incremental Facility Lenders participating in the relevant Incremental Facility shall make available that Incremental Facility in the aggregate amount set out in the Incremental Facility Notice;

(ii)	each of the Obligors and each Incremental Facility Lender under the relevant Incremental Facility shall assume such obligations towards one another and/or acquire such rights against one another as the Obligors and such Incremental Facility Lenders would have assumed and/or acquired had the Incremental Facility Lenders been Original Lenders in respect of the relevant Incremental Facility;

(iii)	in relation to an Incremental Facility Lender which is not already a Lender, each Incremental Facility Lender under the relevant Incremental Facility shall become a Party to this Agreement as a Lender;

(iv)	each Incremental Facility Lender under the relevant Incremental Facility shall become a Party as a “Lender” and each Incremental Facility Lender under the relevant Incremental Facility and each of the other Finance Parties shall assume such obligations towards one another and acquire such rights against one another as those Incremental Facility Lenders and those Finance Parties would have assumed and/or acquired had the Incremental Facility Lenders been Original Lenders in respect of the relevant Incremental Facility; and

(v)	the Commitments of the other Lenders shall continue in full force and effect.

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(e)	The establishment of an Incremental Facility will only be effective on:

(i)	the execution of the Incremental Facility Notice relating to such Incremental Facility by the Company, the relevant Borrower(s) and the relevant Incremental Facility Lender(s) and delivery of such executed notice to the Agent;

(ii)	in relation to an Incremental Facility Lender which is not already a Lender, receipt by the Agent of an Incremental Facility Lender Accession Notice from each person referred to in the relevant Incremental Facility Notice as an Incremental Facility Lender and, to the extent that it is not already a party to the Intercreditor Agreement in the applicable capacity, the accession of each Incremental Facility Lender to the Intercreditor Agreement as a “Super Senior Creditor”, “Senior Secured Creditor” or “Future Senior Subordinated Creditor” (as applicable) as defined in and for the purposes of the Intercreditor Agreement; and

(iii)	in relation to an Incremental Facility Lender which is not already a Lender, the performance by the Agent of all necessary know your customer or other similar checks under all applicable laws and regulations in relation to that Incremental Facility Lender making available an Incremental Facility, the completion of which the Agent shall promptly notify to the Company, and no Utilisation Request in relation to an Incremental Facility shall be valid unless prior to (or simultaneously with) the delivery of the relevant Utilisation Request in relation to such Incremental Facility, the requirements of this Clause 2.3 have been satisfied.

(f)	Each Obligor:

(i)	irrevocably authorises the Company to sign each Incremental Facility Notice and to agree, implement and establish Incremental Facilities in accordance with this Agreement on its behalf; and

(ii)	confirms that its guarantee and indemnity recorded in Clause 24 (Guarantees and Indemnity) (or any applicable Accession Deed or other Finance Document) and all Transaction Security granted by it will, subject only to any applicable limitations on such guarantee and indemnity referred to in Clause 24 (Guarantees and Indemnity) and any Accession Deed pursuant to which it became an Obligor or the terms of the Transaction Security Documents, extend to include the Incremental Facility Loans and any other obligations arising under or in respect of the Incremental Facility Commitments.

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(g)	Each Party irrevocably authorises, empowers and instructs:

(i)	the Agent to acknowledge, execute and confirm acceptance of each Incremental Facility Notice;

(ii)	the Agent and the Security Agent to acknowledge, execute and confirm acceptance of each Incremental Facility Lender Accession Notice and, if applicable, the documentation required for the Incremental Facility Lender to accede to the Intercreditor Agreement; and

(iii)	the Agent and the Security Agent to execute any necessary amendments, confirmations, supplements or revisions to this Agreement, the Transaction Security Documents and any other Finance Documents as may be required in order to ensure that any Incremental Facility, if legally possible, ranks in accordance with the provisions set out in the applicable Incremental Facility Notice and, in the case of Incremental Facilities:

(A)	which are not designated as “Super Senior Liabilities”, as defined in and for the purposes of the Intercreditor Agreement, to include the appropriate class voting mechanics; and

(B)	in the case of an Incremental Facility that is designated as Super Senior Liabilities the Incremental Facility Lenders vote as a separate class and the Initial Facility Lenders retain the ability to constitute the Majority Lenders with respect to any amendments or consents that affect the Initial Facility.

(h)	The Agent and/or the Security Agent shall as soon as reasonably practicable send to the Company a copy of each executed Incremental Facility Notice and, if applicable, Incremental Facility Lender Accession Notice and, if applicable, the documentation required for the Incremental Facility Lender to accede to the Intercreditor Agreement.

(i)	By signing an Incremental Facility Notice as an Incremental Facility Lender, each such entity agrees to commit the Incremental Facility Commitments set out against its name in that notice and, in the case of an entity which is not already a party to this Agreement as a Lender, become a Lender and a Party to this Agreement and to the Intercreditor Agreement.

(j)	Notwithstanding any provision of a Finance Document to the contrary, there shall be no obligation or requirement to enter into any hedging arrangement or other derivative transaction in relation to any Incremental Facility.

(k)	Each Incremental Facility Lender, by executing the relevant Incremental Facility Notice confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any consent, release, waiver or amendment that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the relevant Incremental Facility becomes effective and that it is bound by that decision and by the operations of any other provisions of this Agreement in relation to such consent, release, waiver or amendment.

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(l)	No Lender will have any obligation to participate in an Incremental Facility (unless it has executed and delivered an Incremental Facility Lender Accession Notice or otherwise become an Incremental Facility Lender in respect of that Incremental Facility). By signing an Incremental Facility Notice as an Incremental Facility Lender, each such entity agrees to commit the Incremental Facility Commitments set out against its name in that Incremental Facility Notice.

(m)	Clause 30.6 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Incremental Facility Lender as if references in that Clause to:

(i)	an Existing Lender were references to all the Lenders immediately prior to the establishment of the relevant Incremental Facility;

(ii)	the New Lender were references to that Incremental Facility Lender; and

(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.

(n)	The Company may pay to an Incremental Facility Lender a fee in the amount and at the times agreed between the Company and the Incremental Facility Lender in a Fee Letter.

(o)	The establishment, terms or conditions or use of proceeds of any Incremental Facility shall be governed by this Clause 2.3 which shall apply irrespective and notwithstanding any other provision of this Agreement and, except to the extent as provided in this Clause 2.3, the terms applicable to any Incremental Facility will be those agreed by the Incremental Facility Lenders in respect of that Incremental Facility and the Company and set out in the applicable Incremental Facility Notice, provided that:

(i)	if there is any inconsistency between any such term agreed in respect of an Incremental Facility and any term of a Finance Document, the term agreed in respect of the Incremental Facility shall prevail with respect to such Incremental Facility (subject to the other terms and conditions of this Clause 2.3);

(ii)	unless otherwise specified in the applicable Incremental Facility Notice, the terms of the Incremental Facility shall be the same as the terms given to the Initial Facility under this Agreement; and

(iii)	the provisions of this Agreement will apply to each Incremental Facility and the provisions of Clause 4 (Conditions of Utilisation) and of Clause 5 (Utilisation – Loans) will apply to all Utilisations of any Incremental Facility, provided that no Utilisation Request in relation to an Incremental Facility shall be valid unless prior to (or simultaneously with) such Utilisation Request being delivered the requirements of this Clause 2.3 have been satisfied.

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2.4	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor, which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.5	Lender Affiliates

(a)	A Lender may nominate (by written notice to the Agent and the Company in an Affiliate Designation Notice) a branch or Affiliate (a “Designated Affiliate”) to discharge its obligations to participate in one or more Loans (a “Designated Loan”):

(i)	as set out in paragraph (f) below; or

(ii)	in the Transfer Certificate, Assignment Agreement, Increase Confirmation, Incremental Facility Notice or Incremental Facility Lender Accession Notice pursuant to which such Lender becomes a Party.

(b)	Any branch or Affiliate nominated by a Lender to participate in a Loan shall:

(i)	participate therein in compliance with the terms of this Agreement; and

(ii)	be entitled, to the extent of its participation, to all the rights and benefits of a Lender under the Finance Documents provided that such rights and benefits shall be exercised on its behalf by its nominating Lender save where law or regulation requires the branch or Affiliate to do so.

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(c)	Each Lender shall remain liable and responsible for the performance of all obligations assumed by a Designated Affiliate on its behalf under this Clause 2.5 and non-performance of a Lender’s obligations by its Designated Affiliate following a nomination under this Clause 2.5 shall not relieve such Lender from its obligations under this Agreement (but without prejudice to a Lender’s rights under Clause 30 (Changes to the Lenders)).

(d)	Neither the Company nor any Obligor shall be liable to pay any amount otherwise required to be paid by the Company or an Obligor under Clause 19 (Tax) or Clause 20 (Increased Costs) (arising as a result of laws or regulations in force or known to be coming into force on the date the relevant branch or Affiliate was nominated) in excess of the amount it would have been obliged to pay if that Lender had not nominated its branch or Affiliate to participate in the applicable Facility or, to the extent that such Lender nominated such branch or Affiliate for particular Loans in the Transfer Certificate, Assignment Agreement, Increase Confirmation, Incremental Facility Notice or Incremental Facility Lender Accession Notice pursuant to which such Lender became a Party, in excess of the amount which it would have been obliged to pay had that Lender continued to make only those particular Loans through that branch or Affiliate. Each Lender shall promptly notify the Agent and the Company of the Tax jurisdiction from which its branch or Affiliate will participate in the relevant Loans and such other information regarding that branch or Affiliate as the Company may reasonably request.

(e)	Any notice or communication to be made to a branch or an Affiliate of a Lender pursuant to Clause 39 (Notices):

(i)	may be served directly upon the branch or Affiliate, at the address supplied to the Agent by the nominating Lender pursuant to its nomination of such branch or Affiliate, where the Lender or the relevant branch or Affiliate requests this in order to mitigate any legal obligation to deduct Tax from any payment to such branch or Affiliate or any payment obligation which might otherwise arise pursuant to Clause 20.1 (Increased costs); or

(ii)	in any other circumstance, may be delivered to the Facility Office of the Lender.

(f)	If a Lender nominates an Affiliate, that Lender and that Affiliate:

(i)	will be treated as having a single Commitment (being the Commitment of that Lender) but for all other purposes (other than those referred to in paragraphs (c) and (e)(ii) above and paragraph (ii) below) will be treated as separate Lenders; and

(ii)	will be regarded as a single Lender for the purpose of:

(A)	voting in relation to any matter in connection with a Finance Document; and

(B)	compliance with Clause 30 (Changes to the Lenders).

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(g)	All payments of principal, interest, fees, costs and commissions in connection with a Designated Loan shall be for the account of the relevant Designated Affiliate. For the avoidance of doubt, this shall not apply to any commitment fee which shall be for the account of the relevant Lender.

(h)	A Lender that has made a nomination in accordance with paragraph (a) or (f) above may revoke such nomination in relation to any future Loans by giving the Agent at least five (5) Business Days’ written notice.

This Clause 2.5 is without prejudice to a Lender’s right to transfer its Commitments to an Affiliate under Clause 30 (Changes to the Lenders).

2.6	Obligors’ Agent

(a)	Each Obligor (other than the Company), by its execution of this Agreement or an Accession Deed irrevocably (to the extent permitted by law) appoints the Company to act severally on its behalf as its agent in relation to the Finance Documents and irrevocably (to the extent permitted by law) authorises:

(i)	the Company on its behalf to supply all information concerning itself contemplated by the Finance Documents to the Finance Parties and to give and receive all notices, instructions and other communications under the Finance Documents (including, where relevant, Utilisation Requests)and to execute on its behalf any Accession Deed and to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor (including, by increasing the obligations of such Obligor howsoever fundamentally, whether by increasing the liabilities, guarantees or otherwise); and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and, in each case, the Obligor shall be bound as though the Obligor itself (as applicable) had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication and each Finance Party may rely on any action taken by the Obligor’s Agent on behalf of that Obligor.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it (to the extent permitted by law). In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

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(c)	If (notwithstanding the fact that the guarantees granted under Clause 24 (Guarantees and Indemnity) are and the Transaction Security is, intended to guarantee and secure, respectively, all obligations arising under the Finance Documents), any guarantee or Transaction Security does not automatically extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents, each Obligor expressly confirms that the Obligors’ Agent is authorised to confirm such guarantee and/or Transaction Security on behalf of such Obligor.

(d)	For the purpose of this Clause 2.6, each Obligor other than the Company (to the extent necessary under applicable law) shall grant a specific power of attorney (notarized and apostilled) to the Company and comply with any necessary formalities in connection therewith.

(e)	The Obligors’ Agent shall be released from any applicable restrictions of self-dealing under any applicable laws of any relevant jurisdiction.

3.	Purpose

3.1	Purpose

(a)	The Initial Facility Borrower shall apply all amounts borrowed by it under an Initial Facility, towards directly or indirectly financing or refinancing the working capital and/or the general corporate purposes of the Group, including, without limitation, the financing or refinancing of (i) any interest payments under or in connection with the Notes and any original issue discount, fees, costs and expenses arising in connection with the Transaction; (ii) capital expenditure; (iii) any Permitted Acquisition, investment and joint venture; (iv) operational restructurings or reorganisation requirements of the Group; and (v) any working capital related adjustments (however structured) relating to or arising in connection with any Permitted Acquisition.

(b)	Each Incremental Facility Borrower shall apply all amounts borrowed by it under an Incremental Facility towards the purposes specified in the Incremental Facility Notice relating to the relevant Incremental Facility Commitments.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Initial conditions precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation, the Agent has received all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent (acting reasonably and on the instructions of the Majority Lenders each also acting reasonably) or receipt of such documents and evidence has been waived by the Agent (acting reasonably and acting on the instructions of the Majority Lenders each also acting reasonably). The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

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(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

(a)	Subject to Clause 4.1 (Initial conditions precedent) and paragraph (b) below, the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation), in relation to a Utilisation (other than one to which Clause 4.5 (Utilisations of Facility/Incremental Facility during the Agreed Certain Funds Period) applies), if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	in the case of any Utilisation (other than a Rollover Utilisation):

(A)	no Default has occurred and is continuing or would occur as a result of the proposed Utilisation;

(B)	the Repeating Representations are true in all material respects (or, to the extent a materiality test applies, all respects); and

(ii)	in the case of a Rollover Utilisation, no Declared Default has occurred and is continuing.

(b)	The Agent (acting on the instructions of the relevant Majority Lenders) may waive the requirements set out in paragraph (a) in relation to a proposed Utilisation.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Utilisation if:

(i)	in the case of the Initial Facility, it is EUR or US Dollars; or

(ii)	in the case of an Incremental Facility, any currencies specified in the Incremental Facility Notice relating to the applicable Incremental Facility Commitments; or

(iii)	otherwise it:

(A)	is readily available in the amount required and freely convertible into the Base Currency in the Relevant Market for that currency at the Specified Time and the Utilisation Date for that Utilisation;

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(B)	it has been approved by the Agent (acting on the instructions of all the Lenders participating in the applicable Facility (each acting reasonably)) on or prior to receipt by the Agent of the relevant Utilisation Request for that Utilisation; and

(C)	there are Reference Rate Terms for that currency.

(b)	If the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(iii) above, the Agent will confirm to the Company by the Specified Time:

(i)	whether or not the relevant Lenders participating in that Utilisation have granted their approval; and

(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency (which the Agent shall determine acting reasonably and in consultation with the Company).

4.4	Maximum number of Utilisations

(a)	A Borrower (or the Company) may not deliver a Utilisation Request in respect of the Initial Facility if as a result of the proposed Utilisation more than twenty (20) Initial Facility Loans (or such higher number as may be agreed by the Company and the Agent) would be outstanding.

(b)	A Borrower (or the Company) may not deliver a Utilisation Request in respect of an Incremental Facility if as a result of the proposed Utilisation more than the maximum number of utilisations of that Incremental Facility (as agreed between the Company and the Agent) would be outstanding.

(c)	Any Loan made by a single Lender under Clause 8.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

(d)	Any Separate Loan shall not be taken into account in this Clause 4.4.

(e)	A Borrower (or the Company) may not request that a Letter of Credit be issued under the Initial Facility if as a result of the proposed Utilisation more than twenty (20) Letters of Credit (or such other number as may be agreed by the Company, the Issuing Bank and the Agent) would be outstanding.

4.5	Utilisations of Facility/Incremental Facility during the Agreed Certain Funds Period

(a)	Subject to Clause 4.1 (Initial conditions precedent), during the relevant Agreed Certain Funds Period, a Lender under an Initial Facility or an Incremental Facility Lender (as the case may be) will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to the relevant Agreed Certain Funds Utilisation if:

(i)	the Company and each of the Lenders under the Initial Facility or relevant Incremental Facility Lenders (as the case may be) have agreed that the Initial Facility or relevant Incremental Facility shall be made available on a “certain funds basis” for a specified purpose in connection with a Permitted Acquisition or such other agreed purpose, for such period and on such terms or conditions (if any) as the Company and those Lenders under the Initial Facility or relevant Incremental Facility Lenders (as the case may be) shall agree and notify in writing to the Agent at least three (3) Business Days (or such shorter period agreed with the Agent) prior to the date of the Utilisation Request; and

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(ii)	on the proposed Utilisation Date:

(A)	no Major Default has occurred and is continuing or would result from the proposed Agreed Certain Funds Utilisation;

(B)	all the Major Representations are true and correct in all material respects (or, to the extent a materiality test applies, all respect);

(C)	no Change of Control has occurred; and

(D)	the applicable conditions or events (if any) specified in the relevant Incremental Facility Notice or other notice in relation to that Agreed Certain Funds Period and Agreed Certain Funds Utilisation are complied with or satisfied.

(b)	During the Agreed Certain Funds Period (save in respect of a Lender under an Initial Facility or relevant Incremental Facility Lender (as the case may be) in circumstances where, pursuant to paragraph (a) above, that Lender under the Initial Facility or Incremental Facility Lender (as the case may be) is not obliged to comply with Clause 5.4 (Lenders’ participation) and subject as provided in Clause 11.1 (Illegality)), none of the Lenders under the Initial Facility or relevant Incremental Facility Lenders (as the case may be) shall be entitled in respect of an Agreed Certain Funds Utilisation (and the corresponding Commitments to which it relates) to:

(i)	cancel any of its Commitments in respect of the Initial Facility or Incremental Facility Commitments (as the case may be) to the extent to do so would prevent or limit the making of an Agreed Certain Funds Utilisation;

(ii)	rescind, terminate or cancel this Agreement or the relevant Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have in respect of a Facility to which the provisions of this Clause apply to the extent to do so would directly or indirectly prevent or limit the making of an Agreed Certain Funds Utilisation;

(iii)	refuse to participate in the making of an Agreed Certain Funds Utilisation;

(iv)	exercise any right of set-off or counterclaim or similar right or remedy which it may exercise in respect of an Agreed Certain Funds Utilisation to the extent to do so would prevent or limit the making of an Agreed Certain Funds Utilisation;

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(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document or exercise any enforcement rights under any Transaction Security Document in respect of a Facility to which the provisions of this Clause apply to the extent to do so would prevent or limit the making of an Agreed Certain Funds Utilisation;

(vi)	take any other action or make or enforce any claim (in its capacity as a Lender) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of an Agreed Certain Funds Utilisation; or

(vii)	declare that cash cover in relation to a Letter of Credit or an Ancillary Facility is immediately due and payable on demand,

provided that:

(A)	immediately upon the expiry of the relevant Agreed Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the applicable Agreed Certain Funds Period; and

(B)	this Clause 4.5 shall be without prejudice to, and shall not prevent or limit the exercise of, any rights of any of the Finance Parties in respect of any other Facility, Loan, Utilisation or Commitment.

5.	Utilisation – Loans

5.1	Delivery of a Utilisation Request

A Borrower (or the Company on its behalf) may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time (or such later time as the Agent may agree).

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan shall be irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	it identifies the relevant Borrower;

(iii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

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(iv)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(v)	the proposed Interest Period complies with Clause 16 (Interest Periods).

(b)	Multiple Utilisations may be requested in a Utilisation Request where the proposed Utilisation Date is on the Closing Date. Unless otherwise agreed with the Agent, only one Utilisation may be requested in each subsequent Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be:

(i)	in relation to the Initial Facility, the Base Currency or the applicable Optional Currencies; and

(ii)	in relation to the Incremental Facility, as agreed by the relevant Incremental Facility Lenders and specified in the applicable Incremental Facility Notice.

(iii)	The amount of a proposed Utilisation under the Initial Facility or an Incremental Facility must be a minimum of GBP 200,000 (or, its equivalent in an Optional Currency) and an integral multiple of GBP 200,000 (or, its equivalent in an Optional Currency) or, if less, the Available Facility; and

(iv)	if the currency selected is any other Optional Currency approved by the Agent pursuant to paragraph (a)(iii) of Clause 4.3 (Conditions relating to Optional Currencies), the minimum amount specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, and subject to Clause 10.1 (Repayment of Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	Other than as set out in paragraph (c) below, the amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility in each case in relation to the relevant Facility immediately prior to making the Loan.

(c)	If a Utilisation is made to repay Ancillary Outstandings, each Lender’s participation in that Utilisation will be in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Utilisations then outstanding bearing the same proportion to the aggregate amount of the Loans then outstanding as its Commitment bears to the Total Commitments.

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(d)	The Agent shall determine the Base Currency Amount (if applicable) of each Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 36.1 (Payments to the Agent) by the Specified Time.

5.5	Limitations on Utilisations

The Initial Facility may not be utilised unless the Notes have been issued but the Initial Facility may be utilised contemporaneously with the Notes being issued.

5.6	Cancellation of Commitment

(a)	The Initial Facility Commitments, which at that time are unutilised shall be immediately cancelled at the end of the Availability Period for the Initial Facility.

(b)	The Incremental Facility Commitments which are unutilised at the end of the Availability Period applicable for those Incremental Facility Commitments shall be immediately cancelled at the end of the Availability Period for those Incremental Facility Commitments or, in the case of a Permitted Acquisition, if the closing date in respect of that Permitted Acquisition has not occurred prior to the end of the applicable Agreed Certain Funds Period, at the end of that Agreed Certain Funds Period.

6.	Utilisation – Letters of Credit

6.1	The Facility

(a)	A Facility may be utilised by way of Letters of Credit.

(b)	Other than Clause 5.5 (Limitations on Utilisations), Clause 5 (Utilisation – Loans) does not apply to utilisations by way of Letters of Credit.

6.2	Delivery of a Utilisation Request for Letters of Credit

A Borrower (or the Company on its behalf) may request a Letter of Credit to be issued (for its own, or another member of the Group’s, obligations) by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time (or such later time as the relevant Issuing Bank may agree).

6.3	Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit shall be irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for a Letter of Credit;

(b)	it identifies the Borrower of the Letter of Credit;

(c)	it identifies the Facility to be utilised;

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(d)	it identifies the Issuing Bank that has agreed to issue the Letter of Credit;

(e)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the relevant Facility;

(f)	the currency and amount of the Letter of Credit comply with Clause 6.4 (Currency and amount);

(g)	the form of Letter of Credit is attached to the Utilisation Request and is approved by the relevant Issuing Bank (acting reasonably) or is substantially in the form set out in Schedule 11 (Form of Letter of Credit);

(h)	the Expiry Date of the Letter of Credit falls on or before the Termination Date in respect of the relevant Facility provided that the Expiry Date may fall after the Termination Date for the relevant Facility if the relevant Borrower has provided cash cover or procures that a back-to-back bank guarantee acceptable to the relevant Issuing Bank (acting reasonably) be issued in favour of the Issuing Bank for that Letter of Credit for the period from the Termination Date for the relevant Facility to (and including) the Expiry Date of the relevant Letter of Credit;

(i)	the Term of the Letter of Credit is twelve (12) Months or less (or such longer period agreed with the Issuing Bank);

(j)	the delivery instructions for the Letter of Credit are specified;

(k)	the beneficiary of the Letter of Credit is identified; and

(l)	the Issuing Bank is not precluded from issuing a Letter of Credit by law or regulation to the beneficiary of the Letter of Credit.

6.4	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not less than such amount as agreed between the Company, the Issuing Bank and the Agent and not more than the Available Facility.

6.5	Issue of Letters of Credit

(a)	If the conditions set out in this Agreement have been met, the relevant Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

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(b)	Subject to Clause 4.1 (Initial conditions precedent), an Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit other than one to which paragraph (c) below applies, if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)	in the case of any Utilisation (other than a Rollover Utilisation) (A) no Default has occurred and is continuing or would occur as a result from the proposed Utilisation and (B) the Repeating Representations to be made by each Obligor are true in all material respects (or in the case of such representations and warranties which are subject to a materiality threshold or qualification in accordance with their terms, are correct in all respects); and

(ii)	in the case of a Letter of Credit to be renewed or extended in accordance with Clause 6.6 (Renewal of a Letter of Credit), no Declared Default has occurred and is continuing.

(c)	Subject to Clause 4.1 (Initial conditions precedent) and notwithstanding the conditions of paragraph (b) above during any Agreed Certain Funds Period, the Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit which is an Agreed Certain Funds Utilisation, if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Major Default has occurred and is continuing or would result from the issue of the proposed Letter of Credit;

(ii)	all the Major Representations are true in all material respects (or, to the extent a materiality test applies, all respects);

(iii)	no Change of Control has occurred; and

(iv)	the applicable additional conditions or events (if any) specified in the relevant Incremental Facility Notice or other notice in relation to the Agreed Certain Funds Period and Agreed Certain Fund Utilisation complied with or satisfied, in each case, provided that, during any Agreed Certain Funds Period, an extension of a Letter of Credit shall be permitted unless a Declared Default had occurred relating to the Facility.

(d)	During any Agreed Certain Funds Period save in circumstances where, pursuant to paragraph (c) above, an Issuing Bank is not obliged to comply with paragraph (a) above and subject as provided in Clause 11.2 (Illegality in relation to Issuing Bank), that Issuing Bank shall not be entitled to in respect of an Agreed Certain Funds Utilisation (and the corresponding Commitments to which it relates):

(i)	cancel any of its Commitments in respect of the relevant Facility to the extent to do so would prevent or limit the making of a Letter of Credit which is an Agreed Certain Funds Utilisation;

(ii)	rescind, terminate or cancel this Agreement or the relevant Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would directly or indirectly prevent or limit the making of a Letter of Credit which is an Agreed Certain Funds Utilisation;

(iii)	refuse to participate in the making of a Letter of Credit which is an Agreed Certain Funds Utilisation;

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(iv)	exercise any right of set-off or counterclaim or similar right or remedy which it may exercise in respect of a Utilisation to the extent to do so would prevent or limit the making of a Letter of Credit which is an Agreed Certain Funds Utilisation;

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document or exercise any enforcement rights under any Transaction Security Document to the extent to do so would prevent or limit the issuing of a Letter of Credit which is an Agreed Certain Funds Utilisation;

(vi)	take any other action or make or enforce any claim (in its capacity as Issuing Bank) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the Issuing of a Letter of Credit which is an Agreed Certain Funds Utilisation; or

(vii)	declare that cash cover in relation to a Letter of Credit is immediately due and payable on demand,

provided that:

(A)	immediately upon the expiry of the relevant Agreed Certain Funds Period all such rights, remedies and entitlements shall be available to the Issuing Bank notwithstanding that they may not have been used or been available for use during the relevant Agreed Certain Funds Period; and

(B)	this Clause 6.5 shall be without prejudice to, and shall not prevent or limit the exercise of, any rights of any of the Finance Parties in respect of any other Facility, Loan, Utilisation or Commitment.

(e)	The amount of each Lender’s participation in each Letter of Credit will be equal to the proportion borne by its Available Commitment to the relevant Available Facility immediately prior to the issue of the Letter of Credit.

(f)	The Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the relevant Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.

(g)	An Issuing Bank may issue a Letter of Credit in the form of a SWIFT message or other form of communication customary in the relevant market but has no obligation to do so.

(h)	An Issuing Bank is solely responsible for the form of the Letter of Credit that it issues. The Agent has no duty to monitor the form of that document.

(i)	Subject to paragraph (i) of Clause 33.6 (Rights and discretions), an Issuing Bank and the Agent shall provide each other with any information reasonably requested by the other that relates to a Letter of Credit and its issue.

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6.6	Renewal of a Letter of Credit

(a)	A Borrower (or the Company on its behalf) may request that any Letter of Credit issued on behalf of that Borrower be renewed by delivery to the relevant Issuing Bank and the Agent of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.

(b)	Subject to the provision in paragraph (b)(i) of Clause 6.5 (Issue of Letters of Credit), the Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the condition set out in paragraph (g) of Clause 6.3 (Completion of a Utilisation Request for Letters of Credit) shall not apply.

(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, (or if a different date is specified, on that date) and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)	Subject to paragraph (e) below, if the conditions set out in this Agreement have been met, the relevant Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.

(e)	Where a new Letter of Credit is to be issued to replace by way of renewal of an existing Letter of Credit, the relevant Issuing Bank is not required to issue that new Letter of Credit until the Letter of Credit being replaced has been returned to the Issuing Bank or the Issuing Bank is satisfied either that it will be returned to it or otherwise that no liability can arise under it.

(f)	In the event that a Renewal Request is given to an Issuing Bank, such Issuing Bank shall inform the Agent of its receipt of the same within such time period as such Issuing Bank and the Agent may agree.

6.7	Reduction of a Letter of Credit

(a)	If, on or before the proposed Utilisation Date of a Letter of Credit, any of the Lenders under the relevant Facility is a Non-Acceptable L/C Lender and:

(i)	that Lender has failed to provide cash collateral to the Issuing Bank in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender); and

(ii)	either:

(A)	the Issuing Bank has not required the relevant Borrower to provide cash cover pursuant to Clause 7.5 (Cash cover by Borrower); or

(B)	the relevant Borrower has failed to provide cash cover to the Issuing Bank in accordance with Clause 7.5 (Cash cover by Borrower),

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the relevant Issuing Bank may reduce the amount of that Letter of Credit by an amount equal to the amount of the participation of that Non-Acceptable L/C Lender in respect of that Letter of Credit and that Non-Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the Issuing Bank) in respect of that Letter of Credit for the purposes of the Finance Documents.

(b)	The relevant Issuing Bank shall notify the Agent and the Company of each reduction made pursuant to this Clause 6.7.

(c)	This Clause 6.7 shall not affect the participation of each other Lender in that Letter of Credit.

6.8	Revaluation of Letters of Credit

(a)	If any Letters of Credit are denominated in an Optional Currency, the Agent shall, in respect of each such Letter of Credit, at six (6) monthly intervals after the date of the Letter of Credit (the “Revaluation Date”) calculate the amount (the “Notional Amount”) which is the equivalent in the Base Currency of the outstanding principal amount of that Letter of Credit on the basis of the Agent’s Spot Rate of Exchange on the date of calculation. The Agent shall notify the Company of the amount, if any, by which the Notional Amount of any Letter of Credit exceeds the Base Currency Amount of such Letter of Credit (the “Excess Amount”).

(b)	Subject to paragraph (c) below, in the event the Excess Amount in relation to a Letter of Credit is more than five (5) per cent. of the Base Currency Amount of such Letter of Credit, the Company shall procure that the Borrower for whose account that Letter of Credit has been issued provides, within three (3) Business Days of demand by the Agent, cash cover to the Agent in respect of that Letter of Credit in the currency in which Letter of Credit is denominated in an amount which would, on the date of calculation, have resulted in the Notional Amount of the outstanding principal amount of that Letter of Credit (after taking into account all cash cover for such Letter of Credit) being equal to the Base Currency Amount of such Letter of Credit.

(c)	In the event that a Borrower has previously provided cash cover for a Letter of Credit pursuant to this Clause 6.8 and on any subsequent date of calculation under this Clause 6.8, the Notional Amount of the outstanding principal amount of that Letter of Credit (after taking into account all cash cover for such Letter of Credit) is equal to or less than its Base Currency Amount, the Agent shall, provided no Event of Default has occurred and is continuing, release such amount of such cash cover as would result in the Notional Amount of the outstanding principal amount of that Letter of Credit (after taking into account all cash cover for such Letter of Credit) not exceeding the Base Currency Amount of such Letter of Credit.

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(d)	The Company shall only be obliged to comply with paragraph (a) above in respect of a Revaluation Date to the extent that on such Revaluation Date the Facility Utilised Amount (as defined below) exceeds the aggregate amount of all the Commitments. For these purposes, on any Revaluation Date, the “Facility Utilised Amount” is the aggregate of:

(i)	the amount of all outstanding Utilisations denominated in the Base Currency;

(ii)	the principal amount of all outstanding Letters of Credit, if any, denominated in the Base Currency;

(iii)	the equivalent in the Base Currency on the basis of the Agent’s Spot Rate of Exchange on such Letter of Credit of all outstanding Utilisations denominated in an Optional Currency;

(iv)	the Notional Amounts of each outstanding Letter of Credit (after taking into account all cash cover for such Letter of Credit, if any, denominated in an Optional Currency);

(v)	the amount of any Ancillary Outstandings denominated in the Base Currency; and
(vi)	the equivalent in the Base Currency (on the basis of the Agent’s Spot Rate of Exchange on such Revaluation Date) of all Ancillary Outstandings denominated in an Optional Currency.

6.9	Reduction or expiry of Letter of Credit

If the amount of any Letter of Credit is wholly or partially reduced or it is repaid or prepaid or it expires prior to its Expiry Date, the relevant Issuing Bank and the Borrower that requested (or on behalf of which the Company requested) the issue of that Letter of Credit shall promptly notify the Agent of the details upon becoming aware of them.

6.10	Appointment of Issuing Banks

Any Lender which has agreed to the Company’s request to be an Issuing Bank pursuant to the terms of this Agreement shall become an Issuing Bank for the purposes of this Agreement upon notifying the Agent and the Company that it has so agreed to be an Issuing Bank and acceding to this Agreement and the Intercreditor Agreement as an Issuing Bank and on making that notification that Lender shall become bound by the terms of this Agreement as an Issuing Bank.

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6.11	Effect of Termination Date

(a)	Each Letter of Credit shall be repaid by the Borrower of that Letter of Credit (or the Company on its behalf) on the Termination Date applicable to the relevant Facility, (or such earlier date in accordance with this Agreement) provided that if any Letter of Credit has an Expiry Date ending on or after the Termination Date applicable to the applicable Facility, without prejudice to the repayment obligation in Clause 6.8 (Revaluation of Letters of Credit), on such Termination Date each such Letter of Credit shall be repaid unless, in the case of a Letter of Credit with an Expiry Date falling after such Termination Date:

(i)	the relevant Issuing Bank agrees that such Letter of Credit shall continue as between that Issuing Bank, and the relevant member of the Group on a bilateral basis and not as part of or under the Finance Documents; and

(ii)	save for any rights and obligations against any other Finance Party under the Finance Documents arising prior to such Termination Date applicable to the relevant Facility, no rights and obligations in respect of the Letter of Credit shall, as between the Finance Parties, continue, any cash cover or other collateral provided by any Lender in relation to such Letter of Credit shall be released on the Termination Date, and the Transaction Security shall not (following release thereof by the Security Agent) support any such Letter of Credit in respect of any claims that arise after such Termination Date and, in such circumstances, from the Termination Date paragraph (b) of Clause 7.3 (Indemnities) and Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender) shall not apply to any such Letter of Credit or to any claim made or purported to be made under a Letter of Credit made after the Termination Date applicable to the relevant Facility.

6.12	Existing Letters of Credit and Ancillary Facilities

(a)	A Borrower (or the Company) may by notice in writing to the Agent request that any letter of credit, guarantee, bond, indemnity, documentary or like credit or any other instrument of suretyship or payment, issued, undertaken or made prior to the Closing Date by any person which is a Lender under the relevant Facility (or an Affiliate of such a Lender) on behalf or at the request of any member of the Group be deemed to be issued under an Ancillary Facility or the relevant Facility and with effect from the later of the date specified in such notice (the “Grandfathering Date”) (being a date not less than three (3) Business Days, or such short period as the Agent may agree, after the date such notice is delivered to the Agent) and the Closing Date, such instrument (the “Relevant Instrument”) shall be treated as outstanding under an Ancillary Facility or a Letter of Credit for all purposes under the relevant Facility or Ancillary Facility (as the case may be), provided that:

(i)	the Relevant Instrument has been approved by the Agent (acting reasonably) or otherwise satisfies the criteria for issuing Letters of Credit under, or providing Ancillary Facilities in accordance with, the terms of this Agreement;

(ii)	the relevant entity that is the borrower of the Relevant Instrument or on whose behalf it has been issued will either (x) accede to this Agreement as a Borrower on the Grandfathering Date in accordance with Clause 32 (Changes to the Obligors) or (y) (in the case of an Ancillary Facilities) be approved as an Affiliate of a Borrower by the Lender providing such Relevant Instrument in accordance with Clause 9.10 (Affiliates of Borrowers); and

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(iii)	the Agent receives in each case in form and substance satisfactory to the Agent (acting reasonably) together with the notice specified in this Clause 6.12:

(A)	sufficient information in order to satisfy any know your client/anti-money laundering requirements; and

(B)	copies of any such instruments detailing the amounts lent and the identity of the Lenders.

(b)	The Lender concerned (or as the case may be, the Affiliate of the Lender concerned) will (unless it is already an Ancillary Lender, or, as the case may be, an Issuing Bank) become an Ancillary Lender or, as the case may be, an Issuing Bank with respect to each Relevant Instrument issued, undertaken or made by it, in each case subject to the Agent having received notification in writing from the Lender concerned (or, as the case may be, the Affiliate of the Lender concerned) that it agrees to the Relevant Instrument being treated as outstanding under an Ancillary Facility or, as the case may be, a Letter of Credit for all purposes under this Agreement.

7.	Letters of Credit

7.1	Immediately payable

(a)	If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower that requested (or on behalf of which the Company requested) the issue of that Letter of Credit shall repay or prepay that Letter of Credit or that amount promptly on demand by the relevant Issuing Bank.

(b)	Each Issuing Bank shall immediately notify the Agent of any demand received by it under and in accordance with any Letter of Credit (including details of the Letter of Credit under which such demand has been received and the amount demanded). The Agent shall immediately on receipt of any such notice notify the Company, the Borrower for whose account that Letter of Credit was issued and each of the Lenders under the relevant Facility.

7.2	Claims under a Letter of Credit

(a)	Each Borrower and Lender irrevocably and unconditionally authorises the relevant Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by that Borrower (or requested by the Company on its behalf) and which appears on its face to be in order (in this Clause 7.2, a “claim”).

(b)	Each Borrower that requested the relevant Letter of Credit shall within three (3) Business Days of demand or, if such payment is being funded by a Loan, shall promptly on demand pay to the Agent for the account of the relevant Issuing Bank an amount equal to the amount under that claim.

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(c)	In respect of Letters of Credit utilised under a Facility, on receipt of any demand under paragraph (a) above the relevant Borrower shall (unless the Company notifies the Agent otherwise) be deemed to have delivered to the Agent a duly completed Utilisation Request which complies with the provisions of Clause 5.2 (Completion of a Utilisation Request for Loans) for requesting a Loan provided that the amount of such Loan as applicable is less than or equal to the relevant Available Facility (an “L/C Loan”):

(i)	in an amount and currency equal to the amount and currency of the relevant claim (if applicable, net of any available cash cover);

(ii)	for an Interest Period of one (1) Month or such other period of one (1), two (2), three (3) or six (6) Months as notified by the relevant Borrower or the Company to the Agent prior to the Utilisation Date; and

(iii)	with a Utilisation Date falling three (3) Business Days after the date of receipt of the relevant demand.

and, for the avoidance of doubt, the Lenders shall be required to comply with their obligations under Clause 5.4 (Lenders’ participation) in respect of such L/C Loan. The proceeds of any such Loan shall be used to pay the relevant claim.

(d)	Each Borrower and each Lender acknowledges that an Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(e)	The obligations of a Borrower and each Lender under this Clause 7.2 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.3	Indemnities

(a)	Each Borrower shall promptly on demand indemnify an Issuing Bank against any cost, loss or liability incurred by that Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct or breach of the terms of this Agreement) in acting as the Issuing Bank under any Letter of Credit requested by (or on behalf of) that Borrower.

(b)	Each Lender shall (according to its L/C Proportion) immediately on demand indemnify an Issuing Bank against any cost, loss or liability incurred by that Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct or breach of the terms of this Agreement) in acting as the Issuing Bank under any Letter of Credit (unless the relevant Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

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(c)	If any Lender is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above, then that Lender will not be obliged to comply with paragraph (b) and shall instead be deemed to have taken, on the date the Letter of Credit is issued (or if later, on the date the Lender’s participation in the Letter of Credit is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Letter of Credit in an amount equal to its L/C Proportion of that Letter of Credit. On receipt of demand from the Agent, that Lender shall pay to the Agent (for the account of the relevant Issuing Bank) an amount equal to its L/C Proportion of the amount demanded.

(d)	The Borrower which requested (or on behalf of which the Company requested) a Letter of Credit shall promptly on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.3 in respect of that Letter of Credit except to the extent arising out of the negligence, wilful misconduct of, or material breach of the terms of this Agreement in relation to such Letter of Credit by, such Lender.

(e)	The obligations of each Lender or Borrower under this Clause 7.3 are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or Borrower in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)	The obligations of any Lender or Borrower under this Clause 7.3 will not be affected by any act, omission, matter or thing which, but for this Clause 7.3, would reduce, release or prejudice any of its obligations under this Clause 7.3 (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

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(v)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.

(g)	In respect of any Letter of Credit:

(i)	promptly following the issue of the Letter of Credit, the Agent shall deliver to the Company a copy of the Letter of Credit that was delivered directly to the beneficiary by an electronic message delivered by SWIFT (according to the system authorized and designed by the Society for Worldwide Interbank Financial Telecommunications), or any other means where there is record that the Letter of Credit was issued;

(ii)	the relevant Borrower acknowledges that the applicable Utilisation shall be made by the issuance of the Letter of Credit from the relevant Issuing Bank to the beneficiary;

(iii)	if the Borrower requires any amendment to a Letter of Credit, the Borrower must deliver the corresponding written request to the relevant Issuing Bank in the applicable form used by the relevant Issuing Bank. The request must contain the reasons for requesting the amendment which will need to be agreed by the relevant Issuing Bank, the relevant Lenders and the beneficiary; and

(iv)	the Borrower acknowledges and agrees that, once a Letter of Credit is issued in favour of a beneficiary, such Letter of Credit may not be cancelled or modified without written consent from the beneficiary, the relevant Issuing Bank and the relevant Lenders. Once the beneficiary presents the corresponding Letter of Credit for payment, the payment made to the beneficiary under such Letter of Credit will be final and free from any responsibility from the relevant Issuing Bank or the relevant Lenders.

7.4	Cash collateral by Non-Acceptable L/C Lender

(a)	If, at any time, a Lender is a Non-Acceptable L/C Lender, the relevant Issuing Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling three (3) Business Days after the request by that Issuing Bank, an amount equal to that Lender’s L/C Proportion of:

(i)	the outstanding amount of a Letter of Credit and in the currency of that Letter of Credit to an interest-bearing account held in the name of that Lender with the Issuing Bank; or

(ii)	in the case of a proposed Letter of Credit, the amount of that proposed Letter of Credit

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(b)	The Non-Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the Issuing Bank, as collateral for any amounts due and payable under this Agreement by that Lender to the relevant Issuing Bank in respect of that Letter of Credit.

(c)	Until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made to pay to the relevant Issuing Bank amounts due and payable to the relevant Issuing Bank by the Non- Acceptable L/C Lender in respect of that Letter of Credit.

(d)	Each Lender shall notify the Agent and the Company:

(i)	on the date of this Agreement or on any later date on which it becomes such a Lender in accordance with Clause 2.2 (Increase) or Clause 30 (Changes to the Lenders) whether it is a Non-Acceptable L/C Lender; and

(ii)	as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender,

and an indication in Part 2 (The Original Lenders) of Schedule 1 (The Original Parties), in a Transfer Certificate, in an Assignment Agreement, Incremental Facility Notice, Incremental Facility Lender Accession Notice, an Increase Confirmation or an Issuing Bank Accession Agreement to that effect will constitute a notice under paragraph (d)(i) to the Agent and, upon delivery in accordance with Clause 30.11 (Copy of Transfer Certificate, Assignment Agreement, Incremental Facility Lender Accession Notice, Increase Confirmation or Incremental Facility Notice to Company), notice to the Company.

(e)	Any notice received by the Agent pursuant to paragraph (d) above shall constitute notice to the relevant Issuing Bank of that Lender’s status and the Agent shall, upon receiving each such notice, promptly notify the relevant Issuing Bank of that Lender’s status as specified in that notice.

(f)	If a Lender who has provided cash collateral in accordance with this Clause 7.4:

(i)	ceases to be a Non-Acceptable L/C Lender; and

(ii)	no amount is due and payable by that Lender in respect of a Letter of Credit,

that Lender may, at any time it is not a Non-Acceptable L/C Lender, by notice to the relevant Issuing Bank request that an amount equal to the amount of the cash provided by it as collateral in respect of that Letter of Credit (together with any accrued interest) standing to the credit of the relevant account held with the Issuing Bank be returned to it and the relevant Issuing Bank shall pay that amount to the Lender within three (3) Business Days after the request from the Lender (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

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7.5	Cash cover by Borrower

(a)	If a Lender which is a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the relevant Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender) and the relevant Issuing Bank notifies the Obligors’ Agent (with a copy to the Agent) that it requires the Borrower of the relevant Letter of Credit or proposed Letter of Credit to provide cash cover to an account with the relevant Issuing Bank in an amount equal to that Lender’s L/C Proportion of the outstanding amount of that Letter of Credit and in the currency of that Letter of Credit then that Borrower shall do so within five (5) Business Days (or such longer date as is agreed with the relevant Issuing Bank (acting reasonably)) after the notice is given.

(b)	Notwithstanding paragraph (g) of Clause 1.2 (Construction), the relevant Issuing Bank shall permit the withdrawal of amounts up to the level of that cash cover from the account if:

(i)	it is satisfied that the relevant Lender is no longer a Non-Acceptable L/C Lender;

(ii)	the relevant Lender’s obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(iii)	an Increase Lender has agreed to undertake the obligations in respect of the relevant Lender’s L/C Proportion of the Letter of Credit.

(c)	To the extent that a Borrower has complied with its obligations to provide cash cover in accordance with this Clause 7.5, the relevant Lender’s L/C Proportion in respect of that Letter of Credit will remain (but that Lender’s obligations in relation to that Letter of Credit may be satisfied in accordance with paragraph (g)(ii) of Clause 1.2 (Construction)). However, the relevant Borrower’s obligation to pay any Letter of Credit fee in relation to the relevant Letter of Credit to the Agent (for the account of that Lender) in accordance with paragraph (b) of Clause 18.4 (Fees payable in respect of Letters of Credit) will be reduced proportionately as from the date on which it complies with that obligation to provide cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d)	The relevant Issuing Bank shall promptly notify the Agent of the extent to which a Borrower provides cash cover pursuant to this Clause 7.5 and of any change in the amount of cash cover so provided.

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7.6	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

7.7	Lender as Issuing Bank

A Lender which is also an Issuing Bank shall be treated as a separate entity in those capacities and capable, as a Lender, of contracting with itself as an Issuing Bank.

8.	Optional Currencies

8.1	Selection of currency

A Borrower (or the Company on its behalf) shall select the currency of an Initial Facility Utilisation or an Incremental Facility Utilisation in a Utilisation Request.

8.2	Unavailability of a currency

(a)	If before the Specified Time:

(i)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(ii)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower (or the Company on its behalf) to that effect by the Specified Time. In this event, any Lender that gives notice pursuant to this Clause 8.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

(b)	Any part of a Loan treated as a separate Loan under this Clause 8.2 will not be taken into account for the purposes of any limit on the number of Loans or currencies outstanding at any one time.

(c)	A Loan will still be treated as such if it is not denominated in the same currency as the maturing Loan by reason only of the operation of this Clause 8.2.

8.3	Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

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9.	Ancillary Facilities

9.1	Type of Facility

An Ancillary Facility may be by way of any of the following (or any combination of the following):

(a)	an overdraft, cheque clearing, automatic payment or other current account or similar facility;

(b)	a guarantee, bonding, documentary or stand-by letter of credit facility;

(c)	a short term loan facility;

(d)	a derivatives facility;

(e)	a foreign exchange facility; or

(f)	any other facility or accommodation required in connection with the business of the Group and which is agreed by the Company with an Ancillary Lender.

9.2	Availability

(a)	A Borrower (or the Company on its behalf) and a Lender agree and except as otherwise provided in this Agreement, the Lender may provide an Ancillary Facility on a bilateral basis in place of all or part of that Lender’s unutilised Commitment (which shall (except for the purposes of determining the Majority Lenders or the Super Majority Lenders and of Clause 43.8 (Replacement of Lender)) be reduced by the amount of the Ancillary Commitment under that Ancillary Facility).

(b)	An Ancillary Facility shall not be made available unless, not later than three (3) Business Days prior to the Ancillary Commencement Date for an Ancillary Facility (or such shorter period as may be agreed by the Company and the Agent), the Agent has received from the Company:

(i)	a notice in writing of the establishment of an Ancillary Facility and specifying:

(A)	the proposed Borrower(s) (or Affiliate(s) of a Borrower) which may use the Ancillary Facility;

(B)	the proposed Ancillary Lender;

(C)	the proposed type of Ancillary Facility to be provided;

(D)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(E)	the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, if the Ancillary Facility is an overdraft facility comprising more than one account its maximum gross amount (that amount being the “Designated Gross Amount”) and its maximum net amount (that amount being the “Designated Net Amount”); and

(F)	the proposed currency of the Ancillary Facility (if not denominated in the Base Currency); and

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(ii)	any other information which the Agent may reasonably request in connection with the Ancillary Facility.

(c)	The Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

(d)	No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause 9 (Ancillary Facilities)). In such a case, the provisions of this Agreement with regard to amendments and waivers will apply.

(e)	Subject to compliance with paragraph (b) above:

(i)	the Lender concerned will become an Ancillary Lender; and

(ii)	the Ancillary Facility will be available,

with effect from the date agreed by the Company and the Ancillary Lender.

9.3	Terms of Ancillary Facilities

(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Company.

(b)	However, those terms:

(i)	must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii)	may allow only Borrowers (or Affiliates of Borrowers nominated pursuant to Clause 9.10 (Affiliates of Borrowers)) to use the Ancillary Facility;

(iii)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(iv)	may not allow the Ancillary Commitment of a Lender to exceed the Available Commitment of that Lender (excluding for these purposes any reduction in the Available Commitments attributable to such Ancillary Commitment); and

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(v)	unless otherwise agreed with the relevant Ancillary Lender must require that the Ancillary Commitment is reduced to nil, and that all Ancillary Outstandings are repaid (or cash cover provided in respect of all the Ancillary Outstandings) not later than the Termination Date for the applicable Facility (or such earlier date as the Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero).

(c)	If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for:

(i)	Clause 40.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility;

(ii)	an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts; and

(iii)	where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.

(d)	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 18.5 (Interest, commission and fees on Ancillary Facilities).

9.4	Repayment of Ancillary Facility

(a)	An Ancillary Facility shall cease to be available on the Termination Date in relation to the relevant Facility or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement unless otherwise agreed in writing with the relevant Ancillary Lender pursuant to Clause 9.11 (Adjustment for Ancillary Facilities upon acceleration).

(b)	If an Ancillary Facility expires or is cancelled (in whole or in part) in accordance with its terms or by agreement between the parties thereto, the Ancillary Commitment of the Ancillary Lender shall be reduced accordingly (and its Commitment shall be increased accordingly) by an amount equal to the amount of the Ancillary Commitment of that Ancillary Facility (or if less, that part of it which has expired or been cancelled).

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(c)	No Ancillary Lender may demand repayment or prepayment of any amounts or demand cash cover for any liabilities made available or incurred by it under its Ancillary Facility (except where the Ancillary Facility is provided on a net limit basis to the extent required to bring any gross outstandings down to the net limit) prior to its expiry date unless:

(i)	the relevant Total Commitments have been cancelled in full, or all outstanding Utilisations under the relevant Facility have become due and payable in accordance with the terms of this Agreement, or the Agent has declared all outstanding Utilisations under the relevant Facility immediately due and payable, or the expiry date of the Ancillary Facility occurs;

(ii)	it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility; or

(iii)	the Ancillary Outstandings (if any) under that Ancillary Facility can be refinanced by a Utilisation under the relevant Facility pursuant to which that Ancillary Outstanding was incurred and the Ancillary Lender gives sufficient notice to enable such a Utilisation to be made to refinance those Ancillary Outstandings.

(d)	For the purposes of determining whether or not the Ancillary Outstandings under an Ancillary Facility mentioned in paragraph (c)(iii) above can be refinanced by a Utilisation under the relevant Facility pursuant to which that Ancillary Outstanding was incurred:

(i)	the relevant Commitment of the Ancillary Lender will be increased by the amount of its Ancillary Commitment; and

(ii)	the Utilisation may (so long as paragraph (c)(i) above does not apply) be made irrespective of whether a Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings) and irrespective of whether Clause 4.4 (Maximum number of Utilisations) or paragraph (a)(iv) of Clause 5.2 (Completion of a Utilisation Request for Loans) applies.

(e)	On the making of a Utilisation of a Facility to refinance all or part of any Ancillary Outstandings under the same Facility:

(i)	each Lender will participate in that Utilisation in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the relevant Facility Utilisations then outstanding bearing the same proportion to the aggregate amount of the relevant Facility Utilisations then outstanding as its relevant Commitment bears to the relevant Total Commitments; and

(ii)	the relevant Ancillary Facility shall be cancelled to the extent of such refinancing.

(f)	In relation to an Ancillary Facility which comprises an overdraft facility where a Designated Net Amount has been established, the Ancillary Lender providing that Ancillary Facility shall only be obliged to take into account for the purposes of calculating compliance with the Designated Net Amount those credit balances which it is permitted to take into account by the then current law and regulations in relation to its reporting of exposures to the applicable regulatory authorities as netted for capital adequacy purposes.

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9.5	Ancillary Outstandings

Each Borrower and each Ancillary Lender agrees with and for the benefit of each Lender that:

(a)	the Ancillary Outstandings under any Ancillary Facility provided by that Ancillary Lender shall not exceed the Ancillary Commitment applicable to that Ancillary Facility and where the Ancillary Facility is an overdraft facility comprising more than one account, Ancillary Outstandings under that Ancillary Facility shall not exceed the Designated Net Amount in respect of that Ancillary Facility; and

(b)	where all or part of the Ancillary Facility is an overdraft facility comprising more than one account, the Ancillary Outstandings (calculated on the basis that the words in brackets starting ‘net of’ and ending ‘under that Ancillary Facility’ of the definition of that term were deleted) shall not exceed the Designated Gross Amount applicable to that Ancillary Facility.

9.6	Voluntary cancellation of Ancillary Facilities

The Company may, if it gives the Agent and the relevant Ancillary Lender not less than three (3) Business Days’ prior notice, cancel the whole or any part of the Ancillary Commitment under an Ancillary Facility.

9.7	Information

Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

9.8	Affiliates of Lenders as Ancillary Lenders

(a)	Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, (other than for the purposes of Clause 19 (Tax)) the Lender and its Affiliate shall be treated as a single Lender whose Commitment is the amount set out opposite the relevant Lender’s name in Part 2 of Schedule 1 (The Original Parties) and/or the amount of any Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement. For the purposes of calculating the Lender’s Available Commitment, the Lender’s Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments of its Affiliates.

(b)	The Company shall specify any relevant Affiliate of a Lender in any notice delivered by the Company to the Agent pursuant to paragraph (b)(i) of Clause 9.2 (Availability).

(c)	An Affiliate of a Lender which becomes an Ancillary Lender shall accede to the Intercreditor Agreement as an Ancillary Lender and any person which so accedes to the Intercreditor Agreement shall, at the same time, become a party to this Agreement as an Ancillary Lender in accordance with clause 20.12 (New Ancillary Lender) of the Intercreditor Agreement.

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(d)	If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (as defined in Clause 30 (Changes to the Lenders)), its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(e)	Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

9.9	Commitment amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Commitment in respect of a Facility is not less than:

(a)	its Ancillary Commitment in respect of that Facility; and

(b)	the Ancillary Commitment of its Affiliate in respect of that Facility,

in each case, excluding for these purposes any reduction in such Lender’s Commitment in respect of that Facility attributable to such Ancillary Commitment.

9.10	Affiliates of Borrowers

(a)	Subject to the terms of this Agreement, an Affiliate of a Borrower (which is a member of the Group) may with the approval of the relevant Ancillary Lender become a borrower with respect to an Ancillary Facility.

(b)	The Company shall specify any relevant Affiliate of a Borrower (which is a member of the Group) in any notice delivered by the Company to the Agent pursuant to paragraph (b)(i) of Clause 9.2 (Availability).

(c)	If a Borrower ceases to be a Borrower under this Agreement in accordance with paragraph (a) of Clause 32.4 (Resignation of an Obligor), its Affiliate shall cease to have any rights under this Agreement, or any Ancillary Document.

(d)	Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e)	Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Document.

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9.11	Adjustment for Ancillary Facilities upon acceleration

(a)	In this Clause 9.11:

Revolving Outstandings means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of (i) its participation in each Utilisation then outstanding under a particular Facility (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under such Facility), and (ii) if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (together with the aggregate amount of all accrued interest, fees and commission owed to it as an Ancillary Lender in respect of the Ancillary Facility).

Total Revolving Outstandings means the aggregate of all Revolving Outstandings.

(b)	If a Declared Default occurs, each Lender and each Ancillary Lender shall promptly adjust by corresponding transfers (to the extent necessary) their claims in respect of amounts outstanding to them under a Facility and each Ancillary Facility relating to that Facility to ensure that after such transfers the Revolving Outstandings of each Lender in respect of that Facility bear the same proportion to the Total Revolving Outstandings in respect of that Facility as such Lender’s Commitment in respect of that Facility bears to the Total Commitments in respect of that Facility, each as at the date the notice of such Declared Default is served under Clause 29.9 (Acceleration).

(c)	If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (a) above, then each Lender and Ancillary Lender will make a further adjustment by corresponding transfers (to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(d)	Prior to the application of the provisions of paragraph (a) of this Clause 9.11, an Ancillary Lender that has provided an overdraft comprising more than one account under an Ancillary Facility shall set off any liabilities owing to it under such overdraft facility against credit balances on any account comprised in such overdraft facility.

(e)	All calculations to be made pursuant to this Clause 9.11 shall be made by the Agent based upon information provided to it by the Lenders and Ancillary Lenders.

9.12	Continuation of Ancillary Facilities

(a)	A Borrower and an Ancillary Lender may, as between themselves only, agree to continue to provide the same Ancillary Facilities following the Termination Date or, as the case may be, the date the relevant Commitments are otherwise cancelled under this Agreement (the “Cancellation Date”).

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(b)	If any arrangement contemplated in paragraph (a) above is to occur, each relevant Borrower and the Ancillary Lender shall each confirm that to be the case in writing to the Agent. Upon the Termination Date or, as the case may be, Cancellation Date, any such Ancillary Facility shall continue as between the said entities on a bilateral basis and not as part of, or under, the Finance Documents. Save for any rights and obligations against any Finance Party under the Finance Documents arising prior to the Termination Date or, as the case may be, Cancellation Date, no such rights or obligations in respect of such Ancillary Facility shall, as between the Finance Parties, continue and the Transaction Security shall not support any such facility in respect of any matters that arise after the Termination Date or, as the case may be, Cancellation Date.

10.	Repayment

10.1	Repayment of Loans

(a)	Subject to paragraph (b) and Clause 10.2 (Rollover of Loans) below, each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

(b)	Any amount of any Loan outstanding on the Termination Date shall be repaid on that date.

10.2	Rollover of Loans

Without prejudice to each Borrower’s obligation under paragraph (a) of Clause 10.1 (Repayment of Loans), if one or more Loans are to be made available to a Borrower:

(a)	on the same day that a maturing Loan is due to be repaid by that Borrower;

(b)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)); and

(c)	in whole or in part for the purpose of refinancing the maturing Loan;

the aggregate amount of the new Loans shall be treated as if applied in or towards repayment of the maturing Loan so that:

(i)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans under the relevant Facility:

(A)	the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(B)	each Lender’s participation (if any) in the new Loans under that Facility shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Loan and that Lender will not be required to make its participation in the new Loans under that Facility available in cash; and

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(ii)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans under the relevant Facility:

(A)	the relevant Borrower will not be required to make any payment in cash; and

(B)	each Lender will be required to make its participation in the new Loans under that Facility available in cash only to the extent that its participation (if any) in the new Loans under that Facility exceeds that Lender’s participation (if any) in the maturing Loan and the remainder of that Lender’s participation in the new Loans under that Facility shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

10.3	Loans provided by a Defaulting Lender

(a)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the relevant Termination Date and will be treated as separate Loans (the “Separate Loans”) under the relevant Facility denominated in the currency in which the relevant participations are outstanding.

(b)	A Borrower to whom a Separate Loan is outstanding may prepay all or part of that Separate Loan by giving at least three (3) Business Days (or such shorter time period as agreed between the Borrower and the Agent) prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (b) to the Defaulting Lender concerned as soon as practicable on receipt.

(c)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and subject to the other rights of the Group under this Agreement in respect of Defaulting Lenders will be payable by that Borrower to the Defaulting Lender on the last day of each Interest Period of that Separate Loan.

(d)	The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (a) to (c) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

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11.	Illegality, Voluntary Prepayment and Cancellation

11.1	Illegality

If after the date of this Agreement (or, if later, the date the relevant Lender becomes a Party), it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its Commitment or participation in any Utilisation:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event and the Agent shall notify the Company as soon as reasonably practicable after receiving such notice;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately reduced and cancelled to the extent necessary to comply with applicable laws; and

(c)	each Borrower shall repay that Lender’s reduced and cancelled participation in the Utilisations made to that Borrower (or procure the transfer of that Lender’s participation at par to another Lender willing to accept such transfer) on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

11.2	Illegality in relation to Issuing Bank

If after the date of this Agreement (or, if later, the date on which the relevant Letter of Credit is issued) it becomes unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit, then:

(a)	that Issuing Bank shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Issuing Bank shall not be obliged to issue any Letter of Credit to the extent that such issuance would be unlawful;

(c)	to the extent it would be unlawful for any such Letter of Credit to remain outstanding, the Company shall procure that the relevant Borrower shall use all reasonable endeavours to procure the release of each Letter of Credit affected by such change in law issued by that Issuing Bank and outstanding at such time on or before the date specified by the Issuing Bank in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) or provide cash cover in respect of such Letter of Credit; and

(d)	unless any other Lender is or has agreed to be an Issuing Bank pursuant to the terms of this Agreement, a Facility under which the relevant Lender was the Issuing Bank shall cease to be available for the issue of Letters of Credit until such time as another Lender agrees to be an Issuing Bank.

11.3	Voluntary cancellation

(a)	The Company may, if it gives the Agent not less than three (3) Business Days (or such shorter period as the Agent (acting on the instructions of the Majority Lenders under the relevant Facility (each acting reasonably) may agree)) prior notice, cancel the whole or any part (being a minimum amount of GBP 500,000 and an integral multiple of GBP 500,000, in each case, or their respective equivalents in other currencies) of an Available Facility.

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(b)	Any cancellation under this Clause 11.3 shall reduce the Commitments of the Lenders rateably under the applicable Facility.

11.4	Voluntary prepayment of Utilisations

(a)	A Borrower to which a Utilisation has been made may, if it or the Company gives the Agent not less than:

(i)	in the case of a Term Rate Loan, three (3) Business Days (or such shorter period as the Agent (acting on the instructions of the Majority Lenders under the relevant Facility (each acting reasonably) may agree) prior notice; or

(ii)	in the case of a Compounded Rate Loan, three (3) RFR Banking Days’ (or such shorter period as the Agent (acting on the instructions of the Majority Lenders under the relevant Facility (each acting reasonably) may agree) prior notice and provided that no more than three (3) such prepayments are made in any 12 month period,

(b)	The Company or a Borrower may elect to apply a prepayment made under this Clause 11.4 against any or all of the Loans in such proportions as it selects in its sole discretion.

11.5	Right of cancellation and repayment in relation to a single Lender or Issuing Bank

(a)	If:

(i)	any sum payable to any Finance Party by an Obligor is required to be increased under paragraph (d) of Clause 19.2 (Tax Gross-up);

(ii)	any Finance Party claims indemnification from the Company or an Obligor under Clause 19.3 (Tax Indemnity) or Clause 20.1 (Increased costs); or

(iii)	any Lender invokes Clause 17.3 (Market disruption); then, subject to paragraph (c) below:

(A)	if the circumstance relates to a Lender, the Company may:

(1)	require the transfer or assignment in accordance with this Agreement of all or any part (but at par only) of that Lender’s Commitments and participations in the Utilisations to a person nominated by the Company willing to accept that transfer or assignment; or

(2)	give the Agent notice of cancellation of all or any part of that Lender’s Commitments and the Company’s intention to procure the repayment of all or any part of that Lender’s participations in the Utilisations, whereupon the relevant part of the Commitments of that Lender shall immediately be reduced to zero;

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(B)	if the circumstance relates to an Ancillary Lender, the Company may give the Agent notice of cancellation of all or any part of that person’s Ancillary Commitment and the Company’s intention to procure the repayment of all or any part of the utilisations of any Ancillary Facility granted by that person, whereupon the relevant part of that Ancillary Commitment of that person shall immediately be reduced to zero; and

(C)	if the circumstance relates to an Issuing Bank:

(1)	the Company may give the Agent notice of cancellation of the appointment as Issuing Bank under this Agreement in relation to any Letters of Credit to be issued in the future and the Company’s intention to procure either the reduction to zero of that Issuing Bank’s contingent liability under any Letter of Credit or the provision of full cash cover in respect of the Issuing Bank’s maximum contingent liability under each outstanding Letter of Credit or to otherwise repay in full each Letter of Credit issued by that Issuing Bank; and

(2)	if the Company gives notice under paragraph (C)(1) above, the Facility shall cease to be available for the issue of Letters of Credit by the relevant Issuing Bank.

(b)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a)(A)(2), (a)(B) or (a)(C)(1) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation or utilisation of an Ancillary Facility is outstanding shall repay that Lender’s participation in that Utilisation or the utilisation of the Ancillary Facility granted by that Ancillary Lender (or, if applicable, the relevant part thereof) together with, in each case, all interest and other amounts accrued under the Finance Documents or, as the case may be, provide full cash cover in respect of any Letter of Credit issued by that Issuing Bank (or, if applicable, otherwise repay the relevant Letter of Credit).

(c)	The Company may only exercise its rights under paragraph (a) above if:

(i)	in the case of paragraphs (a)(i) and (a)(ii) above, the circumstance giving rise to the requirement or indemnification continues or, in the case of paragraph (a)(iii) above, no more than ten (10) days have elapsed since the relevant invoking of Clause 17.3 (Market disruption); and

(ii)	it gives the Agent and the relevant Lender not less than five (5) Business Days’ prior notice.

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11.6	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent three (3) Business Days’ notice of cancellation of all or any part of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment (or part thereof) of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

12.	Mandatory Prepayment

12.1	Exit

(a)	Upon the occurrence of a Change of Control,

(i)	all undrawn Commitments shall be immediately cancelled and no Lender shall have an obligation to fund or participate in any new Utilisation or utilisation of an Ancillary Facility and, in the case of an Issuing Bank, such Issuing Bank shall have no obligation to issue any new Letter of Credit; and

(ii)	all outstanding Utilisations and Ancillary Outstandings, together with accrued interest, and all other amounts accrued or owing under the Finance Documents shall become immediately due and payable and the relevant Borrower will immediately prepay all such Utilisations, Ancillary Outstandings and other amounts owing and procure that any cash collateral provided by a Lender is released.

(b)	Notwithstanding the provisions of paragraph (a) above, an Ancillary Lender or, as the case may be, Issuing Bank may, as between itself and the relevant member of the Group, agree to continue to provide such Ancillary Facility or, as the case may be, Letter(s) of Credit, in which case, after notification thereof to the Agent such arrangements shall continue on a bilateral basis and not as part of, or under, the Finance Documents and save for any rights and obligations against any other Finance Party under the Finance Documents arising prior to such cancellation, no such rights or obligations in respect of the Letter(s) of Credit or, as the case may be, Ancillary Facility shall, as between the Finance Parties, continue and the Transaction Security shall not, following release thereof by the Security Agent, secure any such Letter(s) of Credit or Ancillary Facility in respect of any claims that arise after such cancellation.

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13.	Restrictions

13.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 11 (Illegality, Voluntary Prepayment and Cancellation) and Clause 12 (Mandatory Prepayment) shall (subject to the terms of those Clauses) unless a contrary indication appears in this Agreement, specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment. In the event that a Borrower delivers a conditional or revocable notice of cancellation and/or prepayment under this Agreement, which it shall be permitted to do, that Borrower shall be liable for any Break Costs and all other costs, loss or liability attributable to such notice being revoked in the event it does not make any relevant prepayment on the date specified.

13.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs if not made on the last day of an Interest Period, without premium or penalty.

13.3	Reborrowing of a Facility

Unless a contrary indication appears in this Agreement, any part of a Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

13.4	Prepayment in accordance with Agreement

(a)	No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(b)	Should there be more than one Borrower and/or Loan that is required to be partially prepaid pursuant to the terms of this Agreement, the Company may designate:

(i)	which such Borrowers shall effect prepayment of Loans and the respective amounts to be prepaid by each such Borrower; and

(ii)	which such Loans shall be prepaid under the Facilities and the amount of each such Loan to be prepaid, provided that the aggregate amount prepaid on each repayment date complies with the requirements of this Clause 13.4.

13.5	No reinstatement of Commitments

Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

13.6	Agent’s receipt of Notices

If the Agent receives a notice under Clause 11 (Illegality, Voluntary Prepayment and Cancellation), and Clause 12 (Mandatory Prepayment) it shall promptly forward a copy of that notice or election to either the Company or the affected Lender or Issuing Bank, as appropriate.

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14.	Rate Switch

14.1	Switch to Compounded Reference Rate

Subject to Clause 14.2 (Delayed switch for existing Term Rate Loans), on and from the Rate Switch Date for a Rate Switch Currency:

(a)	use of the Compounded Reference Rate will replace the use of the Term Reference Rate for the calculation of interest for Loans in that Rate Switch Currency; and.

(b)	any Loan or Unpaid Sum in that Rate Switch Currency shall be a “Compounded Rate Loan” and Clause 15.2 (Calculation of interest - Compounded Rate Loans) shall apply to each such Loan or Unpaid Sum.

14.2	Delayed switch for existing Term Rate Loans

If the Rate Switch Date for a Rate Switch Currency falls before the last day of an Interest Period for a Term Rate Loan in that currency:

(a)	that Loan shall continue to be a Term Rate Loan for that Interest Period and Clause 15.1 (Calculation of interest – Term Rate Loans) shall continue to apply to that Loan for that Interest Period; and

(b)	on and from the first day of the next Interest Period (if any) for that Loan:

(i)	that Loan shall be a “Compounded Rate Loan”; and

(ii)	Clause 15.2 (Calculation of interest - Compounded Rate Loans) shall apply to that Loan.

14.3	Early termination of Interest Periods for existing Term Rate Loans

If:

(a)	an Interest Period for a Term Rate Loan would otherwise end on a day which falls after the Rate Switch Date for the currency of that Loan; and

(b)	prior to the date of selection of that Interest Period:

(i)	the Backstop Rate Switch Date for that currency was scheduled to occur during that Interest Period; or

(ii)	notice of a Rate Switch Trigger Event Date for that currency falling during that Interest Period had been given pursuant to paragraph (a)(ii) of Clause 14.4 (Notifications by Agent),

that Interest Period will instead end on the Rate Switch Date for the currency of that Loan.

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14.4	Notifications by Agent

(a)	Following the occurrence of a Rate Switch Trigger Event for a Rate Switch Currency, the Agent shall:

(i)	promptly upon becoming aware of the occurrence of that Rate Switch Trigger Event, notify the Company and the Lenders of that occurrence; and

(ii)	promptly upon becoming aware of the date of the Rate Switch Trigger Event Date applicable to that Rate Switch Trigger Event, notify the Company and the Lenders of that date.

(b)	The Agent shall, promptly upon becoming aware of the occurrence of the Rate Switch Date for a Rate Switch Currency, notify the Company and the Lenders of that occurrence.

(c)	The Parties refer to the announcement on 5 March 2021 by the UK’s Financial Conduct Authority that all LIBOR settings will, as of certain specified future dates, either cease to be provided by any administrator or no longer be representative of the underlying market and economic reality that they are intended to measure and that such representativeness will not be restored (the “FCA Pre-Cessation Announcement”).

(d)	The Parties agree that the FCA Pre-Cessation Announcement constitutes a Rate Switch Trigger Event in relation to US Dollars, that the Rate Switch Trigger Event Date applicable to this Rate Switch Trigger Event will be 1 January 2022 and that the Agent is not under any obligation under paragraph (a) above to notify any Party of such Rate Switch Trigger Event or Rate Switch Trigger Event resulting from the FCA Pre-Cessation Annoucement.

14.5	Rate switch definitions

In this Agreement:

“Backstop Rate Switch Date” means in relation to a Rate Switch Currency:

(a)	the date (if any) specified as such in the applicable Reference Rate Terms; or

(b)	any other date agreed as such between the Agent, the Majority Lenders and the Company in relation to that currency.

“Rate Switch Currency” means dollars.

“Rate Switch Date” means:

(a)	in relation to a Rate Switch Currency, the earlier of:

(i)	the Backstop Rate Switch Date; and

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(ii)	any Rate Switch Trigger Event Date,

for that Rate Switch Currency; or

(b)	in relation to a Rate Switch Currency which:

(i)	becomes a Rate Switch Currency after the date of this Agreement; and

(ii)	for which there is a date specified as the “Rate Switch Date” in the applicable Reference Rate Terms,

that date.

“Rate Switch Trigger Event” means:

(a)	in relation to any Rate Switch Currency and the Primary Term Rate applicable to Loans in that Rate Switch Currency:

(i)

(A)	the administrator of that Primary Term Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Primary Term Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Primary Term Rate;

(ii)	the administrator of that Primary Term Rate publicly announces that it has ceased or will cease to provide that Primary Term Rate for any Quoted Tenor permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Primary Term Rate for that Quoted Tenor;

(iii)	the supervisor of the administrator of that Primary Term Rate publicly announces that such Primary Term Rate has been or will be permanently or indefinitely discontinued for any Quoted Tenor; or

(iv)	the administrator of that Primary Term Rate or its supervisor publicly announces that that Primary Term Rate for any Quoted Tenor may no longer be used.

“Rate Switch Trigger Event Date” means, in relation to a Rate Switch Currency:

(a)	in the case of an occurrence of a Rate Switch Trigger Event for that Rate Switch Currency described in paragraph (a)(i) of the definition of “Rate Switch Trigger Event”, the date on which the relevant Primary Term Rate ceases to be published or otherwise becomes unavailable; and

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(b)	in the case of an occurrence of a Rate Switch Trigger Event for that Rate Switch Currency described in paragraphs (a)(ii), (a)(iii) or (a)(iv) of the definition of “Rate Switch Trigger Event”, the date on which the relevant Primary Term Rate for the relevant Quoted Tenor ceases to be published or otherwise becomes unavailable.

15.	Interest

15.1	Calculation of interest – Term Rate Loans

The rate of interest on each Term Rate Loan for an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	Term Reference Rate.

15.2	Calculation of interest - Compounded Rate Loans

(a)	The rate of interest on each Compounded Rate Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	Compounded Reference Rate for that day.

(b)	If any day during an Interest Period for a Compounded Rate Loan is not an RFR Banking Day, the rate of interest on that Compounded Rate Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

15.3	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period.

15.4	Default interest

(a)	To the extent permitted under applicable law, if an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one (1) per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 15.4 shall be immediately payable by the Obligor on demand by the Agent.

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(b)	If any overdue amount consists of all or part of a Term Rate Loan and which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan;

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one (1) per cent. higher than the rate which would have applied if the overdue amount had not become due; and

(iii)	default interest (if unpaid) due by an Obligor and arising on an overdue amount will be compounded (to the extent permitted under applicable law) with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

15.5	Notifications

(a)	The Agent shall promptly notify the Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest relating to a Term Rate Loan.

(b)	The Agent shall promptly upon a Compounded Rate Interest Payment being determinable notify:

(i)	the relevant Borrower of that Compounded Rate Interest Payment;

(ii)	each relevant Lender of the proportion of that Compounded Rate Interest Payment which relates to that Lender’s participation in the relevant Compounded Rate Loan; and

(iii)	the relevant Lenders and the relevant Borrower of:

(A)	each applicable rate of interest relating to the determination of that Compounded Rate Interest Payment; and

(B)	to the extent it is then determinable, the Market Disruption Rate (if any) relating to the relevant Compounded Rate Loan.

This paragraph (b) shall not apply to any Compounded Rate Interest Payment determined pursuant to Clause 17.4 (Cost of funds).

(c)	The Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.

(d)	The Agent shall promptly notify the relevant Lenders and the relevant Borrower of the determination of a rate of interest relating to a Compounded Rate Loan to which Clause 17.4 (Cost of funds) applies.

(e)	This Clause 15.5 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.

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16.	Interest Periods

16.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 16, a Borrower (or the Company on behalf of a Borrower) may select an Interest Period any period specified in the applicable Reference Rate Terms or such other period agreed between the Company and the Agent (acting on the instructions of all of the Lenders in relation to the relevant Loan).

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to the relevant Facility.

(d)	A Loan has one Interest Period only.

(e)	No Interest Period shall be longer than six Months.

(f)	The length of an Interest Period of a Term Rate Loan shall not be affected by that Term Rate Loan becoming a “Compounded Rate Loan” for that Interest Period pursuant to Clause 17.1 (Interest calculation if no Primary Term Rate).

16.2	Non-Business Days

Any rules specified as “Business Day Conventions” in the applicable Reference Rate Terms for a Loan or Unpaid Sum shall apply to each Interest Period for that Loan or Unpaid Sum.

17.	Changes to the Calculation of Interest

17.1	Interest calculation if no Primary Term Rate

(a)	Interpolated Primary Term Rate: If no Primary Term Rate is available for the Interest Period of a Term Rate Loan, the applicable Term Reference Rate shall be the Interpolated Primary Term Rate for a period equal in length to the Interest Period of that Loan.

(b)	Alternative Term Rate: If paragraph (a) above applies but it is not possible to calculate the Interpolated Primary Term Rate, the applicable Term Reference Rate shall be the aggregate of:

(i)	the Alternative Term Rate as of the Quotation Time for a period equal in length to the Interest Period of that Loan; and

(ii)	any applicable Alternative Term Rate Adjustment.

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(c)	Interpolated Alternative Term Rate: If paragraph (b) above applies but no Alternative Term Rate is available for the Interest Period of that Loan, the applicable Term Reference Rate shall be the aggregate of:

(i)	the Interpolated Alternative Term Rate for a period equal in length to the Interest Period of that Loan; and

(ii)	any applicable Alternative Term Rate Adjustment.

(d)	Compounded Reference Rate or cost of funds: If paragraph (c) above applies but it is not possible to calculate the Interpolated Alternative Term Rate then:

(i)	if “Compounded Reference Rate will apply as a fallback” is specified in the Reference Rate Terms for that Loan and there are Reference Rate Terms applicable to Compounded Rate Loans in the relevant currency:

(A)	there shall be no Term Reference Rate for that Loan for that Interest Period and Clause 15.1 (Calculation of interest – Term Rate Loans) shall will not apply to that Loan for that Interest Period; and

(B)	that Loan shall be a “Compounded Rate Loan” for that Interest Period and Clause 15.2 (Calculation of interest - Compounded Rate Loans) shall apply to that Loan for that Interest Period; and

(ii)	if:

(A)	“Compounded Reference Rate will not apply as a fallback” and

(B)	“Cost of funds will apply as a fallback”,

are specified in the Reference Rate Terms for that Loan, Clause 17.4 (Cost of funds) shall apply to that Loan for that Interest Period.

17.2	Interest calculation if no RFR or Central Bank Rate

If:

(e)	there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Compounded Rate Loan; and

(f)	“Cost of funds will apply as a fallback” is specified in the Reference Rate Terms for that Loan,

Clause 17.4 (Cost of funds) shall apply to that Loan for that Interest Period.

17.3	Market disruption

If:

(a)	a Market Disruption Rate is specified in the Reference Rate Terms for a Loan; and:

(b)	before the Reporting Time for that Loan the Agent receives notifications from a Lender or Lenders (whose participations in that Loan exceed forty (40) per cent. of that Loan) that its cost of funds relating to its participation in that Loan would be in excess of that Market Disruption Rate, then Clause 17.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

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17.4	Cost of funds

(a)	If this Clause 17.4 applies to a Loan for an Interest Period neither Clause 15.1 (Calculation of interest – Term Rate Loans) nor Clause 15.2 (Calculation of interest – Compounded Rate Loans) shall apply to that Loan for that Interest Period and the rate of interest on that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the applicable Margin; and

(ii)	the weighted average of the rates notified to the Agent by each Lender as soon as practicable and in any event by the Reporting Time for that Loan, to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan.

(b)	If this Clause 17.4 applies and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(d)	If this Clause 17.4 applies pursuant to Clause 17.3 (Market disruption) and:

(i)	a Lender’s Funding Rate is less than the relevant Market Disruption Rate; or

(ii)	a Lender does not notify a rate to the Agent by the relevant Reporting Time,

that Lender’s cost of funds relating to its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate for that Loan.

(e)	Subject to paragraph (d) above if this Clause 17.4 applies but any Lender does not notify a rate to the Agent by the Reporting Time for the relevant Loan the rate of interest shall be calculated on the basis of the rates notified by the remaining Lenders.

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(f)	If this Clause 17.4 applies the Agent shall, as soon as is practicable, notify the Company

17.5	Break Costs

(a)	If an amount is specified as Break Costs in the Reference Rate Terms for a Loan or Unpaid Sum, each Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs (if any) attributable to all or any part of that Loan or Unpaid Sum being paid by that Borrower on a day prior to the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall as soon as reasonably practicable after demand by the Agent, provide to the Agent (with a copy to the Company) a certificate confirming the amount of its Break Costs (giving reasonable details of the calculation of its Break Costs) for any Interest Period in respect of which they become, or may become, payable.

18.	Fees

18.1	Commitment fee

(a)	The Company shall pay (or procure there is paid) to the Agent (for the account of each Lender participating in the relevant Facility) a commitment fee in the Base Currency computed:

(i)	in respect of the Initial Facility, at a rate of thirty (30) per cent. of the then applicable Margin per annum on that Lender’s Available Commitment under the Initial Facility for the period from (and including) the Closing Date to (and including) the last day of the Availability Period applicable to the Initial Facility; and

(ii)	in respect of an Incremental Facility, at the rate and for the period (if any) specified in the relevant Incremental Facility Notice on that Incremental Facility Lender’s Available Commitment under the relevant Incremental Facility.

(b)	The accrued commitment fee is payable in arrears on the last day of each successive period of three (3) Months which ends during the relevant Availability Period, on the last day of the relevant Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment under the Initial Facility or an Incremental Facility (as applicable) at the time the cancellation is effective provided that no commitment fee shall accrue or become payable prior to the Closing Date.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

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18.2	Arrangement fee

The Company shall pay (or procure there is paid) to the Agent (for the account of the Arrangers) an arrangement fee in the amount and at the times agreed in a Fee Letter provided that such fee shall not be payable if the Closing Date does not occur.

18.3	Agency and Security Agent fee

The Company shall pay (or procure there is paid) to:

(a)	the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter; and

(b)	the Security Agent (for its own account) a security agency fee in the amount and at the times agreed in a Fee Letter,

provided that, in each case, such fee shall not be payable if the Closing Date does not occur.

18.4	Fees payable in respect of Letters of Credit

(a)	Subject to paragraph (e) below, the Company or the relevant Borrower shall pay (or procure there is paid) to the Agent (for the account of each Issuing Bank) a fronting fee at the rate of 0.125 per cent. per annum (unless otherwise agreed by the relevant Borrower (or the Company) and the relevant Issuing Bank) on the outstanding amount which is counter-indemnified by the other Lenders of each Letter of Credit requested by it (less in each case any amount which has been repaid, prepaid or cancelled, and in each case, excluding the amount which is counter indemnified by the relevant Issuing Bank and its Affiliates in the Letter of Credit if that Issuing Bank (and/or an Affiliate of it) is also a Lender), for the period from the issue of that Letter of Credit until its Expiry Date (or the date of its repayment, prepayment or cancellation, if earlier).

(b)	Subject to paragraph (e) below, the Company or each Borrower shall pay (or procure there is paid) to the Agent (for the account of each Lender) a Letter of Credit fee in the Base Currency (computed at the rate equal to the then applicable Margin for a Loan under the Facility under which the Letter of Credit is issued) on the outstanding amount of each Letter of Credit requested by it (less in each case any amount which has been repaid, prepaid or cancelled) for the period from the issue of that Letter of Credit until its Expiry Date (or the date of its repayment, prepayment or cancellation, if earlier). This fee shall be distributed according to each Lender’s L/C Proportion of that Letter of Credit.

(c)	The accrued fronting fee and Letter of Credit fee on a Letter of Credit shall be payable in arrears on the last day of each successive period of three (3) months (or such shorter period as shall end on the Expiry Date (or the date of its repayment, prepayment or cancellation, if earlier) for that Letter of Credit) starting on the date of issue of that Letter of Credit. The accrued fronting fee and Letter of Credit fee is also payable to the relevant Issuing Bank or the Agent (as applicable) on the cancelled amount of any Lender’s Commitment at the time the cancellation is effective if that Commitment is cancelled in full and the Letter of Credit is prepaid or repaid in full.

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(d)	The Company or the relevant Borrower shall pay (or procure there is paid) to the Issuing Bank (for its own account) an issuance/administration fee in the amount and at the times specified in a Fee Letter.

(e)	If the Company (or another member of the Group) provides (or procures) cash cover for any part of a Letter of Credit then no fronting fee or Letter of Credit fee shall be payable in respect of that part of the Letter of Credit that is cash covered.

18.5	Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

18.6	No Deal, No Fee

Notwithstanding any other provision of this Agreement or any other Finance Document, no fees, commissions, costs or expenses (other than reasonable and properly incurred legal fees and expenses (up to any cap that may be separately agreed) in connection with the drafting and the negotiating of the Finance Documents) under any Finance Document shall be payable if the Closing Date does not occur.

18.7	Defaulting Lenders

Unless otherwise agreed in writing by the Company and notwithstanding anything to the contrary in the Finance Documents:

(a)	no commitment fee shall accrue (or be payable) on the Available Commitment of a Lender whilst that Lender is a Defaulting Lender; and

(b)	no other fees, costs or expenses shall, in each case, be payable to a Lender whilst that Lender is a Defaulting Lender (and the fees payable under the Finance Documents shall be reduced accordingly).

19.	Tax

19.1	Tax Definitions

In this Agreement:

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant Borrower, which:

(a)	where it relates to a UK Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Part 2 (The Original Lenders) of Schedule 1 (The Original Parties), and where the Borrower is an Additional Borrower, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower; or

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(b)	where it relates to a UK Treaty Lender that is a New Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Transfer Certificate, Increase Confirmation, Incremental Facility Notice or Assignment Agreement, and:

(i)	where the Borrower is a Borrower as at the relevant Transfer Date (or date on which the increase in Commitments described in the relevant Increase Confirmation takes effect), is filed with HM Revenue & Customs within 30 days of that Transfer Date (or date on which the increase in Commitments described in the relevant Increase Confirmation or Incremental Facility Notice takes effect); or

(ii)	where the Borrower is not a Borrower as at the relevant Transfer Date (or date on which the increase in Commitments described in the relevant Increase Confirmation takes effect), is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower (or date on which the increase in Commitments described in the relevant Increase Confirmation or Incremental Facility Notice takes effect).

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 19.2 (Tax Gross-up) or a payment under Clause 19.3 (Tax Indemnity).

“Treaty Lender” means a UK Treaty Lender.

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“UK Non-Bank Lender” means:

(a)	where a Lender becomes a Party on the day on which this Agreement is entered into, a Lender listed in Part 2 (The Original Lenders) of Schedule 1 (The Original Parties) as being a UK Non-Bank Lender; and

(b)	where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a UK Tax Confirmation in the Assignment Agreement, Transfer Certificate, Incremental Facility Notice or Increase Confirmation which is executes on becoming a party.

“UK Qualifying Lender” means, in relation to a payment under a Finance Document made by a Borrower incorporated in the UK:

(a)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)	a Lender:

(A)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the CTA; or

(B)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)	a Lender which is:

(A)	a company resident in the United Kingdom for United Kingdom tax purposes;

(B)	a partnership each member of which is:

(1)	a company so resident in the United Kingdom; or

(2)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(C)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii)	a UK Treaty Lender; or

(b)	a Lender which is a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Finance Document.

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“UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“UK Treaty Lender” means a Lender which:

(a)	is treated as resident of a UK Treaty State for the purposes of the UK Treaty;

(b)	does not carry on business in UK through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(c)	fulfils any other conditions which must be fulfilled under the UK Treaty in order to obtain exemption from Tax imposed on interest payments due by that Borrower under a Finance Document including the completion of all procedural formalities (and, for purposes of this paragraph (iii), it shall be assumed that any procedural formalities have been satisfied by a Lender that confirms its scheme reference number and jurisdiction of tax residence in accordance with Clause 18.2 (Tax Gross Up) below).

“UK Treaty State” means a jurisdiction having a double taxation agreement with the United Kingdom (the “UK Treaty”), which makes provision for full exemption from Tax imposed by the United Kingdom on interest payments.

“US Qualifying Lender” means, in respect of a payment by or in respect of a US Borrower, a Lender or Agent which, as of the date it became a party to this Agreement (or, in the case of a Lender, if it subsequently changes its Facility Office, the date on which it changes its Facility Office), (a) is entitled to a complete exemption from withholding of US federal income tax on all payments payable to it under this Agreement and (b) has supplied to the relevant US Borrower a properly completed and executed applicable US Tax Form evidencing such exemption.

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“US Tax Obligor” means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“US Tax Form” means, as applicable:

(a)	an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, that either: (A) includes a claim for an exemption from or reduction of US withholding tax under an applicable income tax treaty, with Part II of such W-8BEN (or Part III of such W-8BEN-E, as applicable) completed, or (B) if such claim for exemption is based on the “portfolio interest exemption” is accompanied by a certificate representing that such Lender or the Agent, as applicable, is not described in Section 871(h)(3) or Section 881(c)(3) of the Code;

(b)	an IRS Form W-8ECI;

(c)	an IRS Form W-9; or

(d)	any other IRS form establishing an exemption from withholding of US federal income tax on payments to that person under this Agreement;

which, in each case, may be provided under cover of, if required to establish such an exemption, an IRS Form W-8IMY and the certificate described in paragraph (a)(B) above in respect of its beneficial owners, if applicable.

Unless a contrary indication appears, in this Clause 19 a reference to “determine” or “determined” means a determination made in the absolute discretion of the person making the determination.

19.2	Tax Gross-up

(a)	All payments shall be made by each Obligor under each Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of any Tax Deduction) notify the Agent accordingly. Similarly, a Lender or Issuing Bank shall notify the Agent on becoming so aware in respect of a payment payable to that Lender or Issuing Bank. If the Agent receives such notification from a Lender or Issuing Bank it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which, after any Tax Deductions, leaves an amount equal to the payment which would have been due had no Tax Deduction been required.

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(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without such a Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or concession of any relevant taxing authority; or

(ii)	the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of “UK Qualifying Lender” and:

(A)	an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and

(B)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of “UK Qualifying Lender” and:

(A)	the relevant Lender has not given a UK Tax Confirmation to the Company; and

(B)	the payment could have been made to the Lender without any Tax Deduction if the Lender had given a UK Tax Confirmation to the Company, on the basis that the UK Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(iv)	the relevant Lender is a UK Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) or (h) (as applicable) below.

(e)	If an Obligor is required by law to make a Tax Deduction it shall make the Tax Deduction and any payment required in connection with that Tax Deduction in the minimum amount required by law and within the time period allowed by law.

(f)	Within 30 days after making either a Tax Deduction or a payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction or payment shall deliver to the Agent for the relevant Finance Party a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment has been made to the relevant Tax authority.

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(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction, provided always that:

(i)	a Treaty Lender which becomes a Party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Part 2 (The Original Lenders) of Schedule 1 (The Original Parties); and

(ii)	a Lender which becomes a Party on a day after the date on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Transfer Certificate, Assignment Agreement, Incremental Facility Notice or Increase Confirmation which it executes, and, having done so, that Lender shall be under no obligation pursuant to this paragraph (g).

(h)	If a UK Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g) above and:

(i)	a Borrower making a payment to that UK Treaty Lender has not made a Borrower DTTP Filing in respect of that UK Treaty Lender; or

(ii)	a Borrower making a payment to that UK Treaty Lender has made a Borrower DTTP Filing in respect of that UK Treaty Lender but:

(A)	that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(B)	HM Revenue & Customs has not given the Borrower authority to make payments to that UK Treaty Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing,

and in each case, the Borrower has notified that UK Treaty Lender in writing, that UK Treaty Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

(i)	If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g) above, no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Utilisation unless the Lender otherwise agrees.

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(j)	A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

(k)	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a UK Tax Confirmation to the Company by entering into this Agreement.

(l)	A UK Non-Bank Lender shall promptly notify the Company and the Agent if there is any change in the position from that set out in the UK Tax Confirmation.

(m)	A payment shall not be increased under paragraph (c) above by reason of a Tax imposed by the US if, solely in the case of a payment by or in respect of a US Tax Obligor, (A) the payment could have been made to the relevant Lender without a Tax Deduction if it were a US Qualifying Lender, but on that date the Lender is not or has ceased to be a US Qualifying Lender other than as a result of any change after the date such Lender first became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement; or (B) such Tax arises from a failure of the relevant Lender or the Agent, as applicable, to comply with its obligations under paragraph (n) below.

(n)	With respect to payments made by or in respect of a US Tax Obligor, each Lender and the Agent shall supply to the relevant Obligor a properly completed and executed applicable US Tax Form and will supply additional US Tax Forms upon a reasonable time following a written request by that Obligor, in each case, to the extent such Lender or the Agent, as applicable, is legally entitled to do so. A Lender or the Agent, as applicable, shall promptly notify the Agent and such Obligor if any US Tax Form previously provided by such Lender or the Agent, as applicable, has become invalid or incorrect, and shall provide a replacement US Tax Form to the Agent and such Obligor to the extent such Lender or the Agent, as applicable, is legally entitled to do so.

19.3	Tax Indemnity

(a)	The Company shall, within five Business Days of demand by the Agent, pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines (acting reasonably) will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax of a Finance Party under the laws of the jurisdiction in which:

(A)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for Tax purposes; or

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(B)	that Finance Party has a permanent establishment to which income under any Finance Document is attributed in respect of amounts received or receivable in that jurisdiction; or

(C)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	if and to the extent that a loss, liability or cost:

(A)	is compensated for by an increased payment pursuant to Clause 19.2 (Tax Gross-up); or

(B)	would have been so compensated but was not so compensated solely because one or more of the exclusions contained in Clause 19.2 (Tax Gross-up) applied or;

(C)	relates to a FATCA Deduction required to be made by a Party; or

(D)	(for the avoidance of doubt) is suffered or incurred with respect to any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy).

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) of Clause 19.3 (Tax Indemnity) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent will notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 19.3 (Tax Indemnity), notify the Agent.

19.4	Tax Credits

If an Obligor makes a Tax Payment and the relevant Finance Party determines that it has obtained and utilised a Tax Credit which is attributable to an increased payment of which that Tax Payment forms part, or to that Tax Payment, or to a Tax Deduction in consequence of which that Tax Payment was required, that Finance Party shall pay to the relevant Obligor such amount as that Finance Party determines will leave that Finance Party (after that payment) in the same after Tax position as it would have been in if the Tax Payment had not been required to be made by that Obligor.

19.5	Stamp taxes

The Company shall pay and, within five Business Days of demand by the Agent, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to any stamp duty, registration and other similar Tax payable on, in respect of any Finance Document (except for any such stamp duty, registration and other similar Tax payable in respect of: (i) any voluntary assignment, transfer, sub-participation or sub contract by a Lender or in connection with the voluntary entry into an Increase Confirmation or an Incremental Facility Notice; or (ii) a voluntary registration made by a Secured Party if such registration is not necessary to evidence, prove, maintain, enforce, compel or otherwise assert the rights of such party or obligations of any party under the Finance Document).

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19.6	Lender Status Confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate, Assignment Agreement or Increase Confirmation which it executes on becoming a Party, which of the following categories it falls in:

(a)	With respect to a Loan or Commitment extended to a US Tax Obligor:

(i)	not a US Qualifying Lender; or

(ii)	a US Qualifying Lender.

(b)	With respect to a Loan or Commitment that is extended to an Obligor that is not a US Tax Obligor:

(i)	not a UK Qualifying Lender;

(ii)	a UK Qualifying Lender (other than a UK Treaty Lender); or

(iii)	a UK Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Clause 19.6 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a UK Qualifying Lender or a US Qualifying Lender (as appropriate) until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate, Assignment Agreement or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 19.6.

19.7	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies and accordingly, subject to paragraph (b) below if VAT is or becomes chargeable on any supply or supplies made by any Finance Party to any Party in connection with a Finance Document, and such Finance Party is required to account to the relevant tax authority for the VAT, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration for that supply or supplies) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

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(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient determines (acting reasonably) relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient determines (acting reasonably) that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall reimburse or indemnify (as the case may be) the Finance Party against any VAT incurred by the Finance Party in respect of the costs or expenses, to the extent that the Finance Party determines (acting reasonably) that it is not entitled to credit for or repayment in respect of the VAT from the relevant tax authority.

(d)	Any reference in Clause 19.7 (VAT) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply or (as appropriate) receiving the supply under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (as implemented by the relevant member state of the European Union) and/or as per section 43 of the UK VAT Act 1994 (as appropriate).

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

19.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

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(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to 19.8(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If a Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten (10) Business Days of:

(i)	where an Original Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where a Borrower is a US Tax Obligor on a Transfer Date or on the date on which an increase in Commitments takes effect pursuant to Clause 2.2 (Increase) and the relevant Lender is a New Lender or an Increase Lender, the relevant Transfer Date or the date on which an increase in Commitments takes effect pursuant to Clause 2.2 (Increase);

(iii)	the date a new US Tax Obligor accedes as a Borrower; or

(iv)	where a Borrower is not a US Tax Obligor, the date of a request from the Agent, supply to the Agent:

(A)	a withholding certificate on Form W 8, Form W 9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

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(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Borrower.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Facility Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

(h)	The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Facility Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

19.9	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company, the Agent and the other Finance Parties.

20.	Increased Costs

20.1	Increased costs

(a)	Subject to Clause 20.3 (Exceptions) the Company shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or treaty after the date of this Agreement (or, if later, the date it became a Party) or (ii) compliance with any law or regulation or treaty made after the date of this Agreement (or, if later, the date it became a Party) or (iii) the implementation or application of, or compliance with, Basel III or any law or regulation that implements Basel III including, for the avoidance of doubt, the implementation of Basel III by CRD IV.

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(b)	In this Agreement,”Increased Costs” means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document.

20.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 20.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate (giving reasonable details of the circumstances giving rise to such claim and the calculation of the Increased Cost) confirming the amount of its Increased Costs, a copy of which shall be provided to the Company.

20.3	Exceptions

(a)	Clause 20.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	related to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 19.3 (Tax Indemnity) (or would have been compensated for under Clause 19.3 (Tax Indemnity) but was not so compensated because any of the exclusions in paragraph (b) of Clause 19.3 (Tax Indemnity) applied);

(iv)	compensated for by Clause 19.5 (Stamp taxes) (or would have been so compensated for under that Clause but was not so compensated solely because any of the exceptions set out therein applied);

(v)	is suffered or incurred with respect to any Bank Levy (or any payment attributable to, or any liability arising as a consequence of, a Bank Levy);

(vi)	attributable to the implementation or application of, or compliance with, the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment to Basel II arising out of Basel III (as defined in paragraph (c) below)) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates);

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(vii)	attributable to the implementation or application of, or compliance with, Basel III or any other law or regulation which implements Basel III (in each case, unless a Finance Party knew about the relevant Increased Cost on or prior to the date on which it became a Finance Party) (provided that, if the Increased Cost was not fully quantifiable on or prior to the date on which it became a Finance Party, Clause 20.1 (Increased costs) shall apply to that amount of the Increased Cost which was not, or could not reasonably be expected to have been, quantifiable);

(viii)	attributable to the breach by any Finance Party or its Affiliates of any law or regulation or the terms of any Finance Document;

(ix)	attributable to a change (whether in the rate basis, timing or otherwise) of Tax on the overall net income of the Finance Party (or any Affiliate of it) making such claim or of the branch or office through which it lends a Loan;

(x)	attributable to any penalty having been imposed by the relevant central bank or monetary or fiscal authority upon the Finance Party (or any Affiliate of it) making such claim by virtue of its having exceeded any country or sector borrowing limits or breached any directives imposed upon it; or

(xi)	not notified to the Agent or the Company in accordance with paragraph (a) of Clause 20.2 (Increased cost claims) above.

(b)	In this Clause 20.3 reference to a Tax Deduction has the same meaning given to the term in Clause 19.1 (Tax Definitions).

(c)	“Basel III” means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework or more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated;

(ii)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

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(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.

(d)	“CRD IV” means the Capital Requirements Regulation (Regulation 575/2013) and the CRD IV Directive (2013/36/EU).

21.	Other Indemnities

21.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings against the Obligor,

then that Obligor shall as an independent obligation, within five (5) Business Days of receipt of a demand, indemnify the Arrangers and each other Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person (acting reasonably and in good faith) at the time of its receipt of that Sum provided that if the amount produced or payable as a result of the conversion is greater than the relevant Sum due, the relevant Finance Party will, unless a Declared Default has occurred and is continuing, refund any such excess amount to the relevant Obligor.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

21.2	Other indemnities

(a)	The Company shall (or shall procure that an Obligor will), within three (3) Business Days of receipt of a demand (which shall be accompanied by reasonable calculations or details of the amount demanded), indemnify the Arrangers and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 35 (Sharing among the );

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(iii)	funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default, negligence or wilful misconduct by that Finance Party alone);

(iv)	issuing or making arrangements to issue a Letter of Credit requested by the Company or a Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of the default, negligence or wilful misconduct by that Finance Party alone); and

(v)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

(b)	The Company shall within ten (10) Business Days of demand indemnify and hold harmless each Finance Party, each Affiliate of a Finance Party and each director, officer, agent, advisers and employee (as applicable) of a Finance Party or its Affiliate (each an “Indemnified Party”), against any cost, expense, damages, claims, loss or liability (including, except as specified below without limitation, legal fees and limited, in the case of legal fees and expenses, to one counsel to such Indemnified Party taken as a whole and in the case of a conflict of interest, one additional counsel to the affected Indemnified Parties similarly situated, taken as a whole (and if reasonably necessary one local counsel in any relevant jurisdiction)) incurred by or awarded against that Indemnified Party in connection with or arising out of the Transaction or the funding of the Transaction (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Transaction) unless such damages, claims, loss or liability resulted:

(i)	directly from fraud, the gross negligence or wilful misconduct of such Indemnified Party or results directly from such Indemnified Party breaching a term of, or any obligation under, any of the Finance Documents or any Confidentiality Undertaking given by that Indemnified Party; or

(ii)	from or relates to any dispute solely among Indemnified Parties (other than with any Agent Security Agent, Issuing Bank or Arranger acting in its capacity as such) and not arising out of any act (including any misrepresentation) or omission of the Company.

(c)	Each Indemnified Party may rely on this Clause 21.2 subject to Clause 1.5 (Third party rights) and the Third Parties Act.

(d)	If any event occurs in respect of which indemnification may be sought from the Company, the relevant Indemnified Party shall only be indemnified if (where legally permissible to do so and without being under any obligation to so notify to the extent that it is not lawfully permitted to do so) it:

(i)	notifies the Company in writing within a reasonable time after the relevant Indemnified Party becomes aware of such event and this provision provided that failure to notify the Company shall not relieve the Company from any liability that it may have under this Clause 21 except to the extent that the Company has been prejudiced through the forfeiture of its rights or defences by such failure; and

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(ii)	consults with the Company fully and promptly with respect to the conduct of the relevant claim, action or proceeding.

The Indemnified Party shall also be entitled to appoint their own legal counsel in each applicable jurisdiction in respect of any such claim, action or proceeding.

(e)	The Finance Parties shall not have any duty or obligation, whether as fiduciary for any Indemnified Party or otherwise, to recover any payment made or required to be made under this Clause 21.2.

(f)	No Indemnified Party shall be responsible or have any liability to any member of the Group or any Affiliate thereof or anyone else for consequential losses or damages.

21.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against:

(a)	any reasonable third party cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is an Event of Default, provided that if after doing so it is established that the event or matter is not a Default or an Event of Default, such cost, loss or liability of investigation shall be for the account of the Lenders;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(b)	any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 36.11 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents.

22.	Mitigation by the Lenders

22.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 11.1 (Illegality) (or, in respect of the Issuing Bank, Clause 11.2 (Illegality in relation to Issuing Bank)), Clause 19 (Tax) or Clause 20 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

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(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

22.2	Limitation of liability

(a)	The Company shall (or shall procure that an Obligor will) promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 22.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 22.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it in a material respect.

23.	Costs and Expenses

23.1	Transaction expenses

The Company shall within 5 Business Days of demand pay the Agent, the Arrangers, the Issuing Bank, the Security Agent and each other Secured Party the amount of all costs and expenses (including, but not limited to, legal fees (subject to agreed caps, if any)) reasonably incurred by any of them (evidence of which shall be provided to the Company) in relation to the Finance Documents and arrangement, negotiation, preparation, printing, execution and syndication and perfection of the Facilities up to a maximum amount agreed (if any), provided that no such fees, costs and expenses (other than reasonable and properly incurred legal fees and expenses in connection with the preparation, drafting, negotiation, printing and execution of the Finance Documents and subject to any agreed caps) shall be payable if the Closing Date does not occur and if the Closing Date occurs, shall not be payable before the date falling five Business Days after receipt of the corresponding invoice.

23.2	Amendment costs

Subject to Clause 23.5 (Reference rate transition costs) if:

(a)	an Obligor requests an amendment, waiver, consent or release in relation to any Finance Document or any release of any Transaction Security; or

(b)	an amendment is required pursuant to Clause 2.3 (Incremental Facility) or Clause 36.10 (Change of currency),

the Company shall, within ten (10) Business Days of demand after receipt of the corresponding invoice, reimburse (or procure reimbursement of) the Agent and the Security Agent for the amount of all reasonable costs and expenses (including legal fees subject to any agreed caps and notarial costs (if any)) properly incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

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23.3	Enforcement and preservation costs

The Company shall, within five (5) Business Days of demand, pay (or procure there is paid) to the Arrangers and each other Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

23.4	Transfer costs and expenses

Notwithstanding any other term of this Agreement or the other Finance Documents, if a Finance Party assigns or transfers any of its rights, benefits or obligations under the Finance Documents or enters into any sub-participation, no member of the Group shall be required to pay any fees, costs, expenses or other amounts relating to, or arising in connection with, that assignment, transfer or sub-participation, (including, without limitation, any Taxes and any amounts (including notarial fees), relating to the registration, perfection or amendment of the Transaction Security during or after the date of this Agreement) unless such assignment, transfer or sub-participation, is being made pursuant to the provisions of Clause 43.8 (Replacement of Lender).

23.5	Reference rate transition costs

The Company shall, within ten (10) Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with any amendment or waiver requested or made pursuant to Clause 43.6 (Changes to reference rates).

23.6	Cost Details

(a)	Notwithstanding any other term of this Agreement or the other Finance Documents, no member of the Group shall be required to pay any fees, costs, expenses or other amounts (other than principal and interest) unless:

(i)	it has first been provided with reasonable details of the circumstances giving rise to such payment and of the calculation of the relevant amount (including, where applicable, details of hours worked, rates and individuals involved); and

(ii)	in the case of costs and expenses, it has received satisfactory evidence that such costs and expenses have been properly incurred (including that all security costs relate only to Transaction Security Documents entered into, or related actions taken, in accordance with the Agreed Security Principles or approved in advance by the Company).

(b)	Paragraph (a) above shall not apply to any costs or expenses described under Clause 23.3 (Enforcement and preservation costs).

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24.	Guarantees and Indemnity

24.1	Guarantee and indemnity

Subject to any applicable limitation provided under this Clause 23, each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all of that Obligor’s obligations under the Finance Documents excluding any Excluded Swap Obligations and including, without limitation:

(i)	obligations which, but for the automatic stay under section 362(a) of the Bankruptcy Code, would become due; and

(ii)	any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in this Agreement, whether or not such interest is an allowed claim in any such proceeding;

(b)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due (allowing for any applicable grace period) under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.

The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 24 if the amount claimed had been recoverable on the basis of a guarantee.

24.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

24.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 24 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

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24.4	Waiver of defences

The obligations of each Guarantor under this Clause 24 will not be affected by an act, omission, matter or thing which, but for this Clause 24, would reduce, release or prejudice any of its obligations under this Clause 24 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

24.5	Guarantor Intent

Without prejudice to the generality of Clause 24.4 (Waiver of defences), but subject to the guarantee limitations set out in Clause 24.11 (Guarantee Limitations: General) to Clause 24.14 (Additional Guarantee Limitations), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

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24.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 24. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

24.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor on account of any Guarantor’s liability under this Clause 24

24.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 24:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 24.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party,

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 36 (Payment Mechanics).

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24.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor or any of its Holding Companies then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

24.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

24.11	Guarantee Limitations: General

(a)	Without limiting any specific exemptions set out below:

(i)	no Guarantor’s obligations and liabilities under this Clause 24.11 and under any other guarantee or indemnity provision in a Finance Document (the “Guarantee Obligations”) will extend to include any obligation or liability; and

(ii)	no Transaction Security granted by a Guarantor will secure any Guarantee Obligation,

if to the extent doing so would be unlawful financial assistance (notwithstanding any applicable exemptions and/or undertaking of any applicable prescribed whitewash or similar financial assistance procedures) in respect of the acquisition of shares in itself or its Holding Company under the laws of its jurisdiction of incorporation.

(b)	If, notwithstanding paragraph (a) above, the giving of the guarantee in respect of the Guarantee Obligations or Transaction Security would be unlawful financial assistance, then, to the extent necessary to give effect to paragraph (a) above, the obligations under the Finance Documents will be deemed to have been split into two tranches; “Tranche 1” comprising those obligations which can be secured by the Guarantee Obligations or Transaction Security without breaching or contravening relevant financial assistance laws and “Tranche 2” comprising the remainder of the obligations under the Finance Documents. The Tranche 2 obligations will be excluded from the relevant Guarantee Obligations and will be allocated to the Facility to which those obligations relate, to the extent that that can be determined.

24.12	Contribution

(a)	At any time a payment is made pursuant to this Clause 24 by a US Guarantor, the right of contribution of each US Guarantor against each other US Guarantor shall, subject to the other terms of this Clause 24, be determined as set out in paragraph (b) below with the right of contribution of each US Guarantor to be revised and restated each time a payment (a “Relevant Payment”) is made in relation to the obligations guaranteed under the Finance Documents, provided, however, that no such right of contribution shall exist against any direct or indirect non-US Subsidiary of such US Guarantor.

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(b)	If a Relevant Payment is made resulting in the aggregate payments made by such US Guarantor in respect of its guarantee obligations under the Finance Documents to and including the date of the Relevant Payment exceeding such US Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all US Guarantors in respect of the obligations under the Finance Documents to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such US Guarantor shall have a right of contribution against each other US Guarantor who has made payments in respect of the obligations under the Finance Documents to and including the date of the Relevant Payment in an aggregate amount less than such other US Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all US Guarantors in respect of the obligations under the Finance Documents (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to:

(i)	a fraction the numerator of which is the Aggregate Excess Amount of such US Guarantor and the denominator of which is the Aggregate Excess Amount of all US Guarantors,

multiplied by

(ii)	the Aggregate Deficit Amount of such other US Guarantor.

(c)	A US Guarantor’s right of contribution under paragraph (b) above shall arise at the time of each computation, subject to adjustment to the time of each computation, provided that no US Guarantor may take any action to enforce such right until the obligations under the Finance Documents have been paid in full in cash and the commitments hereunder (and thereunder) terminated or cancelled, it being expressly recognised and agreed by all Parties that any US Guarantor’s right of contribution arising pursuant to this Clause 24.12 against any other US Guarantor shall be expressly junior and subordinate to such other US Guarantor’s obligations and liabilities in respect of the obligations under the Finance Documents and any other obligations owing under this Clause 24.12.

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(d)	As used in this Clause 24.12:

“Adjusted Net Worth” of each US Guarantor shall mean the greater of (i) the Net Worth (as defined below) of such US Guarantor and (ii) zero;

“Contribution Percentage” of a US Guarantor shall mean the percentage obtained by dividing (i) the Adjusted Net Worth (as defined above) of such US Guarantor by (ii) the aggregate Adjusted Net Worth of all US Guarantors; and

“Net Worth” of each US Guarantor shall mean the amount by which the fair saleable value of such US Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any obligations under the Finance Documents arising under this Clause 24 on such date).

(e)	Notwithstanding anything to the contrary contained above, any US Guarantor that is released from this Clause 24 shall thereafter have no contribution obligations, or rights, pursuant to this Clause 24, and, at the time of any such release, if the released US Guarantor had an Aggregate Excess Amount or an Aggregate Deficit Amount, it shall be deemed reduced to USD0, and the contribution rights and obligations of the remaining US Guarantors shall be recalculated on the respective date of release (as otherwise provided above) based on the payments made hereunder by the remaining US Guarantors. All Parties recognise and agree that, except for any right of contribution arising pursuant to this Clause 24, each US Guarantor who makes any payment in respect of the obligations under the Finance Documents shall have no right of contribution or subrogation against any other US Guarantor in respect of such payment until all of the obligations under the Finance Documents have been paid in full, in cash. Each of the US Guarantors recognises and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favour of the party entitled to such contribution. In this connection, each US Guarantor has the right to waive its contribution right against any US Guarantor to the extent that giving effect to such waiver such US Guarantor would remain solvent, in the determination of the Majority Lenders. Notwithstanding anything to the contrary in this Clause 24, this Clause 24 will not be construed to limit the claim of any Finance Party under this Clause 24, the only such limitation being set forth in Clause 24.13 (US Guarantee Limitations).

24.13	US Guarantee Limitations

(a)	Each US Obligor and each Finance Party (by its acceptance of the benefits of the guarantee under this Clause 24) hereby confirms that it is its intention that the guarantee under this Clause 24 shall not constitute a fraudulent transfer or conveyance for purposes of any bankruptcy, insolvency or similar law, the Uniform Fraudulent Conveyance Act or any similar federal, state or foreign law. To effectuate the foregoing intention, each US Obligor and each Finance Party (by its acceptance of the benefits of the guarantee under this Clause 24) hereby irrevocably agrees that the maximum aggregate amount of the obligations for which such US Obligor shall be liable under such guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such US Obligor that are relevant under such laws, and after giving effect to any rights to contribution pursuant to any agreement providing for equitable contribution among such US Obligor and the other Obligors, result in such obligations of such US Obligor not constituting a fraudulent transfer or conveyance.

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(b)	Notwithstanding anything to the contrary in this Agreement or any other Finance Document, in no circumstances shall proceeds of any Security constituting an asset of a Guarantor which is not a Qualified ECP Guarantor be applied towards the payment of any Excluded Swap Obligations nor shall any guarantee provided by any Guarantor pursuant to any Finance Document guarantee any obligations which are Excluded Swap Obligations, notwithstanding the terms of such Finance Document (and in the case of any conflict between the terms of any Finance Document and this Clause 24.13, the terms of this Clause 24.13 shall prevail).

24.14	Additional Guarantee Limitations

The guarantee of any Additional Guarantor is subject to any limitations relating to that Additional Guarantor on the amount guaranteed or to the extent of the recourse of the beneficiaries of the guarantee which is set out in the Accession Deed applicable to such Additional Guarantor and agreed with the Agent (acting reasonably in accordance with the Agreed Security Principles).

25.	Representations and Warranties

Each Obligor represents and warrants to each of the Finance Parties that:

25.1	Status

(a)	It and each of its Material Subsidiaries is duly incorporated (or, as the case may be, organised) and validly existing under the laws of its jurisdiction of its incorporation (or, as the case may be, organisation).

(b)	It and each of its Material Subsidiaries has the power to own its assets and carry on its business substantially as it is now being conducted.

25.2	Binding obligations

Subject to the Legal Reservations and the Perfection Requirements:

(a)	its obligations under the Finance Documents to which it is a party are valid, legally binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each of the Transaction Security Documents to which it is party creates valid security interests which that Transaction Security Document purports to create, ranking in accordance with the terms of such documents and those security interests are valid and effective.

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25.3	Non-conflict with other obligations

Subject to the Legal Reservations and the Perfection Requirements, the entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not contravene:

(a)	any law or regulation applicable to it in any material respect;

(b)	its constitutional documents in any material respect; or

(c)	any agreement or instrument binding upon it or any member of the Group or any of its or their respective assets, to an extent which has or is reasonably likely to have a Material Adverse Effect.

25.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, each of the Finance Documents to which it is a party or will be a party and to carry out the transactions contemplated by those Finance Documents.

25.5	Validity and admissibility in evidence

All Authorisations required by it in order:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party, subject to the Legal Reservations, admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect, subject to the Legal Reservations and Perfection Requirements.

25.6	Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of governing law of the Finance Documents as expressed in such Finance Document will be recognised in its jurisdiction of incorporation.

(b)	Subject to the Legal Reservations and the Perfection Requirements, (i) any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation and (ii) any judgment obtained in relation to a Transaction Security Document will be recognised and enforced in the jurisdiction of the governing law of that Transaction Security Document.

25.7	Filing and stamp taxes

Under the laws of its Relevant Jurisdictions (and, in relation to Transaction Security Documents, subject to the Perfection Requirements) it is not necessary that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (it being understood that this Clause 25.7 does not extend to assignments or transfers made pursuant to Clause 30 (Changes to the Lenders) or, as the case may be, to the enforcement of Transaction Security) and, subject to the Perfection Requirements, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction, except for any filing, recording or enrolling which is referred to in any Legal Opinion and which will be made within the period allowed by applicable law or the relevant Finance Document.

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25.8	Deduction of Tax

It is not required to make any Tax Deduction (as defined in Clause 19.1 (Tax Definitions)) from any payment it may make under any Finance Document to a Lender which is:

(a)	a UK Qualifying Lender:

(i)	falling within paragraph (a)(i) of the definition of “UK Qualifying Lender”; or

(ii)	except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within paragraph (a)(ii) of the definition of “UK Qualifying Lender”; or

(iii)	falling within paragraph (b) of the definition of “UK Qualifying Lender”; or

(b)	a UK Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488); or

(c)	a US Qualifying Lender.

25.9	No Default

(a)	No Event of Default (or, when this representation is made on the date of this Agreement, no Default) has occurred and is continuing or could reasonably be expected to result from any Utilisation or the entry into or the performance of any Finance Document.

(b)	To the best of the knowledge and belief of the Company, no event has occurred and is continuing which constitutes a default (howsoever described) under any agreement to which it or any of its Subsidiaries is party and which has or could reasonably be expected to have a Material Adverse Effect.

25.10	Financial statements

(a)	To the best of the knowledge, information and belief of the Company the Original Financial Statements give a true and fair view of the financial position of the Group for the period to which they relate and were prepared in accordance with the Accounting Principles consistently applied.

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(b)	The Annual Financial Statements (together with the notes thereto) most recently delivered pursuant to Schedule 14 (Information Undertakings):

(i)	give a true and fair view of the consolidated financial position of the Group as at the date to which they were prepared and for the Financial Year then ended; and

(ii)	were prepared in accordance with the Accounting Principles consistently applied.

(c)	The Quarterly Financial Statements most recently delivered pursuant to Schedule 14 (Information Undertakings):

(i)	fairly present (subject to customary year-end adjustments) the financial position of the Company and its Subsidiaries as at the date to which they were prepared and for the Quarter Date to which they relate; and

(ii)	were prepared on a basis consistent with the Accounting Principles (to the extent appropriate in the context of such accounts).

(d)	The Monthly Financial Statements most recently delivered pursuant to Clause 26.2 (Financial Statements):

(i)	fairly present (subject to customary year-end adjustments) the financial position of the Company and its Subsidiaries as at the date to which they were prepared and for the Month to which they relate; and

(ii)	were prepared on a basis consistent with the Accounting Principles (to the extent appropriate in the context of such accounts).

25.11	No proceedings

(a)	No litigation, arbitration, action, administrative proceeding or Environmental Claim of or before any court, arbitral body or agency which is reasonably likely to be adversely determined and which, if adversely determined, would have a Material Adverse Effect has been started or, to the best of its knowledge is threatened, or is pending against it or any member of the Group.

(b)	There are no labour disputes current, pending or, to its knowledge, threatened which could reasonably be expected to have a Material Adverse Effect.

25.12	No breach of laws

It and each of its Subsidiaries is in compliance with all laws and regulations applicable to it in its jurisdiction of incorporation or jurisdictions in which it operates where non-compliance would reasonably be expected to have a Material Adverse Effect.

25.13	Environmental Laws

(a)	It, and each of its Subsidiaries, is in compliance with all Environmental Laws and all Environmental Permits necessary in connection with the ownership and operation of its business are in full force and effect in each case where failure to do so would reasonably be expected to have a Material Adverse Effect.

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(b)	To the best of its knowledge and belief, there are no circumstances which may reasonably be expected to prevent or interfere with it or any of its Subsidiaries being in compliance with any Environmental Law including, without limitation, obtaining or being in compliance with any Environmental Permits in the future where failure to so comply would reasonably be expected to have a Material Adverse Effect.

25.14	Taxation

(a)	No claims are being asserted against it or any of its Subsidiaries with respect to Taxes which are reasonably likely to be determined adversely to it or to such Subsidiary and which, if so adversely determined, would have or would reasonably be expected to have a Material Adverse Effect and all reports and returns on which such Taxes are required to be shown have been filed within any applicable time limits and all Taxes required to be paid have been paid within any applicable time limit (taking into account any extension or grace period) save, in each case, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)	It is not (and none of its Material Subsidiaries are) overdue (taking into account any extension or grace period) in the filing of any Tax return to an extent which would reasonably be expected to have a Material Adverse Effect.

25.15	Anti-corruption and sanctions

(a)	Neither it, its Subsidiaries or Unrestricted Subsidiaries and its and their respective directors, officers and employees nor, to the best of its knowledge, its affiliates, agents, or representatives is a person currently the subject of any Sanctions, nor is it located, organised or resident in a Sanctioned Country.

(b)	It has not directly or knowingly indirectly, used the proceeds of the Facilities, or lent, contributed or otherwise made available such proceeds to any subsidiary, joint venture partner or other person, to fund any activities of or business with any person, or in any Sanctioned Country, or in any other manner that resulted in or would reasonably be expected to result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of any Sanctions.

(c)	It will not directly or knowingly indirectly use any Utilisation, use of proceeds or other transaction contemplated by this Agreement to violate any Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.

(d)	Nothing in this Clause shall create or establish an obligation or right for any entity to the extent that, by agreeing to it, complying with it, exercising it, having such obligation or right, or otherwise, any member of the Group (or any directors, officers or employees, agents and affiliates thereof) would be placed in violation of any foreign trade law or anti-boycott law applicable to it and any provision of Council Regulation (EC) 2271/1996), and any representation made in or pursuant to this Clause shall be so limited in relation to such entity and to that extent shall not be made by nor apply to any such entity.

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(e)	In relation to each Lender that notifies the Agent to this effect (each a “Restricted Lender”), this Clause shall only apply for the benefit of that Restricted Lender to the extent that the provisions would not result in (i) any violation of, conflict with or liability under EU Regulation (EC) 2271/1996 or a similar anti-boycott law. In connection with any amendment, waiver, determination or direction relating to any part of this Clause of which a Restricted Lender does not have the benefit, the commitments of that Restricted Lender will be excluded for the purpose of determining whether the consent of the Majority Lenders or any other applicable group or class of Lenders has been obtained or whether the determination or direction by the Majority Lenders or any other applicable group or class of Lenders has been made.

25.16	Pari passu Ranking

The payment obligations of each Obligor under each of the Finance Documents rank and will at all times (except pursuant to a Notifiable Debt Purchase Transaction) rank at least pari passu in right and priority of payment with all its other present and future unsecured and unsubordinated indebtedness (actual or contingent) except indebtedness preferred by laws of general application.

25.17	Good title to assets

It and each of its Subsidiaries has good, valid and marketable title to, or valid leases or licences of, or is otherwise entitled to use, all material assets necessary for the conduct of the business as it is presently being conducted, where failure to do so would reasonably be expected to have a Material Adverse Effect.

25.18	Legal and Beneficial Ownership

Save for Permitted Security, it and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Transaction Security.

25.19	Shares

The shares of any Obligor or Material Subsidiary which are subject to the Transaction Security under the laws of that Obligor’s or that Material Subsidiary’s (as the case may be) jurisdiction of incorporation are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of such members of the Group do not and will not materially restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security, other than to the extent (i) such restrictions or inhibitions are required by applicable law or regulation or (ii) cannot be removed without consent from a third party (provided that reasonable endeavours shall be used for a period of 20 Business Days from request by the Agent to obtain such consent further provided that such obligation to use reasonable endeavours shall fall away upon expiry of such 20 Business Day period whether or not such consent has been obtained).

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25.20	Intellectual Property

The Intellectual Property required in order to conduct the business of the Group:

(a)	is beneficially owned by or licensed to members of the Group free from any licences to third parties which are materially prejudicial to the use of that Intellectual Property in the business of the Group and will not be adversely affected by the transactions contemplated by the Finance Documents in each case to an extent which would reasonably be expected to have a Material Adverse Effect; and

(b)	has not lapsed or been cancelled in any respect which has or could reasonably be expected to have a Material Adverse Effect and all steps have been taken to protect and maintain such Intellectual Property, including, without limitation, paying renewal fees where failure to do so would reasonably be expected to have a Material Adverse Effect.

25.21	Group structure

The factual information relating to the structure of the Group contained in the Group Structure Chart accurately records in all material respects the structure of the Group.

25.22	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), so far as it is aware, its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation.

25.23	No Security/Guarantees/Indebtedness

(a)	No Security or Quasi-Security (or agreement to create the same) exists on or over its or any of its Subsidiaries’ assets except as permitted by Section 3 (Limitation on Liens) of Schedule 15 (General Undertakings);

(b)	Neither it nor any of its Subsidiaries has granted any guarantee except as permitted by Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings); and

(c)	Neither it nor any of its Subsidiaries has incurred any Indebtedness except as permitted under Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings).

25.24	Obligors and Guarantor Coverage Level

Subject to the Agreed Security Principles and to the extent required pursuant to Clause 28.7 (Guarantees and Security), each Material Subsidiary is an Obligor on the Closing Date.

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25.25	Accounting reference date

To the best of its knowledge and belief, the financial year of each member of the Group ends on 31 December.

25.26	Pension Schemes

The pension schemes of each member of the Group are funded to the extent required by law or otherwise comply with the requirements of any material law applicable in the jurisdiction in which the relevant pension scheme is maintained, in each case, where failure to do so would reasonably be expected to have a Material Adverse Effect.

25.27	Margin Stock

(a)	Neither it nor any of its Subsidiaries is engaged, principally or as one of its important activities, in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b)	Any proceeds of the Loans will not be used for the purpose of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(c)	As of the date of this Agreement, neither it nor any of its Subsidiaries owns any Margin Stock.

(d)	Neither the making of any Loan nor the use of the proceeds of it will violate or be inconsistent with the provisions of US Regulation T, U, or X of the Board of Governors of the Federal Reserve System from time to time in effect or any successor to all or a portion thereof.

25.28	ERISA

(a)	Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.

(b)	Except as would not, individually or in the aggregate, result in a Material Adverse Effect:

(i)	no Pension Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA; and

(ii)	none of the Obligors nor any ERISA Affiliate has any liability under Section 4069 or 4212(c) of ERISA.

(c)	There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of any Obligor, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect.

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(d)	Except as would not, individually or in the aggregate, result in a Material Adverse Effect:

(i)	each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in a material liability;

(ii)	all contributions required to be made with respect to a Non-U.S. Plan have been timely made; and

(iii)	none of the Obligors nor any of their Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan.

25.29	Investment Company Act

(a)	Neither it nor any of its Subsidiaries is an “investment company” within the meaning of the US Investment Company Act of 1940, as amended.

(b)	Neither the making of any Loans nor the application of the proceeds or repayment thereof by any Obligor, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the US Securities and Exchange Commission thereunder.

25.30	US solvency

On the Closing Date immediately following the making of the Loans and after giving effect to the application of the proceeds of such Loans, the Company on a consolidated basis with its Subsidiaries, will be Solvent.

25.31	Holding company

The Company is a holding company and:

(a)	has not traded, other than by entering into the Transaction Documents, the provision of administrative services to other members of the Group and any other activity expressly permitted under by Section 11 (Limitations on the Company’s Activities) of Schedule 15 (General Undertakings);

(b)	does not own any asset, other than loans and money received by it which are in each case permitted by the terms of the Finance Documents, rights arising under the Finance Documents, the shares in the capital of its Subsidiaries and any other ownership or rights expressly permitted under by Section 11 (Limitations on the Company’s Activities) of Schedule 15 (General Undertakings); and

(c)	does not have liabilities to any person, other than pursuant to the Transaction Documents and in respect of payment of costs, legal fees, auditors fees and other similar fees and expenses, and other matters expressly permitted by Section 11 (Limitations on the Company’s Activities) of Schedule 15 (General Undertakings).

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25.32	Repetition

(a)	The representations and warranties in this Clause 25 shall be made on the date on the date of this Agreement and the Closing Date except that the representations and warranties set out in paragraph (a) of Clause 25.10 ( Financial statements) shall be made only on the date of this Agreement and not repeated thereafter.

(b)	The representations and warranties set out in Clauses 25.1 (Status) to 25.6 (Governing law and enforcement) (inclusive), paragraph (a) of Clause 25.9 (No Default), Clauses 25.10 (Financial statements) (other than under paragraph (a) thereof) and 25.11 (No proceedings), Clauses 25.15 (Anti-corruption and sanctions) to Clause 25.19 (Shares) (inclusive), Clause 25.20 (Intellectual Property), Clause 25.22 (Centre of main interests and establishments) and Clauses 25.27 (Margin Stock) to 25.29 (Investment Company Act) (inclusive) (such representations and warranties being the “Repeating Representations”) shall be deemed to be repeated on the date of each Utilisation Request, each Utilisation Date and on the first day of each Interest Period.

(c)	The representations and warranties set out in Clause 25.30 (US solvency) shall be deemed to be repeated on the date of each Utilisation Request and on each Utilisation Date, provided that such Utilisation Request and Utilisation Date relate to a Utilisation advanced to a Borrower incorporated in the US.

(d)	The Repeating Representations shall in addition be repeated in relation to the relevant Additional Obligor on each date on which it becomes an Obligor.

(e)	The representations and warranties set out in paragraph (b), (c) and (d) of Clause 25.10 ( Financial statements) in respect of each set of financial statements delivered pursuant to Schedule 14 (Information Undertakings) shall only be made once in respect of each set of financial statements and shall be made on the date such financial statements are delivered.

26.	Information Undertakings

The undertakings in this Clause 26 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

26.1	Information Undertakings

The Company shall comply with the information undertakings set out in Schedule 14 (Information Undertakings).

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26.2	Financial Statements

(a)	The Company will deliver (or will procure that the relevant Obligor delivers) to the Agent for distribution to the Lenders (with sufficient copies for each of the Lenders if so requested by the Agent) copies of the following:

(i)	beginning with the first full Month to occur after the Closing Date, within 45 days of the end of each Month not ending on a Quarter Date, the monthly unaudited consolidated management accounts of the Company (the “Monthly Financial Statements”); and

(ii)	if prepared and if requested by the Agent, the audited financial statements (consolidated if appropriate) of each Obligor for that Financial Year.

(b)	The Company shall ensure that each of the Financial Statements delivered to the Agent pursuant to this Agreement shall:

(i)	in the case of the Monthly Financial Statements, include cumulative management accounts for the Financial Year to date together with a statement from the directors of the Company commenting on that month’s performance and any material developments; and

(ii)	fairly represent (subject to customary year-end adjustments) the financial condition of the Group and its operations as at the date on which those financial statements or accounts were drawn up.

26.3	Provision and contents of Compliance Certificate

(a)	The Company shall supply a Compliance Certificate to the Agent with each set of its Annual Financial Statements and each set of its Quarterly Financial Statements delivered in accordance with the provisions of Clause 26.1 (Information Undertakings) above.

(b)	Each Compliance Certificate shall be signed by a Member of the Office of the Executive Chairman and set out (in reasonable detail):

(i)	in respect of the Compliance Certificate delivered with each set of Quarterly Financial Statements only:

(A)	to the extent the financial covenant is tested in accordance with the provisions of Clause 27 (Financial Covenant), computations as to compliance with Clause 27 (Financial Covenant);

(B)	computations as to the determination of the Margin; and

(C)	for so long as the Total Net Leverage Condition is not satisfied, computations as to the determination of the Consolidated Net Leverage Ratio.

(ii)	in respect of the Compliance Certificate delivered with the Annual Financial Statements only:

(A)	to the extent the financial covenant is tested in accordance with the provisions of Clause 27 (Financial Covenant), computations as to compliance with Clause 27 (Financial Covenant) and shall be reported on by the Company’s auditors as to the proper extraction of the numbers used in the financial covenant calculations by reference to the relevant Annual Financial Statements provided that (x) such Auditors have not adopted a general policy that they will not provide such report and (y) if the Company’s Auditors as a matter of practice in respect of such report require the Finance Parties to sign an engagement, hold harmless, non-reliance or other similar letter with them, the Finance Parties have entered into any such letters with the Company’s Auditors; and

(B)	computations as to the determination of the Margin.

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26.4	Investigations

Each Obligor will (and the Company will ensure that each other member of the Group will) while an Event of Default is continuing, permit the Finance Parties or other professional advisers engaged by the Finance Parties (after consultation with the Company as to the scope of the investigation and engagement), at the cost of the Company (provided that such costs are reasonably and properly incurred):

(a)	free access (in the presence of the Company) at all reasonable times and on reasonable notice to the books, accounts and records of each member of the Group to the extent the Agent (acting reasonably) considers such books, accounts or records to be relevant to the Event of Default which has occurred and to inspect and take copies of and extracts from such books, accounts and records; and

(b)	free access during normal business hours and on reasonable notice to meet and discuss with senior management of the relevant Obligor or other member of the Group,

provided that all information obtained by the Finance Parties as a result of such access shall be subject to the confidentiality restrictions set out in this Agreement and provided further that any third party engaged by the Agent must provide a confidentiality undertaking in favour of the Company and any other relevant members of the Group prior to receiving access unless such third party is under a professional duty of confidentiality to the Agent (such undertaking to be in form and substance satisfactory to the Company and the Agent (each acting reasonably)).

26.5	Other Information

Subject to any applicable laws, regulations and/or duties of confidentiality (which, in each case, are applicable through no fault or omission of any Obligor and provided that the relevant Obligor uses reasonable endeavours to overcome or remove any such restrictions), the Company will, and will procure that each other Obligor shall (unless it is aware that another Obligor has already done so), promptly upon becoming aware of or receiving a request (as the case may be) to deliver to the Agent for distribution to the Lenders:

(a)	details of any litigation, arbitration or administrative proceedings, Environmental Claim, action or labour dispute affecting it or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect;

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(b)	at the same time as they are dispatched, copies of all material documents dispatched by the Company to its shareholders generally (or any class of them);

(c)	at the same time as sent to the Company’s creditors, any other material document or material information sent to the Company’s creditors generally (or any class of them) by reason of financial difficulty;

(d)	details of any claim exceeding £1,000,000 made by or against it under the terms of the Acquisition Documents of which it is aware;

(e)	details of any Disposal that would lead to a mandatory prepayment of the Facilities pursuant to Clause 12 (Mandatory Prepayment); and

(f)	such other information relating to the financial condition, assets or operation of the Group, as the Agent (acting on the instructions of the Majority Lenders) may from time to time reasonably request.

26.6	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor, or the composition of the shareholders of an Obligor after the date on which it become a Finance Party under this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information required by it is not otherwise available to it, each Obligor promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender (provided it has entered into a Confidentiality Undertaking)) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

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(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than five (5) Business Days’ (or such shorter period as may be agreed with the Agent) prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 32 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender (provided it has entered into a Confidentiality Undertaking) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

(e)	Without limiting the generality of the foregoing, each Lender subject to the USA PATRIOT Act (Title III of Pub. Law 107 56 (signed into law 26 October, 2001)) (as amended from time to time, the “PATRIOT Act”) hereby notifies the Company that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Company and any other Obligor and other information that will allow such Lender to identify the Company and any other Obligor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Agent and each Lender. The Obligors hereby acknowledge and agree that the Agent shall be permitted to share any or all such information with the Lenders.

26.7	Public Lender Information

(a)	The Company acknowledges that certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive MNPI which may be included in the information provided to the Lenders pursuant to this Clause 26 (the “Borrower Materials”).

(b)	The Company hereby agrees that (unless otherwise agreed by the Agent (acting on the instructions of the Majority Lenders)):

(i)	all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof;

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(ii)	by marking Borrower Materials “PUBLIC”, the Company shall be deemed to have authorised the Agent and the Finance Parties to treat such Borrower Materials as not containing any MNPI; and

(iii)	the Agent shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for Lenders who are not Public Lenders (it being understood that such information may, notwithstanding that it is not MNPI, not be in the public domain and may be confidential, sensitive and proprietary), it being understood, for the avoidance of doubt, that the Monthly Financial Statements shall in any event only be distributed to Lenders who are not Public Lenders.

26.8	Budget

(a)	The Company shall supply to the Agent (with sufficient copies for each of the Lenders if so requested by the Agent), as soon as the same become available but in any event within 60 days after the start of each of its Financial Years (commencing with the Financial Year ending 31 December 2021), an annual Budget for that Financial Year.

(b)	The Company shall ensure that each Budget for a Financial Year:

(i)	be in the format discussed with the Agent and includes:

(A)	a projected consolidated profit and loss, balance sheet and cashflow statement for the Group; and

(B)	projected financial covenant calculations,

for that Financial Year and for each Financial Quarter of that Financial Year;

(ii)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 26.2 (Financial Statements); and

(iii)	has been approved by the board of directors of the Company.

(c)	If the Company updates or changes the Budget, it shall promptly deliver to the Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget.

27.	Financial Covenant

27.1	Financial definitions

In this Agreement:

“Consolidated EBITDA” shall have the same meaning given to that term in Schedule 17 (New York Law Definitions) including all pro forma adjustments which are referred to in that definition and when determining Consolidated EBITDA for any period, the Company shall be permitted to give pro forma effect to such adjustments.

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“Consolidated Senior Secured Net Debt” means, at any time:

(a)	the aggregate principal amount of all Indebtedness of the Company and the Restricted Subsidiaries solely to the extent such Indebtedness is secured on Transaction Security and ranks in right of payment and security pari passu with or senior to the Notes and which constitutes “Super Senior Liabilities” or “Senior Secured Liabilities” under the Intercreditor Agreement; less

(b)	the aggregate amount at that time of cash and Cash Equivalents held by the Company and the Restricted Subsidiaries.

“Consolidated Senior Secured Net Leverage Ratio” means, in respect of any Relevant Period, the ratio of Consolidated Senior Secured Net Debt as at the last day of that Relevant Period to Consolidated EBITDA.

“Relevant Period” means each period of twelve (12) months ending on or about the last day of each Test Date which for the avoidance of doubt may include periods prior to the Closing Date.

“Test Date” means each of 31 March, 30 June, 30 September and 31 December.

27.2	Financial Condition – Consolidated Senior Secured Net Leverage Ratio

(a)	If the Initial Facility is drawn (excluding any Letters of Credit, Ancillary Facilities and any related costs and expenses) on a Test Date set out in the table below, the Company shall ensure that on such Test Date the Consolidated Senior Secured Net Leverage Ratio (as shown in the relevant Compliance Certificate) in respect of that Relevant Period will not exceed the ratio set opposite such Test Date below:

Test Date	Consolidated Senior Secured Net Leverage Ratio

30 June 2021	6.25:1
30 September 2021	6.25:1
31 December 2021	6.25:1
31 March 2022	6.00:1
30 June 2022	6.00:1
30 September 2022	6.00:1
31 December 2022	6.00:1
31 March 2023	5.75:1
30 June 2023	5.75:1
30 September 2023	5.75:1
31 December 2023	5.75:1
31 March 2024 and thereafter	5.50:1

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(b)	Notwithstanding any other provision of this Agreement or any other Finance Document, the Company shall not be required to provide any calculations or confirmations with respect to the Consolidated Senior Secured Net Leverage Ratio with respect to any Relevant Period in respect of which the Initial Facility is not drawn on the relevant Test Date unless the Total Net Leverage Condition as defined in Clause 28.1 (General undertakings) is not or has not been met in accordance with such Clause on such Test Date.

27.3	Financial Testing

(a)	If the Initial Facility is drawn on a Test Date, the covenant contained in this Clause 27 will be tested by reference to the relevant Quarterly Financial Statements for the relevant Test Date unless in any such case the Annual Financial Statements required to be delivered to the Agent under this Agreement for the Relevant Period are available on the relevant date on which such covenant is tested, in which case such Annual Financial Statements shall be used instead.

(b)	The components of each definition in (or referred to in) Clause 27.1 (Financial definitions) will be calculated first in accordance with the Finance Documents (including to give pro forma effect to the adjustments which are referred to in the definitions in Schedule 17 (New York Law Definitions)) and as applicable with the Accounting Principles (with any impact from purchase price accounting being excluded).

(c)	For the purpose of this Clause 27 and to the extent the Consolidated Senior Secured Net Leverage Ratio or any financial definition contained in this Clause 27 is used as the basis (in whole or in part) for permitting any transaction or making any determination under this Agreement (including on a pro forma basis), no item shall be included or excluded more than once in any calculation.

(d)	For the purposes of this Clause 27 in respect of any Relevant Period and to the extent the Consolidated Senior Secured Net Leverage Ratio or any financial definition contained in this Clause 27 is used as the basis (in whole or in part) for permitting any transaction or making any determination under this Agreement (including on a pro forma basis), the exchange rates (including for the purposes of determining any interest rate) used for determination of Consolidated Senior Secured Net Debt for that Relevant Period shall be the interest rate and/or exchange rate calculated in accordance with paragraph (e) below.

(e)	Subject to paragraph (d) above, for the purposes of this Clause 27 in respect of any Relevant Period, the exchange rate (including for the purposes of determining any interest rate) used in the calculation of Consolidated EBITDA shall be the weighted average exchange rates for the Relevant Period or otherwise consistent with the exchange rate methodology applied in the Financial Statements delivered under and pursuant to the terms of this Agreement or pursuant to Schedule 17 (New York Law Definitions), in each case, as selected and determined by the Company.

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(f)	To the extent the Consolidated Senior Secured Net Leverage Ratio or any financial definition contained in this Clause 27 or Schedule 17 (New York Law Definitions) is used as the basis (in whole or part) for permitting any transaction, making any utilisation under a Facility or making any determination under this Agreement (including on a pro forma basis) at any time after a Test Date, Consolidated Senior Secured Net Debt shall be reduced to take into account any repayment of Consolidated Senior Secured Net Debt made on or before the relevant date and shall be increased to take into account any incurrence or assumption of Consolidated Senior Secured Net Debt made on or before the relevant date.

(g)	Where any cost savings or synergies are included in any calculation for the purposes of this Clause 27 or Schedule 17 (New York Law Definitions), a confirmation of the aggregate amount of such cost savings and synergies will be provided by the chief executive officer or chief financial officer.

(h)	In relation to operational leases, to the extent such operational leases are required to be treated under the Accounting Principles as finance leases as opposed to operating leases as a result of a change in the Accounting Principles on or after 1 January 2019, such obligations shall be treated in accordance with the Accounting Principles prior 1 January 2019.

27.4	Equity Cure

(a)	No non-compliance or Default or Event of Default will occur under Clause 27.2 (Financial Condition – Consolidated Senior Secured Net Leverage Ratio) above if, not more than twenty (20) Business Days prior to, or within twenty (20) Business Days (the “Cure Period”) after, the date that the Quarterly Financial Statements (or Annual Financial Statements) for the Relevant Period in which such failure to comply was first evidenced (the “Applicable Period”) are due to be delivered in accordance with the provisions of this Agreement, the Group received the net cash proceeds of New Shareholder Injections, in an amount at least sufficient to ensure that the financial covenant in Clause 27.2 (Financial Condition – Consolidated Senior Secured Net Leverage Ratio) would be complied with if tested again as at the last day of the same Relevant Period (the “Cure Amount”) on the basis that the full amount of any New Shareholder Injections so provided in accordance with this Clause shall be included for the Relevant Period as if provided immediately prior to the last date of such Relevant Period by reducing Consolidated Senior Secured Net Debt (a “Cure Right”) by the amount of the New Shareholder Injections (in an amount at least sufficient to ensure that the financial covenant in Clause 27.2 (Financial Condition – Consolidated Senior Secured Net Leverage Ratio) would be complied with if tested again as at the last day of the same Relevant Period) provided that, in relation to any such New Shareholder Injections so provided in accordance with this Clause:

(i)	the Company shall be not be entitled to exercise a Cure Right it may have to prevent or cure breaches of the financial covenant under this Clause 27.4 on more than four occasions in aggregate over the lifetime of the Facilities;

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(ii)	any New Shareholder Injections so provided and any reduction of Consolidated Senior Secured Net Debt under this Clause 27.4 shall not apply when calculating the applicable Margin for the Applicable Period;

(iii)	any New Shareholder Injections so provided and any reduction of Consolidated Senior Secured Net Debt under this Clause 27.4 will be taken into account for the Applicable Period and each of the next three (3) successive Relevant Periods;

(iv)	there shall be no requirement to apply any Cure Amount in prepayment of the Facilities;

(v)	other than for the purpose of calculating Consolidated Senior Secured Net Debt in accordance with, and for the purposes of, the provisions of this Clause 27.4, any New Shareholder Injections allocated or applied as a Cure Right shall not count towards any other permission or usage under or in respect of the Finance Documents;

(vi)	in relation to any New Shareholder Injections so provided prior to the date of delivery of the relevant Compliance Certificate for the Relevant Period:

(A)	the Compliance Certificate for that Relevant Period shall set out the revised financial covenant for the Relevant Period by giving effect to the Cure Right under this Clause 27.4 and confirming that such New Shareholder Injections have been provided; and

(B)	if such New Shareholder Injections are provided on or prior to the last date of that Relevant Period, the unspent amount of such New Shareholder Injections will not be double counted with the amount of such New Shareholder Injections deemed provided in accordance with sub-paragraph (A) above; and

(vii)	in relation to any such New Shareholder Injections so provided following the date of delivery of the relevant Compliance Certificate for the Relevant Period, immediately following the proceeds of those New Shareholder Injections being provided to it, the Company provides a revised Compliance Certificate to the Agent (signed by a Member of the Office of the Executive Chairman) setting out the revised financial covenant for the Relevant Period by giving effect to the reduction of Consolidated Senior Secured Net Debt under this Clause 27.4.

(b)	Notwithstanding any other term of the Finance Documents, if the financial covenant in Clause 27.2 (Financial Condition – Consolidated Senior Secured Net Leverage Ratio) has been breached, but is complied with when tested on, or the Initial Facility is not drawn on the next subsequent, Test Date (the “Second Period”) or Utilisations under the Initial Facility have been prepaid within the Cure Period and following such prepayment the Initial Facility is no longer drawn, then, the relevant failure to comply or prior breach of the financial covenant set out in Clause 27.2 (Financial Condition – Consolidated Senior Secured Net Leverage Ratio) or other non-compliance arising therefrom shall be treated as having been cured and shall not (or be deemed to) directly or indirectly constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default, unless a Declared Default has arisen before delivery of the Compliance Certificate in respect of the Second Period.

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(c)	For the avoidance of doubt, any New Shareholder Injections provided prior to a Cure Period relating to a Test Date with respect to which a failure to comply with the financial covenant set out in Clause 27.2 (Financial Condition – Consolidated Senior Secured Net Leverage Ratio) is evidenced shall not count as the exercise of a Cure Right for the purposes of this Agreement.

28.	General Undertakings

The undertakings in this Clause 28 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

28.1	General undertakings

(a)	Each Obligor shall comply with the covenants set out in Schedule 15 (General Undertakings), provided no Obligor shall (and will ensure that each of its Subsidiaries will not), unless the Total Net Leverage Condition is or has been met prior to or on, or will be met pro forma for the incurrence of the relevant transaction on, the date of determination for the incurrence of the relevant transaction:

(i)	incur any Priority Indebtedness that (i) is secured by Transaction Security and (ii) ranks pari passu with the Indebtedness incurred pursuant to the Finance Documents;

(ii)	make any Restricted Payment pursuant to paragraph (a) of Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings) other than Restricted Payments set out in paragraphs (b)(vi), (vii), (viii), (ix), (x), (xii), (xiv) and (xvi) of Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings); or

(iii)	designate any Unrestricted Subsidiary,

(the transactions described in paragraphs (i) to (iii) above, the “Restricted Transactions”), provided further that the Total Net Leverage Condition shall only be required to be met to the extent any Initial Facility Commitments are in force (regardless of whether any amounts under the Initial Facility are then outstanding) on the date of determination for the incurrence of the relevant Restricted Transaction.

(b)	In this Agreement, “Total Net Leverage Condition” means, at any time, the Consolidated Net Leverage Ratio is less than or equal to 3.75:1 at such time.

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(c)	For the avoidance of doubt, the restrictions set out above in respect of the Restricted Transactions shall fall away after the first date that the Total Net Leverage Condition is met.

28.2	Authorisations and Consents

Each Obligor will (and will ensure that each of its Subsidiaries will) promptly apply for, obtain and promptly renew from time to time and maintain in full force and effect all Authorisations and consents and comply with the terms of all such Authorisations and consents, and promptly make and renew from time to time all such filings, as may be required under any applicable law or regulation to enable it to enter into, and perform its obligations under the Finance Documents to which it is party and to:

(a)	carry out the transactions contemplated by the Finance Documents to which it is a party and to ensure that, subject to the Legal Reservations and Perfection Requirements, its obligations under the Finance Documents to which it is party are valid, legally binding and enforceable and each of the Transaction Security Documents to which it is party constitutes valid security ranking, subject to the Legal Reservations and Perfection Requirements, in accordance with its terms; and

(b)	carry on its business save to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.

28.3	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply has a Material Adverse Effect.

28.4	Centre of Main Interests

No Obligor incorporated in the United Kingdom or the European Union shall without the prior written consent of the Agent deliberately cause or allow its “centre of main interests” (as that term is used in Article 3(1) of The Regulation (as defined in Clause 25.22 (Centre of main interests and establishments) above) to change in a manner which would materially adversely affect the Lenders.

28.5	Anti-Corruption law and Sanction

(a)	The Company has instituted and shall maintain policies and procedures designed to ensure compliance by the Company and each of its Subsidiaries and Unrestricted Subsidiaries with Anti-Corruption Laws and Anti-Terrorism Laws and Sanctions.

(b)	No Obligor shall (and the Company shall ensure that no Subsidiary or Unrestricted Subsidiary will) request any Utilisation or, directly or indirectly, use the Utilisation and the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person in furtherance of an offer, payment, promise to pay or authorisation of the payment or giving of money, or anything else of value, in violation of any Anti-Corruption Laws for the purpose of funding, financing or facilitating any activities, business or transaction of or with, any Sanctioned Person or in any Sanctioned Country in breach of Sanctions.

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28.6	Further assurance

(a)	Each Obligor incorporated under the laws of the UK shall (and every other Obligor shall and the Company shall ensure that each other member of the Group will (subject to the Agreed Security Principles)) promptly do all such acts or execute all such documents from time to time (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify from time to time (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect, protect, preserve, maintain or enforce the Security created or intended to be created from time to time under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer from time to time on the Security Agent or confer on the Finance Parties, Security over any property and assets (whether present or future, and whether owned now, or owned or acquired in the future) of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Each Obligor incorporated under the laws of the UK shall (and every other Obligor shall and the Company shall ensure that each member of the Group shall (subject to the Agreed Security Principles)) take all such action as reasonably required from it by the Security Agent (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection, preservation, enforcement or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

(c)	In relation to any provision of this Agreement which requires the Obligors or any member of the Group to deliver any document for the purposes of granting any guarantee or Security for the benefit of all or any of the Finance Parties, the Security Agent agrees to execute as soon as reasonably practicable any such agreed form document which is presented to it for execution.

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28.7	Guarantees and Security

The Company shall ensure that, to the extent legally possible and subject to the Agreed Security Principles:

(a)	each Material Subsidiary and each Holding Company of a Material Subsidiary which is a member of the Group, is a Guarantor;

(b)	each member of the Group which is or becomes a Material Subsidiary (by reference to the most recent Annual Financial Statements delivered to the Agent under this Agreement) shall, as soon as reasonably practicable (and in any event, within 30 days (or, in the case of any such member of the Group that is not incorporated in a jurisdiction that an existing Obligor is incorporated in, 90 days) of the date on which such Annual Financial Statements are required to be delivered to the Agent demonstrating that it is or has become a Material Subsidiary), become an Additional Guarantor (subject to Clause 24.11 (Guarantee Limitations: General) and to the Agreed Security Principles); and

(c)	on the date on which the Annual Financial Statements are required to be delivered to the Agent in each Financial Year (each such date a “Coverage Test Date”), the aggregate (without double counting) earnings before interest, tax, depreciation and amortisation (calculated on a LTM basis on the same basis as Consolidated EBITDA) (but taking each entity on an unconsolidated basis and excluding all intra-Group items, goodwill and investments in Subsidiaries of any member of the Group (in each case to the extent applicable)) of the Guarantors is equal to or exceeds 80 per cent. of the Consolidated EBITDA of the Group (the “Guarantor Coverage Level”) provided that, if on the relevant Coverage Test Date, the Guarantor Coverage Level is not met, within 120 days (or, in the case of any relevant member of the Group that is not incorporated in a jurisdiction that an existing Obligor is incorporated in, 150 days) of such Coverage Test Date, such other members of the Group shall accede as Additional Guarantors to ensure that the Guarantor Coverage Level is met (calculated as if such Additional Guarantors had been Guarantors as at the relevant Coverage Test Date and provided that, if the Guarantor Coverage Level is met within such time period, no Default, Event of Default or other breach of the Finance Documents shall arise in respect thereof).

(d)	For the purpose of calculating the Guarantor Coverage Level under paragraph (c) above:

(i)	any entity having negative earnings before interest, tax, depreciation and amortisation shall be deemed to have zero earnings before interest, tax, depreciation and amortisation;

(ii)	to the extent the Agreed Security Principles dictate that a member of the Group would not be required to accede as a Guarantor, the earnings before interest, tax, depreciation and amortisation of that member of the Group shall be entirely excluded from the calculation of the Guarantor Coverage Level; and

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(iii)	any earnings before interest, tax, depreciation and amortisation resulting from or attributable to Joint Ventures that are consolidated with the earnings before interest, tax, depreciation and amortisation of the Group shall be deemed to be zero.

29.	Events of Default

29.1	Events of Default

Each of the events or circumstances set out in this Clause 29 (other than in Clauses 29.9 (Acceleration) to Clause 29.10 (Excluded Matters) (inclusive)) and in Section 1 of Schedule 16 (Events of Default) is an Event of Default.

29.2	Financial covenant

In relation to the Initial Facility only and subject to Clause 27.4 (Equity Cure), any requirement of Clause 27.2 (Financial Condition – Consolidated Senior Secured Net Leverage Ratio) is not satisfied or the Company does not comply with its obligations under Clause 27.2 (Financial Condition – Consolidated Senior Secured Net Leverage Ratio), provided, for the avoidance of doubt, that no Default or Event of Default shall occur under this Clause 29.2 prior to the lapse of the Cure Period set forth in Clause 27.4 (Equity Cure).

29.3	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or in any other document delivered by or on behalf of an Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect, when made or deemed to be made, unless the underlying circumstances causing such misrepresentation (if capable of remedy) are remedied within twenty (20) Business Days of the earlier of the date the applicable Obligor became aware of the misrepresentation and the date of the Agent giving notice to the Company of such misrepresentation.

29.4	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor that is a party to the Intercreditor Agreement to perform any of its obligations under the Finance Documents to which it is a party or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

(b)	Any obligation or obligations of any Obligor that is a party to the Intercreditor Agreement are not or cease to be (subject to the Legal Reservations and Perfection Requirements) legal, valid, binding or enforceable.

29.5	Intercreditor Agreement

(a)	Any party to the Intercreditor Agreement (other than a Finance Party or the Notes Trustee) fails to comply with the material provisions of, or does not perform its material obligations under, the Intercreditor Agreement; or

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(b)	a representation or warranty given by that party (other than a Finance Party or the Notes Trustee) in the Intercreditor Agreement is incorrect in any material respect, and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within twenty (20) Business Days of the Agent giving notice to the Company of that party’s non-compliance or misrepresentation and that failure individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

29.6	Notes Cross-Default

The Trustee or the Holders under the Note Documents become entitled to declare any Indebtedness under the Note Documents due and payable prior to its specified maturity as a result of an Event of Default under and as defined in the Note Documents.

29.7	Repudiation and rescission of agreements

An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security.

29.8	Attachment or process

Any attachment, distress, execution, possession, diligence, arrestment, joinder, sequestration, preliminary attachment, executory attachment, or other analogous process in any jurisdiction is levied or enforced upon or sued out against any asset or assets of any Obligor, having in the case of assets an aggregate value in excess of £5,000,000 and is not, if capable of remedy, discharged within 20 Business Days after commencement.

29.9	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by written notice to the Company:

(a)	terminate the availability of the Facilities and cancel the Total Commitments whereupon the Facilities shall cease to be available for utilisation, the undrawn portion of the Commitments of each of the Lenders shall be cancelled and no Lender shall be under any further obligation to make Loans under this Agreement it may be requested under this Agreement;

(b)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

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(d)	declare that cash cover in respect of each Letter of Credit is immediately due and payable at which time it shall become immediately due and payable;

(e)	declare that cash cover in respect of each Letter of Credit is payable on demand at which time it shall immediately become due and payable on demand by the Agent on the instructions of the Majority Lenders;

(f)	declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable;

(g)	declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(h)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents,

provided that if an Event of Default under paragraph (f) of Section 1 of Schedule 16 (Events of Default) with respect to any US Borrower or the Company shall occur, the Facilities and any Ancillary Facilities shall cease to be available to such US Borrower or, as the case may be, the Company, all obligations of such US Borrower or, as the case may be, the Company under Clause 24 (Guarantees and Indemnity) or any provision of this Agreement or any other Finance Document to which such US Borrower or, as the case may be, the Company is a party shall become immediately due and payable and such US Borrower or, as the case may be, the Company shall be required to provide cash cover for the full amount of each Letter of Credit issued for its account, in each case automatically and without any further action by any party.

29.10	Excluded Matters

(a)	Notwithstanding any other term of this Agreement or the other Finance Documents:

(i)	described, set out in, specified in, or contemplated in or by, the Structure Memorandum (other than any exit considerations) (or the actions or the intermediate steps necessary to implement any of those steps, actions or events)); nor

(ii)	prior to the Closing Date, no breach of any representation, warranty, undertaking or other term of (or default or event of default under) any document relating to any Existing Debt arising as a direct or indirect result of any member of the Group entering into and/or performing its obligations under any Finance Document (or carrying out the Transaction or any other transactions contemplated by the Transaction Documents), shall in any case, constitute, or result in (x), a breach of any representation or, warranty, in this Agreement or the other Finance Documents, (y) a breach of undertaking or other term in this Agreement or the other Finance Documents or constitute a Default or an Event of Default and, in each case, each such event shall be expressly permitted by the terms of this Agreement and the other Finance Documents.

(b)	Prior to the Closing Date, to the extent that any term of any Finance Document entered into prior to the Closing Date would breach any representation, warranty, undertaking or other term of (or cause a default or event of default under) the Existing Debt, the obligations arising under such term shall take effect to the maximum extent possible without breaching any representation, warranty, undertaking or other term of (or causing a default or event of default under) the Existing Debt. Any limitation applied to a term pursuant to this paragraph shall cease to apply immediately upon the occurrence of the Closing Date.

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30.	Changes to the Lenders

30.1	Successors

The Finance Documents shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors, transferees, assigns and any New Lender and each such successor, transferee, assignee and any New Lender undertakes to carry out any actions required including the actions contemplated in this Clause 30 or the other provisions of this Agreement.

30.2	Assignments and Transfers by Lenders

Subject to this Clause 30 and to Clause 31 (Restriction on Debt Purchase Transactions), any Lender (an “Existing Lender”) may:

(a)	assign any of its rights;

(b)	transfer (including by way of novation) any of its rights and obligations; or

(c)	enter into a Voting Sub-Participation, a Non-Voting Sub-Participation or a Conversion of a Non-Voting Sub-Participation,

under any Finance Document to a bank or financial institution or to any fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in or securitising loans, securities or other financial assets or as otherwise agreed by the Company (a “New Lender”).

30.3	Conditions of assignment or transfer

(a)	An assignment or transfer of part of a Lender’s Commitments shall be in a minimum amount of £5,000,000 or, if less, the full amount of such Lender’s Commitments provided that:

(i)	if an Existing Lender is a fund, it may transfer its Commitments and/or assign its rights to (and its corresponding obligations may be released and equivalent obligations acceded to by) another fund that is either an Existing Lender or a Related Fund of a fund that is an Existing Lender in any amount; and

(ii)	in the case of concurrent assignments, release and accessions by an Existing Lender to two or more Related Funds, the Commitments of these Related Funds shall, at the option of the relevant Lender(s), be aggregated.

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(b)	Any transfer, assignment, novation, Voting Sub-Participation, Non-Voting Sub-Participation, Conversion of Non-Voting Sub-Participation or any other Debt Purchase Transaction in respect of any rights, benefits and/or obligations under or by reference to the Finance Documents by a Lender or, as applicable, an Incremental Facility Lender, or any other arrangement having or which is intended to have a similar effect to any of the foregoing (each a “Transfer Arrangement”) shall, other than a Non-Voting Sub-Participation, require the prior written consent of the Company (not to be unreasonably withheld or delayed) unless such Transfer Arrangement is:

(i)	to another Lender or an Affiliate of a Lender or, in the case of a Lender which is a fund, a Related Fund of such Lender;

(ii)	to an entity included on the Approved List; or

(iii)	made at a time when an Event of Default under Clause 29.2 (Financial covenant) or paragraphs (a) or (f) of Section 1 of Schedule 16 (Events of Default) has occurred and is continuing,

provided, in each case (other than in relation to a Non-Voting Sub-Participation), that:

(A)	other than in the cases under sub-paragraph (b)(iii) above, no Transfer Arrangement shall be made to any person that is (or would, upon becoming a Lender, be) a Defaulting Lender or an Industry Competitor or a Loan-to-Own Investor, in each case, unless the prior written consent of the Company (in its sole discretion) is obtained;

(B)	the Existing Lender shall inform the Company prior to any Transfer Arrangement in respect of a Facility;

(C)	other than in the cases under sub-paragraph (b)(iii) above, the New Lender must be a deposit taking financial institution authorised by a financial services regulator and have a long term credit rating of BBB- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd. or Baa3 or higher by Moody’s;

(D)	all Lenders must meet all regulatory requirements for lending to the Borrowers;

(E)	if the Transfer Arrangement is in respect of an Incremental Facility, the restrictions (if any) specified in the relevant Incremental Facility Notice establishing such Incremental Facility Commitments are complied with; and

(F)	if the Company fails to respond to a request for consent to a Transfer Arrangement within ten (10) Business Days of having received such request from the Agent, such consent shall be deemed as granted.

(c)	If the consent of the Company is required for any assignment, transfer or sub-participation (excluding, for the avoidance of doubt, a Non-Voting Sub-Participation), for all purposes under this Agreement and the other Finance Documents that assignment, transfer or sub-participation shall only become effective if the prior written consent of the Company has been granted or (if applicable) such consent is deemed to be given in accordance with the provisions of this Clause.

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(d)	Existing names on the Approved List shall be removed immediately upon request by the Company to the extent they relate to a person that has changed its commercial strategy to become a Loan-to-Own Investor or a person that is an Industry Competitor.

(e)	Any Transfer Arrangement referred to in paragraph (c) above, and the identity of the proposed New Lender (or, as the case may be, sub-participant or sub-contractor) shall be notified to the Company by the Agent on a monthly basis or at any other time on reasonable request by the Company.

(f)	An assignment or transfer under Clause 30 (Changes to the Lenders) will only be effective upon:

(i)	receipt by the Agent (in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that it will assume the same obligations to each of the other Finance Parties and the other Secured Parties as it would have been under had it been an Original Lender;

(ii)	the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(iii)	performance by the Agent of all “know your customer” or other similar checks under all applicable laws and regulations relating to any person that the Agent is required to carry out in relation to such assignment or transfer to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(g)	A transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement if the procedure set out in Clause 30.7 (Procedure for transfers) is complied with.

(h)	Any assignment or transfer under a Facility must result in an assignment or transfer of a rateable amount of a Lender’s participation in Utilisations and Available Commitments thereunder.

(i)	Without prejudice to this Clause 30.3 (Conditions of assignment or transfer), each Obligor hereby expressly consents to each assignment, transfer and/or novation of rights or obligations completed in compliance with Clause 30 (Changes to the Lenders). Each Obligor also accepts and confirms that all guarantees, indemnities and Security granted by it under any Finance Document will, notwithstanding any such assignment, transfer or novation, continue and be preserved for the benefit of the New Lender and each of the other Finance Parties in accordance with the terms of the Finance Documents.

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(j)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or enters into or effects a Transfer Arrangement in respect of such rights or obligations or changes its Facility Office or lending office or branch; and

(ii)	as a result of circumstances existing at the date the Transfer Arrangement or other change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office, lending office or branch under Clause 19 ( Tax) or Clause 20 (Increased Costs), then the New Lender or Lender acting through its new Facility Office, lending office or branch is not entitled to receive a payment under those Clauses to the extent such payment would be greater than the payment that would have been made to the Existing Lender or Lender acting through its previous Facility Office, lending office or branch had the Transfer Arrangement or other change not occurred.

(k)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(l)	If any Transfer Arrangement occurs in breach of the provisions of this Clause 30, that Transfer Arrangement shall not be effective and shall be void.

30.4	Assignments by Lenders

Upon an assignment becoming effective, the Existing Lender will be released from its obligations under the Finance Documents to the extent they are assumed by the New Lender.

30.5	Assignment or transfer fee

Unless the Agent agrees otherwise and excluding an assignment or transfer by an Existing Lender (i) to an Affiliate of that Existing Lender, or (ii) to a Related Fund of that Existing Lender or (iii) made in connection with primary syndication of the Facilities, the New Lender shall, on or before the date upon which an assignment or transfer to it takes effect pursuant to this Clause 30, pay to the Agent (for its own account) a fee of £3,500.

30.6	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

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(ii)	the financial condition of any Obligor or any other member of the Group;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements or information (whether written or oral) made or supplied in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities and all other risks arising in connection with its participation in the Finance Documents and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Each New Lender confirms to the Company that it has all Authorisations required for lending to the Borrowers under the relevant Facility.

(d)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred by such Existing Lender under this Clause 30; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

30.7	Procedure for transfers

(a)	Subject to the conditions set out in Clause 30.3 (Conditions of assignment or transfer), a transfer by novation is effected in accordance with paragraph (e) below of this Clause 30.7 when the Agent executes an otherwise duly completed Transfer Certificate executed and delivered to it by the Existing Lender and the New Lender.

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(b)	The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt of a duly completed Transfer Certificate which appears on its face to comply with the terms of this Agreement and appears to be delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and record the transfer in the Register.

(c)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(d)	Each party to this Agreement (other than the Existing Lender and the New Lender) irrevocably authorises the Agent to execute any duly completed Transfer Certificate on its behalf.

(e)	On the Transfer Date:

(i)	to the extent that in such Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security, each of the Obligors and such Existing Lender shall be released from further obligations towards one another (and the Existing Lender and any Issuing Bank shall be released from any further obligations toward each other) under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (such rights and obligations being referred to in this Clause 30.7 as “discharged rights and obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the discharged rights and obligations only insofar as that Obligor or other member of the Group and that New Lender have assumed and/or acquired the same in place of that Obligor and such Existing Lender;

(iii)	the Agent, the Arranger, the New Lender and the other Finance Parties shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such New Lender been an original party hereto as a Lender with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer and to that extent the Agent, the Arranger and the relevant Existing Lender and the other Finance Parties (other than the New Lender) shall each be released from further obligations to each other under the Finance Documents;

(iv)	such New Lender shall become a party hereto as a “Lender”; and

(v)	the benefit of each Transaction Security Document shall be maintained in favour of the New Lender.

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30.8	Procedure for assignment

(a)	Subject to the conditions set out in Clause 30.3 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender and, for the avoidance of doubt, shall not be under any obligation to monitor whether any Existing Lender or New Lender is an Industry Competitor.

(c)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

30.9	Voting Sub-Participation, Non-Voting Sub-Participation or Conversion of Non-Voting Sub-Participation

(a)	In relation to any Voting Sub-Participation, Non-Voting Sub-Participation or Conversion of Non-Voting Sub-Participation, subject to Clause 30.3 (Conditions of assignment or transfer), nothing in this Agreement shall restrict the ability of a Lender to enter into a Non-Voting Sub-Participation so long as such Lender remains liable under this Agreement in relation to those obligations and provided further that such Lender shall be required to provide a representation to the Agent and to the Company on any response to a request for an amendment, waiver or other vote made by Lenders that it has acted independently with respect to such vote and has not sought or received direction from the sub-participant with respect thereto (a “Voting Confirmation”).

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(b)	If a Lender does not give an affirmative Voting Confirmation as contemplated in subparagraph (a) above when responding to a request for an amendment, waiver or other vote, then it shall be deemed to have provided consent to or otherwise voted in favour of the amendment, waiver or other vote so requested.

(c)	Notwithstanding anything to the contrary in this Agreement, prior to entering into any Sub-Participation, the relevant Lender shall give the Company advance notice thereof and provide the Company with any relevant documentation.

(d)	If any Voting Sub-Participation, Non-Voting Sub-Participation or Conversion of a Non-Voting Sub-Participation is carried out in breach of this Clause 29.9, such Voting Sub-Participation, Non-Voting Sub-Participation or Conversion of a Non-Voting Sub-Participation shall be void and deemed to have not occurred.

30.10	The Register

(a)	The Agent, acting for this purpose as a non-fiduciary agent of the Obligors, shall maintain at its address referred to in Clause 39.2 (Addresses):

(i)	each Transfer Certificate referred to in Clause 30.7 (Procedure for transfers) and each Assignment Agreement referred to in Clause 30.8 (Procedure for assignment) each Increase Confirmation, Incremental Facility Lender Accession Notice, Issuing Bank Accession Agreement and each Incremental Facility Notice delivered to and accepted by it; and

(ii)	with respect to each Facility, a register for the recording of the names and addresses of the Lenders and the Commitment of, and principal amount (and interest) owing to, each Lender from time to time (the “Register”) under such Facility, which may be kept in electronic form.

Without limitation of any other provision of this Clause 30 (Changes to the Lenders), no transfer of an interest in a Loan or Commitment hereunder shall be effective unless and until recorded in the Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Obligors, the Agents and the Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement notwithstanding any notice to the contrary. The Agent shall provide the Company with a copy of the Register within 5 Business Days of request.

(b)	The Agent will promptly update the Register on the relevant Transfer Date or Accession Date.

(c)	Each party to this Agreement irrevocably authorises the Agent to make the relevant entry in the Register (and which the Agent shall do promptly) on its behalf for the purposes of this Clause 29.10 (The Register) without any further consent of, or consultation with, such Party.

(d)	The Agent shall, upon request by an Existing Lender (as defined in Clause 30.2 (Assignments and Transfers by Lenders) or a New Lender, confirm to that Existing Lender or New Lender whether a transfer or assignment from that Existing Lender or (as the case may be) to that New Lender has been recorded on the Register (including details of the Commitment of that Existing Lender or New Lender in each Facility).

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30.11	Copy of Transfer Certificate, Assignment Agreement, Incremental Facility Lender Accession Notice, Increase Confirmation or Incremental Facility Notice to Company

(a)	The Agent shall, as soon as reasonably practicable after it has received or executed an Assignment Agreement, Transfer Certificate, Additional Facility Notices, Additional Facility Lender Accession Notice, Increase Confirmation or Issuing Bank Accession Agreement send to the Company a copy of that Assignment Agreement, Transfer Certificate, Additional Facility Notices, Additional Facility Lender Accession Notice, Increase Confirmation or Issuing Bank Accession Agreement.

(b)	The Agent shall provide, upon the request of the Company, in relation to any specified Transfer Certificate, Assignment Agreement, Incremental Facility Lender Accession Notice Incremental Facility Notice or Increase Confirmation, a copy of such document to the Company within five (5) Business Days of receipt of such request.

30.12	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 30, each Lender may without consulting with or obtaining consent from any Obligor (but subject to paragraph (c) of Clause 30.3 (Conditions of assignment or transfer)), at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

30.13	Additional and replacement Issuing Banks

(a)	Any person may with the consent of the Company become an Issuing Bank.

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(b)	An Issuing Bank may (with the consent of the Company) resign on giving thirty (30) days’ notice (or such shorter period as the Company may agree) to the Company and the Agent. Any such resignation will not extend to or affect Letters of Credit issued before the resignation.

(c)	A person will only become an Issuing Bank when:

(i)	it delivers an Issuing Bank Accession Agreement to the Agent; and

(ii)	the Agent executes the Issuing Bank Accession Agreement (provided that the Agent shall execute any Issuing Bank Accession Agreement

30.14	Pro rata interest settlement

(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 30.7 (Procedure for transfers) or any assignment pursuant to Clause 30.8 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period; and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 30.14, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 30.14 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

30.15	Assignments and transfers – Issuing Bank Consent

(a)	The consent of any Issuing Bank appointed in respect of a Facility is required for an assignment or transfer of an Existing Lender’s rights and/or obligations under that Facility (such consent not to be unreasonably withheld or delayed), other than any assignment or transfer to a person with a long term credit rating of at least BBB- or Baa3 (as applicable) according to at least two of Moody’s, S&P and Fitch.

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(b)	The rights and obligations of the Existing Lender in respect of any Letter of Credit outstanding on the date of any relevant assignment or transfer will not be assigned or transferred unless that assignment or transfer is permitted pursuant to paragraph (a) above and (if so permitted), the rights and obligations of the Existing Lender and the New Lender pursuant to Clause 7.3 (Indemnities) with respect to any Letter of Credit outstanding on the date of any assignment or transfer and expressed to be the subject of the assignment or transfer in the Assignment Agreement or the Transfer Certificate (as the case may be) shall be adjusted to those which they would have been had such Existing Lender and such New Lender had the Commitments expressed to be the subject of the assignment or transfer in the Assignment Agreement or the Transfer

30.16	Sub-Participant Register

Each Lender that sells a sub-participation in a Loan or other obligation of an Obligor under a Finance Document shall, acting solely for this purpose as a non-fiduciary agent of the Obligor, maintain a register on which it enters the name and address of each participant and the principal amounts (and interest) of each sub-participant’s interest in such Loans or other obligations (the “Participant Register”); provided that no such Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or other obligations under any Finance Document) to any person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form within the meaning of Section 5f.103-1(c) of the US Treasury Regulations and Section 1.163-5(b) of the US Proposed Treasury Regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such sub-participation for all purposes of this Agreement notwithstanding any notice to the contrary.

30.17	Assignment and Transfers - CDS Arrangements and Guarantee Transactions

Notwithstanding any other term of this Agreement, the Original Lenders (and their respective Affiliates) shall not be restricted from entering into nor required to disclose the identity of any counterparties to (or be required to give the Company prior notice of):

(a)	any credit default or total return swap or derivative (whether disclosed, undisclosed, risk or funded) (each a “CDS Arrangement”);

(b)	any financial guarantee transaction, credit-linked note referencing a hypothetical financial guarantee, or any other form of credit hedge transaction (each a “Guarantee Transaction”); or

(c)	any other sub-participation which does not transfer voting rights,

which it enters into in connection with the Facilities, provided that in each case, it retains exclusive control over all rights and obligations in relation to the participations and commitments that are the subject of the applicable CDS Arrangement, Guarantee Transaction or sub-participation, including all voting and similar rights (for the avoidance of doubt), free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations).

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31.	Restriction on Debt Purchase Transactions

(a)	No member of the Group shall (i) enter into any Debt Purchase Transaction other than in accordance with the other provisions of this Clause 31 or (ii) be, or beneficially own all or any part of the share capital of an entity that is, a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.

(b)	A member of the Group (a “Purchaser”) may purchase by way of assignment, pursuant to Clause 29 (Changes to the Lenders), a participation in any Loan and any related Commitment where:

(i)	such purchase is made for a consideration of less than par;

(ii)	such purchase is made using one of the processes set out at paragraphs (c) and (d) below; and

(iii)	in the case of a purchase by a member of the Group:

(A)	such purchase is made at a time when no Event of Default is continuing; and

(B)	the consideration for such purchase is funded from amounts that such members of the Group would be permitted to apply towards making a Permitted Payment under paragraph (a) of Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings).

(c)	Any Debt Purchase Transaction entered into by a Purchaser shall be entered into initially pursuant to a solicitation process (a “Solicitation Process”) which is carried out as follows.

(i)	Prior to 11.00 a.m. on a given Business Day (the “Solicitation day”), the relevant Purchaser or a financial institution acting on its behalf (the “Purchase Agent”) will approach at the same time each Lender which participates in the relevant Facility to invite them to offer to sell to the relevant Purchaser, an amount of their participation in one or more Facility. Any Lender wishing to make such an offer shall, by 11.00 a.m. on the second Business Day following such Solicitation day, communicate to the Purchase Agent details of the amount of its participations, and in which Facility, it is offering to sell and the price at which it is offering to sell such participations. Any such offer shall be irrevocable until 11.00 a.m. on the third Business Day following such Solicitation day and shall be capable of acceptance by the relevant Purchaser on or before such time by communicating its acceptance in writing to the Purchase Agent or, if it is the Purchase Agent, the relevant Lenders. The Purchase Agent (if someone other than the Purchaser) will communicate to the relevant Lenders which offers have been accepted by 12 noon on the third Business Day following such Solicitation day. In any event by 11.00 a.m. on the fourth Business Day following such Solicitation day, the Purchaser shall notify the Agent of the amounts of the participations purchased through the relevant Solicitation Process and the identity of the Facility to which they relate. The Agent shall disclose such information to any Lender that requests such disclosure.

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(ii)	If it chooses to accept any offers made pursuant to a Solicitation Process the Purchaser shall be free to select which offers and in which amounts it accepts but on the basis that in relation to a participation in a particular Facility it accepts offers in inverse order of the price offered (with the offer or offers at the lowest price being accepted first) and that if in respect of participations in a particular Facility it receives two or more offers at the same price it shall only accept such offers on a pro rata basis.

(iii)	Any purchase of participations in a Facility pursuant to a Solicitation Process shall be completed and settled on or before the fifth Business Day after the relevant Solicitation day.

(iv)	In accepting any offers made pursuant to a Solicitation Process the Company shall be free to select which offers and in which amounts it accepts.

(d)	Following the completion of a Solicitation Process, a Debt Purchase Transaction referred to in paragraph (b) above may also be entered into pursuant to a bilateral process (a “Bilateral Process”) which is carried out as follows

(i)	a Purchaser may by itself or through the same or another Purchase Agent, at any time during the period commencing on the expiry of the relevant Solicitation Process and ending 30 days thereafter, purchase participations from Lenders pursuant to secondary market purchases and/or pursuant to such bilateral arrangements with any Lenders as the Purchaser shall see fit, provided that the purchase rate on such market purchases and bilateral arrangements during that 30-day period may not exceed the lowest purchase rate tendered by the Lenders during the Solicitation Process which was not accepted by that Purchaser;

(ii)	any purchase of participations in a Facility pursuant to a Bilateral Process shall be completed and settled by the relevant Purchaser on or before the second Business Day after the expiry of the Bilateral Process period referred to in (A) above; and

(iii)	a Purchaser shall promptly notify the Agent of the amounts of each participation purchased through such Bilateral Process and the identity of the Facility to which they relate. The Agent shall disclose such information to any Lender that requests the same.

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(e)	For the avoidance of doubt, there is no limit on the number of occasions a Solicitation Process or Bilateral Process may be implemented.

(f)	In relation to any Debt Purchase Transaction entered into pursuant to this Clause 31, notwithstanding any other term of this Agreement or the other Finance Documents (in the case of a Lender which is a member of the Group for so long as it remains a member of the Group):

(i)	on completion of the relevant assignment pursuant to Clause 30 (Changes to the Lenders), the portions of the Term Loans to which it relates shall, unless there would be a material adverse tax impact on the Group as a result of such cancellation, be fully extinguished;

(ii)	such Debt Purchase Transaction and the related extinguishment referred to in paragraph (i) above shall not constitute a prepayment of the Facilities;

(iii)	the Obligor or Purchaser which is the assignee shall be deemed to be an entity which fulfils the requirements of Clause 30.2 (Assignments and Transfers by Lenders) to be a New Lender (as defined in such Clause);

(iv)	no member of the Group shall be deemed to be in breach of any provision of Schedule 15 (General Undertakings) solely by reason of such Debt Purchase Transaction;

(v)	Clause 35 (Sharing among the ) shall not be applicable to the consideration paid under such Debt Purchase Transaction;

(vi)	for the avoidance of doubt, any extinguishment of any part of the Term Loans shall not affect any amendment or waiver which prior to such extinguishment had been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement; and

(vii)	unless all amounts owing to the other Lenders under this Agreement will be paid in full at the same time as such prepayment, neither the Company or an Obligor or Purchaser will be entitled to receive any prepayment pursuant to this Agreement and the amount of any such prepayment which would have been so received by it shall be applied pro rata to prepay all other Lenders in the relevant Facility;

(viii)	any enforcement proceeds or other amount received by the Company, an Unrestricted Subsidiary or a member of the Group as a result of a Debt Purchase Transaction (in the case of such other amount, in circumstances where the Company or the Obligors have failed to pay to the Lenders all amounts otherwise due and payable (the amount not so paid being a “shortfall”)) shall be held on trust for distribution to the other Finance Parties and such Purchaser shall promptly (and in any event within ten (10) Business Days) pay an amount equal to such enforcement proceeds or such shortfall, as the case may be, to the Security Agent for application in accordance with clause 16 (Application of proceeds) of the Intercreditor Agreement;

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(ix)	any amount that is due to the Company or an Obligor or Purchaser that enters into a Debt Purchase Transaction and which is received by the Agent pursuant to Clause 36.6 (Partial payments) shall be applied as if such payment were due under paragraph (a)(iv) of Clause 36.6 (Partial payments);

(x)	neither the Company, an Unrestricted Subsidiary nor a member of the Group which completes a Debt Purchase Transaction shall be permitted at any time to sell, transfer or otherwise dispose of the subject matter of such Debt Purchase Transaction; and

(xi)	neither the Company, an Unrestricted Subsidiary nor a member of the Group which completes a Debt Purchase Transaction or Purchaser shall be entitled to exercise any rights or be entitled to any payment pursuant to Clause 19 (Tax) and Clause 20 (Increased Costs).

(g)	Each Obligor or other Purchaser that becomes a Lender pursuant to this Clause 31 agrees that:

(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, unless the Agent otherwise agrees, it shall not attend or participate in the same or be entitled to receive the agenda or any minutes of the same;

(ii)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders; and

(iii)	in ascertaining the Majority Lenders or Super Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to give an instruction or approve any request for a consent, waiver, amendment, or other vote under the Finance Documents such Commitment owned by such Purchaser shall be deemed to be zero; and

(iv)	subject to paragraph (iii) above, for the purposes of Clause 43.2 (All Lender Matters) to Clause 43.4 (Structural Change), such Purchaser shall be deemed not to be a Lender,

provided that, in each case, such consent, waiver, amendment or other vote:

(A)	does not result or is not intended to result in any Commitment of that Obligor or Purchaser under a particular Facility being treated in any manner which is inconsistent with the treatment proposed to be applied to any other Commitment under such Facility; or

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(B)	is not detrimental (in comparison to the other Finance Parties) to the rights and/or interests of that Obligor or Purchaser solely in its capacity as a Finance Party and each Obligor or Purchaser (as applicable) upon becoming a Party expressly agrees and acknowledges that the operation of this paragraph shall not of itself be so detrimental to it in comparison to the other Finance Parties or otherwise.

(h)	Each Lender shall, unless the Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a member of the Group (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in Part 1 of Schedule 10 (Form of Notifiable Debt Purchase Transaction Notice ).

(i)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party is terminated or ceases to be with a member of the Group, such notification to be substantially in the form set out in Part 2 of Schedule 10 (Form of Notifiable Debt Purchase Transaction Notice ).

32.	Changes to the Obligors

32.1	Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents other than pursuant to a Permitted Reorganisation or as otherwise expressly permitted by the terms of this Agreement.

32.2	Additional Borrowers

(a)	Subject to compliance with Clause 26.6 (“Know your customer” checks), ), the Company may request that any of its wholly-owned Subsidiaries becomes an Additional Borrower. That Subsidiary shall become a Borrower under a Facility if:

(i)	it is:

(A)	incorporated in:

(1)	England and Wales or the US;

(2)	the same jurisdiction as an existing Borrower; or

(3)	any other jurisdiction that is approved by all Lenders under the relevant Facility;

(ii)	the Company and that Subsidiary deliver to the Agent a duly completed and executed Accession Deed;

(iii)	the Subsidiary is (or becomes) a Guarantor prior to or contemporaneously with becoming a Borrower; and

(iv)	the Agent has received all of the documents and other evidence set out in Part 2 of Schedule 2 (Conditions Precedent required to be delivered by an Additional Obligor) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent (acting on the instruction of the Majority Lenders (acting reasonably)).

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(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory) to it (acting reasonably) all of the documents and other evidence set out in Part 2 of Schedule 2 (Conditions Precedent required to be delivered by an Additional Obligor) in relation to that Additional Borrower.

(c)	Upon the Agent’s confirmation to the Company that it has received all documents referred to in paragraph (a) above in respect of an Additional Borrower, such Additional Borrower, the Obligors and the Finance Parties shall each assume such obligations towards one another and/or acquire such rights against each other party as they would have assumed or acquired had such Additional Borrower been an original Party to this Agreement and the Intercreditor Agreement as a Debtor (as defined in the Intercreditor Agreement) and such Additional Borrower shall become a Party to this Agreement and thereto as a Borrower and as a Guarantor.

32.3	Additional Guarantors

(a)	Subject to compliance with Clause 26.6 (“Know your customer” checks), the Company may request that any of its Subsidiaries become a Guarantor.That Subsidiary shall become a Guarantor if:

(i)	the Company and that Subsidiary deliver to the Agent a duly completed and executed Accession Deed; and

(ii)	the Agent has received all of the documents and other evidence set out in Part 2 of Schedule 2 (Conditions Precedent required to be delivered by an Additional Obligor) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent (acting on the instruction of the Majority Lenders (acting reasonably)).

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it (acting reasonably) all of the documents and other evidence set out in Part 2 of Schedule 2 (Conditions Precedent required to be delivered by an Additional Obligor) in relation to that Additional Guarantor.

(c)	Upon the Agent’s confirmation to the Company that it has received all documents referred to in paragraph (a) above in respect of an Additional Guarantor, such Additional Guarantor, the other Obligors and the Finance Parties shall each assume such obligations towards one another and/or acquire such rights against each other party as they would have assumed or acquired had such Subsidiary been an original Party to this Agreement and the Intercreditor Agreement as a Guarantor and such Subsidiary shall become a Party to this Agreement and thereto as a Guarantor.

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32.4	Resignation of an Obligor

(a)	In this Clause 32.4, “Third Party Disposal” means the direct or indirect disposal of an Obligor to a person which is not a member of the Group and which is permitted by the terms of this Agreement (and the Company has confirmed in writing this is the case) or made with the approval of the Majority Lenders.

(b)	The Company may request that an Obligor (other than the Company, Gaming Acquistions Limited or Inspired Entertainment (Financing) Plc) ceases to be a Borrower and/or a Guarantor by delivering a Resignation Letter to the Agent if:

(i)	that Obligor is the subject of a Third Party Disposal, or that Obligor is only a Borrower (and not a Guarantor), or that Obligor or any member of the Group which is its Holding Company is the subject of a Permitted Disposal or a Permitted Reorganisation pursuant to which that Obligor or its Holding Company will cease to be a member of the Group; or that Obligor is the subject of a Permitted Disposal or a Permitted Reorganisation pursuant to which it is to be liquidated, wound up, dissolved or merged (or pursuant to which it will otherwise cease to exist) or pursuant to which it is demerged following which it ceases to be a member of the Group; or

(ii)	the Company confirms to the Agent that the Guarantor Coverage Level based on the most recent Quarterly Financial Statements or Annual Financial Statements, as applicable (calculated on a pro forma basis taking into account such resignations and any members of the Group which have or will become Additional Guarantors on or prior to the date on which the resignation will become effective, and any resignation of any Obligor which has or will become effective on or prior to the date on which such resignation will become effective) will continue to be satisfied after such resignation; or

(iii)	the Majority Lenders have consented to the resignation of that Guarantor.

(c)	Subject to paragraph (b) of clause 20.16 (Resignation of a Debtor) of the Intercreditor Agreement, the Agent shall accept such Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case);

(ii)	in the case of a Borrower, no amounts utilised by it as a Borrower remain outstanding under this Agreement (or will be outstanding at the time of resignation) and it is under no actual or contingent obligations as a Borrower under the Finance Documents, and in the case of a Guarantor no payment is due and payable from that Guarantor under Clause 24.1 (Guarantee and indemnity); and

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(iii)	in the case of a Borrower which is also a Guarantor (unless it is simultaneously resigning as a Guarantor in accordance with this Clause 32.4, its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations and Perfection Requirements).

(d)	Upon notification by the Agent to the Company of its acceptance of the resignation of a Borrower or a Guarantor, that entity shall cease to be a Borrower or a Guarantor (as applicable) and shall have no further rights or obligations under the Finance Documents as a Borrower or a Guarantor (as applicable).

(e)	Notwithstanding anything else in this Clause 32 to the contrary, where the Borrower or Guarantor is the subject of a Third Party Disposal or other transaction contemplated by paragraph (b) above, the resignation as a Borrower and/or Guarantor shall not take effect (and the Obligor will continue to have rights, obligations and liabilities under the Finance Documents as a Borrower and/or Guarantor) until the date on which the Third Party Disposal or other transactions contemplated by paragraph (b) above, takes effect.

32.5	Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

32.6	Release of Security

(a)	Subject to the Intercreditor Agreement, if an Obligor other than the Company:

(i)	ceases to be a Guarantor,

(ii)	is subject to any transaction permitted under the terms of this Agreement pursuant to which Transaction Security is required to be released over an asset; or

(iii)	disposes of any asset (or any member of the Group disposes of shares in an Obligor or any Holding Company of an Obligor) in a manner expressly permitted by the terms of this Agreement (including pursuant to a Permitted Disposal, Permitted Reorganisation, a Structural Change, the implementation of other actions permitted under the Finance Documents or any release contemplated under Clause 43.3 (Super Majority Lender Matters) whether or not requiring a consent thereunder),

(iv)	and such asset (or shares) is subject to Transaction Security, the Security Agent and/or the relevant Secured Party(ies) (as applicable) shall, at the cost and request of the Company, release Transaction Security over that asset (or shares) and, in the case of any such disposal of shares in an Obligor or a Holding Company of an Obligor to a person who is not a member of the Group, over the respective assets of such Obligor and its Subsidiaries (and the shares in any such Obligor and/or Subsidiary), issue any certificate of non-crystallisation of any floating charge and carry out any other action (including notification and filings for cancelling any registration) that may reasonably be required or considered necessary or desirable in connection with that disposal and that release, provided that, in the case of any Permitted Reorganisation, the requirements of the definition of Permitted Reorganisation are complied with.

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(b)	Subject to the Intercreditor Agreement, in relation to any Transaction Security over a bank account of an Obligor, the Security Agent is hereby authorised by the Secured Parties to release any Security granted in favour of the Security Agent and held over any bank account of an Obligor (a “Pledged Account”) provided that prior to such release the relevant Obligor has transferred the balance standing to the credit of such Pledged Account to another bank account held by it (a “Recipient Account”) and the Security Agent is satisfied (acting reasonably) that the relevant Obligor has valid and effective Transaction Security over such Recipient Account consistent with the Agreed Security Principles or there is no credit balance on such Pledged Account.

33.	Role of the Agent, The Arrangers, The Issuing Bank and Others

33.1	Appointment of the Agent

(a)	Each other Finance Party (other than the Security Agent) appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party (other than the Security Agent) authorizes the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)	Each other Finance Party and Secured Party confirms that each of the Arrangers and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arrangers or Agent) the terms of any reliance letter or engagement letters relating to any reports or letters provided by any person in connection with the Transaction Documents or the transactions contemplated in the Transaction Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

33.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 30.11 (Copy of Transfer Certificate, Assignment Agreement, Incremental Facility Lender Accession Notice, Increase Confirmation or Incremental Facility Notice to Company) and paragraph (e) of Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender), paragraph (a) above shall not apply to any Assignment Agreement, Transfer Certificate, Incremental Facility Notice, Incremental Facility Lender Accession Notice, Increase Confirmation or any Issuing Bank Accession Agreement.

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(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arrangers or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent shall provide to the Company, within five Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(g)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(h)	Upon the Agent becoming an Impaired Agent the Company shall provide a copy of the list of all the Lenders to each Finance Party.

(i)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

33.3	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

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33.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent, the Arrangers and/or any Issuing Bank as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Security Agent, the Arrangers, any Issuing Bank or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

33.5	Business with the Group

The Agent, the Security Agent, the Arrangers, each Issuing Bank and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

33.6	Rights and discretions

(a)	The Agent, the Security Agent and each Issuing Bank may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from or on behalf of the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(iv)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent and the Security Agent may assume (unless it has received notice to the contrary in such capacity) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under paragraph (a) of Section 1 of Schedule 16 (Events of Default));

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(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised;

(iii)	any notice or request made by the Company is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)	no Notifiable Debt Purchase Transaction:

(A)	has been entered into;

(B)	has been terminated; or

(C)	has ceased to be with a member of the Group.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors, tax advisors or other professional service advisors or experts provided that it acts reasonably in agreeing fees with such advisors.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party or its advisers engaged in accordance with paragraph (c) above any information it reasonably believes it has received as agent under this Agreement.

(f)	Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

(g)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(h)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence or wilful misconduct.

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(i)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Arrangers or the Issuing Bank is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)	The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender for the purpose of Clauses 17.3 (Market disruption) or 17.4 (Cost of funds).

(k)	Without prejudice to the generality of paragraph (c) above, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

(l)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(m)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security or prefunding for, such risk or liability is not reasonably assured to it.

33.7	Majority Lenders’ Instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders or those Lenders indicated by any such contrary indication.

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent.

(d)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such indemnification and/or security as it may require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

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(e)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

33.8	Responsibility for documentation

None of the Agent, the Security Agent, the Arrangers, the Issuing Bank or any Ancillary Lender is responsible or liable for:

(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arrangers, the Issuing Bank, an Ancillary Lender, an Obligor or any other person given in or in connection with any Finance Document or the reports or the transactions contemplated in the Finance Documents;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

33.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

33.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Issuing Bank or Ancillary Lender, none of the Agent, each Issuing Bank, or any Ancillary Lender will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct:

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(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent, an Issuing Bank or an Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Issuing Bank or any Ancillary Lender, in respect of any claim it might have against the Agent, an Issuing Bank or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent, each Issuing Bank or any Ancillary Lender may rely on this Clause subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

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(d)	Nothing in this Agreement shall oblige the Agent or the Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

33.11	Lenders’ indemnity to the Agent

(a)	Subject to paragraph (b) below, each Lender shall (in proportion to its Available Commitments, Available Ancillary Commitment and participations in the Utilisations and utilisations of the Ancillary Facilities then outstanding to the Available Facilities and all the Utilisations and utilisations of the Ancillary Facilities then outstanding) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of its gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 36.11 (Disruption to Payment Systems etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless it has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	If the Available Facilities are then zero, each Lender’s indemnity under paragraph (a) above shall be in proportion to its Available Commitments to the Available Facilities immediately prior to their reduction to zero, unless there are then any Utilisations and utilisations of the Ancillary Facilities outstanding, in which case it shall be in proportion to its participations in the Utilisations and utilisations of the Ancillary Facilities then outstanding to all the Utilisations and utilisations of the Ancillary Facilities then outstanding.

33.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Company.

(b)	Alternatively the Agent may resign by giving thirty (30) days’ notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom).

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(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 32 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e)) above) but shall remain entitled to the benefit of Clause 21.3 (Indemnity to the Agent) and this Clause 33 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 19.8 (FATCA Information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(i)	the information supplied by the Agent pursuant to Clause 19.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

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(ii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

33.13	Replacement of the Agent

(a)	After consultation with the Company, the Majority Lenders may, by giving thirty (30) days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(b)	The Company may, provided it gives not less than 30 days prior notice, at any time while the Agent is an Impaired Agent replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(c)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(d)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders (or, as applicable, the Company) to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (c) above) but shall remain entitled to the benefit of Clause 21.3 (Indemnity to the Agent) and this Clause 33 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(e)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

33.14	Resignation of the Issuing Bank

(a)	An Issuing Bank may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Company.

(b)	Alternatively an Issuing Bank may resign by giving thirty (30) days’ notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Issuing Bank (acting through an office in the United Kingdom). The Issuing Bank’s resignation notice shall take effect immediately upon the expiry of such thirty (30) day notice period unless a successor Issuing Bank has not been appointed in which case such notice shall be ineffective until a successor Issuing Bank has been appointed.

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(c)	If the Majority Lenders have not appointed a successor Issuing Bank in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Issuing Bank (after consultation with the Company) may (but shall have no obligation to) appoint a successor Issuing Bank (acting through an office in the United Kingdom).

(d)	The retiring Issuing Bank shall, at its own cost, make available to any successor Issuing Bank such documents and records and provide such assistance as the successor Issuing Bank may reasonably request for the purposes of performing its functions as Issuing Bank under the Finance Documents.

(e)	The Issuing Banks resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the resignation of the Issuing Bank having become effective in accordance with paragraph (b) above, the retiring Issuing Bank shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of this Clause 33.

(g)	Any successor Issuing Bank and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor Issuing Bank had been an original Party.

(h)	The Company may, by notice to the Issuing Bank, require it to resign in accordance with paragraph (b) above. In this event, the Issuing Bank shall resign in accordance with paragraph (b).

33.15	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arrangers are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law, regulation or a breach of a fiduciary duty.

33.16	Relationship with the Lenders

(a)	Subject to Clause 30.3 (Conditions of assignment or transfer), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

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(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

Unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

(c)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or dispatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 39.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 39.2 (Addresses) and paragraph (a)(iii) of Clause 39.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

33.17	Credit appraisal by the Lenders, Issuing Bank and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender, each Issuing Bank and Ancillary Lender confirms to the Agent, the Arrangers, each Issuing Bank and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

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(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or Transaction Security;

(d)	the adequacy, accuracy and/or completeness of the Structure Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

33.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

33.19	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each of the Arrangers and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters, certificates or reports already accepted by the Arrangers or Agent) the terms of any reliance letter, hold harmless letter or engagement or similar letters relating to the Structure Memorandum or any reports, certificates or letters provided by accountants, auditors, legal counsels or other persons in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of the Structure Memorandum or any reports, certificates or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

33.20	Role of the Security Agent

(a)	The Security Agent shall, at all times, act in accordance with the terms set forth in the Intercreditor Agreement.

(b)	The declaration of trust pursuant to which the Security Agent declares itself trustee of the Transaction Security (to the extent permitted by the applicable law), which it will hold on trust for the Secured Parties, is contained in the Intercreditor Agreement.

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(c)	In acting or otherwise exercising its rights or performing its duties under any of the Finance Documents, the Security Agent shall act in accordance with the provisions of this Agreement and the Intercreditor Agreement and shall seek any necessary instruction or direction from the Agent. In so acting, the Security Agent shall have the rights, benefits, protections, indemnities and immunities set out in this Agreement and the Intercreditor Agreement.

(d)	In the event there is an inconsistency or conflict between the rights, duties, benefits, obligations, protections, immunities or indemnities of the Security Agent (the “Security Agent Provisions”) as contained in this Agreement and/or the Intercreditor Agreement, on the one hand, and in any of the other Finance Documents, on the other hand, the Security Agent Provisions contained in this Agreement and/or the Intercreditor Agreement shall prevail and apply.

(e)	The Security Agent is hereby authorised by the Secured Parties to sign or countersign any Assignment Agreement, Transfer Certificate, Incremental Facility Notice, Incremental Facility Lender Accession Notice, Increased Confirmation or Issuing Bank Accession Agreement or similar document in connection therewith without investigation or inquiry, if, on its face, it appears to conform to the form contemplated in this Agreement.

34.	Conduct of Business by the Finance Parties

No provision of this Agreement (unless expressly specified in the other provisions of this Agreement) will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit; or

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

35.	Sharing among the Finance Parties

35.1	Payments to Finance Parties

(a)	Subject to paragraph (b) below, if a Finance Party (a “Recovering Finance Party”) receives or recovers (including by way of set-off) any amount from an Obligor other than in accordance with Clause 36 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;

(ii)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 36 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

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(iii)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 36.6 (Partial payments).

(b)	Paragraph (a) above shall not apply to any amount received or recovered by an Issuing Bank or an Ancillary Lender in respect of any cash cover provided for the benefit of that Issuing Bank or that Ancillary Lender.

35.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party)

(the “Sharing Finance Parties”) in accordance with Clause 36.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

35.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 35.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor unless and to the extent such treatment would otherwise be prohibited by any limitation set out in Clause 24 (Guarantees and Indemnity).

35.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor, unless and to the extent such treatment would otherwise be prohibited by any limitation set out in Clause 24 (Guarantees and Indemnity).

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35.5	Exceptions

(a)	This Clause 35 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

35.6	Ancillary Lenders

(a)	This Clause 35 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under Clause 29.9 (Acceleration).

(b)	Following service of notice under Clause 29.9 (Acceleration), this Clause 35 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction from the Designated Gross Amount for an Ancillary Facility to its Designated Net Amount.

36.	Payment Mechanics

36.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	On each date on which an Obligor is required to make a payment under a Finance Document excluding a payment under the terms of an Ancillary Document, that Obligor shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date in such funds and at the time specified by the Agent, being the latest time by which payments to the Agent may be settled on the due date in the relevant currency in the place of payment.

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(c)	Notwithstanding anything in sub-paragraph (b) above, the Agent shall confirm, promptly upon receipt (and in any event upon the same Business Day as receipt), the receipt of any funds made available to it on the due date by any Obligor, in respect of any repayment, prepayment, payment of interest or any other payment (such confirmation being a “Pay-off Confirmation”) provided that a request for such Pay-off Confirmation is made to the Agent at least two Business Days prior to such due date for settlement.

(d)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies by not less than five (5) Business Days’ notice.

36.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 36.3 (Distributions to an Obligor) and Clause 36.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

36.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 38 (Set-Off) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

36.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

36.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 36.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest- bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

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(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 36.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 33.13 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 36.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 36.2 (Distributions by the Agent).

36.6	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Arrangers, the Issuing Bank and the Security Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents and any amount due but unpaid under Clause 7.2 (Claims under a Letter of Credit) and Clause 7.3 (Indemnities); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

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(d)	Notwithstanding paragraphs (a) to (c) above or any other term of the Finance Documents, amounts received from any Guarantor shall not be applied to any obligation that is an Excluded Swap Obligation of such Guarantor.

36.7	Set-off by Obligors

(a)	All payments to be made by an Obligor under the Finance Documents shall be calculated and be made, save to the extent contemplated in Clause 10.1 (Repayment of Loans) and Clause 19.4 (Tax Credit), without (and free and clear of any deduction for) set-off or counterclaim (provided that nothing in the Finance Documents shall prevent, or shall be construed so as to prevent, any member of the Group (a) setting-off any amount or payment due from a Defaulting Lender against any amount or payment owed by a member of the Group and provided further that in the event of any such set-off by a member of the Group, for the purposes of the Finance Documents, the Agent or, as the case may be, the Security Agent shall treat such set-off as reducing only payments due to the relevant Defaulting Lender and/or (b) exercising any right of counterclaim against a Defaulting Lender or any amount or payment due from a Defaulting Lender).

(b)	The Agent shall not be liable in any way for any action taken by it pursuant to paragraph (a) above and, for the avoidance of doubt, the provisions of Clause 33.10 (Exclusion of liability) shall apply in relation thereto.

36.8	Business Days

(a)	Any payment which is due to be made under the Finance Documents on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

36.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred (unless otherwise agreed with the Party to which such payment is to be made).

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(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

36.10	Change of currency

(a)	Unless otherwise prohibited by law, if a single currency or currency unit becomes the lawful currency of two or more countries or if a single currency or currency unit ceases to be the lawful currency of one or more country or if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country (or, as the case may be, the relevant single currency) shall be translated into, or paid in, the currency or currency units of that country designated by the Agent (after consultation with the affected Lenders and the Company and in each case acting reasonably); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank or as otherwise imposed by law for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably), or at such other rate as may be agreed by the Company and the Agent (each acting reasonably, in good faith and in accordance with the provisions of sub-paragraph (i) above).

(b)	Without prejudice to paragraph (a) above, if a change in any currency of any relevant country occurs (or if a single currency or currency unit ceases to be the lawful currency of one or more country) after the date of this Agreement, the Finance Documents will be amended to the extent to which the Agent, acting reasonably and in good faith and after consultation with the Company, determines to be necessary to satisfy the requirements of, and reflect the matters contemplated by, paragraph (a) above, to reflect the change in currency or any generally accepted financial conventions and market practice in the Relevant Market relating to dealing in any new currency and, in each case, so far as is reasonably practicable, to put the Obligors in no worse a position than that which they would have been had such change or event not taken place. Any such changes agreed upon in writing by the Agent and the Company shall be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 43 (Amendments and Waivers).

36.11	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

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(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion (acting reasonably and in good faith), it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 43 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 36.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

37.	Contractual Recognition of Bail-In

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

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38.	Set-Off

(a)	Provided that an Event of Default has occurred and is continuing and the Majority Lenders so direct, a Finance Party may set-off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

39.	Notices

39.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

39.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified in its signature page to this Agreement;

(b)	in the case of each Lender, each Issuing Bank, each Ancillary Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified in its signature page to this Agreement,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

39.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

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and, if a particular department or officer is specified as part of its address details provided under Clause 39.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent. The Company may make and/or deliver as agent of each Obligor notices and/or requests on behalf of each Obligor.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 39.3 will be deemed to have been made or delivered to each of the Obligors.

39.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 39.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

39.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications shall be made and notices given to or by all the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

39.6	Electronic communication

(a)	Any communication to be made between the Agent or the Security Agent and a Lender or an Obligor under or in connection with the Finance Documents may be made by electronic mail or other electronic means if the Agent, the Security Agent, the relevant Lender and the relevant Obligor (as applicable):

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication (with such agreement to be deemed given by each person which is a Party at the date of this Agreement);

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

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(b)	Any electronic communication made between the Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or, as the case may be, the Security Agent shall specify for this purpose.

(c)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 39.6.

39.7	Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting (either directly or by way of another Finance Party posting) this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event, if requested by the Agent, the Company shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company (or the Finance Party operating the Designated Website) shall promptly upon becoming aware of its occurrence notify the Agent (unless the Agent is operating the Designated Website) if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

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(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall at its own cost comply with any such request within ten (10) Business Days of receiving written details from the Agent.

39.8	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent (acting reasonably), accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

40.	Calculations and Certificates

40.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

40.2	Certificates and determinations

(a)	Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

(b)	Where any person gives a certificate on behalf of any parties to the Finance Documents pursuant to any provision thereof and such certificate proves to be incorrect, the individual shall incur no personal liability in consequence of such certificate being incorrect save where such individual acted fraudulently in giving such certificate (in which case any liability of such individual shall be determined in accordance with applicable law).

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40.3	Day count convention and interest calculation

(a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:

(i)	on the basis of the actual number of days elapsed and a year of three hundred and sixty five (365) days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice; and

(ii)	subject to paragraph (b) below, without rounding.

(b)	The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to 2 decimal places.

41.	Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

42.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

43.	Amendments and Waivers

43.1	Required consents

(a)	This Clause 43 is subject to the terms of the Intercreditor Agreement.

(b)	Subject to the other provisions of this Clause 43 (including Clause 43.2 (All Lender Matters) to Clause 43.5 (Other Exceptions) and Clause 43.10 (Implementation of Incremental Facilities and other Permitted Financings and amendment of Transaction Security and Guarantees)) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

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(c)	The Agent (or, if applicable, the Security Agent) may effect, on behalf of any Finance Party, any amendment, waiver, consent or release permitted by this Clause 43 and any amendment waiver, consent or release made or effected in accordance with the provisions of this Clause 43, or in accordance with any other term of this Agreement or any other Finance Documents shall, in each case, be binding on all Parties. In the event that any of the Finance Parties is not entitled to grant to the Agent the authority referred to in this Agreement it shall be obliged to appear with the Agent, upon the request of the Agent, to formalise any actions or measures that are required. By virtue of this Agreement, each of the Finance Parties shall be obliged to cooperate with the Agent, including to participate in the negotiation and execution of the documents, either in public or private that may be required for the execution and effectiveness of the provisions contained in this Agreement.

(d)	Each Finance Party irrevocably and unconditionally authorises and instructs the Agent without any further consent, sanction, authority or further confirmation from them (for the benefit of the Agent and the Company) to execute any documentation relating to a proposed amendment or waiver as soon as the requisite Lender consent is received in accordance with this Clause 43 (or on such later date as may be agreed by the Agent and Company). Without prejudice to the foregoing, the Finance Parties shall enter into any documentation necessary to implement an amendment or waiver once that amendment or waiver has been approved by the requisite number of Lenders determined in accordance with this Clause 43 (or on such later date as may be agreed by the Agent and Company).

(e)	The Company may effect, as agent of each Obligor, any amendment or waiver permitted by this Clause 43 and each Obligor agrees to any such amendment or waiver permitted by this Clause 43 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (e), require the consent of all of the Guarantors.

43.2	All Lender Matters

Subject to Clause 43.4 (Structural Change), Clause 43.5 (Other Exceptions), Clause 43.10 (Implementation of Incremental Facilities and other Permitted Financings and amendment of Transaction Security and Guarantees) and other than as expressly permitted by the provisions of this Agreement (including this Clause 43) or any other Finance Document, an amendment, waiver or (in the case of a Transaction Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Change of Control”, “Majority Lenders” or “Super Majority Lenders” in Clause 1.1 (Definitions);

(b)	any provision which expressly requires the consent of all the Lenders;

(c)	Clause 2.4 (Finance Parties’ rights and obligations);

(d)	any obligation on an Obligor to make a prepayment pursuant to Clause 12.1 (Exit) subject to the rights of Lenders to waive any requirement to be prepaid in accordance with paragraph of Clause 43.5 (Other Exceptions) below;

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(e)	Clause 30 (Changes to the Lenders) to the extent further restricting or limiting the rights of the Lenders to assign, transfer or sub-participate their rights or obligations under the Finance Documents or imposing additional conditions on such rights;

(f)	Clause 35 (Sharing among the Lenders);

(g)	this Clause 43; and

(h)	any amendment (other than any Permitted Structural Adjustment) to the order of priority or subordination under the Intercreditor Agreement to the extent such amendment or waiver (or any consent or release to be agreed thereunder or in relation thereto) would adversely affect the interests of the Lenders under this Agreement (in their capacity as such) and any Permitted Structural Adjustment shall not be deemed to adversely affect the interests of the Lenders, shall not be made without the prior consent of all the Lenders unless, in each case, any amendment, waiver, consent or release is required to implement or reflect any Permitted Structural Adjustment.

43.3	Super Majority Lender Matters

Subject to Clause 43.4 (Structural Change), Clause 43.5 (Other Exceptions), Clause 43.10 (Implementation of Incremental Facilities and other Permitted Financings and amendment of Transaction Security and Guarantees) and other than as expressly permitted by the provisions of this Agreement (including this Clause 43) or any other Finance Document, an amendment, waiver or (in the case of a Transaction Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the nature or scope of:

(i)	the guarantee and indemnity granted under Clause 24 (Guarantees and Indemnity);

(ii)	the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed; or

(b)	the release of all or substantially all of:

(i)	any guarantee and indemnity granted under Clause 24 (Guarantees and Indemnity); or

(ii)	any Transaction Security,

shall not be made without the prior consent of the Super Majority Lenders, in each case, unless:

(A)	that release is conditional upon or is to become effective on or following the prepayment and cancellation of the Total Commitments in full of all amounts due and owing under the Finance Documents;

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(B)	the Company certifies that such release is required to effect or, implement a disposal, the incurrence of any Indebtedness (and grant of any Security in connection therewith), or a Permitted Reorganisation or Permitted Transaction permitted under and in accordance with the terms of this Agreement and the Note Documents (including, in the case of such a disposal of shares in an Obligor, the release of not only any Transaction Security over those shares but also any guarantee or Transaction Security granted by that Obligor or any of its Subsidiaries), provided that if that disposal, financing, Permitted Reorganisation or Permitted Transaction is not immediately consummated, a new guarantee and new Transaction Security on the same terms as those released is immediately granted over the assets which were released from such Transaction Security;

(C)	such release is pursuant to a resignation of an Obligor which resigns as a Guarantor in accordance with the provisions of Clause 32.4 (Resignation of an Obligor);

(D)	that release is required to effect or implement a Permitted Structural Adjustment (or otherwise expressly permitted by or not prohibited (or otherwise approved) by this Agreement) provided that, where applicable, any such release shall be without prejudice to any obligation under this Agreement to provide replacement Transaction Security);

(E)	such action is otherwise expressly permitted (or otherwise approved) under the provisions of clause 15 (Proceeds of Disposals) of the Intercreditor Agreement; or

(F)	that release is otherwise contemplated under (and made in accordance with) the Intercreditor Agreement or this Agreement and/or made or permitted pursuant to (and implemented in accordance with) another provision of the Finance Documents, and, in each case, the Company confirms that (x) such release is permitted under the terms of the Notes and (y) has been or is or will be simultaneously given and as a result no consent, sanction, authority or further confirmation from any Secured Party for that release shall be required and the Security Agent is irrevocably authorised and instructed to take such action provided for in this Clause 43.3 and pursuant to and in accordance with the provisions of the Intercreditor Agreement.

43.4	Structural Change

(a)	For the purposes of this Agreement:

“Existing Tranche” means any Commitment in respect of, and any Loan made under, an existing Facility;

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“New Tranche” means any additional tranche, loan, facility or commitment; and

“Structural Change” means an amendment, waiver or variation of the terms of some or all of the Finance Documents that results in or is intended to result from or has the effect of changing or which relates to:

(i)	the introduction of a New Tranche in any currency or currencies (including by way of subdivision of an Existing Tranche or Facility) under this Agreement which ranks pari passu with, or junior to, the Initial Facility;

(ii)	any increase in, or addition to or extension of any Commitment or Total Commitment of any Lender other than in accordance with Clause 2.2 (Increase) or Clause 2.3 (Incremental Facility);

(iii)	any extension of the Availability Period in respect of any Commitment of any Lender;

(iv)	any redenomination into another currency of any Commitment of any Lender;

(v)	a reduction in the Margin (other than in accordance with the definition of Margin) or a reduction in the amount of any payment of principal, interest, fees or commission or other amount owing or payable to a Lender under the Finance Documents;

(vi)	any extension to the date of payment of any amount owing or payable to a Lender under the Finance Documents;

(vii)	any amendment to, or change in, the currency of any payment of principal, interest, fees, commission or other amount owing or payable to a Lender under the Finance Documents; or

(viii)	any change (including changes to, the taking of or the release coupled with the retaking of Security and/or guarantees and changes to and/or additional intercreditor arrangements), consequential on, incidental to or required to implement or effect or reflect any of the adjustments referred to in paragraphs (i) to (vii) above (inclusive).

(b)	If any amendment, waiver or consent is a Structural Change, that amendment, waiver or consent shall only require the prior consent of the Company and each Lender that is participating in that Structural Change (a “Participating Lender”) and shall not require the consent of any other Lender except for a Structural Change falling under paragraph (a)(i) of that definition which is implemented for the purposes of increasing the Total Commitments in a manner not otherwise permitted by this Agreement or for a Structural Change falling under paragraph (a)(iv) of that definition which is implemented for the purpose of bringing forward the original Termination Date of any Facility (save where contemplated pursuant to this Agreement, including pursuant to an offer to Lenders) and in such cases the Structural Change shall also require the consent of the Majority Lenders (provided that the Commitments of each Participating Lender shall be included in ascertaining whether the consent of the Majority Lenders has been achieved) unless such Structural Change shall take effect only from the date on which the Loans of those Lenders who do not consent to such Structural Change are repaid (in which case only the consent of the Participating Lenders shall be required).

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(c)	A proposed Structural Change which would have the effect of amending or altering the agreed priority or subordination provisions in clauses 2 (Ranking and Priority) and 3 (Transaction Security) of the Intercreditor Agreement as between different classes of debt may not be made other than in accordance with the provisions of clause 28 (Consents, Amendments and Override) of the Intercreditor Agreement.

43.5	Other Exceptions

(a)	Notwithstanding anything to the contrary, no consent from any Lenders shall be required in connection with the implementation of (and any related amendment as part of the implementation of) any Permitted Structural Adjustment under paragraphs (a) or (c) of that definition and any amendment, waiver, consent or release of a Finance Document made in connection with such Permitted Structural Adjustment shall be binding on all Parties without further consent, sanction, authority or other confirmation of any Party.

(b)	Any amendment or waiver which relates to the rights or obligations applicable to a particular Utilisation, Facility or class of Lenders and which does not materially and adversely affect the rights or interests of Lenders in respect of other Utilisations, Facilities or another class of Lender shall only require the consent of the Majority Lenders, Super Majority Lenders, all Lenders or all Lenders forming part of that affected class (as applicable) as if references in this paragraph to “Majority Lenders”, “Super Majority Lenders” or “Lenders” were only to Lenders participating in that Utilisation, Facility or forming part of that affected class. For the avoidance of doubt, this paragraph is without prejudice to the ability to effect, make or grant any amendment, waiver, consent or release pursuant to or in accordance with paragraph (a) above.

(c)	Each individual Lender may waive its right to a prepayment (including, without any limitation, by way of amendment or waiver to any of the provisions) under Clause 12.1 (Exit) or any other amounts which have become due and payable to it under this Agreement or any other Finance Documents.

(d)	A Declared Default, an Event of Default or Default may be revoked or waived (as applicable) with the consent of the Majority Lenders provided that a non-payment Event of Default under paragraph (a) of Section 1 of Schedule 16 (Events of Default) may not be waived without consent of each Lender to which the relevant overdue payment is owing. Any notice, demand, declaration or other step or action taken under or pursuant to Clause 29.9 (Acceleration) may be revoked with the consent of the Majority Lenders.

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(e)	Notwithstanding anything to the contrary in the Finance Documents, a Finance Party may unilaterally waive, relinquish or otherwise irrevocably give up all or any of its rights under any Finance Document with the consent of the Company.

(f)	No amendment or waiver of a term of any Fee Letter or other side letter shall require the consent of any Finance Party other than the parties to such Fee Letter or side letter.

(g)	Subject to compliance with Clause 9.3 (Terms of Ancillary Facilities), no amendment or waiver of a term of any Ancillary Document shall require the consent of any Finance Party other than the relevant Ancillary Lender.

(h)	Notwithstanding anything to the contrary, no amendment or waiver of this Agreement or any other Finance Document made or effected in accordance with the provisions of, Clause 2.2 (Increase) or Clause 2.3 (Incremental Facility) shall require the consent, sanction, authority or further confirmation of any Finance Party (unless expressly required under the provisions of such Clauses) and shall be binding on all Parties.

(i)	Any term of the Finance Documents (other than any Fee Letter or any Ancillary Document) may be amended or waived by the Company and the Agent (or, if applicable, the Security Agent) without the consent, sanction, authority or further confirmation of any other Party if that amendment or waiver is :

(i)	to cure defects or omissions, resolve ambiguities or inconsistencies (including any manifest error) or reflect changes of a minor, technical or administrative nature;

(ii)	to make any amendments to any term or definition of Schedule 14 (Information Undertakings) to Schedule 17 (New York Law Definitions) to provide for any change to conform the provisions of these schedules to the terms of the Indenture as of the Closing Date;

(iii)	consequential on, incidental to, or required to implement an approved amendment, waiver, consent or release provided that such waiver or amendment does not adversely affect the interests of the other Lenders whose consent is not required for the applicable amendment; or

(iv)	otherwise for the benefit of all of the Lenders.

(j)	An amendment or waiver which relates adversely to the specific rights or obligations of the Agent, the Arrangers, any Issuing Bank, the Security Agent or any Ancillary Lender (each in their capacity as such) may not be effected without the consent of the Agent, the Arrangers, any Issuing Bank, such Security Agent or the relevant Ancillary Lender provided that nothing in this provision shall entitle any Party to refuse its consent to any release of a guarantee or Transaction Security which would otherwise be permitted under Clause 43.10 (Implementation of Incremental Facilities and other Permitted Financings and amendment of Transaction Security and Guarantees) or another provision of the Finance Documents.

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(k)	Any amendment or waiver which relates only to the provisions governing transfers, assignments or sub-participations by Lenders and which makes such provisions more restrictive for any of the Lenders shall only require the consent of each Lender who will be subject to the resulting additional restrictions.

(l)	If the Company or the Agent (at the request of the Company) has requested the Finance Parties (or any of them) to give a consent in relation to, or to agree a release, waiver or amendment of, any provision of the Finance Documents or other vote of Lenders under the terms of this Agreement, then in the case of:

(i)	any Finance Party who has delivered a consent or agreement to such request, on and from the date of notification thereof to the Agent;

(ii)	any Excluded Lender, on and from the Exclusion Date; and

(iii)	any other Non-Consenting Lender and its applicable participation, (without prejudice to paragraph (ii) above), on and from the date such Lender is replaced in accordance with the provisions of Clause 43.8 (Replacement of Lender), a consent or agreement to such request shall be treated and deemed as having been made by such Finance Party and Non-Consenting Lender and received by the Agent, and (unless otherwise agreed by the Company or stipulated by the relevant Lender), subject to paragraph (m) below, such consent or agreement shall from such time be irrevocable and binding on such Finance Party, Excluded Lender and Non-Consenting Lender (as applicable) and any permitted assignee, transferee or counterparty to a sub-participation.

(m)	Any Finance Party (not being an Excluded Lender) or its permitted assignee or transferee that has expressly not consented or not agreed to a request for an amendment, waiver, consent or release shall always have the right to change or revoke their decision and subsequently deliver to the Agent a consent or agreement to such request at any time during the period for which the vote and request process is open for consents and acceptances as notified by the Agent to such Lender (and subject to any extension of such period as agreed between the Company and the Agent).

43.6	Changes to reference rates

(a)	Subject to paragraph (j) of Clause 41.5 (Other Exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate in relation to that currency in place of that Published Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

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(B)	enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Company.

(b)	An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Compounded Rate Loan in any currency under this Agreement to any recommendation of a Relevant Nominating Body which:

(i)	relates to the use of the RFR for that currency on a compounded basis in the international or any relevant domestic syndicated loan markets; and

(ii)	is issued on or after the date of this Agreement,

may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Company.

(c)	If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) or paragraph (b) above within ten (10) Business Days (or such longer time period in relation to any request which the Company and the Agent may agree) of that request being made:

(i)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(i)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

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(d)	In this Clause 43.6:

“Published Rate” means:

(a)	the Alternative Term Rate for any Quoted Tenor;

(b)	the Primary Term Rate for any Quoted Tenor; or

(c)	an RFR.

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders, and the Company, materially changed;

(b)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)	the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued;

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used;

(v)	in the case of the Primary Term Rate for any Quoted Tenor for dollars, the supervisor of the administrator of that Primary Term Rate makes a public announcement or publishes information stating that that Primary Term Rate for that Quoted Tenor is no longer, or as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); or

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(c)	the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Company) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the period specified as the “Published Rate Contingency Period” in the Reference Rate Terms relating to that Published Rate; or

(d)	in the opinion of the Majority Lenders and the Company, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Reference Rate” means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Company, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or

(c)	in the opinion of the Majority Lenders and the Obligors, an appropriate successor to a Published Rate.

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43.7	Non-Responding Lender (“Snooze you lose”)

If:

(a)	any Lender fails to accept or reject a request for a consent, waiver or amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under the terms of this Agreement within ten (10) Business Days (unless the Company and the Agent agree to a longer time period in relation to any request including where such longer time period may be agreed following the submission of such request) of that request being made (such Lender being a “Non-Responding Lender” and the last day of such period, being the “Exclusion Date”); or

(b)	any Lender fails to assist with any step required to implement the Company’s right to prepay or to replace that Lender pursuant to and as contemplated by Clause 43.8 (Replacement of Lender) within two (2) Business Days of a specific request to do so by the Company, then, in each case, that Lender (an “Excluded Lender”) shall be automatically excluded from participating in that vote, and its Commitment and/or participation shall not be included (or, as applicable, required) for the purpose of calculating the Total Commitments or participations under a Facility, and the Excluded Lender will not be treated as a Lender when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments, participations and/or the number of Lenders or agreement of any specified group of Lenders has been obtained to approve that request.

43.8	Replacement of Lender

(a)	If at any time any Finance Party becomes:

(i)	a Non-Consenting Lender;

(ii)	an Increased Costs Lender; or

(iii)	Non-Acceptable L/C Lender,

then the Company may, on not less than five (5) Business Days prior written notice (a “Replacement Notice”) to the Agent and such Finance Party (a “Replaced Finance Party”):

(A)	replace such Replaced Finance Party by requiring such Replaced Finance Party to (and such Replaced Finance Party shall) transfer pursuant to Clause 30 (Changes to the Lenders) on such dates as specified in the Replacement Notice all (and not part only) of its rights and obligations under this Agreement to one or more Lenders or other persons (each a “Replacement Lender”) selected by the Company and, in the case of any transfer or assignment of a Commitment or participation in a Utilisation which is in accordance with the provisions of paragraph (a) of Clause 30.15 (Assignments and transfers – Issuing Bank Consent), which confirms its (or their) willingness to assume and does assume all or part of the obligations of the Replaced Finance Party (including the assumption of the Replaced Finance Party’s participations or unfunded or undrawn participations (as the case may be) on the same basis as the Replaced Finance Party) for a purchase price in cash payable at the time of transfer in an amount equal to the applicable outstanding principal amount of such Replaced Finance Party’s participation in the outstanding Utilisations or Ancillary Outstandings and all related accrued interest and/or Letter of Credit fees, Break Costs and other amounts payable in relation thereto under the Finance Documents in respect of such transferred participation (the “Replacement Amount”);

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(B)	prepay (or procure that another member of the Group prepays) on such date(s) specified in the Replacement Notice all or any part of that Lender’s participation in the outstanding Utilisations or Ancillary Outstandings and all related accrued interest and/or Letter of Credit fees, Break Costs and other amounts payable in relation thereto under the Finance Documents in respect of such participation; and/or

(C)	cancel all or part of any undrawn Commitments or Ancillary Commitments of that Replaced Finance Party on such date(s) specified in the Replacement Notice,

provided that, in each case, the Company or any other member of the Group shall not be required to pay any prepayment fees or penalties (however described) payable under this Agreement or any other Finance Document to that Non-Consenting Lender, Increased Costs Lender or Non- Acceptable L/C Lender (as applicable).

(b)	Any notice delivered under paragraph (a) above (or any subsequent notice for this purposes) exercising any rights under paragraph (A) above shall be accompanied by a Transfer Certificate or Assignment Agreement (as the case may be) complying with Clause 30.7 (Procedure for transfers) or Clause 30.8 (Procedure for assignment) as the case may be and any other related documentation to effect such transfer or assignment, which Transfer Certificate or Assignment Agreement (as the case may be) and any other related documentation to effect such transfer or assignment shall be promptly (and by no later than two (2) Business Days from receiving such Transfer Certificate or Assignment Agreement and any other related documentation to effect such transfer or assignment) executed by the relevant Replaced Finance Party and returned to the Company.

(c)	Notwithstanding the requirements of Clause 30 (Changes to the Lenders) or any other provisions of the Finance Documents, if a Replaced Finance Party does not execute and/or return a Transfer Certificate or Assignment Agreement (as the case may be) and any other related documentation to effect such transfer or assignment as required by paragraph (b) within two (2) Business Days of delivery by the Company, the relevant transfer or transfers or assignment or assignments shall automatically and immediately be effected for all purposes under the Finance Documents on payment of the Replacement Amount to the Agent (for the account of the relevant Replaced Finance Party) and the Agent may (and is authorised by each Finance Party to) execute, without requiring any further consent, sanction, authority or further confirmation from any other Party, a Transfer Certificate or Assignment Agreement and any other related documentation to effect such transfer or assignment on behalf of any relevant Replaced Finance Party which is required to transfer its rights and obligations or assign its rights under this Agreement pursuant to paragraph (a) above which shall be effective for the purposes of Clause 30.3 (Conditions of assignment or transfer) and Clause 30.7 (Procedure for transfers) or Clause 30.8 (Procedure for assignment). The Agent shall not be liable in any way for any action taken by it pursuant to this paragraph (c) or paragraph (b) above and, for the avoidance of doubt, the provisions of Clause 33.10 (Exclusion of liability) shall apply in relation thereto.

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(d)	Unless otherwise agreed by the Majority Lenders or provided pursuant to another provision of this Agreement the replacement or prepayment of, a Lender pursuant to this Clause 43.8 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent or a Security Agent (in each case in such capacity) pursuant to paragraph (a) above;

(ii)	the Company may only exercise its replacement or prepayment rights pursuant to paragraph (a) above in respect of any relevant Replaced Finance Party within ninety (90) days of becoming entitled to do so (or, if later, on or prior to the date ninety (90) days after the date on which the Company receives notice in writing that such Lender has become a Non-Consenting Lender, an Increased Costs Lender or a Non-Acceptable L/C Lender (as the case may be) on each occasion such Lender is a Non-Consenting Lender, an Increased Costs Lender or a Non-Acceptable L/C Lender;

(iii)	that prepayment or purchase shall be funded directly or indirectly with New Shareholder Injections and/or the proceeds from any Permitted Debt;

(iv)	neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender for the purposes of paragraph (a) above; and

(v)	in no event shall a Lender being replaced pursuant to paragraph (a) above be required to pay or surrender to the relevant Replacement Lender (or any other person) any of the fees received by it pursuant to the Finance Documents.

43.9	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment unless otherwise agreed by the Company, in ascertaining the Majority Lenders, the Super Majority Lenders, all Lenders or any other class of Lenders (as applicable) or whether any given percentage (including, for the avoidance of doubt, unanimity) of any of the Total Commitments, has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents:

(i)	that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments; and

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(ii)	that Defaulting Lender will not be treated as a Lender for the purposes of Clause 43.2 (All Lender Matters) to Clause 43.5 (Other Exceptions) if it has no participation in any outstanding Utilisations.

(b)	For the purposes of this Clause 43.9, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender; and

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

43.10	Implementation of Incremental Facilities and other Permitted Financings and amendment of Transaction Security and Guarantees

(a)	The Agent and/or the Security Agent, as the case may be, shall, on behalf of the Finance Parties (unless a Finance Party is required under applicable law to do so in its own name, in which case the relevant Finance Party shall) and is hereby authorised to enter into such agreement or agreements with the Obligors and/or the holders of the Liabilities pursuant to any Incremental Facility or other Permitted Financing and/or their agents and trustees to enter into any confirmation, amendment, replacement of or supplement to the Finance Documents (including without limitation, any amendment, waiver or release in respect of any Transaction Security Document or any grant of Transaction Security pursuant to a new Transaction Security Document, provided that any such release is coupled with a substantially simultaneous re-granting on substantially the same terms or as otherwise contemplated or permitted by this Clause) and/or take any other action (subject to the Agreed Security Principles) as is necessary or appropriate in order to:

(i)	give effect to the terms of any Incremental Facility or other Permitted Financing; or

(ii)	facilitate the establishment of any Incremental Facility or other Permitted Financing or Permitted Structural Adjustment entered into in compliance with this Agreement,

in each case subject to the provisions of this Clause 43 and provided that such Incremental Facility or other Permitted Financing or Permitted Structural Adjustment is permitted by and entered into in compliance with this Agreement and the Intercreditor Agreement (and the Company confirms that is the case).

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(b)	The Agent and the Security Agent are irrevocably authorised and instructed by each other Finance Party (without the requirement for any further authorisation or consent from any other Finance Party) to enter into such documentation and take any such action contemplated or permitted by this Clause and shall do so promptly on request and at the expense of the Company. Except where otherwise required by applicable law, any such amendment shall not require the consent of any Finance Party and shall be effective and binding on all Parties upon the execution thereof by the Obligors, each Agent and the Security Agent.

(c)	Each Obligor confirms:

(i)	the authority of the Company to:

(A)	give effect to the terms of any Incremental Facility or other Permitted Financing; and

(B)	agree, implement and establish any Incremental Facility or other Permitted Financing or Permitted Structural Adjustment in accordance with this Agreement; and

(ii)	that its guarantee and indemnity set out in this Agreement (or any applicable Accession Deed or other Finance Document), any equivalent provision of any other Permitted Financing, and all Security granted by it will (to the extent provided pursuant to the terms of the relevant Incremental Facility or other Permitted Financing or Permitted Structural Adjustment) entitle the Lenders under any Incremental Facility and the persons providing the Permitted Financing or Permitted Structural Adjustment to benefit from such guarantee and indemnity and such Security (subject only to any applicable limitations on such guarantee and indemnity set out in Clause 24 (Guarantees and Indemnity) or any Accession Deed or other document pursuant to which it became an Obligor) and extend to include all obligations arising under or in respect of any Incremental Facility or other Permitted Financing or Permitted Structural Adjustment as applicable.

(d)	Notwithstanding the foregoing, nothing in this Clause shall oblige the Security Agent, the Agent or any other Finance Party to execute any document if it would impose personal liabilities or obligations on, or adversely affect the rights, duties or immunities of the Security Agent, the Agent or such Finance Party (provided that the incurrence of such Incremental Facility or other Permitted Financing or Permitted Structural Adjustment shall not be deemed to adversely affect the rights of any Finance Party) and nothing in this Clause shall be construed as a commitment to advance or arrange any Incremental Facility or other Permitted Financing or Permitted Structural Adjustment. The Agent and the Security Agent are authorised and instructed by the Finance Parties to execute any document or take any other action set out in this Clause 43 on behalf of the Finance Parties.

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(e)	Subject to the Intercreditor Agreement, if an Obligor disposes of any asset (or any member of the Group disposes of shares in an Obligor or any Holding Company of an Obligor) in a manner not prohibited by the terms of this Agreement (including pursuant to a Permitted Reorganisation, a Permitted Transaction and the implementation of other actions permitted under the Finance Documents whether or not requiring a consent thereunder) or with the prior consent of the Agent (pursuant to the terms of this Agreement) and such asset (or shares) is subject to Transaction Security, the Security Agent and/or the relevant Finance Party(ies) (as applicable) shall, at the cost and request of the Company, release Transaction Security over that asset (or shares) which are the subject of such transaction and, in the case of any such disposal of shares in an Obligor or a Holding Company of an Obligor to a person who is not a member of the Group, over the respective assets of such Obligor and its Subsidiaries (and the shares in any such Obligor and/or Subsidiary), issue any certificate of non-crystallisation of any floating charge (and carry out any other related action (including related notification and filings for cancelling any registration as may be required in connection with such release of security) that may reasonably be required or considered necessary or desirable in connection with that disposal and release, provided that, in the case of any Permitted Reorganisation, the requirements of the definition of Permitted Reorganisation are complied with.

(f)	The Security Agent is permitted, authorised and (if requested by the Company) shall enter into amendment agreements in relation to the relevant Transaction Security Documents to facilitate (if permitted by law) the automatic release of Transaction Security over assets which are disposed of in connection with a Qualified Receivables Financing.

(g)	Provided that such arrangement:

(i)	is legally possible; and

(ii)	the operation of the following provisions are not reasonably likely to have a material adverse effect on: the borrowing, incurring, underwriting, placing, distribution or any other similar action; obtaining any consent, approval, release or waiver or agreement to any amendment in connection therewith (in the good faith judgment of the board of directors of the Company (for which it can conclusively rely on advice and market feedback of the arrangers of the Incremental Facility or other Permitted Financing) for any Incremental Facility or other Permitted Financing (sub-paragraphs (i) and (ii) together the “Security Condition”), for any Incremental Facility or other Permitted Financing or any other Secured Obligations arising as a result of or in connection with a Permitted Structural Adjustment to rank in accordance with the Intercreditor Class,

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then, if and to the extent any Incremental Facility or other Permitted Financing or any other Secured Obligations arising as a result of or in connection with such a Permitted Structural Adjustment (which (in each case) are intended to be (and which are permitted to be) secured on the Transaction Security) cannot be secured by the then existing Transaction Security Documents (the “Initial Security Documents”)) without the Security under such Initial Security Documents first being released), the Parties agree that any such Liabilities arising from any Incremental Facility or other Permitted Financing or any other Secured Obligations arising as a result of or in connection with such a Permitted Structural Adjustment may (to the extent permitted by applicable law, the Security Condition and the Agreed Security Principles) be secured pursuant to the execution of additional security documents (the “Additional Security Documents”)) on a second or lesser ranking basis but will nonetheless be deemed and treated for the purpose of this Agreement and the Intercreditor Agreement (including clause 16 (Application of Proceeds) of the Intercreditor Agreement)) as secured by the Initial Security Documents and the Additional Security Documents pari passu with other Liabilities which would otherwise have the same ranking as contemplated by such Incremental Facility or other Permitted Financing or any other Secured Obligations arising as a result of or in connection with a Permitted Structural Adjustment.

(h)	In addition, notwithstanding any other term, condition or restriction in any other Finance Document, but subject to the other provisions of this Clause the Parties agree that in order to:

(i)	give effect to the terms of any Incremental Facility or other Permitted Financing; or

(ii)	facilitate the establishment of any Incremental Facility or other Permitted Financing or Permitted Structural Adjustment entered into in compliance with this Agreement and which is intended to be (and which is permitted to be) secured on the Transaction Security, each Obligor is and the Security Agent is authorised to enter into any new Transaction Security Document and/or amend or waive any terms of an existing Transaction Security Document and/or release any asset from Transaction Security subject to such release being coupled with a simultaneous re-granting and (in each case) subject to the following conditions:

(A)	any new Transaction Security which:

(1)	gives effect to the terms of any Incremental Facility or other Permitted Financing; or

(2)	facilitates the establishment of any Incremental Facility or other Permitted Financing or Permitted Structural Adjustment entered into in compliance with this Agreement and which is intended to be (and which is permitted to be ) secured on the Transaction Security, shall be (x) subject to the Agreed Security Principles and applicable law, granted in favour of the Security Agent for and on behalf of the relevant Lenders (as applicable) and other creditors (as the case may be) and the then existing Finance Parties; (y) (if applicable) on terms substantially the same (except that it shall also secure the relevant Liabilities arising from any such Incremental Facility or other Permitted Financing or any other Secured Obligations arising as a result of or in connection with a Permitted Structural Adjustment) as the terms of the existing Transaction Security over equivalent asset(s); and (z) for the purposes of this Agreement, treated as securing amounts not in priority to the then existing Transaction Security; and

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(B)	(if the Security Condition is not satisfied) any amendment or waiver of a Transaction Security Document or release or release and re-grant of Transaction Security shall only be undertaken:

(1)	if required as a result of any Incremental Facility or other Permitted Financing or any other Secured Obligations arising as a result of or in connection with a Permitted Structural Adjustment or to the extent necessary under applicable law to ensure that any Incremental Facility or other Permitted Financing and any other Secured Obligations arising as a result of or in connection with a Permitted Structural Adjustment ranks in accordance with the Intercreditor Class; and

(2)	if any asset is to be released from Transaction Security, promptly upon giving effect to that release, subject to the Agreed Security Principles and applicable law, replacement Transaction Security is granted in favour of the Security Agent for and on behalf of the relevant Lenders and other creditors (as the case may be) and the existing Finance Parties on substantially the same terms of the Transaction Security released (except that it shall also secure the relevant Liabilities arising from any such Incremental Facility or other Permitted Financing or any other Secured Obligations arising as a result of or in connection with a Permitted Structural Adjustment).

(i)	The Transaction Security Documents may be amended, varied, waived or modified with the agreement of the relevant Obligor and the Security Agent acting in accordance with the Intercreditor Agreement and this Clause 43.10.

(j)	Nothing shall restrict the Finance Parties benefiting from any existing Transaction Security Document from enforcing and/or releasing the existing Transaction Security Documents in accordance with, and to the extent permitted by, this Agreement and the Intercreditor Agreement and subject to the terms of such existing Transaction Security Document.

(k)	Each of the Finance Parties agrees not to take any action to challenge the validity or enforceability of any additional Transaction Security Documents by reason of it being expressed to be second ranking (or any other lower ranking).

(l)	Any decision to enforce any Transaction Security Document shall be taken in accordance with the provisions of the Intercreditor Agreement regardless of the ranking of the relevant Transaction Security.

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(m)	No Finance Party benefiting from any existing Transaction Security Document shall incur any liability to the beneficiaries of the additional Transaction Security Documents for the manner of exercise or any non-exercise of their rights, remedies, powers, authority or discretions under such already existing Transaction Security or for any waivers, consents or releases.

44.	Confidentiality

44.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 44.2 (Disclosure of Confidential Information) and Clause 44.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

44.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 33.16 (Relationship with the Lenders));

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(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 30.12 (Security over Lenders’ rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i) or (b)(ii) above, the person to whom the Confidential Information is to be given has first entered into a Confidentiality Undertaking that is capable of being relied upon by the Company without requiring its signature and that cannot be materially amended without the consent of the Company, except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking that is capable of being relied upon by the Company without requiring its signature and that cannot be materially amended without the consent of the Company, or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; or

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances,

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and a copy of any such confidentiality undertaking and any amendment thereto shall be provided to the Company prior to the provision of Confidential Information to the relevant person or the relevant amendment taking place;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party, and a copy of any such confidentiality undertaking and any amendment thereto shall be provided to the Company within ten (10) Business Days of request by the Company; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

44.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of the Obligors;

(ii)	country of domicile of the Obligors;

(iii)	place of incorporation of the Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Arrangers;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facilities;

(ix)	type of the Facilities;

(x)	ranking of the Facilities;

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(xi)	Termination Date for the Facilities;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, any Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, any Facility and/or one or more Obligors by such numbering service provider.

44.4	Entire agreement

This Clause 44 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

44.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

44.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 44.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

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(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 44.

44.7	Continuing obligations

The obligations in this Clause 44 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) Months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

45.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document and delivery of a counterpart of a Finance Document by email attachment or telecopy shall be an effective mode of delivery.

46.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law, except for Schedule 14 (Information Undertakings), Schedule 15 (General Undertakings), Schedule 16 (Events of Default) and Schedule 17 (New York Law Definitions) of this Agreement and any non-contractual obligations arising out of or in connection with those schedules, which shall be interpreted in accordance with the law of the State of New York (without prejudice to the fact that this Agreement is governed by English law).

47.	Enforcement

47.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or the consequences of its nullity) or any non-contractual obligations arising out of or in connection with this Agreement (a “Dispute”) including in relation to Schedule 14 (Information Undertakings), Schedule 15 (General Undertakings), Schedule 16 (Events of Default) and Schedule 17 (New York Law Definitions) of this Agreement and any non-contractual obligations arising out of or in connection with those schedules.

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(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 47.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in a number of jurisdictions.

47.2	Service of Process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints Gaming Acquisitions Limited (FAO The Directors) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document and Gaming Acquisitions Limited hereby accepts such appointments; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned. Failing this, the Agent may appoint another agent for this purpose.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must promptly (and in any event within ten (10) Business Days of such event taking place) appoint another agent on terms acceptable to the Agent (acting reasonably and in good faith).

(c)	An Obligor may irrevocably appoint another person as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document, subject to notifying the Agent accordingly. In the case of any replacement of an existing agent for service of process, following the new process agent’s appointment and notification to the Agent of such new appointment, the existing process agent may resign.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1

The Original Parties

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Part 1

The Original Obligors

The Original Borrowers

Name of Original Borrower	Jurisdiction of Incorporation	Registration Number (or equivalent if any)

Gaming Acquisitions Limited	England and wales	07120910

Inspired Gaming (UK) Limited	England and wales	03565640

Inspired Entertainment (Financing) PLC	England and Wales	13302880

The Original Guarantors

Name of Original Guarantor	Registration Number (or equivalent if any)	Jurisdiction of Incorporation

The Company	Delaware	5542653

DMWSL 633 Limited	England and wales	07176544

DMWSL 632 Limited	England and wales	07176582

DMWSL 631 Limited	England and wales	07176707

Inspired Gaming (USA) Inc.	Delaware	6071182

Gaming Acquisitions Limited	England and wales	07120910

Inspired Gaming Group Limited	England and wales	05804323

Inspired Gaming (Holdings) Limited	England and wales	05304991

Inspired Gaming (International) Limited	England and wales	03913734

Inspired Gaming (UK) Limited	England and wales	03565640

Inspired Gaming (Greece) Limited	England and wales	09219329

Playnation Limited	England and Wales	08258418

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Part 2

The Original Lenders

Name of Original Lender	Commitments Initial Facility Commitment (GBP)	Qualifying Lender Status (Yes/No)

BARCLAYS BANK PLC	17,800,000	Yes
MACQUARIE CORPORATE HOLDINGS PTY LIMITED (UK BRANCH)	2,200,000	Yes
TOTAL	20,000,000

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Schedule 2

Conditions Precedent

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Part 1

Conditions Precedent to Initial Utilisation

1.	Corporate Authority Documents

(a)	A copy of the constitutional documents of each Original Obligor.

(b)	As required by applicable law or customary practice, a copy of a resolution of the board of directors (or managers) or resolution of the directors (or managers), if no board of directors (or managers) is created or, if applicable, a committee of the board of directors (or managers) of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, this Agreement and the other Finance Documents to which it is party;

(ii)	authorising a specified person or persons to execute this Agreement and the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	other than in the case of the Company, authorising the Company to act as its agent in connection with the Finance Documents.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(d)	If required under applicable law, or reasonably requested by the Agent for the purposes and delivery of a legal opinion pursuant to paragraph 6 below a copy of a resolution signed by all the holders of the issued shares in each Original Obligor approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party.

(e)	A customary formalities certificate given by an authorised signatory of each Original Obligor:

(i)	confirming that borrowing, guaranteeing or securing (as appropriate) the Total Commitments in full would not breach any borrowing, guarantee, security or similar limit binding on any Original Obligor to be exceeded; and

(ii)	certifying that each copy document relating to it or the other Original Obligors specified in (a) to (d) (inclusive) above is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

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2.	Finance Documents

A copy of each of the following documents in the agreed form, each duly executed and delivered by each Original Obligor which is a party to such document:

(a)	the Intercreditor Agreement; and

(b)	the Fee Letters.

3.	High Yield Documents

A copy of the Indenture signed by each Original Obligor which is a party to such document provided that the form of such Indenture shall not be required to be in form and substance satisfactory to the Agent.

4.	Structure Memorandum

A copy of the Structure Memorandum the form and substance of which will be satisfactory to the Agent provided that this condition precedent shall be satisfied if the final form of the Structure Memorandum is not different in any manner which is materially adverse to the interests of the Lenders (taken as a whole) compared to the most recent draft of the Structure Memorandum that was signed-off by the Arrangers, except for any changes or additions approved by the Arrangers.

5.	Transaction Security Documents

(a)	A copy of each of the following Transaction Security Documents in the agreed form, each duly executed and delivered by each Obligor, in each case to the extent party thereto:

Name of Obligor/Security provider	Transaction Security Document	Governing law of documents

The Company

DMWSL 633 Limited

DMWSL 632 Limited

DMWSL 631 Limited

Gaming Acquisitions Limited

Inspired Entertainment (Financing) PLC

Inspired Gaming Group Limited

Inspired Gaming (Holdings) Limited

Inspired Gaming (International) Limited

Inspired Gaming (UK) Limited

Inspired Gaming (Greece) Limited

Playnation Limited

	English Debenture (in the case of the Company, solely for the purposes of charging the shares of DMWSL 633 Limited held by it, any bank accounts maintained by it in England and Wales and any inter-company loans made by it to DMWSL 633 Limited)	England and Wales

The Company Inspired Gaming (USA) Inc. DMWSL 631 Limited	US Security Agreement	New York law

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(b)	Subject, in each case, to any grace period set out in the relevant Transaction Security Document and subject to the Agreed Security Principles, a copy of all notices required to be sent under the relevant Transaction Security Document as of the Closing Date executed by the relevant Obligor together with all share certificates and stock transfer forms required to be provided on the Closing Date under the Transaction Security Documents.

6.	Legal Opinions

(a)	An enforceability and capacity legal opinion of Baker & McKenzie LLP, legal advisers to the Arrangers as to English law, addressed to the Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Initial Facility, substantially in the form distributed to the Agent prior to signing this Agreement.

(b)	A legal opinion of Sidley Austin LLP, legal advisers to the Company with respect to capacity and validity in connection with the Original Obligors organized under the laws of the state of Delaware and the enforceability of the Finance Documents governed by the laws of the state of New York executed by such Original Obligors, addressed to the Agent, the Security Agent and the Original Lenders (as defined therein) and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Initial Facility, substantially in the form distributed to the Agent prior to signing this Agreement.

7.	Financial Information

The Original Financial Statements provided that such Original Financial Statements shall not be required to be in a form and substance satisfactory to the Agent.

8.	Additional Information

(a)	If applicable, evidence that the process agent appointed under this Agreement has accepted its appointment as agent for service of process.

(b)	A copy of the Approved List.

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(c)	A copy of the Funds Flow Statement, which if provided in the same format as the sources and uses contained in the Structure Memorandum (if any) will be satisfactory to the Agent.

(d)	Evidence that all existing Security with respect to the Existing Debt will be released on the Closing Date, subject to any local law formalities which cannot be completed on or prior to the Closing Date but shall be completed as soon as reasonably practicable thereafter.

(e)	Evidence that all existing Indebtedness (including the Existing Debt) of the Group which is to be refinanced or discharged on the Closing Date will be so refinanced or discharged (and the Funds Flow Statement delivered pursuant to paragraph (c) above shall constitute sufficient evidence for these purposes).

(f)	Reasonable evidence that all fees then due and payable to the Finance Parties for their own account under the Fee Letters on or before the Closing Date in connection with the Initial Facility will be paid on or before the Closing Date or, if applicable, concurrently with, or out of, the first advances under the Initial Facility utilised on the Closing Date (or as otherwise agreed between the Company and the Agent), provided that a reference to payment of such fees in a Utilisation Request or the Funds Flow Statement shall be deemed to be reasonable evidence such that this condition precedent is satisfactory to the Agent.

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Part 2

Conditions Precedent required to be delivered by an Additional Obligor

1.	A copy of the Accession Deed executed by the Additional Obligor and the Company.

2.	A copy of the constitutional documents of the Additional Obligor.

3.	As required by applicable law or customary practice, a copy of a resolution of the board of directors (or managers) or resolution of the directors (or managers), if no board of directors (or managers) is created or, if applicable, a committee of the board of directors (or managers) of the Additional Obligor.

(a)	approving the terms of, and the transactions contemplated by, the Accession Deed (or, if applicable, the Intercreditor Accession Deed) and the other Finance Documents to which it is party and resolving that it execute, deliver and perform the Accession Deed (or, if applicable, the Intercreditor Accession Deed) and any other Finance Document to which it is party;

(b)	authorising a specified person or persons to execute the Accession Deed (or, if applicable, the Intercreditor Accession Deed) and other Finance Documents to which it is party on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or dispatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or dispatched by it under or in connection with the Finance Documents to which it is a party.

4.	If applicable, a copy of a resolution of the board of directors of the Additional Obligor establishing the committee referred to in paragraph 3 above.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above in relation to the Finance Documents and related documents.

6.	If required under applicable law or reasonably requested by the Agent for the purposes of delivery of a legal opinion pursuant to paragraph 9 below, a copy of a resolution signed by all the holders of the issued shares of, or ownership interest in the Additional Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Obligor is a party.

7.	A certificate of an authorised signatory of the Additional Obligor:

(a)	confirming that borrowing or guaranteeing or securing, (as appropriate), the Total Commitments in full would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded; and

(b)	certifying that each copy document relating to it listed in this Part 2 of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed or, if applicable, the Intercreditor Accession Deed.

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8.	The following legal opinions, each addressed to the Finance Parties:

(a)	a legal opinion of the legal advisers to the Agent in England, as to English law in the form distributed to the Lenders prior to signing the Accession Deed and, if applicable, the Intercreditor Accession Deed (as applicable); and

(b)	if the Additional Obligor (and, if applicable, the entity granting security over the shares in the Additional Obligor) is incorporated in or has its “centre of main interest” or “establishment” in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to (x) the Agent and/or (y) if applicable or customary in the relevant jurisdiction, the Group, in the jurisdiction of its incorporation or “centre of main interest” or “establishment” (as applicable) or, as the case may be, the jurisdiction of the governing law of that Finance Document (the “Applicable Jurisdiction”) as to the law of the Applicable Jurisdiction and in the form distributed to the Lenders prior to signing the Accession Deed (or, if applicable, the Intercreditor Accession Deed).

9.	Subject to the Agreed Security Principles, such security documents necessary to provide Transaction Security over (a) all of the issued shares of the proposed Additional Obligor duly executed by its direct Holding Company and (b) the Additional Obligor’s assets duly executed by the proposed Additional Obligor.

10.	Any notices or other documents required to be given or executed under the terms of those security documents duly executed by the Additional Obligor which is a party to such notice or document.

11.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 47.2 (Service of Process) has accepted its appointment in relation to the proposed Additional Obligor.

12.	All documents and evidence required by any Finance Party in connection with the compliance of such Finance Party/ies with all “applicable anti-money laundering” and “know your customer” requirements to the extent stipulated by the Agent at least ten (10) Business Days prior to signing the Accession Deed or Intercreditor Accession Deed (as applicable).

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Schedule 3

Requests and Notices

Part 1

Utilisation Request Loans

From: [Borrower] [Company]*

To: [Agent]

Dated: [●]

Dear Sirs

Inspired – Super Senior Revolving Credit Facilities Agreement dated [●] (as amended) (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

(a)	Borrower:	[●]

(b)	Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)

(c)	Facility to be utilised:	[Initial Facility]/[Incremental Facility]**

(d)	Currency of Loan:	[●]

(e)	Amount:	[●] or, if less, the Available Facility in relation to the [Initial Facility]/[Incremental Facility]**

(f)	Interest Period:	[●]

(g)	Type of Loan:	[Term Rate Loan]/[Compounded Rate Loan]***

3.	[The proceeds of this Loan should be credited to [account]].

Yours faithfully

authorised signatory for

[the Company on behalf of [insert name of relevant Borrower]]/ [insert name of Borrower]*

NOTES:

*	Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Company.

**	Select the Facility to be utilised and delete references to other Facilities.

***	N.B. Backstop Rate Switch Date for USD = 31st December 2021

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Part 2

Utilisation Request Letters of Credit

From: [Borrower] [Company]*

To: [Agent]

Dated: [●]

Dear Sirs

Inspired – Super Senior Revolving Credit Facilities Agreement dated [●] (as amended) (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to arrange for a Letter of Credit to be issued by the Issuing Bank specified below (which has agreed to do so) on the following terms:

(a)	Borrower:	[●]

(b)	Issuing Bank:	[●]

(c)	Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)

(d)	Facility to be utilised:	[Initial Facility]/[Incremental Facility]**

(e)	Currency of Letter of Credit:	[●]

(f)	Amount:	[●] or, if less, the Available Facility in relation to the [Initial Facility]/[Incremental Facility]**

(g)	Beneficiary:	[●]

(h)	Term:	[●]

3.	We attach a copy of the proposed Letter of Credit.

4.	The purpose of this proposed Letter of Credit is [●].

Yours faithfully

authorised signatory for

[the Company on behalf of [insert name of relevant Borrower]]/ [insert name of Borrower]*

NOTES:

*	Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Company.

**	Select the Facility to be utilised and delete references to other Facilities.

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Part 3

Form of Ancillary Facility Request

From: [Borrower]Company]*

To: [Agent]

Dated: [●]

Dear Sirs

Inspired – Super Senior Revolving Credit Facilities Agreement dated [●] (as amended) (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is an Ancillary Facility Request. Terms defined in the Facilities Agreement have the same meaning in this Ancillary Facility Request unless given a different meaning in this Ancillary Request.

2.	We wish to arrange for an [Ancillary Facility] to be established with the [Ancillary Lender] specified below (which has agreed to do so) on the following terms:

(a)	Borrower (or Affiliate(s) of a Borrower):	[●]

(b)	Ancillary Lender:	[●]

(c)	Type or types of Ancillary Facility:	[●]

(d)	Ancillary Commencement Date:	[●]

(e)	Expiry date for the Ancillary Facility:	[●]

(f)	Ancillary Commitment amount:	[●]

(g)	Designated Gross Amount:	[●]

(h)	Designated Net Amount:	[●]**

(i)	Currency/ies available under the Ancillary Facility:	[●]***

3.	We confirm that each condition specified in paragraphs (b)(iii) and (b)(iv) of Clause 9.3 (Terms of Ancillary Facilities) is satisfied on the date of this Ancillary Facility Request.

Yours faithfully,

authorised signatory for

[the Company on behalf of] [insert name of relevant Borrower]*

NOTES:

*	Amend as appropriate. The Ancillary Facility Request can be given by the Borrower or by the Company.

**	Amend as appropriate. Only applicable if the Ancillary Facility is an overdraft facility comprising of more than one account.

***	Amend as appropriate. Only applicable if the Ancillary Facility is not denominated in the Base Currency.

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Schedule 4

Form of Transfer Certificate

To: [●] as Agent and [●] as Security Agent

From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Inspired – Super Senior Revolving Credit Facilities Agreement dated [●] (as amended) (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Facilities Agreement and as a Creditor/Creditor Representative Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 30.7 (Procedure for transfers) of the Facilities Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation and in accordance with Clause 30.7 (Procedure for transfers) all of the Existing Lender’s rights and obligations under the Facilities Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in Utilisations under the Facilities Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [●].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender [and the Designated Affiliate] for the purposes of Clause 39.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (d) of Clause 30.6 (Limitation of responsibility of Existing Lenders).

4.	The benefit of each Transaction Security Document shall be maintained in favour of the New Lender, without prejudice to paragraph (a) of Clause 30.6 (Limitation of responsibility of Existing Lenders).

5.	The New Lender confirms that it [is]/[is not] a Loan-to-Own Investor, [is]/[is not] an Industry Competitor and [is]/[is not] a Defaulting Lender.

6.	The New Lender confirms (without prejudice to the validity of this Transfer Certificate) that it is:

(a)	[not a UK Qualifying Lender;]

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(b)	[a UK Qualifying Lender (other than a UK Treaty Lender);] or

(c)	[a UK Qualifying Lender;] [1]

7.	The New Lender confirms (without prejudice to the validity of this Transfer Certificate) that it is:

(a)	[not a US Qualifying Lender;][2]; or

(b)	[a US Qualifying Lender;]

8.	[The New Lender confirms that the person beneficially entitled to interest payable to the Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][3]

9.	[The New Lender confirms that it holds a passport under the HMRC DT Treaty passport scheme (reference number [●]) and is tax resident in [●][4], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Company notify:

(i)	each Borrower which is a Party as a Borrower as at the Transfer Date; and

(ij)	each Additional Borrower which becomes an Additional Borrower after the Transfer Date;

that it wishes that scheme to apply to the Agreement.]5

1 Delete as applicable – each New Lender is required to confirm which of these three categories it falls within.

2 Delete as applicable – each New Lender is required to confirm which of these two categories it falls within.

3 Include only if New Lender is a UK Non-Bank Lender (see Clause 18.1 (Tax Definitions)).

4 Insert jurisdiction of tax residence.

5 Include if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

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10.	[The New Lender confirms that it [is]/[is not] a Non-Acceptable L/C Lender.]

11.	[We refer to clause [20.5 (Change of RCF Lender)] of the Intercreditor Agreement. In consideration of [each of the Designated Affiliate and] the New Lender being accepted as an RCF Lender for the purposes of the Intercreditor Agreement (and as defined therein), [each of the Designated Affiliate and] the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as an RCF Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an RCF Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.]

12.	[It is expressly agreed that the security created or evidenced by the Transaction Security Documents will be preserved for the benefit of the New Lender [, the Designated Affiliate] and each other Lender.]

13.	[Pursuant to and subject to Clause 2.5 (Lender Affiliates) of the Facilities Agreement, the New Lender nominates the Designated Affiliate to discharge its obligations and participate in the following Loans [●].]

14.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

15.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

16.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

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THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facilities Agreement by the Agent and as a Creditor/Creditor Representative Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [●].

[Agent]

By:

[Security Agent]

By:

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Schedule 5

Form of Assignment Agreement

To:	[●] as Agent [●] as Security Agent and [●] as Company, for and on behalf of each Obligor

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

Inspired – Super Senior Revolving Credit Facilities Agreement dated [●] (as amended) (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This is an Assignment Agreement. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Facilities Agreement and as a Creditor/Creditor Representative Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 30.8 (Procedure for assignment) of the Facilities Agreement:

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [●].

4.	On the Transfer Date [each of the Designated Affiliate and] the New Lender becomes:

(a)	Party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)	Party to the Intercreditor Agreement as a Super Senior Lender (as defined in the Intercreditor Agreement).

5.	The Facility Office and address, fax number and attention details for notices of the New Lender [and the Designated Affiliate] for the purposes of Clause 39.2 (Addresses) are set out in the Schedule.

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6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (d) of Clause 30.6 (Limitation of responsibility of Existing Lenders).

7.	The New Lender confirms that it [is]/[is not] a Loan-to-Own Investor, [is]/[is not] an Industry Competitor and [is]/[is not] a Defaulting Lender.

8.	The New Lender confirms (without prejudice to the validity of this Assignment Agreement) that it is:

(a)	[not a UK Qualifying Lender;]

(b)	[a UK Qualifying Lender (other than a UK Treaty Lender);] or

(c)	[a UK Qualifying Lender;][6]

9.	The New Lender confirms (without prejudice to the validity of this Assignment Agreement) that it is:

(a)	[not a US Qualifying Lender;]; or

(b)	[a US Qualifying Lender;][7]

10.	[The New Lender confirms that the person beneficially entitled to interest payable to the Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.] [8]

11.	[The New Lender confirms that it holds a passport under the HMRC DT Treaty passport scheme (reference number [●]) and is tax resident in [●],[9] so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Company notify:

(a)	each Borrower which is a Party as a Borrower as at the Transfer Date; and

6 Delete as applicable – each New Lender is required to confirm which of these three categories it falls within.

7 Delete as applicable – each New Lender is required to confirm which of these two categories it falls within.

8 Include only if New Lender is a UK Non-Bank Lender (see Clause 18.1 (Tax Definitions)).

9 Insert jurisdiction of tax residence.

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(b)	each Additional Borrower which becomes an Additional Borrower after the Transfer Date;

that it wishes that scheme to apply to the Agreement.]

12.	[The New Lender confirms that it [is]/[is not] a Non-Acceptable L/C Lender.]

13.	We refer to clause 20.5 (Change of RCF Lender) of the Intercreditor Agreement. In consideration of the New Lender being accepted as an RCF Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as an RCF Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an RCF Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

14.	[It is expressly agreed that the security created or evidenced by the Transaction Security Documents will be preserved for the benefit of the New Lender [, the Designated Affiliate] and each other Lender.]

15.	[Pursuant to and subject to Clause 2.5 (Lender Affiliates) of the Facilities Agreement, the New Lender nominates the Designated Affiliate to discharge its obligations and participate in the following Loans [●].]

16.	This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 30.11 (Copy of Transfer Certificate, Assignment Agreement, Incremental Facility Lender Accession Notice, Increase Confirmation or Incremental Facility Notice to Company) to the Company (on behalf of each Obligor) of the assignment referred to in this Agreement.

17.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

18.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

19.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

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THE SCHEDULE

Commitment/rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Facilities Agreement by the Agent and as a Creditor/Creditor Representative Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent and the Transfer Date is confirmed as [●].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

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Schedule 6

Form of Accession Deed

To: [●] as Agent and [●] as Security Agent

From: [Subsidiary] and [Company]

Dated: [●] Dear Sirs

Inspired – Super Senior Revolving Credit Facilities Agreement dated [●] (as amended) (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement. This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Facilities Agreement and as a Debtor Accession Deed for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in paragraphs 1-3 of this Accession Deed unless given a different meaning in this Accession Deed.

2.	[Restricted Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Facilities Agreement and the other Finance Documents (other than the Intercreditor Agreement) as an Additional [Borrower]/[Guarantor] pursuant to Clause 32.2 (Additional Borrowers)/[Clause 32.3 (Additional Guarantors)] of the Facilities Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited [partnership][liability company][and registered number [●]].

3.	[Restricted Subsidiary’s] administrative details for the purposes of the Facilities Agreement and the Intercreditor Agreement are as follows:

Address:	[●]

Fax No.:	[●]

Attention:	[●]

4.	[Restricted Subsidiary] (for the purposes of this paragraph 4, the “Acceding Debtor”) intends to [incur Liabilities under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]:

[Insert details (date, parties and description) of relevant documents]

the “Relevant Documents”.

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IT IS AGREED as follows:

(a)	Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Accession Deed, bear the same meaning when used in this paragraph 4.

(b)	The Acceding Debtor and the Security Agent agree that the Security Agent shall hold:

(i)	[any Security in respect of Liabilities created or expressed to be created pursuant to the Relevant Documents;

(ii)	all proceeds of that Security; and [10]

(iii)	all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of the Liabilities to the Security Agent as trustee for the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor (in the Relevant Documents or otherwise) in favour of the Security Agent as trustee for the Secured Parties, on trust for the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

(c)	The Acceding Debtor confirms that it intends to be party to the Intercreditor Agreement as a Debtor, undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement.

(d)	[In consideration of the Acceding Debtor being accepted as an Intra Group Lender for the purposes of the Intercreditor Agreement, the Acceding Debtor also confirms that it intends to be party to the Intercreditor Agreement as an Intra Group Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement][11]

5.	[Restricted Subsidiary] confirms it is a company incorporated in [●][12] and requests that each Lender considers its UK Qualifying Lender status in respect of [Restricted Subsidiary].

6.	[Add applicable guarantee limitation language to the extent such guarantee limitation language in Clause 24 (Guarantees and Indemnity) is insufficient for the relevant Additional Obligor].

5.	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

10 Include to the extent that the Security created in the Relevant Documents is expressed to be granted to the Security Agent as trustee for the Secured Parties.

11 Include this paragraph in this Accession Deed if the Subsidiary is also to accede as an Intra-Group Lender to the Intercreditor Agreement.

12 Delete as applicable

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THIS ACCESSION DEED has been signed on behalf of the Security Agent (for the purposes of paragraph 4 above only), signed on behalf of the Company and executed as a deed by [Restricted Subsidiary] and is delivered on the date stated above.

[Subsidiary]
[EXECUTED AS A DEED	)
By: [Subsidiary]	)
Director
Director/Secretary

OR

[EXECUTED AS A DEED	)
By: [Subsidiary]	)
Signature of Director
Name of Director
in the presence of

Signature of witness
Name of witness
Address of witness

Occupation of witness]
The Company

By:

The Security Agent

[Full Name of Current Security Agent]

By:

Date:

260

Schedule 7

Form of Resignation Letter

To: [●] as Agent

From: [resigning Obligor] and [Company]

Dated: [●]

Dear Sirs

Inspired – Super Senior Revolving Credit Facilities Agreement dated [●] (as amended) (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 32.4 (Resignation of an Obligor), we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facilities Agreement and the Finance Documents (other than the Intercreditor Agreement).

3.	We confirm that no Event of Default is continuing or would result from the acceptance of this request.

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Company]	[resigning Obligor]

By:	By:

NOTES:

*	Insert where resignation only permitted in case of a Third Party Disposal.

**	Amend as appropriate, e.g. to reflect agreed procedure for payment of proceeds into a specified account.

***	Insert any other conditions required by the Facilities Agreement.

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Schedule 8

Form of Issuing Bank Accession Agreement

To: [●] as Agent

From: [Proposed Issuing Bank] (the “Additional Issuing Bank”) Dated: [●]

Dear Sirs

[Company] – Super Senior Revolving Credit Facilities Agreement dated [●] (as amended) (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and particularly Clause 30.13 (Additional and replacement Issuing Banks) of the Facilities Agreement. This is an Issuing Bank Accession Agreement. This agreement (the “Agreement”) shall take effect as an Issuing Bank Accession Agreement for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	The Additional Issuing Bank hereby agrees with each other person who is or who becomes a party to the Facilities Agreement that with effect on and from the date of this Agreement it will be bound by the Facilities Agreement as an Issuing Bank as if it had been a party originally to the Facilities Agreement in that capacity.

3.	The Facility Office and address, fax number and attention details for notices of the Additional Issuing Bank for the purposes of Clause 39.2 (Addresses) of the Facilities Agreement are set out in the Schedule.

4.	The Additional Issuing Bank confirms for the benefit of the Agent and without liability to any Obligor that it is:

(a) [not a UK Qualifying Lender;]

(b) [a UK Qualifying Lender (other than a UK Treaty Lender);] or

(c) [a UK Qualifying Lender;]13

5.	The Additional Issuing Bank confirms (without prejudice to the validity of this Transfer Certificate) that it is:

(a)	[not a US Qualifying Lender;]; or

(b)	[a US Qualifying Lender;][14]

13 Delete as applicable – each New Lender is required to confirm which of these three categories it falls within.

14 Delete as applicable – each New Lender is required to confirm which of these two categories it falls within.

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6.	The Additional Issuing Bank confirms that it [is]/[is not] a Loan-to-Own Investor, [is]/[is not] an Industry Competitor and [is]/[is not] a Defaulting Lender.

7.	[The Additional Issuing Bank confirms that the person beneficially entitled to interest payable to the Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][15]

8.	[The Additional Issuing bank confirms that it holds a passport under the HMRC DT Treaty passport scheme (reference number [●]) and is tax resident in [●],[16] so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Company notify:

(a)	each Borrower which is a Party as a Borrower as at the Transfer Date; and

(b)	each Additional Borrower which becomes an Additional Borrower after the Transfer Date;

that it wishes that scheme to apply to the Agreement. 17

9.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

10.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

15 Include only if New Lender is a UK Non-Bank Lender (see Clause 18.1 (Tax Definitions)).

16 Insert jurisdiction of tax residence.

17 Include if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

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THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Proposed Additional Issuing Bank]

By:

This Agreement is accepted as an Issuing Bank Accession Agreement for the purposes of the Facilities Agreement by the Agent.

[●] as Agent

By:

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Schedule 9

Timetables

265

Part 1

Loans

Loans in Sterling	Loans in Sterling	Loans in other currencies

Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies) -	-	U-3

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-3 11.00 am	U-3 11.00 am

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 Noon	U-3 Noon

Agent receives a notification from a Lender under Clause 8.2 (Unavailability of a currency)	Quotation Day	Quotation Day

Agent gives notice in accordance with Clause 8.2 (Unavailability of a currency)	11.00 am	11.00 am

LIBOR or EURIBOR is fixed	Quotation Day as of 11.00 a.m. time) in respect of LIBOR	Quotation Day as of 11.00 a.m. in respect of EURIBOR

“U”	=	date of utilisation.

“U - X”	=	X Business Days prior to date of utilisation

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Part 2

Letters of Credit

Letters of Credit
Delivery of a duly completed Utilisation Request (Clause 6.2 (Delivery of a Utilisation Request for Letters of Credit)	U-2 11.00am

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Letter of Credit if required under paragraph (f) of Clause 6.5 (Issue of Letters of Credit) and notifies the relevant Issuing Bank and Lenders of the Letter of Credit in accordance with paragraph (f) of Clause 6.5 (Issue of Letters of Credit).	U-1 11.00am

Delivery of duly completed Renewal Request (Clause 6.6 (Renewal of a Letter of Credit))	U-3 11:30am

“U”	=	date of utilisation, or, if applicable, in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit), the first day of the proposed term of the renewed Letter of Credit

“U-X”	=	Business Days prior to date of utilisation.

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Schedule 10

Form of Notifiable Debt Purchase Transaction Notice

268

Part 1

Form of Notice On Entering Into Notifiable Debt Purchase Transaction

To: [●] as Agent

From: [The Lender]

Dated: [●]

Dear Sirs

[Company] – Super Senior Revolving Credit Facilities Agreement dated [●] (as amended) (the “Facilities Agreement”)

1.	We refer to paragraph [●] of Clause 31 (Restriction on Debt Purchase Transactions) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.

3.	The Notifiable Debt Purchase Transaction referred to in paragraph [2] above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)

[Initial Facility Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Incremental Facility Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

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Part 2

Form of Notice On Termination Of Notifiable Debt Purchase Transaction

Notifiable Debt Purchase Transaction ceasing to be with a member of the Group

To: [●]

as Agent

From: [The Lender]

Dated: [●]

[Company] – Super Senior Revolving Credit Facilities Agreement dated [●] (as amended) (the “Facilities Agreement”)

1.	We refer to Clause 31 (Restriction on Debt Purchase Transactions) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [●] has [terminated]/[ceased to be with a member of the Group].

3.	The Notifiable Debt Purchase Transaction referred to in paragraph [2] above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)

[Initial Facility Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Incremental Facility Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

The Company

By:

Name: [●]

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Schedule 11

Form of Letter of Credit

To: [Beneficiary] (the Beneficiary”)

Date: [●]

Irrevocable Standby Letter of Credit no. [●]

At the request of [●], [Issuing Bank] (the “Issuing Bank”) issues this irrevocable standby Letter of Credit (“Letter of Credit”) in your favour on the following terms and conditions:

1.	Definitions

In this Letter of Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London/New York/].*

“Demand” means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.

“Expiry Date” means [●].

“Total L/C Amount” means [●].

2.	Issuing Bank’s agreement

(a)	The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by no later than [●] p.m. ([London] time) on the Expiry Date.

(b)	Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [ten (10)] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

(c)	The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3.	Expiry

(a)	The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(b)	Unless previously released under paragraph (a) above, on [●] p.m.([London] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

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(c)	When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4.	Payments

All payments under this Letter of Credit shall be made in [●] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by [SWIFT]/[letter, fax or telex] and must be received in legible form by the Issuing Bank at its address and by the particular department or office (if any) as follows:

(a)	[●];

(b)	[●].

6.	Assignment

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7.	ISP

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8.	Governing Law

This Letter of Credit and any non-contractual obligations arising out of or in connection with it are governed by English law.**

9.	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit (including a dispute relating to any non-contractual obligation arising out of or in connection with this Letter of Credit).**

Yours faithfully

[Issuing Bank]

By:

NOTES:

*	This may need to be amended depending on the currency of payment under the Letter of Credit.

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SCHEDULE

FORM OF DEMAND

To: [ISSUING BANK]

[Date]

Dears Sirs

Standby Letter of Credit no. [●] issued in favour of [BENEFICIARY] (the “Letter of Credit”)

We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.	We certify that the sum of [●] is due [and has remained unpaid for at least [●] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [●].

2.	Payment should be made to the following account:

Name:	[●]

Account Number:	[●]

Bank:	[●]

3.	The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory)	(Authorised Signatory)

For

[BENEFICIARY]

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Schedule 12

Agreed Security Principles

1.	Security Principles

(a)	The guarantees and security to be provided under the Finance Documents will be given in accordance with the agreed security principles set out in this Schedule. This Schedule addresses the manner in which the agreed security principles will impact on the guarantees and security proposed to be taken in relation to this transaction. Unless otherwise stated below or otherwise agreed, Security shall be given over all of the assets of an Obligor and the shares in it and any intercompany indebtedness owed by it to any of its Holding Companies.

(b)	The Agreed Security Principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining guarantees and security from each Obligor in every jurisdiction in which the Obligors are located. In particular:

(i)	general legal and statutory limitations (including, with respect to the relevant jurisdictions for which guarantee limitation language is set out in Clause 23.11 (Guarantee Limitations: General), such limitations as set out therein), regulatory restrictions financial assistance, corporate benefit, fraudulent preference, equitable subordination, “transfer pricing”, “thin capitalisation”, “earnings stripping”, “controlled foreign corporation” “exchange control restrictions” and “capital maintenance” rules, tax restrictions retention of title claims, employee consultation or approval requirements and similar principles may limit the ability of a member of the Group to provide a guarantee or security or may require that the guarantee or security be limited as to its amount or otherwise and, if so, the guarantee or security will be limited accordingly;

(ii)	the security (including, for the avoidance of doubt, the maximum amount secured thereunder) and extent of its perfection will be agreed taking into account the cost to the Group of providing security (including, but not limited to, any notarial costs or increase to the tax cost of the Group, stamp duty and registration taxes and all applicable legal fees) so as to ensure that it is proportionate to the benefit accruing to the Finance Parties and such cost shall not exceed any amount which may be agreed between the Company and the Security Agent;

(iii)	any assets subject a legal requirement or third party contract, lease, licence, instrument or other third party arrangements which are permitted by the Senior Facilities Agreement and which prevent or condition those assets from being charged, secured or otherwise subject to the applicable security document (including requiring a consent of any third party, supervisory board or works council (or equivalent)) will be excluded from any relevant security document whilst such third party arrangements remain in place provided that reasonable endeavours to obtain consent to charging any such assets shall be used by the Obligors if the relevant asset is material and (prior to the occurrence of an Event of Default that is continuing only) if the Company reasonably determines that such endeavours will not involve placing material commercial relationships with third parties in jeopardy;

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(iv)	members of the Group will not be required to give guarantees or enter into security documents it is not within the legal capacity of the relevant member of the Group or if it would conflict with the fiduciary or statutory duties of their directors or contravene any applicable legal, regulatory or contractual prohibition or restriction or have the potential to result in a material risk of personal or criminal liability on the part of any director or officer; provided that the relevant Group member shall use reasonable endeavours to overcome any such obstacle;

(v)	it is expressly acknowledged that it may be either impossible or impractical to create security over certain categories of assets in which event security will not be taken over such assets provided that the relevant Obligor takes reasonable steps to comply with any procedure which overcomes or mitigates that impossibility or practicality;

(vi)	any asset which, if subject to the applicable security document, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations with respect to any member of the Group in respect of the asset in a materially adverse way or require the relevant Obligor to take any action materially adverse to the interests of the Group or any member thereof, in each case will be excluded from a guarantee or security document;

(vii)	the granting of guarantees or security, or the perfection of security, when required, and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in the Finance Documents therefore or (if earlier or to the extent no such time periods are specified in the Finance Documents) within the time periods specified by applicable law in order to ensure due perfection. Unless otherwise specified in the Finance Documents, the granting or perfection of security will not be required if it would have a material adverse effect on the ability of the relevant Obligor or any other member of the Group to conduct its operations and business in the ordinary course or as otherwise permitted by the Finance Documents (including, without limitation, notification of receivables security to third party debtors until a Declared Default has occurred provided that, for the avoidance of doubt, if it is only the perfection of security which would give rise to such a material adverse effect then the security will still be granted but not perfected). The registration of security interests in intellectual property will only be in respect of material intellectual property in the UK, the EU and the USA subject to the general principles set out in these Agreed Security Principles;

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(viii)	no guarantee from, or security will be required to be given by, persons or over (and no consent shall be required to be sought with respect to) assets which are required (by contracts entered into prior to (and not in contemplation of) the acquisition of such acquired indebtedness) to support acquired indebtedness to the extent such acquired indebtedness is permitted by this Agreement to remain outstanding after an acquisition unless such guarantees or security are permitted or not otherwise prohibited under the terms of such acquired indebtedness. No member of a target group acquired pursuant to an acquisition permitted by this Agreement shall be required to become a Guarantor or grant security with respect to the Facilities if prevented by the terms of the documentation governing that acquired indebtedness to the extent entered into prior to (and in contemplation of) such acquisition;

(ix)	no title investigations or other diligence on assets will be required and no title insurance will be required;

(x)	guarantees and security will not be required from or over the assets of, any joint venture or similar arrangement, any minority interest or any member of the Group that is not wholly-owned by another member of the Group to the extent the constituent documents of such joint venture or similar arrangement, minority interest or member of the Group that is not wholly-owned by another member of the Group prohibit granting guarantees and security provided that reasonable endeavours to obtain consent to charging any such assets (where otherwise prohibited) shall be used by the Group for a specified period of time, provided that no Obligor shall be required to take any action to obtain the consent, if in the view of the Company, such action would be materially adverse to the interests of the Group or any member thereof;

(xi)	Other than share security over an Obligor’s subsidiaries that are Guarantors, all security shall be governed by (subject to the final sentence of this paragraph) the law of and secure assets located in the jurisdiction of incorporation of that Obligor (or, in the case of any US Obligor, governed by New York law). Share security over any subsidiary will be governed by the law of the place of incorporation of that subsidiary (or, in the case of any US Obligor, governed by New York law). With respect to any Obligor with material assets outside its jurisdiction of incorporation such security (if any) over such assets shall be governed by the laws of the jurisdiction in which such material assets are located (subject always to the other provisions of these Agreed Security Principles);

(xii)	no perfection action will be required in jurisdictions where Obligors are not incorporated (other than (i) in respect of security over intercompany receivables, notification of intra-group companies located in other jurisdictions than the pledgor(s), (ii) in respect of material intellectual property of a US Obligor, filings at the United Stated Patent and Trademark Office or the United States Copyright Office, as applicable and (iii) any perfection actions required in the jurisdiction in which share security is held) but perfection action may be required in the jurisdiction of incorporation of one Obligor in relation to security granted by another Obligor incorporated in a different jurisdiction; and

(xiii)	other than a general security agreement and related filing, no perfection action will be required with respect to assets of a type not owned by members of the Group.

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2.	Guarantors and Security

(a)	Subject to the guarantee limitations set out in Clause 24.11 (Guarantee Limitations: General), or, in the case of an Additional Obligor, the guarantee limitations set out in the relevant Accession Deed, , each guarantee will be an upstream, cross-stream and downstream guarantee, and each guarantee and security will be for all liabilities of the Obligors under the Finance Documents in accordance with, and subject to, the requirements of the Agreed Security Principles in each relevant jurisdiction. The Transaction Security Documents will secure all liabilities of the Obligors under the Finance Documents, in each case in accordance with, and subject to, the requirements of the Agreed Security Principles in each relevant jurisdiction.

(b)	Where an Obligor pledges shares, the security document will be governed by the laws of the company whose shares are being pledged and not by the law of the country of the pledgor. Subject to these principles, the shares in each Guarantor shall be secured. The shares held by a Guarantor in a Subsidiary that is not a Guarantor shall not be required to be the subject of Security.

(c)	To the extent legally effective, all security shall be given in favour of the Security Agent and not the Finance Parties individually. “Parallel debt” provisions will be used where necessary; such provisions will be contained in the Intercreditor Agreement and not the individual security documents unless required under local laws. To the extent legally possible, there should be no action required to be taken in relation to the guarantees or security when any Bank assigns or transfers any of its participation in the Facilities to a New Lender.

(d)	Unless otherwise expressly agreed in any Finance Documents, the Guarantors will not be required to pay or be liable for any costs of any re-execution, notarisation, re-registration, amendment or other perfection requirement for any security on any assignment or transfer by the Mandated Lead Arrangers or any Existing Lender to a New Lender and the relevant costs or fees shall be for the account of the New Lender.

(e)	Any security document shall only be required to be notarised or notarially certified if required by law in order for the relevant security to become effective, enforceable or admissible in evidence.

(f)	Each Obligor incorporated under the laws of the UK must grant a qualifying floating charge over all its assets to the Security Agent.

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3.	Terms of Security Documents

The following principles will be reflected in the terms of any security taken as part of this transaction:

(a)	the security will be first ranking, to the extent possible;

(b)	security will not be enforceable until a Declared Default has occurred;

(c)	the Security Agent, Lenders and Hedge Counterparties shall only be able to exercise a power of attorney following the occurrence of a Declared Default or failure by the relevant Obligor to perform any security creation, preservation, protection, enforcement or perfection obligation or further assurance obligation under or relating to a Finance Document within 10 Business Days of notice by the Security Agent;

(d)	subject to the legal requirements in the relevant jurisdictions, the Transaction Security Documents should only operate to create, protect, preserve, enforce and perfect security rather than to impose new commercial obligations, interfere unreasonably with the operation of its business or repeat clauses contained in other Finance Documents, accordingly (i) they should not contain additional representations, undertakings or indemnities (including, without limitation, in respect of insurance, information maintenance or protection of assets or the payment of fees, costs and expenses) unless these are the same as or consistent with those contained in this Agreement and/or are required for the creation, protection, preservation, enforcement and/or perfection of security or are given in a “third party” security document and (ii) nothing in any Transaction Security Document shall (or be construed to) prohibit any transaction, matter or other step or dealing whatsoever in relation to any asset the subject of any Transaction Security Document if permitted by the terms of the other Finance Documents;

(e)	prior to the occurrence of a Declared Default, no security will be granted over parts, stock, moveable plant or equipment or receivables if it would require labelling, segregation or periodic listing or specification of such parts, stock, moveable plant, equipment or receivables;

(f)	other than filing security documents at Companies House or other similar or equivalent general filings in any relevant jurisdictions other than England and Wales perfection will not be required in respect of (i) vehicles and other assets subject to certificates of title or (ii) letter of credit rights and tort claims (or applicable law equivalent) prior to the occurrence of a Declared Default;

(g)	in no event shall control agreements (or perfection by control or similar arrangements) be required with respect to any assets (including deposits or securities accounts) unless the Finance Documents expressly provide for any asset to be subject to specific restrictions on use;

(h)	information, such as lists of assets, will be provided if, and only to the extent required by local law to be provided to perfect, preserve, create, protect, enforce or register the security and, when required, shall be provided no more frequently than annually (unless required more frequently under local law) or, following an Event of Default which is outstanding, on the Security Agent’s reasonable request;

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(i)	Security will, where legally possible and practicable, automatically create security over future assets of the same type as those already secured; where local law requires supplemental pledges or notices to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges or notices shall be provided at intervals no more frequent than twelve Months (unless required more frequently under local law) or following an Event of Default which is continuing on the request from the Security Agent (acting reasonably); and

(j)	each Transaction Security Document must contain a clause which records that if there is a conflict between the Transaction Security Document and this Agreement, or the Intercreditor Agreement then (to the fullest extent permitted by law) the provisions of this Agreement or of the Intercreditor Agreement, as applicable, will take priority over the provisions of the Transaction Security Document.

4.	Bank Accounts

If an Obligor grants Security over its bank accounts it shall be free to deal with, operate, open and close and transact business in relation to those accounts (other than any accounts which are specifically blocked) in the course of its business until the occurrence of a Declared Default.

Where “fixed” Security is required, if required by applicable law to create or perfect the Security and (prior to the occurrence of a Declared Default) without disrupting the operation of the account, notice of the Security or a form of account control agreement will be served on the account bank within 10 Business Days of the Security being granted and the Obligor shall use its reasonable endeavours to obtain an acknowledgement of that notice or acceptance of such account control agreement within 15 Business Days of service If the Obligor has used its reasonable endeavours but has not been able to obtain acknowledgement or acceptance its obligation to obtain acknowledgement or acceptance shall cease on the expiry of that 15 Business Day period. Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent the Obligor from using a bank account in the course of its business no notice of security shall be served until the occurrence of a Declared Default.

Any security over bank accounts shall be subject to any prior security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank, to the extent that these have not been waived by the account bank in its acknowledgement. The notice of security shall request these are waived by the account bank but the Obligor shall not be required to change its banking arrangements if these security interests are not waived or only partially waived. The pledgors shall be required to request and obtain the consent of the account bank for the creation of the security over its bank accounts, in case of any relevant negative pledge covenants of the account bank.

If required under applicable law security over bank accounts will be registered subject to the general principles set out in these Agreed Security Principles.

Any security over bank accounts shall provide for the release of such security if the relevant account holder decides to close such bank account provided that, at the time of the closure, (i) there is no Declared Default and (ii) the positive balance of such bank account is transferred to a pledged account of an Obligor.

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5.	Fixed Assets

If an Obligor grants security over its material fixed assets it shall be free to deal with those assets in the ordinary course of its business as not otherwise prohibited by the terms of the Finance Documents until the occurrence of a Declared Default.

No notice (other than security registrations), whether to third parties or by attaching a notice to the fixed assets, shall be prepared or given until the occurrence of a Declared Default.

If required or necessary to create, protect, preserve or enforce under applicable law Security over fixed assets will be registered subject to the general principles set out in these Agreed Security Principles.

6.	Insurance Policies

An Obligor shall grant Security over its insurance policies in respect of which claims thereunder may be mandatorily prepaid, provided that such insurance policy does not prohibit such Security to be so granted provided that the relevant Obligors shall use all commercially reasonable endeavours to obtain consent to such Security being granted for a period of 15 Business Days. If the Obligor has used all commercially reasonable endeavours but has not been able to obtain the relevant consent its obligation to obtain such consent shall cease on the expiry of that 15 Business Day period.

If required by local law to perfect the security or customary under agreed local market practice, notice of the Security will be served on the insurance provider within five Business Days of the security being granted and the Obligor shall use its reasonable endeavours to obtain an acknowledgement of that notice within 15 Business Days of service. If the Obligor has used its reasonable endeavours but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiry of that 15 Business Day period.

Other than in jurisdictions where customary to do so (including, for the avoidance of doubt, the State of New York but excluding England and Wales), no loss payee or other endorsement shall be made on the insurance policy and no Secured Party will be named as co-insured unless requested by the Security Agent (acting on the instructions of the Majority Lenders) after the occurrence of a Declared Default.

7.	Intellectual Property

If an Obligor grants Security over its material intellectual property it shall be free to deal with those assets in the course of its business (including, without limitation, allowing its intellectual property to lapse if no longer material to its business) until the occurrence of a Declared Default.

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No Security shall be granted over any intellectual property which cannot be secured under the terms of the relevant licensing agreement. No notice shall be prepared or given to any third party from whom intellectual property is licensed until a Declared Default has occurred.

Security over material intellectual property will be registered under the law of that security document, the law under which the Obligor is regulated or at any relevant supra-national registry (such as the European Union), in each case subject to the general principles set out in these Agreed Security Principles.

Security over intellectual property rights will be taken on an “as is, where is” basis and no Obligor will be required to procure any changes to, or corrections of filings on any registers.

8.	Hedging

Security over hedging receivables will be granted subject to the same provisions as for trade receivables and subject to the Intercreditor Agreement.

9.	Intercompany Receivables

Subject to the final paragraph below, if an Obligor grants Security over its intercompany receivables it shall, subject to the terms of this Agreement and the Intercreditor Agreement, be free to deal with those receivables in the course of its business until the occurrence of a Declared Default.

If required by local law to perfect the Security, notice of the Security will be served on the relevant debtor within five Business Days of the Security being granted and in the case of a relevant debtor that is wholly owned by a member of the Group, such debtor shall acknowledge such notice within 5 Business Days of receipt or, in the case of any other debtor, the Obligor shall use its reasonable endeavours to obtain an acknowledgement of that notice within 30 Business Days of service. If the Obligor has used its reasonable endeavours but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease 30 Business Day after the date that notice is given to that debtor. Subject to the paragraph below, irrespective of whether notice of the security is required for perfection, if the service of notice would prevent the Obligor from dealing with an intercompany receivable in the course of its business no notice of security shall be served until the occurrence of a Declared Default.

If required under local law security over intercompany receivables will be registered subject to the general principles set out in these Agreed Security Principles.

10.	Trade Receivables

If an Obligor grants Security over its trade receivables it shall be free to deal with those receivables in the ordinary course of its business as permitted by the Finance Documents until the occurrence of a Declared Default.

No notice of Security may be prepared or shall be served until the occurrence of a Declared Default.

No Security will be granted over any trade receivables which cannot be secured under the terms of the relevant contract.

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If required under local law security over trade receivables will be registered subject to the general principles set out in these Agreed Security Principles.

Any list of trade receivables required shall not include details of the underlying contracts.

11.	Shares

Until a Declared Default has occurred, the charging Obligor will be permitted to retain and to exercise voting rights appertaining to any shares charged by it, provided that such voting rights are not exercised in a manner which is reasonably likely to adversely affect the validity or enforceability of the security or is reasonably likely to cause an Event of Default to occur, and the company whose shares have been charged will be permitted to pay dividends upstream on pledged shares to the extent permitted under the Finance Documents with the proceeds to be available to the Group.

If applicable, following the occurrence of a Voting Event, the Security Agent, any receiver or any Delegate may without any obligation to do so exercise any voting rights appertaining to any shares as it sees fit and each Obligor shall comply with any notification, direction or requirement of the Security Agent, any receiver or any Delegate and irrevocably appoints the Security Agent or any receiver or any Delegate as its proxy to exercise all voting rights, powers, and other rights in respect of the Shares. Further, following the occurrence of a Voting Event each Obligor shall pay to the Security Agent all dividends, interest and other distributions that are paid or payable in respect of the Shares. Each Obligor shall irrevocably authorise the Security Agent to exercise all voting rights appertaining to any shares while a Declared Default is continuing and each Obligor shall exercise any rights it has in respect of those shares as directed by the Security Agent or, in the absence of direction by the Security Agent, in a manner which could not adversely affect the interests of the Finance Parties under the Finance Documents.

Where customary and/or required by applicable law, on or as soon as reasonably practicable following execution of the share charge or pledge (i) the share certificate and a stock transfer form executed in blank will be provided to the Security Agent and (ii) the share certificate or shareholders’ register, shareholders’ individual accounts or companies’ registers will be endorsed or written up or updated and the endorsed share certificate or a copy of the written up or updated register provided to the Security Agent.

Unless the restriction is required by law or regulation the constitutional documents of the company whose shares have been charged will be amended to remove any restriction on the transfer or the registration of the transfer of the shares on the taking, perfection or enforcement of the security granted over them and to qualify any provision creating a lien in favour of the relevant company for unpaid amounts.

12.	Real Estate

An Obligor shall not be required to grant security over its real estate, unless otherwise agreed.

There will be no obligation to investigate title, provide surveys or other insurance or environmental due diligence.

13.	Release of Security

Unless required by local law the circumstances in which the security shall be released should not be dealt with in individual security documents but, if so required, shall, except to the extent required by local law, be the same as those set out in this Agreement and the Intercreditor Agreement.

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Schedule 13

Form of Increase Confirmation

To:	[●] as Agent [●] as Security Agent [●] as Issuing Bank and [●] as the Company, for and on behalf of each Obligor

From:	[the Increase Lender] (the “Increase Lender”)

Dated:	[●]

[Company] – Super Senior Revolving Credit Facilities Agreement dated [●] (as amended) (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement and as a Creditor Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.2 (Increase) of the Facilities Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facilities Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [●].

5.	On the Increase Date the New Lender becomes:

(a)	party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)	party to the Intercreditor Agreement as a Super Senior Lender (as defined in the Intercreditor Agreement).

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 39.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (g) of Clause 2.2 (Increase).

8.	The Increase Lender confirms that it is:

(a)	[not a UK Qualifying Lender;]

(b)	[a UK Qualifying Lender (other than a UK Treaty Lender);] or

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(c)	[a UK Qualifying Lender;][18]

9.	The Increase Lender confirms that it is:

(a)	[not a US Qualifying Lender;]; or

(b)	[a US Qualifying Lender;][19]

10.	[The Increase Lender confirms that the person beneficially entitled to interest payable to the Increase Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][20]

11.	[The Increase Lender confirms that it holds a passport under the HMRC DT Treaty passport scheme (reference number [ ]) and is tax resident in [ ],[21] so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Company notify:

(a)	each Borrower which is a Party as a Borrower as at the Increase Date; and

(b)	each Additional Borrower which becomes an Additional Borrower after the Increase Date;

that it wishes that scheme to apply to the Agreement.]22

12.	[The Increase Lender confirms that it [is]/[is not]* a Non-Acceptable L/C Lender.]**

18 Delete as applicable – each Increase Lender is required to confirm which of these three categories it falls within.

19 Delete as applicable – each Increase Lender is required to confirm which of these two categories it falls within.

20 Include only if Increase Lender is a UK Non-Bank Lender (see Clause 18.1 (Definitions))

21 Insert jurisdiction of tax residence

22 Include if the Increase Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

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13.	We refer to clause [●] ([Change of Secured Creditors]) of the Intercreditor Agreement.

14.	In consideration of the Increase Lender being accepted as a Super Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the Increase Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Super Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Super Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

15.	The Increase Lender confirms that it [is]/[is not] a Loan-to-Own Investor, [is]/[is not] an Industry Competitor and [is]/[is not] a Defaulting Lender.

16.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

17.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

18.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

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THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Agent [and the Issuing Bank]*, and as a Creditor/Creditor Representative Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent and the Increase Date is confirmed as [●].

Agent	[Issuing Bank

By:	By:]*

Security Agent

By:

NOTE:

* Only if increase in the Total Commitments.

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Schedule 14

Information Undertakings

The undertakings in this Schedule remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

The capitalised words and expressions used in this Schedule 14 (Information Undertakings) shall have the meaning ascribed to them in Schedule 17 (New York Law Definitions), save that if a capitalised word or expression is not given a meaning in Schedule 17 (New York Law Definitions), it shall be given the meaning ascribed to it in Clause 1.1 (Definitions).

1.	The Company will furnish to the Agent, within 15 days after the time periods specified below, the following reports:

(a)	within 120 days after the end of the Company’s fiscal year beginning with the first fiscal year ending after the Closing Date, annual reports containing, to the extent applicable, the following information: (i) audited consolidated balance sheets of the Company as of the end of the two most recent fiscal years and audited consolidated statements of income and cash flow of the Company for the two most recent fiscal years, including complete footnotes to such financial statements and the report of the independent auditors on the financial statements; (ii) unaudited pro forma income statement information and balance sheet information of the Company (which, for the avoidance of doubt, shall not include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year; (iii) an operating and financial review of the audited financial statements, including a discussion of the results of operations, financial condition, EBITDA, and liquidity and capital resources of the Company, and a discussion of material commitments and contingencies and critical accounting policies; (iv) a summary description of the business and material affiliate transactions; and (v) a summary description of material recent developments (including any Board of Director changes at the Company);

(b)	within 60 days following the end of the first, second and third fiscal quarter in each fiscal year of the Company (starting with the fiscal quarter ending March 31, 2021), all quarterly reports of the Company containing the following information: (i) an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed statements of income and cash flow for the most recent quarter year-to-date period ending on the unaudited condensed balance sheet date, and the comparable prior year periods, together with condensed footnote disclosure; (ii) unaudited pro forma income statement information and balance sheet information (which, for the avoidance of doubt, shall not include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the relevant quarter; (iii) an operating and financial review of the unaudited financial statements, including a discussion of the results of operations, financial condition, EBITDA and material changes in liquidity and capital resources, and a discussion of material changes not in the ordinary course of business in commitments and contingencies since the most recent report; and (iv) material recent developments (including any Board of Director changes at the Company); and

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(c)	promptly after the occurrence of any material acquisition, disposition, restructuring, or similar transaction or any senior executive officer changes at the Company or change in auditors of the Company or any other material event that the Company or any of its Restricted Subsidiaries announces publicly, a report containing a description of such event.

2.	Furthermore, within ten Business Days subsequent to the date of the publication of the reports described in paragraphs (a) and (b) of Section 1 above, the Company shall hold a conference call for current Lenders in which at least one member of the Senior Management of the Company shall participate. Any such conference call may be the same call as with the Company’s noteholders or equity or other investors. Notice of such conference calls shall be deemed a report required by paragraph (c) of Section 1 above and will state the date, time and dial-in number and shall be published at least one Business Day in advance of such conference call.

3.	All financial statements and pro forma financial information shall be prepared in accordance with GAAP as in effect on the date of such report or financial statement (or otherwise on the basis of GAAP as then in effect) and on a consistent basis for the periods presented; provided, however, that the reports set forth in paragraphs (a), (b) and (c) of Section 1 of this Schedule may, in the event of a change in applicable GAAP, present earlier periods on a basis that applied to such periods. Except as provided for in this Schedule, no report need include separate financial statements for any Subsidiaries of the Company. The filing by the Company of an Annual Report on Form 10-K within the time period specified in paragraph (a) of Section 1 of this Schedule will satisfy such provision, and the filing by the Company of a Quarterly Report on Form 10-Q within the time periods specified in paragraph (b) of Section 1 of this Schedule will satisfy such provision.

4.	At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, constitutes a Significant Subsidiary of the Company, then the annual and quarterly financial information required by paragraphs (a) and (b) of Section 1 of this Schedule shall include either (i) a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries or (ii) stand-alone audited or unaudited financial statements, as the case may be, of such Unrestricted Subsidiary or Unrestricted Subsidiaries (as a group or otherwise) together with an unaudited reconciliation to the financial information of the Company and its Subsidiaries, which reconciliation shall include the following items: revenues, EBITDA, net income, cash, total assets, total debt, shareholders equity, capital expenditures and interest expense.

5.	Substantially concurrently with the issuance to the Agent of the reports specified in paragraphs (a), (b) and (c) of Section 1 of this Schedule, the Company shall also (a) use its commercially reasonable efforts (i) to post copies of such reports on such website as may be then maintained by the Company and its Subsidiaries or (ii) otherwise to provide substantially comparable availability of such reports (as determined by the Company in good faith) or (b) to the extent the Company determines in good faith that it cannot make such reports available in the manner described in the preceding sub-paragraph (a) owing to applicable law or after the use of its commercially reasonable efforts, furnish such reports to the Agent.

6.	Delivery of reports, information and documents to the Agent is for informational purposes only and the Agent’s receipt of any such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s, any Guarantor’s or any other Person’s compliance with any of its covenants under this Agreement (as to which the Agent is entitled to rely exclusively on Officer’s Certificates). The Agent shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s, any Guarantor’s or any other Person’s compliance with the covenants described herein or with respect to any reports or other documents filed under this Agreement.

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Schedule 15

General Undertakings

The capitalised words and expressions used in this Schedule 15 shall have the meaning ascribed to them in Schedule 17 (New York Law Definitions), save that if a capitalised word or expression is not given a meaning in this Schedule 15 or Schedule 17 (New York Law Definitions)., it shall be given the meaning ascribed to it in Clause 1.1 (Definitions) or otherwise pursuant to the recitals in this Agreement.

1.	Limitation on Indebtedness

(a)	The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that:

(i)	the Company and any Restricted Subsidiary may Incur Indebtedness if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.0 to 1.0; and

(ii)	to the extent that the Indebtedness is Secured Indebtedness, the Company and any Restricted Subsidiary may Incur such Secured Indebtedness if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds therefrom), the Consolidated Senior Secured Net Leverage Ratio for the Company and its Restricted Subsidiaries would have been no greater than 3.5 to 1.0.

(b)	Paragraph (a) above will not prohibit the Incurrence of the following Indebtedness (collectively, the “Permitted Debt”):

(i)	Indebtedness Incurred pursuant to any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility), and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding (A) the greater of (x) £20.0 million and (y) 33.0% of Consolidated EBITDA (measured at the time of incurrence) plus (B) in the case of any refinancing of any Indebtedness permitted under this paragraph (i) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(ii)	(A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary, in each case, so long as the Incurrence of such Indebtedness is permitted under the terms of this Agreement (other than pursuant to this paragraph (ii)); provided that, if the Indebtedness being guaranteed is subordinated in right of payment to the Loans or a Guarantor’s Guarantee under this Agreement, then the guarantee must be subordinated in right of payment to the same extent as the Indebtedness guaranteed; or (B) without limiting Section 3 (Limitation on Liens) of this Schedule, Indebtedness arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness is permitted under the terms of this Agreement (other than pursuant to this paragraph (ii));

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(iii)	Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary (including the Proceeds Loan); provided, however, that:

(A)

(1)	any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary; and

(2)	any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary,

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this paragraph (iii) by the Company or such Restricted Subsidiary, as the case may be; and

(B)	if the Issuer or a Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be unsecured and (i) except in respect of the intercompany current liabilities Incurred in the ordinary course of business in connection with cash management positions of the Company and its Restricted Subsidiaries, (ii) only to the extent legally permitted, and (iii) except as otherwise permitted under the Intercreditor Agreement or any Additional Intercreditor Agreement, expressly subordinated to the prior payment in full in cash of all obligations with respect to this Agreement;

(iv)	Indebtedness represented by (A) the Notes (other than any Additional Notes), (B) any Indebtedness of the Company or any of its Restricted Subsidiaries (other than Indebtedness described in sub-paragraphs (i), (iii), and (iv)(A) of this paragraph (b)) outstanding on the Closing Date after giving pro forma effect to the Refinancing, (C) Refinancing Indebtedness Incurred in respect of any Indebtedness described in sub-paragraphs (A), (B) and (C) of this paragraph (iv) or paragraph (v) below or Incurred pursuant to paragraph (a) of this Section, and (D) Management Advances;

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(v)	Indebtedness outstanding on the date on which any Person becomes a Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company or any Restricted Subsidiary or Indebtedness of any Person incurred to provide all or any portion of the funds used to consummate such transaction or series of related transactions; provided, however, with respect to this paragraph (v), that at the time of the acquisition or other transaction pursuant to which such Indebtedness was deemed to be Incurred (A)(1) the Company would have been able to Incur £1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in paragraph (a)(i) above, after giving pro forma effect to the Incurrence of such Indebtedness pursuant to this paragraph (v) or (2) on a pro forma basis, the Fixed Charge Coverage Ratio of the Company would not be less than it was immediately prior to such acquisition or other transaction pursuant to which Indebtedness was Incurred under this paragraph (v) and (B) if such Indebtedness is Secured Indebtedness, (1) the Company would have been permitted to Incur £1.00 of additional Indebtedness pursuant to paragraph (a)(ii) of this Section or (2) on a pro forma basis, the Consolidated Senior Secured Net Leverage Ratio would not be greater than it was immediately prior to such acquisition or other transaction;

(vi)	Indebtedness under Currency Agreements and Interest Rate Agreements entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries and not for speculative purposes (as determined in good faith by a responsible financial or chief accounting officer of the Company);

(vii)	Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plan or equipment used in the business of the Company or a Restricted Subsidiary or Indebtedness otherwise Incurred to finance the purchase, lease, rental or cost of design, construction, installation or improvement of property (real or personal) or equipment that is used or useful in the business of the Company or a Restricted Subsidiary, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and in each case any Refinancing Indebtedness in respect thereof, in an aggregate outstanding principal amount that, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this paragraph (vii) and then outstanding, does not exceed at any time outstanding the greater of (x) £10.0 million and (y) 17.0% of Consolidated EBITDA (measured at the time of incurrence);

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(viii)	Indebtedness in respect of (a) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, VAT or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or in respect of any governmental requirement, (b) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business or in respect of any governmental requirement; provided, however, that upon the drawing of such letters of credit or similar instruments, the obligations are reimbursed within 30 days following such drawing, (c) the financing of insurance premiums in the ordinary course of business and (d) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(ix)	Indebtedness arising from agreements providing for customary guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that, in the case of a disposition, the maximum liability of the Company and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(x)

(A)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(B)	customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(C)	Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries; and

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(D)	Indebtedness incurred by the Company or a Restricted Subsidiary in connection with bankers acceptances, discounted bills of exchange, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(xi)	Indebtedness in an aggregate outstanding principal amount that, when taken together with the aggregate principal amount of all other Indebtedness Incurred pursuant to this paragraph (xi) and then outstanding, will not exceed the greater of (x) £20.0 million and (y) 33.5% of Consolidated EBITDA (measured at the time of incurrence);

(xii)	Indebtedness in an aggregate outstanding principal amount that, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this paragraph (xii) (including any Refinancing Indebtedness in respect thereof) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of Deeply Subordinated Debt or its Capital Stock (other than Disqualified Stock or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution) of the Company, in each case, subsequent to the Closing Date; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments (as defined below) under paragraphs (a), (b)(i) and (b)(vi) of Section 2 (Limitation on Restricted Payments) of this Schedule to the extent the Company and the Restricted Subsidiaries incur Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this paragraph (xii) to the extent the Company or any of the Restricted Subsidiaries makes a Restricted Payment under (a), (b)(i) and (b)(vi)(C) of Section 2 (Limitation on Restricted Payments) of this Schedule in reliance thereon; and

(xiii)	Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing.

(c)	Notwithstanding the foregoing, the aggregate principal amount of any Priority Indebtedness at any time outstanding will not exceed the greater of (x) £10.0 million and (y) 17.0% of Consolidated EBITDA (measured at the time of incurrence).

(d)	Neither the Issuer nor any Guarantor will incur any Indebtedness (including pursuant to paragraph (b) above) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable guarantee of the Company on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantor solely by virtue of being unsecured or by virtue of being secured with different collateral or by virtue of being secured on a junior priority basis or by virtue of the application of waterfall or other payment ordering provisions affecting different tranches of Indebtedness.

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(e)	For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(i)	in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraphs (a) and (b) of this Section, the Company, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the sub-paragraphs of paragraphs (a) or (b) of Section 1 (Limitation on Indebtedness) of this Schedule;

(ii)	any Indebtedness Incurred under this Agreement on the Closing Date shall be deemed initially incurred under paragraph (b)(i) above and may not be reclassified;

(iii)	except as provided in sub-paragraph (iv) below, Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(iv)	if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to paragraph (b)(i), (vii), (xi) or (xii) above or paragraph (a) above and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(v)	the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof; and

(vi)	Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be divided and permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.

(f)	Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock, the obligation to pay a premium in connection with a notice of redemption or the making of a mandatory offer or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP will not be deemed to be an Incurrence of Indebtedness for purposes of the covenant described under this Section.

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(g)	If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date.

(h)	For purposes of determining compliance with any pounds sterling-denominated restriction on the Incurrence of Indebtedness, the Sterling Equivalent of the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or, at the option of the Company, first committed, in the case of Indebtedness Incurred under a revolving credit facility; provided that (i) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than pounds sterling, and such refinancing would cause the applicable pounds sterling-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such pounds sterling-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; (ii) the Sterling Equivalent of the aggregate principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date; and (iii) to the extent any such Indebtedness is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated covering principal on such Indebtedness, the amount of such Indebtedness subject to the Currency Agreement will be calculated taking into account the effect of such Currency Agreement.

(i)	Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

2.	Limitation on Restricted Payments

(a)	The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(i)	declare or pay any dividend or make any other payment or distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(A)	dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company or in Deeply Subordinated Debt; and

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(B)	dividends or distributions by a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or another Restricted Subsidiary so such holders receive no more than their pro rata share of such dividend or distribution);

(ii)	purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect shareholder of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(iii)	make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (A) any such payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement or in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (B) any Indebtedness Incurred pursuant to paragraph (b)(iii) of Section 1 (Limitation on Indebtedness) of this Schedule;

(iv)	make any payment (other than by capitalization of interest or payment in the form of additional Deeply Subordinated Debt) on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, any Deeply Subordinated Debt; or

(v)	make any Restricted Investment in any Person;

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in paragraphs (i) through (v) are referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(A)	a Default shall have occurred and be continuing (or would result immediately thereafter therefrom);

(B)	the Company is not able to Incur an additional £1.00 of Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in paragraph (a)(i) of Section 1 (Limitation on Indebtedness) of this Schedule after giving effect, on a pro forma basis, to such Restricted Payment; or

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(C)	the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Closing Date (and not returned or rescinded) (including Permitted Payments (as defined below) permitted below by paragraphs (v) (without duplication of amounts paid pursuant to any other sub-paragraph of the succeeding paragraph), (vi), (ix) and (xi) of the succeeding paragraph, but excluding all other Restricted Payments permitted by the succeeding paragraph) would exceed the sum of (without duplication):

(1)	50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the first fiscal year commencing immediately after the Closing Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Company are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(2)	100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or Deeply Subordinated Debt subsequent to the Closing Date or otherwise contributed to the equity (other than through the issuance of Disqualified Stock) of the Company subsequent to the Closing Date (other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary, (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on sub-paragraph (vi) of the succeeding paragraph and (z) Net Cash Proceeds from Excluded Contributions);

(3)	100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary from the issuance or sale (other than to the Company or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) by the Company or any Restricted Subsidiary subsequent to the Closing Date of any Indebtedness that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock) or Deeply Subordinated Debt (plus the amount of any cash, and the fair market of property or assets or marketable securities, received by the Company or any Restricted Subsidiary upon such conversion or exchange) but excluding (x) Net Cash Proceeds to the extent that any Restricted Payment has been made from such proceeds in reliance on paragraph (vi) of the succeeding paragraph and (y) Excluded Contributions;

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(4)	an amount equal to:

i.	100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary in connection with any repurchases, redemptions or other acquisitions or retirements of any such Restricted Investment, proceeds realized upon the sale or other disposition to a Person other than the Company or a Restricted Subsidiary of any such Restricted Investment, repayments of loans or advances or other transfers of assets (including by way of dividend, distribution, interest payments or returns of capital) to the Company or any Restricted Subsidiary;

ii.	100% of the fair market value of the Investment in an Unrestricted Subsidiary as of the date such entity becomes a Restricted Subsidiary (valued as provided in the definition of “Investment”) upon the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or its merger, consolidation, amalgamation with or into, or liquidation into, the Company or a Restricted Subsidiary; and

iii.	100% of the fair market value of property or assets received by the Company or any Restricted Subsidiary upon the transfer or conveyance of substantially all the assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary;

which amount, in each case under this sub-paragraph (4), constituted a Restricted Payment made after the Closing Date; provided, however, that no amount will be included in Consolidated Net Income for purposes of the preceding sub-paragraph (1) to the extent that it is (at the Company’s option) included under this paragraph (4); and

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(5)	100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or of marketable securities received by the Company or any of its Restricted Subsidiaries in connection with:

i.	the sale or other disposition (other than to the Company or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock of an Unrestricted Subsidiary of the Company; and

ii.	any dividend or distribution made by an Unrestricted Subsidiary to the Company or a Restricted Subsidiary;

provided, however, that no amount will be included in Consolidated Net Income for purposes of the preceding sub-paragraph (1) to the extent that it is (at the Company’s option) included under this sub-paragraph (5).

(b)	The foregoing provisions will not prohibit any of the following (collectively, “Permitted Payments”):

(i)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Deeply Subordinated Debt or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock), Deeply Subordinated Debt or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or through an Excluded Contribution) of the Company; provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Capital Stock or such contribution will be excluded from sub-paragraph (C)(2) of the preceding paragraph and will not be considered Excluded Contributions;

(ii)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made in exchange for, or out of the proceeds of the substantially concurrent Incurrence of (other than to a Subsidiary), Refinancing Indebtedness or other Subordinated Indebtedness permitted to be Incurred pursuant to Section 1 (Limitation on Indebtedness) above;

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(iii)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made in exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 1 (Limitation on Indebtedness) above, and that in each case, constitutes Refinancing Indebtedness;

(iv)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness:

(A)	(1) from Net Available Cash to the extent permitted under Section 5 (Limitation on Sales of Assets and Subsidiary Stock) below, but only if the Company shall have first complied with the terms described under Section 5 (Limitation on Sales of Assets and Subsidiary Stock) and prepaid all Utilisations and irrevocably cancelled all Commitments, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness and (2) at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest;

(B)	to the extent required by the agreement governing such Subordinated Indebtedness, following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only (1) if the Company shall have first complied with the terms described under Clause 12.1 (Exit) of this Agreement as required thereby and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness and (2) at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest; or

(C)	(1) consisting of Acquired Indebtedness (other than Indebtedness Incurred (i) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (ii) otherwise in connection with or contemplation of such acquisition) and (2) at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest and any premium required by the terms of any Acquired Indebtedness;

(v)	any dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this covenant;

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(vi)	the purchase, repurchase, redemption, defeasance or other acquisition, cancellation or retirement for value of Capital Stock of the Company (including any options, warrants or other rights in respect thereof) and loans, advances, payments, dividends or distributions by the Company, or payments to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of the Company (including any options, warrants or other rights in respect thereof) to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of the Company (including any options, warrants or other rights in respect thereof), in each case from Management Investors; provided that such payments, loans, advances, dividends or distributions do not exceed an amount (net of repayments of any such loans or advances) equal to (a) £2.0 million plus (b) £1.0 million per calendar year (with unused amounts in any calendar year being carried over to the succeeding calendar year) plus (c) the Net Cash Proceeds received by the Company or its Restricted Subsidiaries since the Closing Date (including through receipt of proceeds from the issuance or sale of its Capital Stock) from, or as a contribution to the equity (in each case under this paragraph (vi), other than through the issuance of Disqualified Stock) of the Company from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds have not otherwise been designated as Excluded Contributions and are not included in any calculation under paragraph (a)(C)(2) of this Section above;

(vii)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary Incurred in accordance with the terms of the covenant described under Section 1 (Limitation on Indebtedness) above;

(viii)	purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents all or a portion of the exercise price thereof;

(ix)	other payments by the Company or any Restricted Subsidiary in amounts equal to (without duplication) amounts constituting or to be used for purposes of making payments (i) of fees and expenses Incurred in connection with the Refinancing or disclosed in the Offering Memorandum under the caption “Use of Proceeds” or (ii) to the extent specified in paragraphs (b)(ii), (iii), (v), (vii) and (xi) of Section 6 (Limitation on Affiliate Transactions) of this Schedule;

(x)	(a) the repurchase or redemption of warrants to purchase common stock of the Company outstanding on the Closing Date at a price no greater than $0.01 per warrant; and (b) the purchase, redemption, acquisition cancellation or other retirement for nominal value per right of common stock or Preferred Stock purchase rights in any stockholder rights purchase plan that may be adopted by the Company;

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(xi)	so long as no Default or Event of Default has occurred and is continuing (or would result from), (i) Restricted Payments in an aggregate amount outstanding at any time not to exceed the greater of (x) £20.0 million and (y) 33.0% of Consolidated EBITDA, and (ii) any Restricted Payment if the Consolidated Net Leverage Ratio would not exceed 2.25 to 1.0 on a pro forma basis after giving effect to any such Restricted Payment;

(xii)	payments by the Company to holders of Capital Stock of the Company in lieu of the issuance of fractional shares of such Capital Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this covenant or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors);

(xiii)	Investments in an aggregate amount outstanding at any time not to exceed the aggregate cash amount of Excluded Contributions, or consisting of non-cash Excluded Contributions, or Investments to the extent made in exchange for or using as consideration Investments previously made under this paragraph (xiii);

(xiv)	the making of any payments and any reimbursements as described in the section “Use of Proceeds” in the Offering Memorandum on or about the Closing Date;

(xv)	dividends or other distributions of Capital Stock of Unrestricted Subsidiaries; and

(xvi)	payment of any Receivables Fees and purchases of Receivables Assets pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing.

(c)	For purposes of determining compliance with this covenant, in the event that a Restricted Payment or Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Payments described in paragraphs (i) through (xvi) above, or is permitted pursuant to paragraph (a) of Section 2 (Limitation on Restricted Payments) above or constitutes a Permitted Investment, the Company will be entitled to classify such Restricted Payment or Investment (or portion thereof) on the date of its payment or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or portion thereof) in any manner that complies with this covenant, including as a Permitted Investment and into one or more paragraphs or provisions.

(d)	The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith.

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3.	Limitation on Liens

(a)	The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien upon any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned on the Closing Date or acquired after that date, or any interest therein or any income or profits therefrom, which Lien is securing any Indebtedness (such Lien, the “Initial Lien”), except (i) in the case of any property or asset that does not constitute Collateral, (A) Permitted Liens or (B) Liens on property or assets that are not Permitted Liens if the Facilities (or Loans and guarantees thereof, in the case of Liens of a Guarantor or the Issuer) are secured equally and ratably with, or prior to, the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured, and (ii) in the case of any property or asset that constitutes Collateral, Permitted Collateral Liens.

(b)	Any such Lien created pursuant to paragraph (a)(i)(B) above will be released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, and (ii) otherwise as set forth herein.

4.	Limitation on Restrictions on Distributions from Restricted Subsidiaries

(a)	The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(i)	pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;

(ii)	make any loans or advances to the Company or any Restricted Subsidiary; or

(iii)	sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary,

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b)	The provisions of the preceding paragraph will not prohibit:

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(i)	any encumbrance or restriction pursuant to (a) any Credit Facility, (b) the Notes or (c) any other agreement or instrument, in each case, in effect at or entered into on the Closing Date;

(ii)	any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company or was merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary entered into or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this paragraph (ii), if another Person is the Successor Person (as defined below), any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such Person becomes the Successor Person;

(iii)	any encumbrance or restriction:

(A)	that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract;

(B)	contained in mortgages, pledges, charges or other security agreements permitted under this Agreement or securing Indebtedness of the Company or a Restricted Subsidiary permitted under this Agreement to the extent such encumbrances or restrictions restrict the transfer of the property or assets subject to such mortgages, pledges, charges or other security agreements; or

(C)	pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(iv)	any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Agreement, in each case, that impose encumbrances or restrictions on the property so acquired or any encumbrance or restriction pursuant to a joint venture agreement that imposes restrictions on the transfer of the assets of the joint venture;

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(v)	any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(vi)	customary provisions in leases, licenses, joint venture agreements and other similar agreements and instruments entered into in the ordinary course of business;

(vii)	encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority, including pursuant to the terms of any license, concession, authorization, franchise, permit or similar arrangement;

(viii)	any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(ix)	any encumbrance or restriction pursuant to Currency Agreements or Interest Rate Agreements;

(x)	any encumbrance or restriction arising pursuant to an agreement or instrument (a) relating to any Indebtedness permitted to be Incurred subsequent to the Closing Date pursuant to the provisions of Section 1 (Limitation on Indebtedness) (other than any refinancing Indebtedness which is subject to paragraph (xiii) below) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Finance Parties than (i) the encumbrances and restrictions contained in this Agreement and the Intercreditor Agreement, together with the Security Documents associated therewith as in effect on the Closing Date or (ii) is customary in comparable financings (as determined in good faith by the Company) or where the Company determines when such Indebtedness is Incurred that such encumbrances or restrictions will not adversely affect, in any material respect, the Issuer’s ability to make principal or interest payments on the Notes or the Borrowers’ ability to make principal or interest payments under the Finance Documents (in each case, as determined in good faith by a responsible financial or chief accounting officer of the Company), or (b) constituting an Additional Intercreditor Agreement;

(xi)	any encumbrance or restriction existing by reason of any lien permitted under Section 3 (Limitation on Liens) of this Schedule and the Intercreditor Agreement or any Additional Intercreditor Agreement;

(xii)	restrictions effected in connection with a Qualified Receivables Financing that, in the good faith determination of the Board of Directors of the Company, are necessary or advisable to effect such Qualified Receivables Financing; or

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(xiii)	any agreement, encumbrance or restriction that extends, renews, refinances or replaces any encumbrance or restriction referred to in paragraphs (i) through (xii) of this paragraph or this paragraph (xiii) or contained in any amendment, supplement or other modification to an agreement referred to in paragraph (i) through (xii) of this paragraph or this paragraph (xiii); provided, however, that such encumbrances and restrictions contained in any such agreement, encumbrance or restriction are no less favorable in any material respect to the Lenders taken as a whole than the encumbrances and restrictions so extended, refinanced, replaced, amended, supplemented or modified, or will not adversely affect, in any material respect, the Issuer’s ability to make principal or interest payments on the Notes or the Borrowers’ ability to make principal or interest payments under the Finance Documents (in each case, as determined in good faith by a responsible financial or chief accounting officer of the Company).

5.	Limitation on Sales of Assets and Subsidiary Stock

(a)	The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(i)	the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(ii)	in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, other than Indebtedness) received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Temporary Cash Investments; and

(iii)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

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(A)	to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness of the Company or a Restricted Subsidiary), (1) to prepay, repay or purchase any Indebtedness of a non-Guarantor Restricted Subsidiary (other than the Issuer) or Indebtedness that is secured by assets that do not constitute Collateral (in each case, other than Subordinated Indebtedness of the Issuer or a Guarantor or Indebtedness owed to the Company or any Restricted Subsidiary) or Indebtedness that is secured by a Lien on the Collateral, which Lien ranks pari passu with or senior to the Liens securing the Notes and any Note Guarantees, under paragraph (b)(i) of Section 1 (Limitation on Indebtedness) of this Schedule (or any Refinancing Indebtedness in respect thereof); provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this sub-paragraph (A)(1), the Company or such Restricted Subsidiary will retire such Indebtedness; or (2) unless included in sub-paragraph (A)(1), to redeem, prepay, repay or purchase Notes (any such purchase of Notes may be conducted through open market transactions, negotiated transactions, one or more tender offers (which may include associated exit consents) or conducted through any other means) or Pari Passu Indebtedness that is secured in whole or in part by a Lien on the Collateral which Lien ranks pari passu with the Liens securing the Notes and any Note Guarantees, in each case of (i) and (ii) within 365 days from the later of (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash; or

(B)	to the extent the Company or such Restricted Subsidiary elects, to make a capital expenditure or invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by the Company or a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of (i) the date of such Asset Disposition and (ii) the receipt of such Net Available Cash; provided, however, that any such capital expenditure or reinvestment in Additional Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Company that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 180 days of such 365th day,

(or any combination on the foregoing); provided that, pending the final application of any such Net Available Cash in accordance with sub-paragraph (A) or sub-paragraph (B) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Agreement.

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(b)	Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in and within the period set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds” under this Agreement. On the 366th day after an Asset Disposition, or at such earlier date that the Issuer elects, if the aggregate amount of Excess Proceeds under this Agreement exceeds £5.0 million, the Issuer will be required within 30 days thereof to make an offer (“Asset Disposition Offer”) to all Holders of Notes, and, to the extent the Issuer elects, to all holders of other outstanding Pari Passu Indebtedness, to purchase, prepay or redeem the maximum aggregate principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Notes in an amount equal to (and, in the case of any such Pari Passu Indebtedness, an offer price of no more than) 100% of the principal amount of the Notes and 100% of the principal amount of such Pari Passu Indebtedness, as applicable (or, if issued with original issue discount, the accreted value of the Notes or such Pari Passu Indebtedness, as applicable), plus, in each case, accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in this Agreement and the Indenture or the agreements governing such Pari Passu Indebtedness, as applicable, and in the case of the Notes, in minimum denominations of £100,000 and in integral multiples of £1,000 in excess thereof.

(c)	To the extent that the aggregate amount of the Notes and any such Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Agreement. If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and such other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and such Pari Passu Indebtedness. For the purposes of calculating the aggregate principal amount of any such Indebtedness not denominated in pounds sterling, such Indebtedness shall be calculated by converting any such aggregate principal amounts into Sterling Equivalent determined as of a date selected by the Issuer that is within the Asset Disposition Offer Period (as defined below). Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(d)	To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than pounds sterling, the amount thereof payable in respect of such Notes shall not exceed the net amount of funds in the currency in which such Notes are denominated that is actually received by the Issuer upon converting such portion into such currency.

(e)	The Asset Disposition Offer, in so far as it relates to the Notes, will remain open for a period of not less than 20 Business Days following its commencement (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Issuer will purchase the aggregate principal amount of Notes, and, to the extent it elects, Pari Passu Indebtedness required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer.

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(f)	On or before the Asset Disposition Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Indebtedness or portions of Notes and such Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn and, in the case of the Notes, in minimum denominations of £100,000 and in integral multiples of £1,000 in excess thereof.

(g)	The Issuer will deliver to the Agent an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this covenant. The Issuer or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder of Notes an amount equal to the purchase price of the Notes so validly tendered and not properly withdrawn by such Holder, and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note (or amend the applicable Global Note), and the Agent (or an authenticating agent), upon delivery of an Officer’s Certificate from the Issuer, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in an aggregate principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in an aggregate principal amount with a minimum denomination of £100,000 and in integral multiples of £1,000 in excess thereof. Any Note not so accepted will be promptly mailed or delivered (or transferred by book entry) by the Issuer to the Holder thereof.

(h)	For the purposes of paragraph (a)(ii) of this Section 5, the following will be deemed to be cash:

(i)	the assumption by the transferee of Indebtedness of the Company or Indebtedness of a Restricted Subsidiary (other than Subordinated Indebtedness of the Company or a Restricted Subsidiary) and the release of the Company or such Restricted Subsidiary from, or its indemnification against, all liability on such Indebtedness in connection with such Asset Disposition;

(ii)	securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(iii)	Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from, or indemnified against any liability under, any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(iv)	consideration consisting of Indebtedness of the Company or any Restricted Subsidiary (other than Subordinated Indebtedness) received after the Closing Date from Persons who are not the Company or any Restricted Subsidiary; and

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(v)	any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this covenant that is at that time outstanding, not to exceed £10.0 million (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

6.	Limitation on Affiliate Transactions

(a)	The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service by the Company or any Restricted Subsidiary) with any Affiliate of the Company (any such transaction or series of transactions being an “Affiliate Transaction”) involving aggregate value in excess of £1.0 million unless:

(i)	the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate;

(ii)	in the event such Affiliate Transaction involves an aggregate value in excess of £5.0 million, the terms of such transaction or series of transactions have been approved by the Board of Directors resolving that such transaction complies with paragraph (i) above; and

(iii)	in the event such Affiliate Transaction involves an aggregate consideration in excess of £15.0 million, the Company has received a written opinion from an Independent Financial Advisor that such Affiliate Transaction is fair, from a financial standpoint, to the Company and the Restricted Subsidiaries or that the terms are not materially less favorable than those that could reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate.

(b)	The provisions of the preceding paragraph will not apply to:

(i)	any Restricted Payment permitted to be made pursuant to Section 2 (Limitation on Restricted Payments) of this Schedule, any Permitted Payments (other than pursuant to paragraph (b)(ix)(ii) of Section 2 (Limitation on Restricted Payments)) or any Permitted Investment (other than Permitted Investments as defined in paragraphs (a)(ii), (b), (k) and (n) of the definition thereof);

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(ii)	any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, amendment to (including amendments, extensions or reductions in exercise price and exercise period), or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company or any Restricted Subsidiary, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Company in each case in the ordinary course of business;

(iii)	any Management Advances and any waiver or transaction with respect thereto;

(iv)	any transaction between or among the Company and any Restricted Subsidiary, or between or among Restricted Subsidiaries;

(v)	the payment of reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Company or any Restricted Subsidiary (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(vi)	the Refinancing and the entry into and performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Closing Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this covenant or to the extent not more disadvantageous to the Lenders in any material respect and the entry into and performance of any registration rights or other listing agreement in connection with any Public Offering; provided that such performance does not involve the payment of fees or commissions to Affiliates and does not involve the payment of underwriting fees, commissions or discounts on behalf of shares sold by Affiliates;

(vii)	execution, delivery and performance of any Tax Sharing Agreement, any arrangement pursuant to which the Company or any of the Restricted Subsidiaries is required or permitted to file a consolidated tax return, or the formation and maintenance of any consolidated group for tax, accounting or cash pooling or management purposes in the ordinary course of business;

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(viii)	transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business, which are fair to the Company or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the Senior Management of the Company or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(ix)	any transaction in the ordinary course of business between or among the Company or any Restricted Subsidiary and any Affiliate of the Company that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate;

(x)	issuances or sales of Capital Stock (other than Disqualified Stock) of the Company or options, warrants or other rights to acquire such Capital Stock or Deeply Subordinated Debt; provided that (a) the interest rate and other financial terms of such Deeply Subordinated Debt are approved by a majority of the members of the Board of Directors of the Company in their reasonable determination and (b) any amendment, waiver or other transaction with respect to any Deeply Subordinated Debt is in compliance with the other provisions of this Agreement, the Intercreditor Agreement and any Additional Intercreditor Agreement;

(xi)	any transaction effected as part of a Qualified Receivables Financing;

(xii)	any agreement between any Person and any Affiliate of the Company existing at the time such Person is acquired by or merged into the Company or any Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition or merger (other than to effect such acquisition or merger) and any amendment thereto, so long as any such amendment is not disadvantageous to the Lenders in the good faith judgment of the Board of Directors of the Company, when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition or merger;

(xiii)	any agreement that provides customary registration rights to the holders of Capital Stock of the Company and the performance of such agreements;

(xiv)	any agreement, instrument or arrangement as in effect as of the Closing Date or any transaction contemplated thereby, or any amendment thereto (so long as any such amendment is not materially adverse to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date as determined by the Board of Directors of the Company in good faith);

(xv)	transactions with Affiliates solely in their capacity as holders of Indebtedness, Capital Stock of the Company or any Restricted Subsidiary or Deeply Subordinated Debt, or as an underwriter, placement agent, initial purchaser, arranger or other potential provider or arranger of Indebtedness, so long as such transaction is with all holders or Persons of such class (and there are one or more significant non-Affiliates in such class) and such Affiliates are treated no more favorably than non-Affiliates of such class; and

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(xvi)	payments by the Company or any of its Restricted Subsidiaries for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, acquisitions, divestitures or investments, which payments are approved by the Board of Directors of the Company in good faith.

7.	Designation of Restricted and Unrestricted Subsidiaries

(a)	The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein but not including the Company) to be an Unrestricted Subsidiary only if:

(i)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(ii)	such designation and the Investment of the Company in such Subsidiary complies with Section 2 (Limitation on Restricted Payments) of this Schedule.

(b)	Any such designation by the Board of Directors of the Company shall be evidenced to the Agent by filing with the Agent a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions.

(c)	The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (1) no Default or Event of Default would result therefrom and (2)(x) the Company could Incur at least £1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in paragraph (a)(i) of Section 1 (Limitation on Indebtedness) of this Schedule or (y) the Fixed Charge Coverage Ratio would not be less than it was immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such designation. Any such designation by the Board of Directors shall be evidenced to the Agent by promptly filing with the Agent a copy of the resolution of the Board of Directors giving effect to such designation or an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

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8.	Limitation on lines of business

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

9.	Merger and Consolidation

(a)	The Company and the Issuer

(i)	Neither the Company nor the Issuer will consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of all or substantially all its assets in one transaction or a series of related transactions to, any Person, unless:

(A)	the resulting, surviving or transferee Person (the “Successor Person”) will be a Person organized and existing under the laws of any member state of the European Union, the United Kingdom, the United States of America, any State of the United States or the District of Columbia, Canada or any province of Canada or Switzerland, and the Successor Person (if not the Company or the Issuer, as applicable) expressly (a) assumes (i) by supplemental credit agreement, executed and delivered to the Agent, in form reasonably satisfactory to the Agent, all the obligations of the Company or the Issuer, as applicable, under this Agreement and (ii) all the obligations of the Company or the Issuer, as applicable, under the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement, as the case may be and (b) subject to the Agreed Security Principles, in the case of any Successor Person of the Issuer, grants a guarantee in respect of the obligations of the Obligors under the Finance Documents in form reasonably satisfactory to the Agent;

(B)	immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Person or any Subsidiary of the Successor Person as a result of such transaction as having been Incurred by the Successor Person or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(C)	in the case such transaction involves the Company or the Issuer, immediately after giving effect to such transaction, either (a) the Successor Person would be able to Incur at least an additional £1.00 of Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in paragraph (a)(i) of Section 1 (Limitation on Indebtedness) of this Schedule or (b) the Fixed Charge Coverage Ratio of the Successor Person would not be less than it was immediately prior to giving effect to such transaction; and

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(D)	the Company, the Issuer or the Successor Person, as the case may be, shall have delivered to the Agent an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental credit agreement (if any) comply with this Agreement and an Opinion of Counsel to the effect that such supplemental credit agreement (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Person (in each case, in form and substance reasonably satisfactory to the Agent), provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of paragraphs (A), (B) and (C) above.

(ii)	For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company or the Issuer, which properties and assets, if held by the Company or the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company or the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company or the Issuer.

(iii)	The Successor Person will succeed to, and be substituted for, and may exercise every right and power of, the Company or the Issuer, as applicable, under this Agreement and the predecessor company will be released from its obligations under this Agreement, but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under this Agreement.

(iv)	Notwithstanding the preceding paragraphs (a)(i)(B), (C) and (D) and paragraph (b) below (which do not apply to transactions referred to in this sentence), (a) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Issuer or the Company and (b) any Restricted Subsidiary that is not the Issuer, the Company or a Subsidiary Guarantor may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company or any other Restricted Subsidiary. Notwithstanding the preceding paragraph (iii) (which does not apply to the transactions referred to in this sentence involving the Company), the Issuer or the Company, as applicable, may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Issuer or the Company, as applicable, reincorporating the Issuer or the Company, as applicable, in another jurisdiction or changing the legal form of the Issuer or the Company, as applicable.

(v)	There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

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(b)	Subsidiary Guarantors

(i)	No Subsidiary Guarantor may:

(A)	consolidate with or merge with or into any Person (whether or not such Subsidiary Guarantor is the surviving corporation);

(B)	sell, convey, transfer, lease or otherwise dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person; or

(C)	permit any Person to merge with or into such Subsidiary Guarantor,

unless:

(1)	the other Person is a Subsidiary Guarantor (or becomes a Subsidiary Guarantor concurrently with the transaction); or

(2)	(x) either (a) a Subsidiary Guarantor is the continuing Person or (b) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Subsidiary Guarantor under the Finance Documents (as applicable) and, to the extent required by the Intercreditor Agreement and any Additional Intercreditor Agreement, such Intercreditor Agreement and Additional Intercreditor Agreement; and (y) immediately after giving effect to the transaction, no Default or Event of Default has occurred and is continuing; or

(3)	the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by this Agreement and that results in the release of such Subsidiary Guarantor’s Note Guarantee.

(ii)	Notwithstanding paragraph (2)(y) in the preceding paragraph (which does not apply to transactions referred to in this sentence), (i) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to a Subsidiary Guarantor; (ii) any Subsidiary Guarantor may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Issuer or any other Guarantor; and (iii) a Subsidiary Guarantor may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Subsidiary Guarantor, reincorporating the Subsidiary Guarantor in another jurisdiction or changing the legal form of the Subsidiary Guarantor.

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(iii)	There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

10.	Payments for Consent

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Lender for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement unless such consideration is offered to be paid and is paid to all Lenders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

11.	Limitations on the Company’s activities

The Company will not own any material assets or property other than (i) the Capital Stock of (a) DMWSL 633 Limited; (b) any direct Subsidiary of the Company for which, unless such Subsidiary is an Unrestricted Subsidiary, the Company provides a share pledge for the benefit of the Lenders over all of the Capital Stock of such Subsidiary held by it on substantially the same terms as the share pledge provided by it in respect of the Capital Stock of DMWSL 633 Limited (subject to the Agreed Security Principles); and (c) any direct subsidiary of the Company that does not constitute a Significant Subsidiary (substituting 5% for 10% in the definition thereof); (ii) intercompany Indebtedness and debit and credit balances with its Restricted Subsidiaries, provided that such intercompany Indebtedness and credit balances are subject to the Security Documents to the extent applicable; (iii) properties and assets (including cash, Cash Equivalents, shares of Capital Stock of another Person and/or Indebtedness and other obligations) received by the Company from time to time in a transaction otherwise permitted under this Agreement and the Security Documents for the purpose of transferring such properties and assets to any Subsidiary or any other Person in accordance with the terms of this Agreement, so long as in any case such further transfer is made promptly by the Company and, after giving effect thereto, the Company is again in compliance with this covenant; (iv) cash, Cash Equivalents and other Investments (a) received from any equity contribution or equity issuance of any kind, (b) received or held following a drawdown under a Credit Facility or (c) for cash management or liquidity purposes for a reasonable amount of time in advance of servicing interest or paying principal or other amounts in respect of any Indebtedness incurred by the Company pursuant to or in accordance with this Agreement or any other Indebtedness; (v) the ownership or lease of assets necessary for the provision of administration services, including: (a) the receipt or on-lending of monies to Restricted Subsidiaries in the manner described in (ii) above; (b) the entering into and performance of any rights or obligations in respect of contracts and agreements with its officers, directors, employees, consultants and other providers of goods and services; (c) necessary to maintain its public listing; and (d) for management services to its Subsidiaries of a type customarily provided by a holding company to its Subsidiaries, including legal, accounting and financial services; (vi) Investments in the Notes or other Indebtedness in respect of which the Company is an obligor; or (vii) deferred tax assets, income tax deposits or prepaid expenses; or (viii) any other assets not specifically listed above and (a) which are ancillary to or related to those listed above, (b) with a fair market value not exceeding £3 million or (c) which are de minimis in nature.

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12.	Additional Guarantors

(a)	The Company will not cause or permit any of its Restricted Subsidiaries that are not the Issuer or a Subsidiary Guarantor, directly or indirectly, to borrow or Guarantee any Indebtedness under this Agreement or to Guarantee the payment of any other Indebtedness of the Issuer or a Guarantor Incurred under a Credit Facility unless such Restricted Subsidiary becomes a Guarantor on the date on which such other Guarantee is Incurred.

(b)	Each additional Guarantee will be limited as consistent with the Agreed Security Principles as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, thin capitalization, distributable reserves, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.

13.	Impairment of Security Interest

(a)	The Company shall not, and shall not permit any Restricted Subsidiary to, take or omit to take any action that would have the result of materially impairing the security interest with respect to the Collateral (it being understood that, subject to the proviso below, the Incurrence of Permitted Collateral Liens shall under no circumstances be deemed to materially impair the security interest with respect to the Collateral) for the benefit of the Agent and the Lenders, and the Company shall not, and shall not permit any Restricted Subsidiary to, grant to any Person other than the Agent acting through the Security Agent or to the Security Agent, as applicable, under relevant law, for the benefit of the Agent and the Lenders and the other beneficiaries described in the Security Documents, any Lien over any of the Collateral; provided that the Company and the Restricted Subsidiaries may Incur Permitted Collateral Liens and the Collateral may be amended, extended, renewed, restated, supplemented, transferred, discharged or released in accordance with this Agreement, the Intercreditor Agreement any Additional Intercreditor Agreement or the applicable Security Documents.

(b)	Notwithstanding the above, nothing in this covenant shall restrict the discharge and release of any Lien in accordance with this Agreement, the Indenture, the Intercreditor Agreement and any Additional Intercreditor Agreement. Subject to the foregoing, the Security Documents may be amended, extended, renewed, restated, supplemented or otherwise modified or released (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets) to (i) cure any ambiguity, omission, defect or inconsistency therein; (ii) provide for Permitted Collateral Liens; (iii) add to the Collateral; or (iv) make any other change thereto that does not adversely affect the Lenders in any material respect; provided, however, that (except with respect to any amendment, extension, renewal, restatement, supplement, replacement, transfer, discharge or release in accordance with the applicable Security Document, this Agreement, the Intercreditor Agreement and any Additional Intercreditor Agreement), no Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified or released (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), unless contemporaneously with such amendment, extension, renewal, restatement, supplement or modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), the Company delivers to the Agent and the Security Agent, any of (1) a solvency opinion, in form and substance reasonably satisfactory to the Agent and the Security Agent, from an Independent Financial Advisor or appraiser or investment bank of international standing that confirms the solvency of the Company and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), (2) a certificate from the Chief Financial Officer or the Board of Directors of the relevant Person that confirms the solvency of the Person granting the security interest after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or release (followed by an immediate retake of a Lien of at least equivalent ranking over the same assets), or (3) an Opinion of Counsel (subject to any qualifications customary for this type of opinion of counsel) confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), the Lien or Liens created under the Security Document, so amended, extended, renewed, restated, supplemented, modified or released and replaced are valid and perfected Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or release (followed by an immediate retake of a Lien of at least equivalent ranking over the same assets).

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(c)	In the event that the Company complies with the requirements of this covenant, the Company or the Security Agent shall (subject to customary protections and indemnifications) take all actions necessary to effect such amendment, extension, renewal, restatement, supplement, modification or release.

14.	Suspension of Covenants on Achievement of Investment Grade Status

(a)	If on any date following the Closing Date, the Notes have achieved Investment Grade Status and no Default or Event of Default has occurred and is continuing under this Agreement (a “Suspension Event”), then, the Company shall notify the Agent of this fact and beginning on that day and continuing until the Reversion Date, the provisions of this Agreement summarized under the following captions will not apply to the Notes and the Finance Documents: Section 1 (Limitation on Indebtedness), Section 2 (Limitation on Restricted Payments), Section 4 (Limitation on Restrictions on Distributions from Restricted Subsidiaries), Section 5 (Limitation on Sales of Assets and Subsidiary Stock), Section 6 (Limitation on Affiliate Transactions), and the provisions of paragraph (a)(i)(C) of Section 9 (Merger and Consolidation) of this Schedule, and, in each case, any related default provision of this Agreement will cease to be effective and will not be applicable to the Company and the Restricted Subsidiaries. Such covenants and any related default provisions will again apply according to their terms from the first day on which a Suspension Event ceases to be in effect. Such covenants will not, however, be of any effect with regard to actions of the Company and its Restricted Subsidiaries properly taken during the continuance of the Suspension Event, and Section 2 (Limitation on Restricted Payments) of this Schedule will be interpreted as if it has been in effect since the date of this Agreement except that no Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. On the Reversion Date, all Indebtedness Incurred during the continuance of the Suspension Event will be classified, at the Company’s option, as having been Incurred pursuant to sub-paragraph (a) of Section 1 (Limitation on Indebtedness) of this Schedule or one of the paragraphs set forth in paragraph (b) such Section (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Event and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be incurred under paragraphs (a) or (b) of Section 1 (Limitation on Indebtedness) of this Schedule, such Indebtedness will be deemed to have been outstanding on the Closing Date, so that it is classified as permitted under sub-paragraph (b)(iv)(B) of Section 1 (Limitation on Indebtedness).

(b)	The Agent shall have no duty to notify the Lenders of the fact that the Notes achieve Investment Grade Status or that the Reversion Date has occurred. The Company shall notify the Agent in writing that the conditions under this covenant have been satisfied; provided that, no such notification shall be a condition for the suspension of the covenants described under this caption to be effective.

15.	Financial Calculations for Limited Condition Acquisitions

(a)	When calculating the availability under any basket or ratio under this Agreement, in each case in connection with a Limited Condition Acquisition, the date of determination of such basket or ratio and of any Default or Event of Default shall, at the option of the Company, be the date the definitive agreements for such Limited Condition Acquisition are entered into and such baskets or ratios shall be calculated on a pro forma basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and Liens and the use of proceeds thereof or any other repayment of Indebtedness calculated on the same basis as such pro forma treatment in the definitions of “Consolidated Net Leverage Ratio,” “Consolidated Senior Secured Net Leverage Ratio” or “Fixed Charge Coverage Ratio,” as applicable) as if they occurred at the beginning of the applicable reference period for purposes of determining the ability to consummate any such Limited Condition Acquisition (and not for purposes of any subsequent availability of any basket or ratio).

For the avoidance of doubt, (i) if any of such baskets or ratios are exceeded as a result of fluctuations in such basket or ratio (including due to fluctuations in Consolidated EBITDA of the Company or the target company) subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Acquisition, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition and the related transactions are permitted hereunder and (ii) such baskets or ratios shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided further that if the Company elects to have such determinations occur at the time of entry into such definitive agreement, any such transactions (including any Incurrence of Indebtedness and the use of proceeds thereof) shall be deemed to have occurred on the date the definitive agreements are entered into and outstanding thereafter for purposes of calculating any baskets or ratios under the Indenture after the date of such agreement and before the consummation of such Limited Condition Acquisition or abandonment of such Limited Condition Acquisition.

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Schedule 16

Events of Default

The capitalised words and expressions used in this Schedule 16 shall have the meaning ascribed to them in Schedule 17 (New York Law Definitions), save that if a capitalised word or expression is not given a meaning in this Schedule 16 or Schedule 17 (New York Law Definitions), it shall be given the meaning ascribed to it in Clause 1.1 (Definitions) or otherwise pursuant to the recitals in this Agreement.

In this Schedule 16:

“Bankruptcy Law” means (a) the UK Insolvency Act 1986 or any other bankruptcy, insolvency, liquidation or similar laws of general application, (b) the United States Bankruptcy Code of 1978, or any similar United States federal or state law for the relief of debtors, or (c) any other relevant law in any jurisdiction or organization or similar foreign law or any amendment to, succession to or change in any such law; and

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

1.	Each of the following is an Event of Default in this Agreement:

(a)	default by any Obligor in any payment of any amount payable pursuant to a Finance Document when due and payable unless failure to pay is caused by:

(i)	administrative error or delay or technical error; or

(ii)	a Disruption Event,

and payment is made within three Business Days of its due date;

(b)	failure by any Obligor to comply with its obligations under the covenant described under Section 9 (Merger and Consolidation) of Schedule 15 (General Undertakings);

(c)	failure to comply for 30 days after written notice by the Agent on behalf of the Lenders or by the Majority Lenders with the Company’s or the Restricted Subsidiaries’ obligations under the covenants described under Schedule 15 (General Undertakings) (in each case, other than a default in performance, or breach of, a covenant or agreement specifically addressed in paragraphs (a) and (b) above);

(d)	failure to comply for 60 days after written notice by the Agent on behalf of the Lenders or by the Majority Lenders with the Company’s or the Restricted Subsidiaries’ other agreements contained in this Agreement or the other Finance Documents (in each case, other than a default in performance, or breach of, a covenant or agreement specifically addressed in paragraphs (a) through (c) above) or in Clause 29 (Events of Default);

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(e)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) other than Indebtedness owed to the Company or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the Closing Date, which default:

(i)	is caused by a failure to pay principal at stated maturity on such Indebtedness, immediately upon the expiration of the grace period provided in such Indebtedness (“payment default”); or

(ii)	results in the acceleration of such Indebtedness prior to its maturity,

and, in each case, the aggregate principal amount of any such Indebtedness, together with the aggregate principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates £10.0 million or more;

(f)

(i)	the Company, the Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and the Restricted Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A)	commences judicial proceedings to be adjudicated bankrupt or insolvent under applicable Bankruptcy Law;

(B)	consents to the institution of bankruptcy or insolvency proceedings against it under applicable Bankruptcy Law;

(C)	consents to the appointment of a Custodian of it or for all or substantially all of its property;

(D)	makes a general assignment for the benefit of its creditors; or

(E)	admits in writing that it is unable to pay its debts as they become due;

(ii)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)	is for relief against the Company, the Issuer, any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together would constitute a Significant Subsidiary, in a judicial proceeding in which the Company, the Issuer or any such Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, has been adjudicated bankrupt or insolvent under applicable Bankruptcy Law;

(B)	appoints a Custodian of the Company, the Issuer, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or for all or substantially all of the property

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of the Company, the Issuer, any Significant Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(C)	orders the liquidation of the Company, the Issuer, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days;

(g)	failure by the Company, the Issuer or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments currently due for payment aggregating in excess of £10.0 million (exclusive of any amounts that a solvent insurance company has acknowledged liability for), which judgments are not paid, discharged or stayed for a period of 60 days after the judgment becomes final;

(h)	any security interest under the Security Documents shall, at any time, cease to be in full force and effect (other than in accordance with the terms of the relevant Security Document, this Agreement, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Indenture) with respect to Collateral having a fair market value in excess of £5.0 million for any reason other than the satisfaction in full of all obligations under this Agreement, the Indenture or the release or amendment of any such security interest in accordance with the terms of this Agreement, the Indenture, Intercreditor Agreement, any Additional Intercreditor Agreement or Security Document or any such security interest created thereunder shall be declared invalid or unenforceable or the Company or any other grantor of such Lien shall assert in writing that any such security interest is invalid or unenforceable and any such Default continues for 10 days; and

(i)	with respect to the Loans, the Guarantee of the Company, any Significant Subsidiary or group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements from the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee, this Agreement, the Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement) or is declared invalid or unenforceable in a judicial proceeding or any Guarantor denies or disaffirms in writing its obligations under its Guarantee and any such Default continues for 10 days.

However, a Default under paragraphs (b), (d), (e) or (g) above will not constitute an Event of Default until the Agent or the Majority Lenders notify the Company of the Default and, with respect to paragraphs (b), (d), (e) and (g), the Company does not cure such Default within the time specified in paragraphs (b), (d), (e) or (g), as applicable, after receipt of such notice.

2.	The Finance Parties may not enforce this Agreement except as provided in this Agreement and may not enforce the Security Documents except as provided in such Security Documents, the Intercreditor Agreement or any Additional Intercreditor Agreement.

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Schedule 17

New York Law Definitions

The capitalised words and expressions used in this Schedule 17 that are not given a meaning in this Schedule 17 shall be given the meanings ascribed to them in Clause 1.1 (Definitions) or otherwise pursuant to the recitals in this Agreement.

“Acquired Indebtedness” means, with respect to any specified Person, Indebtedness (a) of a Person or any of its Subsidiaries existing at the time such other Person becomes a Restricted Subsidiary, (b) assumed in connection with the acquisition of assets by such Person, (c) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary or such acquisition. Subject to the provisions of Section 15 (Financial Calculations for Limited Condition Acquisitions) of Schedule 15 (General Undertakings), Acquired Indebtedness shall be deemed to have been Incurred, with respect to sub-paragraph (a) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary, with respect to sub-paragraph (b) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to sub-paragraph (c) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Additional Assets” means:

(a)	any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(b)	the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(c)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

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“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases (other than operating leases entered into in the ordinary course of business), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction. Notwithstanding the preceding provisions of this definition, the following items shall not be deemed to be Asset Dispositions:

(a)	a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(b)	a disposition of cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

(c)	a disposition of inventory or other assets (including gaming terminals and amusement machines) in the ordinary course of business;

(d)	a disposition of obsolete, surplus or worn out equipment or other assets or equipment or other assets that are no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(e)	transactions permitted under paragraph (a) of Section 9 (Merger and Consolidation) of Schedule 15 (General Undertakings) or a transaction that constitutes a Change of Control;

(f)	an issuance or sale of Capital Stock (including treasury shares) by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or by the Company as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(g)	any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by a responsible financial or chief accounting officer of the Company) of less than £5.0 million;

(h)	any Restricted Payment that is permitted to be made, and is made, under the covenant described above under Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings) and the making of any Permitted Payment or Permitted Investment;

(i)	dispositions in connection with Permitted Liens;

(j)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(k)	the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sublicenses, leases or subleases of other property, in each case, in the ordinary course of business;

(l)	foreclosure, condemnation or any similar action with respect to any property or other assets;

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(m)	the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable in the ordinary course of business;

(n)	any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(o)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(p)	any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(q)	any disposition with respect to property built, owned or otherwise acquired by the Company or any Restricted Subsidiary pursuant to customary sale and lease-back transactions, asset securitizations and other similar financings permitted by this Agreement;

(r)	sales or dispositions of receivables in connection with any Qualified Receivables Financing or any factoring transaction or in the ordinary course of business;

(s)	any disposition of cash and Cash Equivalents and investments and merchandise in connection with prize, jackpot, deposit, payment processing and player account management operations, in each case, in the ordinary course of business;

(t)	the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the covenant described under Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings); and

(u)	any disposition pursuant to a contractual arrangement existing at the Closing Date.

“Associate” means (a) any Person engaged in a Similar Business of which the Company or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (b) any joint venture engaged in a Similar Business entered into by the Company or any Restricted Subsidiary.

“Board of Directors” means (a) with respect to the Company or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (b) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (c) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors (excluding employee representatives, if any) on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). For the purposes of Section 6 (Limitation on Affiliate Transactions) of Schedule 15 (General Undertakings), the audit committee of the Company’s Board of Directors may constitute the Board of Directors for such covenant.

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“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or London, United Kingdom are authorized or required by law to close; provided, however, that for any payments to be made under this Agreement, such day shall also be a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (“TARGET”) payment system is open for the settlement of payments.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP; provided, however, that no obligation will be deemed a “Capitalized Lease Obligation” if such obligation would not have been required to be capitalized and reflected as a liability on a balance sheet under GAAP as in effect on December 31, 2018. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(a)	securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a Permissible Jurisdiction, Switzerland or Norway or, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(b)	certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof (a “deposit”) held by any lender party to any Credit Facility which is also a party to the Intercreditor Agreement or any Additional Intercreditor Agreement or by any bank or trust company whose commercial paper is rated at least “A-3” or the equivalent thereof by S&P or at least “P-3” or the equivalent thereof by Moody’s or at least “F-3” or the equivalent thereof by Fitch (or if at the time none of such agencies are issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (c) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of £250 million;

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(c)	deposits in connection with the gaming business of the Company or its Subsidiaries in the ordinary course of business and consistent with past practice held by a bank or a trust company organized, or authorized to operate as a bank or trust company, under the laws of a Permissible Jurisdiction, the United States, Canada, Switzerland, Norway or the British Channel Islands;

(d)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in paragraphs (a) and (b) above entered into with any bank meeting the qualifications specified in paragraph (b) above;

(e)	commercial paper rated at the time of acquisition thereof at least “A-3” or the equivalent thereof by S&P or at least “P-3” or the equivalent thereof by Moody’s or at least “F-3” or the equivalent thereof by Fitch or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(f)	readily marketable direct obligations issued by any state of the United States of America, any province of Canada or Switzerland, any Permissible Jurisdiction, Switzerland or Norway or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from Moody’s or S&P or Fitch (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(g)	Indebtedness or Preferred Stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s or “BBB-” or higher from Fitch (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;

(h)	bills of exchange issued in the United States, Canada, a Permissible Jurisdiction, Switzerland or Norway eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); and

(i)	interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in paragraphs (a) through (h) above.

“Change of Control” means:

(a)	the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

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(b)	the adoption of a plan relating to the liquidation or dissolution of the Company; or

(c)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all the assets of the Company and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary.

“Collateral” means the property and assets of any Person over which a Lien has been granted to secure the obligations of the Issuer or any Guarantor under the Facilities, the Notes, the Note Guarantees and the Indenture pursuant to the Security Documents.

“Conditional Gaming Payments” means any payment obligations owed by the Company or any Restricted Subsidiary pursuant to any law, regulation or agreement under which a percentage of the income of any gaming machine must be paid out to a third party.

“Consolidated EBITDA” for any period means, with respect to the Company, without duplication, the Consolidated Net Income of the Company for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(a)	Consolidated Interest Expense and Receivables Fees;

(b)	Consolidated Income Taxes;

(c)	consolidated depreciation expense;

(d)	consolidated amortization and impairment expense (including goodwill and contingencies for bad debt) including any adjustments arising under ASC Topic 805 relating to changes in accounting for earn-out obligations;

(e)	any expenses, charges or other costs related to any offering of Capital Stock, Investment, acquisition (including one-time amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business; provided that such payments are made in connection with such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), disposition, recapitalization, plant or business relocation, corporate reorganization, integration, cost savings plan or program, transition, business optimization, inventory optimization program, software development costs, retention, expansion, system design, implementation or establishment costs or the Incurrence of any Indebtedness permitted by this Agreement (in each case whether or not successful) (including any such fees or charges related to the Refinancing) in each case, as determined in good faith by a responsible financial or chief accounting officer of the Company;

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(f)	any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Company or any of the Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by a responsible financial or chief accounting officer of the Company);

(g)	any minority interest expense (whether paid or not) consisting of income attributable to minority equity interests of third parties in a Subsidiary of the Company in such period;

(h)	fines, penalties or similar amounts charged to the income statement for such period relating to a Relevant Regulator, other regulators or authorities or pursuant to court orders, judgments or decisions (excluding, for the avoidance of doubt, any taxes paid to a Relevant Regulator or similar authorities in the ordinary course of business and any gains or losses on litigation settlements, indemnification provisions or similar agreements, or insurance);

(i)	the amount of any realized net loss (and less the amount of any realized net gain) resulting from Hedging Obligations and the application of ASC Topic 805;

(j)	current cash service costs attributable to a post-employment benefit scheme and any expenses related to pensions including service costs and pension interest costs;

(k)	research, development or other similar costs; and

(l)	other non-cash charges, write-downs or items reducing Consolidated Net Income (excluding any such non-cash charge, write-down or item to the extent it represents an accrual of or reserve for cash outlays in any future period) or other non-cash items classified by the Company as extraordinary, exceptional, unusual or nonrecurring items, less other non-cash items of income increasing Consolidated Net Income (other than non-cash items increasing Consolidated Net Income pursuant to paragraphs (a) through (k) of the definition of Consolidated Net Income and excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period).

Notwithstanding the foregoing, the provision for taxes and the depreciation, amortization, non-cash items, charges and write-downs of a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent that the net income (loss) of such Subsidiary was included in calculating Consolidated Net Income for the purposes of this definition.

For the purposes of this definition and the definitions of Consolidated Income Taxes, Consolidated Interest Expense, Consolidated Net Income and Consolidated Net Leverage Ratio, calculations will be as determined in good faith by a responsible financial or chief accounting officer of the Company and, in addition to the other adjustments, may, without duplication, include the full run rate effect of anticipated expense and cost reduction and other synergies, including, without limitation, as a result of, or that would result from, any actions taken, committed to be taken or with respect to which substantial steps have been taken, by the Company or any Restricted Subsidiary, including, without limitation, in connection with any cost reduction and other synergies or cost savings plan or program or in connection with any transaction, Investment, acquisition, disposition, restructuring, corporate reorganization, plant or business relocation or otherwise; provided that the amount of such anticipated expense and cost reduction and other synergies shall be limited to those reasonably expected to be achieved within 12 months of the Calculation Date and shall not exceed in the aggregate 25.0% of Consolidated EBITDA (calculated prior to giving effect to such anticipated expense and cost reduction and other synergies), as if the same had occurred at the beginning of the applicable four-quarter reference period.

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In addition, unless otherwise specified, Consolidated EBITDA shall be determined on a pro forma basis for the adjustments set forth in paragraphs (a), (b) and (c) under the definition of “Fixed Charge Coverage Ratio”, including the pro forma application of proceeds of Indebtedness being incurred in connection with such determination, as per the most recent four fiscal quarters for which financial statements are available immediately preceding such determination.

“Consolidated Income Taxes” means taxes or other payments, including deferred Taxes, based on income, profits or capital (including withholding taxes) of any of the Company and its Restricted Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any Governmental Authority.

“Consolidated Interest Expense” means, for any period (in each case, determined on the basis of GAAP), the consolidated net interest income/expense of the Company and its Restricted Subsidiaries, whether paid or accrued, including any pension liability interest cost, plus or including (without duplication) any interest, costs and charges consisting of:

(a)	interest expense attributable to Capitalized Lease Obligations;

(b)	amortization of debt discount and premium (for the avoidance of doubt, debt issuance costs, commissions, fees and expenses are not included);

(c)	(i) the net payments (if any, on Interest Rate Agreements and Currency Agreements in respect of Indebtedness) and (ii) non-cash interest expense (excluding any non-cash interest expense attributable under GAAP to foreign exchange translations or movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments and any deemed finance charge under GAAP in respect of any pension liabilities and other provisions);

(d)	dividends on other distributions in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary (other than dividend and other distributions payable solely in Capital Stock of the Company (other than Disqualified Stock)), to the extent held by Persons other than the Company or a Subsidiary of the Company;

(e)	the Consolidated Interest Expense that was capitalized during such period; and

(f)	interest actually paid by the Company or any Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person,

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but excluding any non-cash interest or other expense associated with Deeply Subordinated Debt.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage” means the sum of the aggregate outstanding Indebtedness of the Company and the Restricted Subsidiaries on a consolidated basis excluding Hedging Obligations except to the extent provided in paragraph (h)(iii) of Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings).

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(a)	subject to the limitations contained in paragraph (c) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in paragraph (b) below);

(b)	solely for the purpose of determining the amount available for Restricted Payments under paragraph (a)(C)(1) of Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings), any net income (loss) of any Restricted Subsidiary (other than the Issuer or the Subsidiary Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer or a Guarantor that holds the equity interests of such Restricted Subsidiary by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (i) restrictions that have been waived or otherwise released, (ii) restrictions pursuant to this Agreement, and (iii) restrictions not prohibited by Section 4 (Limitation on Restrictions on Distributions from Restricted Subsidiaries) of Schedule 15 (General Undertakings) except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this paragraph);

(c)	any extraordinary, exceptional, unusual or nonrecurring gain, loss, income or expense or any expenses or accruals in respect of any restructuring, redundancy or severance expense or any costs related to the Refinancing, in each case, as determined in good faith by the Company;

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(d)	the cumulative effect of a change in accounting principles;

(e)	any non-cash compensation charge or expense arising from any grant of Capital Stock or other equity based awards or profit sharing schemes or compensation or payments to departing management and any non-cash deemed finance charges in respect of any pension liabilities or other provisions;

(f)	all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(g)	any unrealized gains or losses in respect of Hedging Obligations and the application of ASC Topic 815, or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(h)	any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(i)	any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary;

(j)	any purchase accounting effects including adjustments to inventory, property and equipment, software and other intangible assets and deferred revenues in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of any consummated acquisition or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(k)	any goodwill and other intangible asset impairment charge, amortization and write-off thereof (including any charges resulting from the application of ASC Topics 350, 360 or 480 or any successor thereto);

(l)	accruals and reserves that are established within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition in accordance with GAAP; and

(m)	the impact of capitalized, accrued or accreting or pay-in-kind interest or principal on Deeply Subordinated Debt.

“Consolidated Net Leverage” means Consolidated Leverage less the aggregate amount of cash and Cash Equivalents of the Company and its Restricted Subsidiaries on a consolidated basis as of such date.

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“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Net Leverage as of such date to (y) the Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Company are available; provided, however, that for the purposes of calculating Consolidated EBITDA for such period, if, as of such date of determination:

(a)	since the beginning of such period the Company or any Restricted Subsidiary has disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate the Consolidated Net Leverage Ratio is such a Sale, Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(b)	since the beginning of such period, the Company or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary), or otherwise has acquired any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a “Purchase”), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(c)	since the beginning of such period, any Person (that became a Restricted Subsidiary or was merged or otherwise combined with or into the Company or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to paragraphs (a) or (b) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For the purposes of this definition and the definitions of Consolidated EBITDA, Consolidated Income Taxes, Consolidated Interest Expense and Consolidated Net Income, in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness (other than any revolving credit facility except to the extent the facility in respect of such revolving credit facility has been repaid and the related commitment terminated and not replaced) and the use of the proceeds therefrom as if such transaction had occurred on the first day of the relevant period; provided, however, that the pro forma calculation pursuant to this paragraph shall not give effect to (i) any Indebtedness incurred on the date of determination pursuant to the provisions described in paragraph (b) of Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings) (other than for the purposes of the calculation of the Consolidated Net Leverage Ratio under paragraph (k) of the definition of Permitted Payments or (ii) the discharge on the date of determination of any Indebtedness to the extent that such discharge results from the proceeds incurred pursuant to the provisions described in paragraph (b) of Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings).

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“Consolidated Senior Secured Net Leverage Ratio” means the Consolidated Net Leverage Ratio, but calculated by excluding all Indebtedness other than Secured Indebtedness; provided, however, that the pro forma calculation of the Consolidated Net Leverage Ratio shall not give effect to (i) any Secured Indebtedness incurred on the date of determination pursuant to the provisions described in paragraph (b) of Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings) or (ii) the discharge on the date of determination of any Secured Indebtedness to the extent that such discharge results from the proceeds of Secured Indebtedness incurred pursuant to the provisions described in paragraph (b) of Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings) other than, in each case, Secured Indebtedness incurred, or discharged with the proceeds of Secured Indebtedness incurred, pursuant to sub-paragraph (v) of such paragraph.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“Primary Obligations”) of any other Person (the “Primary Obligor”), including any obligation of such Person, whether or not contingent:

(a)	to purchase any such Primary Obligation or any property constituting direct or indirect security therefor;

(b)	to advance or supply funds:

(i)	for the purchase or payment of any such Primary Obligation; or

(ii)	to maintain the working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor; or

(c)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation against loss in respect thereof.

“Credit Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, arrangements, instruments, trust deeds, note purchase agreements, indentures or other arrangements (including this Agreement or commercial paper facilities and overdraft facilities) with banks, lenders, financial institutions or investors providing for revolving credit loans, term loans, notes, bonds, debentures, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit, bank guarantees or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the Initial Facility or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (a) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (b) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (c) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (d) otherwise altering the terms and conditions thereof.

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“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement to which such Person is a party or beneficiary.

“Deeply Subordinated Debt” means any funds provided to the Company pursuant to an agreement, note, security or other instrument, other than Capital Stock, that is “Shareholder Liabilities” under the Intercreditor Agreement and pursuant to its terms (a) is subordinated in right of payment to all Indebtedness of the Company or any Restricted Subsidiary and subject to payment blockage and enforcement standstill periods, (b) (i) does not mature or require any amortization, redemption or other repayment of principal, (ii) does not require payment of any cash interest or any similar cash amounts, (iii) contains no change of control or similar provisions and (iv) does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment (other than as a result of insolvency proceedings of the Company), in each case, prior to the 91st day following the earlier of (A) the Termination Date and (B) the date on which all Utilisations have been repaid and, the Finance Parties are under no obligation to make any financial accommodation available to any member of the Group, (c) does not provide for or require any security interest or encumbrance over any asset of the Company or any Restricted Subsidiary and (d) does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Finance Documents or compliance by the Issuer with its obligations under the Notes and the Indenture.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash, Cash Equivalents or Temporary Cash Investments received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 5 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 15 (General Undertakings).

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“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(a)	matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;

(b)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(c)	is or may become (in accordance with its terms) redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock,

in each case on or prior to 91 days after the earlier of (i) the Stated Maturity of the Notes and (ii) the date on which there are no Notes outstanding; provided, however, that (A) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock, (B) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings), (C) any Capital Stock held by any future, current or former employee, director, manager or consultant (or their respective Affiliates) of such Person under any stockholders’ agreement, management equity plan, stock option plan or any other management or employee benefit plan shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Person and such repurchase is subject to compliance with Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings) and (D) warrants outstanding on the Closing Date to purchase common stock of the Company will not constitute Disqualified Stock.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“European Union” means all members and member states of the European Union as of the Closing Date.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company as capital contributions to the equity (other than through the issuance of Disqualified Stock) of the Company after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company.

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“fair market value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined, unless otherwise specified, in good faith by a responsible financial or chief accounting officer of the Company.

“Finance Subsidiary” means any Restricted Subsidiary, the primary purpose of which is to finance the business operations of the Company or Subsidiary Guarantors.

“Fitch” means Fitch Ratings Ltd or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person on any determination date, the ratio of the Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Company are available to the Consolidated Interest Expense of such Person for such period. In the event that the specified Person or any of its Subsidiaries that are Restricted Subsidiaries (including any Persons that became a Restricted Subsidiary or was merged or otherwise combined with or into the Company or any Restricted Subsidiary since the beginning of such period) has Incurred, repaid, repurchased, defeased or otherwise acquired, retired or discharged any Indebtedness (other than any revolving credit facility except to the extent the facility in respect of such revolving credit facility has been repaid and the related commitment terminated and not replaced) subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and prior to or, except as provided in the proviso below, on the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by a responsible financial or chief accounting officer of the Company) as if such Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of such Indebtedness had occurred on the first day of the period for which the Fixed Charge Coverage Ratio is being calculated; provided that the pro forma calculation of the Fixed Charge Coverage Ratio shall not give effect to (i) any Indebtedness incurred on the date of determination pursuant to the provisions described in the paragraph (b) of Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings) or (ii) the discharge on the date of determination of any Indebtedness to the extent that such discharge results from the proceeds incurred pursuant to the provisions described in paragraph (b) of Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings) other than, in each case, Indebtedness incurred or discharged with the proceeds of Indebtedness incurred pursuant to sub-paragraph (b)(v) of such paragraph.

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In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(a)	if since the beginning of such period the Company or any Restricted Subsidiary made a Sale or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio is such a Sale, (i) Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period; and (ii) the Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any of the Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the Company and the continuing such Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and the continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(b)	if since the beginning of such period, the Company or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary), or otherwise has made a Purchase, including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period;

(c)	if since the beginning of such period, any Person (that became a Restricted Subsidiary or was merged or otherwise combined with or into the Company or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to paragraph (a) or (b) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period;

(d)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months, or, if shorter, at least equal to the remaining term of such Indebtedness);

(e)	interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP; and

(f)	in making such computation, the Consolidated Interest Expense of such Person attributable to interest or any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based on the average daily balance of such Indebtedness during the applicable period.

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“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time (other than where specifically provided for in this Agreement); provided that, except for the covenant described under Schedule 14 (Information Undertakings), (i) at any date after the Closing Date, the Company may make an irrevocable election to establish that “GAAP” shall mean GAAP as in effect on a date that is on or prior to the date of such election, and (ii) leases shall be accounted for under GAAP in effect on December 31, 2018. Except as otherwise set forth in this Agreement, all ratios and calculations based on GAAP contained in this Agreement shall be computed in accordance with GAAP.

“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(a)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(b)	entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Agreement” means any Interest Rate Agreement or Currency Agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Hedging Agreement.

“Holder” means the registered holder of the Notes.

“Incur” means, subject to the provisions of Section 15 (Financial Calculations for Limited Condition Acquisitions) of Schedule 15 (General Undertakings), issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

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“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(a)	the principal of indebtedness of such Person for borrowed money;

(b)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)	all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence), in each case only to the extent that the underlying obligation in respect of which the instrument was issued would constitute Indebtedness;

(d)	the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), where the deferred payment is arranged primarily as a means of raising finance, which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto, unless such arrangements are entered into customarily by customers of the Company or its Subsidiaries;

(e)	Capitalized Lease Obligations of such Person;

(f)	the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(g)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;

(h)	the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(i)	to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

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The term “Indebtedness” shall not include Deeply Subordinated Debt, warrants outstanding on the Closing Date to purchase common stock of the Company, any current or future lease, concession or license of property, including any gaming machines or amusement machines (or Guarantee thereof), which would be considered an operating lease under GAAP as in effect on December 31, 2018, any asset retirement obligations, any deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Closing Date or in the ordinary course of business. For the avoidance of doubt and notwithstanding the above, the term “Indebtedness” excludes any accrued expenses, trade payables or any liability in respect of any credit for goods and services raised in the ordinary course of business outstanding no more than 120 days after its customary date of payment and any financial liability to a financial institution in respect of the provision of supply chain financing outstanding no more than 120 days after the customary date of payment for the goods and services in respect of which such supply chain financing has been provided.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amounts of funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement, and (other than with respect to letters of credit or Guarantees, Indebtedness specified in paragraph (g) or (h) above or otherwise set forth in this Agreement) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of GAAP.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(a)	Contingent Obligations Incurred in the ordinary course of business, daylight exposures, obligations under or in respect of Qualified Receivables Financings including Standard Securitization Undertakings and accrued liabilities Incurred in the ordinary course of business that are not more than 120 days past due;

(b)	(in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that if, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days of such payment becoming contractually due and payable;

(c)	for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension-related or post-employment liabilities or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(d)	deferred payments or similar amounts owed in respect of gaming taxes or concessions or other similar arrangements (or Guarantees thereof by either the Company or a Restricted Subsidiary, or arranged or provided by a third party on behalf of the Company or a Restricted Subsidiary) and any Conditional Gaming Payments;

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(e)	Guarantees of the Company or a Restricted Subsidiary in respect of rent or leases of premises incurred or undertaken in the ordinary course of business; or

(f)	any obligations attributable to the exercise of appraisal rights and settlement of any claims or actions (whether actual, contingent or potential) with respect thereto.

“Indenture” means the senior secured notes indenture to be entered into between, among others, the Company, Inspired Entertainment (Financing) PLC as issuer and GLAS Trustees Limited as trustee, relating to the terms of the issue of the Notes.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

“Intercreditor Agreement” means the intercreditor agreement to be dated on or about the Closing Date between, among others, the Company, the Agent, the Trustee under the Indenture and the Security Agent.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

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For purposes of Section 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings):

(a)	“Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(b)	any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Grade Securities” means:

(a)	securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(b)	securities issued or directly and fully Guaranteed or insured by a Permissible Jurisdiction or Switzerland, Norway or any agency or instrumentality thereof (other than Cash Equivalents);

(c)	debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or “A-” or higher from Fitch or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and

(d)	investments in any fund that invests exclusively in investments of the type described in paragraphs (a), (b) and (c) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Investment Grade Status” shall occur when the Notes receive any two of the following:

(a)	a rating of “BBB-” or higher from S&P; and

(b)	a rating of “Baa3” or higher from Moody’s;

(c)	a rating of “BBB-” or higher from Fitch,

or the equivalent of such rating by any such rating organization or, if no rating of Moody’s, S&P or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

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“Issuer” means Inspired Entertainment (Financing) PLC.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease under GAAP as in effect on December 31, 2018 constitute a “Lien”.

“Limited Condition Acquisition” means any acquisition or Investment, including by way of merger, amalgamation or consolidation, by the Company or one or more of its Restricted Subsidiaries the consummation of which is not conditioned upon the availability of, or on obtaining, third-party financing; provided that Consolidated EBITDA, other than for purposes of calculating any ratios in connection with the Limited Condition Acquisition and the related transactions, shall not include any Consolidated EBITDA of or attributable to the target company or assets involved in any such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of the Company or any Restricted Subsidiary:

(a)	(i) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or (ii) for purposes of funding any such Person’s purchase of Capital Stock (or similar obligations) of the Company or any of its Subsidiaries with (in the case of this sub-paragraph (ii)) the approval of the Board of Directors;

(b)	in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(c)	not exceeding £2.0 million in the aggregate outstanding at any time.

“Management Investors” means the officers, directors, employees and other members of the management of or consultants to the Company or any of its Subsidiaries, or spouses, family members or relatives thereof, or any trust, partnership or other entity for the benefit of or the beneficial owner of which (directly or indirectly) is any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Restricted Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of 3(a)(62) under the Exchange Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

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(a)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid or required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any Tax Sharing Agreements), as a consequence of such Asset Disposition;

(b)	all payments made on any Indebtedness secured by any assets subject to such Asset Disposition, or in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent for such Asset Disposition, which by applicable law are required to be repaid out of the proceeds from such Asset Disposition;

(c)	all distributions and other payments required to be made to minority interest holders (other than the Company or any of its Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(d)	the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Deeply Subordinated Debt, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions, tax sharing arrangements and any Tax Sharing Agreements).

“Note Guarantee” has the meaning given to that term in the Indenture.

“Offering Memorandum” means the offering memorandum in relation to the Notes.

“Officer” means, with respect to any Person, (a) the chairman of the Board of Directors, the chief executive officer, any director, the president, the chief financial officer, any vice president, the treasurer, any assistant treasurer, any managing director, the secretary, or any assistant secretary (i) of such Person or (ii) if such Person is owned or managed by a single entity, of such entity, or (b) any other individual designated as an “Officer” for the purposes of this Agreement by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Agent. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

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“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks equally in right of payment to the Notes or any Note Guarantees, as the case may be (without giving effect to collateral arrangements).

“Paying Agent” means any Person authorized by the Issuer to pay the principal of (and premium, if any) or interest on any Note on behalf of the Issuer.

“Permissible Jurisdiction” means any member state of the European Union or the United Kingdom.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents or Temporary Cash Investments between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 5 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 15 (General Undertakings).

“Permitted Business” means (a) any businesses in activities engaged in by the Company or any of its Subsidiaries on the Closing Date or (b) any businesses that are related, complementary, incidental, ancillary or similar to the foregoing or are reasonable extensions or developments of any thereof.

“Permitted Collateral Liens” means (a) Liens on the Collateral that are described in one or more of paragraphs (b) through (f), (h) through (n), (p) through (v) and (y) through (bb) of the definition of “Permitted Liens”; (b) Liens on the Collateral to secure Indebtedness of the Issuer or a Guarantor that is permitted to be Incurred under sub-paragraph (b)(i), (ii) (in the case of (ii), to the extent such Guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this definition of Permitted Collateral Liens), (iv)(A), (vi), (xi) or (xii) of Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings) or any Refinancing Indebtedness in respect of such Indebtedness; provided, however, that (i) each of the parties thereto will have entered into the Intercreditor Agreement or any Additional Intercreditor Agreement and (ii) all property and assets (including, without limitation, the Collateral) securing such Indebtedness also secure amounts outstanding under the Finance Documents or the Notes or the Note Guarantees on a senior or pari passu basis; provided with respect to Indebtedness incurred under sub-paragraphs (i) and (vi) (in the case of (vi) in respect of (A) Interest Rate Agreements and (B) Currency Agreements in respect of Indebtedness to the extent the aggregate net amount which would be payable by the Company or any Restricted Subsidiary under such Currency Agreements as a result of termination or closing out under such Currency Agreements (and designated under an Intercreditor Agreement or any Additional Intercreditor Agreement as a “Designated Super Senior Hedging Amount”) does not exceed £25.0 million) of paragraph (b) of Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings) such Lien may rank senior to the Liens securing the Notes with respect to distributions of proceeds of any enforcement of Collateral or distressed disposals; (c) Liens on the Collateral securing Secured Indebtedness incurred under paragraph (a) or paragraph (b)(v) of Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings) and any Refinancing Indebtedness in respect of such Indebtedness; provided, however, that (i) each of the parties thereto will have entered into the Intercreditor Agreement or any Additional Intercreditor Agreement and (ii) all property and assets (including, without limitation, the Collateral) securing such Indebtedness also secure the Notes or the Note Guarantees on a senior or pari passu basis; (d) Liens on the Collateral that secure Indebtedness on a basis junior to the Notes or the Note Guarantees, as applicable; provided that, in the case of this paragraph (d), such property and assets (including the Collateral), also secures the Notes or the Note Guarantees on a senior basis; provided further that the holders of such Indebtedness (or their representative) accede to the Intercreditor Agreement or an Additional Intercreditor Agreement that ranks such Liens junior to the Liens securing the Notes regardless of the time such Liens are granted and (e) Liens on the “Shared Security” as defined in the Intercreditor Agreement or any Additional Intercreditor Agreement that secure “Future Senior Subordinated Liabilities” on the basis set forth in the Intercreditor Agreement or any Additional Intercreditor Agreement; provided that, in the case of this paragraph (e), such property and assets (including the Collateral), also secures the Notes or the Note Guarantees and such Liens securing “Future Senior Subordinated Liabilities” rank junior to the Liens on the same Collateral securing the Notes; provided further that the holders of such Indebtedness (or their representative) accede to the Intercreditor Agreement or an Additional Intercreditor Agreement that ranks such Liens junior to the Liens on the same Collateral securing the Notes, regardless of the time such Liens are granted.

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“Permitted Investment” means (in each case, by the Company or any of its Restricted Subsidiaries):

(a)	Investments in (i) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Company or (ii) a Person (including the Capital Stock of any such Person) and such Person will, upon the making of such Investment, become a Restricted Subsidiary;

(b)	Investments in another Person if as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(c)	Investments in cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

(d)	Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business;

(e)	Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f)	Management Advances;

(g)	Investments in Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor;

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(h)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition (but excluding a Permitted Asset Swap), in each case that such sale or other disposition was an Asset Disposition, such transaction was made in compliance with Section 5 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 15 (General Undertakings).

(1)	Investments in existence on, or made pursuant to legally binding commitments in existence on, the Closing Date;

(i)	Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings);

(j)	Investments, taken together with all other Investments made pursuant to this paragraph (k) and at any time outstanding, in an aggregate amount at the time of such Investment not to exceed the greater of (i) £20.0 million and (ii) 33.0% of Consolidated EBITDA (measured at the time of making such Investment); provided that, if an Investment is made pursuant to this paragraph in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary such Investment shall thereafter be deemed to have been made pursuant to paragraph (a) or (b) of the definition of “Permitted Investments” and not this paragraph;

(k)	pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 3 (Limitation on Liens) of Schedule 15 (General Undertakings);

(l)	any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock) or Deeply Subordinated Debt as consideration;

(m)	any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of paragraph (b) of Section 6 (Limitation on Affiliate Transactions) of Schedule 15 (General Undertakings) (except those described in sub-paragraphs (i), (iii), (vi), (viii), (ix) and (xi) of that paragraph);

(n)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with this Agreement;

(o)	Guarantees of Indebtedness of the Company or its Restricted Subsidiaries permitted to be incurred by the Company and the relevant Restricted Subsidiary (as applicable) under Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings) and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements not prohibited by Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings);

(p)	loans or advances to gaming machine site owners or gaming machine sub-operators in the ordinary course of business;

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(q)	Investments in respect of prize, jackpot, deposit, payment processing and player account management operations, including as may be placed in trust accounts;

(r)	Investments made in connection with funding contributions to post-employment benefit schemes or pension schemes, including contingent funding;

(s)	Investments in a Receivables Subsidiary or otherwise in connection with a Qualified Receivables Financing;

(t)	cash held as operational floats in gaming or amusement machines;

(u)	Investments in licenses, concessions, authorizations, franchises, permits or similar arrangements that are related to the Company’s or any Restricted Subsidiary’s business; and

(v)	Investments in the Notes or other Indebtedness of the Issuer or a Guarantor that is not subordinated to the Notes or any Note Guarantees and Investments pursuant to the Proceeds Loan.

“Permitted Liens” means, with respect to any Person:

(a)	Liens on assets or property of a Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor securing Indebtedness of any Restricted Subsidiary that is not the Company or a Subsidiary Guarantor;

(b)	pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, trade obligations or to secure surety, indemnity, judgment, appeal or performance bonds or guarantees, guarantees of government or regulatory contracts or obligations (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case, Incurred in the ordinary course of business (including, in each case, to secure letters of credit or similar instruments to assure payment of such obligation);

(c)	Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(d)	Liens for taxes, assessments or other governmental charges not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(e)	Liens in favor of the issuer of surety, performance or other bonds, guarantees or letters of credit or bankers’ acceptances (not issued to support Indebtedness for borrowed money) issued pursuant to the request of and for the account of the Company or any Restricted Subsidiary in the ordinary course of its business;

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(f)	encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company and its Restricted Subsidiaries or to the ownership of its properties that do not materially impair their use in the operation of the business of the Company and the Restricted Subsidiaries;

(g)	Liens on assets or property of the Company or any Restricted Subsidiary securing Hedging Obligations permitted under this Agreement;

(h)	licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case, entered into in the ordinary course of business;

(i)	Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(j)	Liens on assets or property of the Company or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Agreement and (b) any such Lien may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property;

(k)	Liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution;

(l)	Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(m)	Liens existing on the Closing Date;

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(n)	Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Company or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(o)	Liens on assets or property of the Company or any Restricted Subsidiary securing Indebtedness or other obligations of the Company or such Restricted Subsidiary owing to the Company or any Restricted Subsidiary, or Liens in favor of the Company or any Restricted Subsidiary;

(p)	Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Agreement; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(q)	any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(r)	(i) mortgages, Liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(s)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(t)	Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness or to consummate a transaction or other purpose for which such Indebtedness was Incurred and are held in an escrow account or similar arrangement pending application for such purpose;

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(u)	Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, or Liens over cash accounts securing cash management services (including overdrafts), to implement cash pooling arrangements or to cash- collateralize letters of credit;

(v)	Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(w)	Liens Incurred with respect to Indebtedness which does not exceed at any one time outstanding the greater of (x) £12.0 million and (y) 20.0% of Consolidated EBITDA (measured at the time of incurrence);

(x)	Permitted Collateral Liens;

(y)	Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(z)	Liens on Receivables Assets Incurred in connection with a Qualified Receivables Financing;

(aa)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(bb)	Liens over cash paid into an escrow account pursuant to any purchase price retention arrangement as part of any permitted disposal by the Company or a Restricted Subsidiary on condition that the cash paid into such escrow account in relation to a disposal does not represent more than 25% of the net proceeds of such disposal;

(cc)	Liens on cash held as operational floats in gaming or amusement machines;

(dd)	Liens created for the benefit of (or to secure) the Finance Documents, Notes and the Note Guarantees; and

(ee)	Liens on any proceeds loan made by any Finance Subsidiary to the Company or a Restricted Subsidiary in connection with any future incurrence of Indebtedness permitted under this Agreement securing that Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“pounds sterling”, “sterling” or “£” means the lawful currency of the United Kingdom.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

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“Priority Indebtedness” means Indebtedness (other than Indebtedness Incurred pursuant to paragraphs (b)(i), (ii) (but only with respect to any of the other paragraphs identified in this definition), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x) and (xiii) of Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings) and without double counting) (a) directly issued by or that has the benefit of a Guarantee of any Restricted Subsidiary of the Company that is not the Issuer, a Subsidiary Guarantor or a Finance Subsidiary outstanding at any time or (b) incurred by the Company or any Restricted Subsidiary (other than a Restricted Subsidiary, the primary purpose of which is to finance the business operations of the Company and the Subsidiary Guarantors) and secured by a Lien on property or assets that do not secure the Finance Documents, the Notes or any Note Guarantees on an equal and ratable or priority basis.

“Proceeds Loan” means the loan between the Issuer, as lender, and Gaming Acquisitions Limited, as borrower, for the amount of the proceeds received by the Issuer from the offering of the Notes on the Closing Date, and all loans directly or indirectly replacing or refinancing such loan or any portion thereof.

“Proceeds Loan Agreement” means the proceeds loan agreement, dated on or around the Closing Date, by and between the Issuer and Gaming Acquisitions Limited pursuant to which the Proceeds Loan was made, as the same may be amended from time to time in accordance with the terms of this Agreement.

“Public Offering” means any offering of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include an offering pursuant to Rule 144A or Regulation S under the Securities Act to professional market investors or similar persons).

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions: (a) the Board of Directors of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary, (b) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at fair market value (as determined in good faith by the Company), and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Indebtedness under a Credit Facility or Indebtedness in respect of the Notes shall not be deemed a Qualified Receivables Financing.

“Receivables Assets” means any assets that are or will be the subject of a Qualified Receivables Financing.

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“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries), or (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is subject to terms that are substantially equivalent in effect to a guarantee of any losses on securitized or sold receivables by the Company or any Restricted Subsidiary, (iii) is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (iv) subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

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(b)	with which neither the Company nor any Restricted Subsidiary has any contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(c)	to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Agent by filing with the Agent a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, amend, extend, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Refinancing” has the meaning given to it in the Offering Memorandum.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date of this Agreement or Incurred in compliance with this Agreement (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(a)	if the Indebtedness being refinanced constitutes Subordinated Indebtedness, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or later than the final Stated Maturity of the Indebtedness being refinanced or, if shorter, the Notes;

(b)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness (including reasonable tender premiums or consent fees, as determined in good faith by a responsible financial or chief accounting officer of the Company), defeasance costs, accrued interest and costs, expenses and fees Incurred in connection therewith); and

(c)	if the Indebtedness being refinanced is expressly subordinated in right of payment to the amounts outstanding under the Finance Documents, such Refinancing Indebtedness is subordinated in right of payment to the amounts outstanding under the Finance Documents on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced,

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provided, however, that Refinancing Indebtedness shall not include (x) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary and (y) Indebtedness of a Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor that refinances Indebtedness of the Company, the Issuer or a Subsidiary Guarantor.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Relevant Regulator” means (a) the Gambling Commission of Great Britain, or such other Governmental Authority having supervisory authority in the United Kingdom with respect to the Company and its Restricted Subsidiaries; (b) L’Agenzia delle dogane e dei Monopoli, or such other Governmental Authority having supervisory authority in Italy with respect to the Company and its Restricted Subsidiaries; (c) the Hellenic Gaming Commission, or such other Governmental Authority having supervisory authority in Greece with respect to the Company and its Restricted Subsidiaries; and (d) with respect to the operations of the Company and its Restricted Subsidiaries in a jurisdiction other than the United Kingdom, Italy and Greece, such other Governmental Authority having supervisory authority in such other jurisdiction of gaming machines and remote gaming with respect to the Company or such relevant Restricted Subsidiary.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Reversion Date” means, after the Notes have achieved Investment Grade Status, the date, if any, that such Notes shall cease to have such Investment Grade Status.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means (without double counting) any Indebtedness of the Company or a Restricted Subsidiary secured by a Lien on any portion of the Collateral on a basis pari passu with or senior to the security in favor of the Notes other than (a) Indebtedness Incurred under paragraphs (b)(ii), (iii), (iv)(E), (vi), (vii), (viii), (ix), (x) and (xiii) of Section 1 (Limitation on Indebtedness) of Schedule 15 (General Undertakings) and (b) Liens granted in accordance with paragraph (a) of the definition of “Permitted Collateral Liens”.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

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“Security Documents” means any security documents and other instruments and documents executed and delivered pursuant to this Agreement or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or for the ratable benefit of the Lenders and the Agent or notice of such pledge, assignment or grant is given.

“Senior Management” means the officers, directors, and other members of senior management of the Company or any of its Subsidiaries.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 of Regulation S-X, promulgated under the Securities Act, as such regulation is in effect on the Closing Date.

“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Closing Date, and (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing, including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Sterling Equivalent” means, with respect to any monetary amount in a currency other than pounds sterling, at any time of determination thereof, the amount of pounds sterling obtained by converting such currency other than pounds sterling involved in such computation into pounds sterling at the spot rate for the purchase of pounds sterling with the applicable currency other than pounds sterling as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by a responsible financial or chief accounting officer of the Company) on the date of such determination.

“Subordinated Indebtedness” means, with respect to any Person, any Indebtedness (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the Facilities, the Notes or the Note Guarantees pursuant to a written agreement.

357

“Subsidiary” means, with respect to any Person:

(a)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(b)	any partnership, joint venture, limited liability company or similar entity of which:

(i)	more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(ii)	such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest and penalties applicable thereto) that are imposed or levied by any government or other taxing authority and “Tax” shall be construed accordingly.

“Tax Sharing Agreement” means any tax sharing or profit and loss pooling or similar agreement with customary or arm’s-length terms entered into with any Unrestricted Subsidiary, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of this Agreement, including any tax grouping or tax consolidation arrangement.

“Temporary Cash Investments” means any of the following:

(a)	any investment in

(i)	direct obligations of, or obligations Guaranteed by, (A) the United States of America or Canada, (B) any Permissible Jurisdiction, (C) Switzerland or Norway, (D) any country in whose currency funds are being held specifically pending application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country with such funds or (E) any agency or instrumentality of any such country or member state; or

(ii)	direct obligations of any country recognized by the United States of America rated at least “A” by S&P or at least “A2” by Moody’s or at least “A” by Fitch (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s or Fitch then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

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(b)	overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by:

(i)	any lender under any Credit Facility which is also a party to the Intercreditor Agreement or any Additional Intercreditor Agreement;

(ii)	any institution authorized to operate as a bank in any of the countries or member states referred to in paragraph (a)(i) above; or

(iii)	any bank or trust company organized under the laws of any such country or member state or any political subdivision thereof,

in each case, having capital and surplus aggregating in excess of £250 million (or the foreign currency equivalent thereof) and whose long-term debt is rated at least “A” by S&P or at least “A2” by Moody’s or at least “A” by Fitch (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s or Fitch then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(c)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in paragraph (a) or (b) above entered into with a Person meeting the qualifications described in paragraph (b) above;

(d)	Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P or “F-2” (or higher) according to Fitch (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s or Fitch then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(e)	Investments in securities maturing not more than one year after the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States of America, Canada, any Permissible Jurisdiction or Switzerland, Norway or by any political subdivision or taxing authority of any such state, commonwealth, territory, country or member state, and rated at least “BBB-” by S&P or at least “Baa3” by Moody’s or at least “BBB-” by Fitch (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s or Fitch then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(f)	bills of exchange issued in the United States, Canada, a Permissible Jurisdiction, Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

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(g)	any money market deposit accounts issued or offered by a commercial bank organized under the laws of a country that is a member of the Organization for Economic Co-operation and Development, in each case, having capital and surplus in excess of £250 million (or the foreign currency equivalent thereof) or whose long term debt is rated at least “A” by S&P or at least “A2” by Moody’s or at least “A” by Fitch (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s or Fitch then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(h)	investment funds investing 95% of their assets in securities of the type described in paragraphs (a) through (g) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution); and

(i)	investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the U.S. Investment Company Act of 1940, as amended.

“Trustee” means GLAS Trustees Limited in its capacity as “Trustee” under the Indenture or any successor or assign thereto in such capacity.

“Uniform Commercial Code” means the New York Uniform Commercial Code.

“Unrestricted Subsidiary” means:

(a)	any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company in the manner provided in Section 7 (Designation of Restricted and Unrestricted Subsidiaries) of Schedule 15 (General Undertakings)); and

(b)	any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Voting Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Company or another Wholly Owned Subsidiary) is owned by the Company or another Wholly Owned Subsidiary.

360

Schedule 18

Form of Compliance Certificate

To:	[●] as Agent

From: [●]

Dated: [●]

Dear Sirs

[Company] – Super Senior Revolving Credit Facilities Agreement dated [●] (as amended) (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

(a)	on the last day of the Relevant Period ending on [●] (the “Test Date”) the Initial Facility [was / was not] drawn. [Consolidated Senior Secured Net Debt was [●] and Consolidated EBITDA for such Relevant Period was [●]. Therefore the Consolidated Senior Secured Net Leverage Ratio at such Test Date was [●]]; and*

(b)	on the last day of the Relevant Period ending on [●], the Consolidated Senior Secured Net Leverage Ratio was [●] for such Relevant Period and therefore, the Margin should be [●] per cent.].

3.	[We confirm by reference to the latest Annual Financial Statements delivered under the terms of the Facilities Agreement that the following companies constitute Material Subsidiaries for the purposes of the Facilities Agreement:

[●].]**

4.	We confirm that no Event of Default has occurred and is continuing.

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Signed

Authorised Signatory

Of

[●]

[insert applicable certification language]

for and on behalf of
[name of auditors of the Company]

NOTES:

*	To be included only where the Initial Facility has been drawn on the relevant Test Date

**	Required only for Compliance Certificate delivered with the Annual Financial Statements.

362

Schedule 19

Incremental Facility

363

Part 1

Form of Incremental Facility Lender Accession Notice

To:	[●] as Agent and [●] as Security agent

From: [Proposed Incremental Facility Lender]

Dated: [●]

Dear Sirs,

[Company] – Super Senior Revolving Credit Facilities Agreement dated [•] (as amended) (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is an Incremental Facility Lender Accession Notice for the purpose of the Facilities Agreement and a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Accession Notice unless given a different meaning in this Accession Notice.

2.	[Name of Incremental Facility Lender] (the “New Incremental Facility Lender”) of [address/registered office] agrees to become an Incremental Facility Lender and to be bound by the terms of the Facilities Agreement as a Lender under [insert details of relevant Incremental Facility].

3.	On the date the Incremental Facility referred to above becomes effective in accordance with Clause 2.3 (Incremental Facility) of the Facilities Agreement (the “Effective Date”), the New Incremental Facility Lender shall become:

(a)	party to the Facilities Agreement as a Lender; and

(b)	party to the Intercreditor Agreement as an [insert Applicable Lender Capacity] (as defined therein).

In consideration of the New Incremental Facility Lender being accepted as a [insert Applicable Lender Capacity] for the purposes of the Intercreditor Agreement (and as defined therein), the New Incremental Facility Lender confirms that, as from the Effective Date, it intends to be party to the Intercreditor Agreement as a [insert Applicable Lender Capacity], and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a [insert Applicable Lender Capacity] and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

4.	The New Incremental Facility Lender assumes all the rights and obligations of a Lender in relation to the Commitments under the Facilities Agreement specified in the schedule to this Incremental Facility Lender Accession Notice (the “Schedule”) in accordance with the terms of the Facilities Agreement.

364

5.	[New Incremental Facility Lender] administrative details for the purposes of the Facilities Agreement and the Intercreditor Agreement are as follows:

Address:	[●]

Fax No:	[●]

Attention:	[●]

6.	[insert any other relevant details (if any)]

7.	The New Incremental Facility Lender confirms that it is:

(a)	[not a UK Qualifying Lender;]

(b)	[a UK Qualifying Lender (other than a UK Treaty Lender);] or

(c)	[a UK Qualifying Lender;][23]

8.	The New Incremental Facility Lender confirms that it is:

(a)	[not a US Qualifying Lender;]; or

(b)	[a US Qualifying Lender;] [24]

9.	[The New Incremental Facility Lender confirms that the person beneficially entitled to interest payable to the New Incremental Facility Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or;
(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

10.	[The New Incremental Facility Lender confirms that it holds a passport under the HMRC DT Treaty passport scheme (reference number [●]) and is tax resident in [●], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Company notify:

 23 Delete as applicable – each New Incremental Facility Lender is required to confirm which of these three categories it falls within

24 Delete as applicable – each New Incremental Facility Lender is required to confirm which of these two categories it falls within

365

(a)	each Borrower which is a Party as a Borrower as at the Accession Effective Date; and

(b)	each Additional Borrower which becomes an Additional Borrower after the Accession Effective Date;

that it wishes that scheme to apply to the Agreement.]

11.	The New Incremental Facility Lender confirms that it [is]/[is not] a Loan-to-Own Investor, [is]/[is not] an Industry Competitor and [is]/[is not] a Defaulting Lender.

12.	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

13.	This Incremental Facility Lender Accession Notice has been executed and delivered as a deed on the date stated at the beginning of this Incremental Facility Lender Accession Notice and is governed by English law.

[Proposed Incremental Facility Lender]

By:

This Incremental Facility Lender Accession Notice is accepted by the Agent and the Security Agent.

[Agent]

By:

[Security Agent]

By:

366

THE SCHEDULE

COMMITMENT TO BE ASSUMED

Administrative details of the New Incremental Facility Lender

[insert details of Facility Office, address for notices and payment details etc.]

EXECUTED as a DEED

by [●]

Director/Secretary/Authorised Signatory

Director/Secretary/Authorised Signatory

EXECUTED AS A DEED by [New Incremental Facility Lender]25

acting by [Name]

and

[Name]

acting under the authority of that company, in the presence of:

Witness’s signature:

Name:	[●]
Address:	[●]

The accession Effective Date is confirmed by the Agent as [●].

[AGENT]

By:
As Agent

and for and on behalf of each of the parties to the Agreement (other than the Company or the Obligors and the New Incremental Facility Lender)

25 Execution approach to be reviewed at the time of signing to ensure it is appropriate for the relevant Acceding Lender.

367

Part 2

Form of Incremental Facility Notice for Incremental Facility

From: [Company], [Borrower], [Incremental Facility Lenders]

To:	[●] as Agent

Dated:

Dear Sirs

[Company] – Super Senior Revolving Credit Facilities Agreement dated [●] (as amended) (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is an Incremental Facility Notice in respect of an Incremental Facility. Terms defined in the Facilities Agreement have the same meaning in this Incremental Facility Notice unless given a different meaning in this Incremental Facility Notice.

2.	We have agreed with the following institutions (the “Incremental Facility Lenders”) in respect of the Incremental Facility Commitments detailed in this Incremental Facility Notice that they will provide Incremental Facility Commitments as follows:

Name of Incremental Facility Lender	Existing Lender (yes/no)	Incremental Facility Commitment ([CURRENCY])
[●]	[Yes / No]	[●]
[●]	[Yes / No]	[●]
[●]	[Yes / No]	[●]
	Total	[●]

3.	The Incremental Facility will be established on the following terms:

Borrower(s):	[●]
Guarantor(s):	[●]
Base Currency:	[●]
Other available/Optional Currencies (if any, as applicable):	[●]
Purpose:	[●]
Additional conditions to drawdown (including any Agreed Certain Funds Period and related conditions if any):

368

Interest rate (including applicable margin, basis and/or margin ratchet):
Commitment Fee:	[●]
Incremental Facility Commencement Date:	[●]
Availability Period:	[●]
Termination Date:	[●]
Amortisation schedule (if any):	[●]
Mandatory prepayment provisions (if any):	[●]
Ranking	[●]
Summary of security:	[●]
Other:	[●][26]

4.	We hereby confirm that each of the requirements and/or conditions set out in paragraph (b) of Clause 2.3 (Incremental Facility) of the Facilities Agreement in respect of this Incremental Facility have been satisfied.

5.	The Incremental Facility Notice may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Incremental Facility Notice. Delivery of a counterpart of this Incremental Facility Notice by email attachment or telecopy shall be an effective mode of delivery.

6.	This Incremental Facility Notice and any non-contractual obligations arising out of, or in connection with, it are governed by English law. The provisions of Clause 47 (Enforcement) of the Facilities Agreement shall be deemed to be incorporated into this Incremental Facility Notice in full, mutatis mutandis.

 26 Include any other applicable information requests or directions applicable to the Incremental Facility or are required by Clause 2.3 (Incremental Facility).

369

This Incremental Facility Notice has been entered into on the date stated at the beginning of this Incremental Facility Notice.

Yours faithfully

[the Company]	[the Incremental Facility Borrower]

By:	By:

Yours faithfully

[the Incremental Facility Lender]

By:

370

Schedule 20

Form of Affiliate Designation Notice

To:

[●] (as Agent) and [●] (as Security Agent)] for itself and each of the other parties to the Facilities Agreement and the Intercreditor Agreement referred to below.

Cc:	[The Company]

From:	[Designating Lender] (the “Designating Lender”)

Dated:	[●]

Dear Sirs

[Company] – Super Senior Revolving Credit Facilities Agreement dated [●] (as amended) (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement. Terms defined in the Facilities Agreement have the same meaning in this Affiliate Designation Notice.

2.	We hereby designate our Affiliate (details of which are given below) as a Designated Affiliate in respect of any Loans required to be advanced to [specify name of borrower or refer to all borrowers in a particular jurisdiction etc.] (“Designated Loans”).

3.	The details of the Designated Affiliate are as follows:

Name:	[●]
Facility Office:	[●]
Fax Number:	[●]
Attention:	[●]
Jurisdiction of Incorporation:	[●]

4.	By countersigning this notice below the Designated Affiliate agrees to become a Designated Affiliate in respect of Designated Loans as indicated above and agrees to be bound by the terms of the Facilities Agreement and the Intercreditor Agreement accordingly.

5.	This Affiliate Designation Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

371

For and on behalf of
[Designating Lender]

We acknowledge and agree to the terms of the above.

For and on behalf of
[Designated Affiliate]

We acknowledge the terms of the above.

For and on behalf of
The [Agent]

We acknowledge the terms of the above.

For and on behalf of
The [Security Agent]

Dated

372

Schedule 21

Reference Rate Terms

373

Part 1

Dollars

CURRENCY:	Dollars.

Cost of funds as a fallback	Cost of funds will not apply as a fallback

Definitions

Additional Business Days:	An RFR Banking Day.

Backstop Rate Switch Date:	31 December 2021.

Baseline CAS:	None specified

Break Costs:	To apply until the Rate Switch Date.

Business Day Conventions (definition of “Month” and Clause 16.2 (Non-Business Days)):	(a) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i) subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b) If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

374

Central Bank Rate:	(a)	The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

	(b)	if that target is not a single figure, the arithmetic mean of:

		(i)	the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

		(ii)	the lower bound of that target range

Central Bank Rate Adjustment:	In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent trimmed arithmetic mean (calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent)) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which SOFR is available.

Daily Rate:	The “Daily Rate” for any RFR Banking Day is:

	(a)	the RFR for that RFR Banking Day; or

	(b)	if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

		(i)	the Central Bank Rate for that RFR Banking Day ; and

		(ii)	the applicable Central Bank Rate Adjustment; or

	(c)	if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

		(i)	the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and

		(ii)	the applicable Central Bank Rate Adjustment,

rounded, in either case, to four decimal places and if, in either case, that rate is less than zero, the Daily Rate shall be deemed to be zero.

375

Lookback Period:	Five RFR Banking Days.

Market Disruption Rate:	None specified.

Rate Switch CAS:	1 week or less, but greater than 1 day	0.0384 per cent. per annum
	1 month or less, but great than 1 week	0.1145 per cent. per annum
	2 months or less, but greater than 1 month	0.1846 per cent. per annum
	3 months or less, but greater than 2 months	0.2616 per cent. per annum
	6 months or less but greater than 3 months	0.4283 per cent. per annum

Relevant Market:	The market for overnight cash borrowing collateralised by US Government securities.

Reporting Day:	The Business Day which follows the day which is the Lookback Period prior to the last day of the Interest Period.

RFR:	The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

RFR Banking Day:	Any day other than:

(a)	a Saturday or Sunday; and

(b)	a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities

Interest Periods

Length of Interest Period in absence of selection (paragraph (c) of Clause 16.1 (Selection of Interest Periods)):	Three months

Periods capable of selection as Interest Periods (paragraph (d) of Clause 16.1 (Selection of Interest Periods)):	One, three or six months

Reporting Times

Deadline for Lenders to report market disruption in accordance with Clause 17.3 (Market disruption)	N/A

Deadline for Lenders to report their cost of funds in accordance with Clause 17.4 (Cost of funds)	N/A

376

Part 2

Sterling

CURRENCY:	Sterling.

Cost of funds as a fallback	Cost of funds will not apply as a fallback

Definitions

Additional Business Days:	An RFR Banking Day.

Baseline CAS:	None specified

Break Costs:	None specified

Business Day Conventions (definition of “Month” and Clause 16.2 (Non-Business Days)):	(c) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i) subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(d) If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	The Bank of England’s Bank Rate as published by the Bank of England from time to time.

Central Bank Rate Adjustment:	In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent trimmed arithmetic mean (calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent)) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which SONIA is available

377

Daily Rate:	The “Daily Rate” for any RFR Banking Day is:

(a) the RFR for that RFR Banking Day; or

(b) if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

(i) the Central Bank Rate for that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment; or

(c) if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i) the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment,
rounded, in either case, to four decimal places and if, in either case, that rate is less than zero, the Daily Rate shall be deemed to be zero.

Lookback Period:	Five RFR Banking Days.

Market Disruption Rate:	None specified.

Relevant Market:	The sterling wholesale market.

Reporting Day:	The day which is the Lookback Period prior to the last day of the Interest Period or, if that day is not a Business Day, the immediately following Business Day.

RFR:	The SONIA (sterling overnight index average) reference rate displayed on the relevant screen of any authorised distributor of that reference rate.

RFR Banking Day:	A day (other than a Saturday or Sunday) on which banks are open for general business in London.
Interest Periods
Length of Interest Period in absence of selection (paragraph (c) of Clause 16.1 (Selection of Interest Periods)):	Three months

Periods capable of selection as Interest Periods (paragraph (d) of Clause 16.1 (Selection of Interest Periods)):	One, three or six months

Reporting Times

Deadline for Lenders to report market disruption in accordance with Clause 17.3 (Market disruption)	N/A

Deadline for Lenders to report their cost of funds in accordance with Clause 17.4 (Cost of funds)	N/A

378

Part 3

Euro – Term Rate Loans

CURRENCY: Euro.

Rate Switch Currency	Euro is not a Rate Switch Currency.

Compounded Reference Rate as a fallback	Compounded Reference Rate will not apply as a fallback.

Cost of funds as a fallback	Cost of funds will apply as a fallback.

Definitions

Additional Business Days:	A TARGET Day.

Alternative Term Rate:	None specified.

Alternative Term Rate Adjustment:	None specified.

Break Costs:	The amount (if any) by which:

(a)

the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the relevant Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b) the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day Conventions (definition of “Month” and Clause 16.2 (Non-Business Days)):	If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i) subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

379

(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(c) If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Market Disruption Rate:	The Term Reference Rate.

Primary Term Rate:	The euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen.

Quotation Day:	Two TARGET Days before the first day of the relevant Interest Period (unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

Quotation Time:	Quotation Day 11:00 a.m. (Brussels time).

Relevant Market:	The European interbank market.

Reporting Day:	The Quotation Day.

Interest Periods

Length of Interest Period in absence of selection (paragraph (c) of Clause 16.1 (Selection of Interest Periods)):	Three months

Periods capable of selection as Interest Periods (paragraph (d) of Clause 16.1 (Selection of Interest Periods)):	One, three or six months

Reporting Times

Deadline for Lenders to report market disruption in accordance with Clause 17.3 (Market disruption):	Close of business in London on the Reporting Day for the relevant Loan.

Deadline for Lenders to report their cost of funds in accordance with Clause 17.4 (Cost of funds):	Close of business on the date falling 3 Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling 3 Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

380

Schedule 22

Daily Non-Cumulative Compounded RFR Rate

The “Daily Non-Cumulative Compounded RFR Rate” for any RFR Banking Day “i” during an Interest Period for a Compounded Rate Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below:

where:

“UCCDRi” means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day “i”;

“UCCDRi-1” means, in relation to that RFR Banking Day “i”, the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;

“dcc” means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

“ni” means the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day; and

the “Unannualised Cumulative Compounded Daily Rate” for any RFR Banking Day (the “Cumulated RFR Banking Day”) during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):

where:

“ACCDR” means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

“tni” means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;

“Cumulation Period” means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day;

“dcc” has the meaning given to that term above; and

381

the “Annualised Cumulative Compounded Daily Rate” for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to 4 decimal places) calculated as set out below:

where:

“d0” means the number of RFR Banking Days in the Cumulation Period;

“Cumulation Period” has the meaning given to that term above;

“i” means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

“DailyRatei-LP” means, for any RFR Banking Day “i” in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day “i”;

“ni” means, for any RFR Banking Day “i” in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day;

“dcc” has the meaning given to that term above; and

“tni” has the meaning given to that term above.

382

Schedule 23

Cumulative Compounded RFR Rate

The “Cumulative Compounded RFR Rate” for any Interest Period for a Compounded Rate Loan is the percentage rate per annum (rounded to the same number of decimal places as is specified in the definition of “Annualised Cumulative Compounded Daily Rate” in Schedule 21 (Daily Non-Cumulative Compounded RFR Rate)) calculated as set out below:

where:

“d0” means the number of RFR Banking Days during the Interest Period;

“i” means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order during the Interest Period;

“DailyRatei-LP” means for any RFR Banking Day “i” during the Interest Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day “i”;

“ni” means, for any RFR Banking Day “i”, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day;

“dcc” means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number; and

“d” means the number of calendar days during that Interest Period.

383

SIGNATURE PAGES TO THE
SUPER SENIOR REVOLVING CREDIT AGREEMENT

Company and Obligors’ Agent

SIGNED on behalf of

INSPIRED ENTERTAINMENT, INC.

By:	/s/ Stewart Baker

Address:	250 West 5th Street, Suite 2223 New York, New York 10107 USA

Fax:	+44 (0) 207 438 5803

Attention:	Stewart Baker

Original Borrowers

SIGNED on behalf of

GAMING ACQUISITIONS LIMITED

By:	/s/ Carys Damon

Address:	First Floor, 107 Station Street, Burton-On-Trent, Staffordshire, England, DE14 1SZ

Fax:	+44 (0) 207 438 5803

Attention:	Carys Damon

SIGNED on behalf of

INSPIRED GAMING (UK) LIMITED

By:	/s/ Carys Damon

Address:	First Floor, 107 Station Street, Burton-On-Trent, Staffordshire, England, DE14 1SZ

Fax:	+44 (0) 207 438 5803

Attention:	Carys Damon

[Project Prismatic - Signature page to Super Senior Revolving Credit Facilities Agreement]

SIGNED on behalf of

INSPIRED ENTERTAINMENT (FINANCING) PLC

By:	/s/ Carys Damon

Address:	First Floor, 107 Station Street, Burton-On-Trent, Staffordshire, England, DE14 1SZ

Fax:	+44 (0) 207 438 5803

Attention:	Carys Damon

Original Guarantors

SIGNED on behalf of

DMWSL 633 LIMITED

By:	/s/ Carys Damon

Address:	First Floor, 107 Station Street, Burton-On-Trent, Staffordshire, England, DE14 1SZ

Fax:	+44 (0) 207 438 5803

Attention:	Carys Damon

SIGNED on behalf of

DMWSL 632 LIMITED

By:	/s/ Carys Damon

Address:	First Floor, 107 Station Street, Burton-On-Trent, Staffordshire, England, DE14 1SZ

Fax:	+44 (0) 207 438 5803

Attention:	Carys Damon

[Project Prismatic - Signature page to Super Senior Revolving Credit Facilities Agreement]

SIGNED on behalf of

DMWSL 631 LIMITED

By:	/s/ Carys Damon

Address:	First Floor, 107 Station Street, Burton-On-Trent, Staffordshire, England, DE14 1SZ

Fax:	+44 (0) 207 438 5803

Attention:	Carys Damon

SIGNED on behalf of

INSPIRED GAMING (USA) INC.

By:	/s/ Carys Damon

Address:	First Floor, 107 Station Street, Burton-On-Trent, Staffordshire, England, DE14 1SZ

Fax:	+44 (0) 207 438 5803

Attention:	Carys Damon

SIGNED on behalf of

GAMING ACQUISITIONS LIMITED

By:	/s/ Carys Damon

Address:	First Floor, 107 Station Street, Burton-On-Trent, Staffordshire, England, DE14 1SZ

Fax:	+44 (0) 207 438 5803

Attention:	Carys Damon

[Project Prismatic - Signature page to Super Senior Revolving Credit Facilities Agreement]

SIGNED on behalf of

INSPIRED GAMING (UK) LIMITED

By:	/s/ Carys Damon

Address:	First Floor, 107 Station Street, Burton-On-Trent, Staffordshire, England, DE14 1SZ

Fax:	+44 (0) 207 438 5803

Attention:	Carys Damon

SIGNED on behalf of

INSPIRED GAMING GROUP LIMITED

By:	/s/ Carys Damon

Address:	First Floor, 107 Station Street, Burton-On-Trent, Staffordshire, England, DE14 1SZ

Fax:	+44 (0) 207 438 5803

Attention:	Carys Damon

SIGNED on behalf of

INSPIRED GAMING (HOLDINGS) LIMITED

By:	/s/ Carys Damon

Address:	First Floor, 107 Station Street, Burton-On-Trent, Staffordshire, England, DE14 1SZ

Fax:	+44 (0) 207 438 5803

Attention:	Carys Damon

[Project Prismatic - Signature page to Super Senior Revolving Credit Facilities Agreement]

SIGNED on behalf of

INSPIRED GAMING (INTERNATIONAL) LIMITED

By:	/s/ Carys Damon

Address:	First Floor, 107 Station Street, Burton-On-Trent, Staffordshire, England, DE14 1SZ

Fax:	+44 (0) 207 438 5803

Attention:	Carys Damon

SIGNED on behalf of

INSPIRED GAMING (GREECE) LIMITED

By:	/s/ Carys Damon

Address:	First Floor, 107 Station Street, Burton-On-Trent, Staffordshire, England, DE14 1SZ

Fax:	+44 (0) 207 438 5803

Attention:	Carys Damon

SIGNED on behalf of

PLAYNATION LIMITED

By:	/s/ Carys Damon

Address:	First Floor, 107 Station Street, Burton-On-Trent, Staffordshire, England, DE14 1SZ

Fax:	+44 (0) 207 438 5803

Attention:	Carys Damon

[Project Prismatic - Signature page to Super Senior Revolving Credit Facilities Agreement]

The Arrangers

SIGNED on behalf of

BARCLAYS BANK PLC

By:	/s/ Mark Pope

Address:	1 Churchill Place, Canary Wharf, London E14 5HP

Email:	Mark.pope@barclays.com

Telephone:	+ 44 (0)20 7773 2190

Attention:	Mark Pope

SIGNED on behalf of

MACQUARIE CORPORATE HOLDINGS PTY LIMITED (UK BRANCH)

By:	/s/ Warrick Booth

By:	/s/ Damien Hedderwick

Address:	Ropemaker Place, 28 Ropemaker Street, London EC2Y 9HD

Email:	maccap.dcm@macquarie.com / warrick.booth@macquarie.com

Telephone:	+44 20 3037 5068

Attention:	Warrick Booth

[Project Prismatic - Signature page to Super Senior Revolving Credit Facilities Agreement]

The Original Lenders

SIGNED on behalf of

BARCLAYS BANK PLC

By:	/s/ Mark Pope

Address:	1 Churchill Place, Canary Wharf, London E14 5HP

Email:	Mark.pope@barclays.com

Telephone:	+ 44 (0)20 7773 2190

Attention:	Mark Pope

SIGNED on behalf of

MACQUARIE CORPORATE HOLDINGS PTY LIMITED (UK BRANCH)

By:	/s/ Warrick Booth

By:	/s/ Damien Hedderwick

Address:	Ropemaker Place, 28 Ropemaker Street, London EC2Y 9HD

Email:	maccap.dcm@macquarie.com / warrick.booth@macquarie.com

Telephone:	+44 20 3037 5068

Attention:	Warrick Booth

[Project Prismatic - Signature page to Super Senior Revolving Credit Facilities Agreement]

The Agent

GLOBAL LOAN AGENCY SERVICES LIMITED

By:	/s/ Emma Batchelor

Name:	Emma Batchelor

Title:	Transaction Manager

Address for Notices:	45 Ludgate Hill, London EC4M 7JU, United Kingdom

Tel No.	+44 (0)20 3597 2940

Fax No.	+44 (0)20 3070 0113

Email:	tmg@glas.agency

The Security Agent

GLAS TRUST CORPORATION LIMITED

By:	/s/ Emma Batchelor

Name:	Emma Batchelor

Title:	Transaction Manager

Address for Notices:	45 Ludgate Hill, London EC4M 7JU, United Kingdom

Tel No.	+44 (0)20 3597 2940

Fax No.	+44 (0)20 3070 0113

Email:	tmg@glas.agency

Attn:	Transaction Management Group

[Project Prismatic - Signature page to Super Senior Revolving Credit Facilities Agreement]